Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     --------------------------------------


                                    FORM N-4


REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                     |X|

                Pre-Effective Amendment No.___                              |_|


                Post-Effective Amendment No.                                | |
                                            ---


                                     AND/OR
        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940     |_|

                Amendment No.___                                            |_|

                        (Check appropriate box or boxes)
                        --------------------------------

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           (Exact Name of Registrant)
                           --------------------------

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                               (Name of Depositor)
              1290 Avenue of the Americas, New York, New York 10104
              (Address of Depositor's Principal Executive Offices)

        Depositor's Telephone Number, including Area Code: (212) 554-1234
                            -------------------------


                                   ROBIN WAGNER
                           VICE PRESIDENT AND COUNSEL


            The Equitable Life Assurance Society of the United States
              1290 Avenue of the Americas, New York, New York 10104
                   (Names and Addresses of Agents for Service)
                   -------------------------------------------

                  Please send copies of all communications to:

                             PETER E. PANARITES, ESQ
                                 Foley & Lardner
                               Washington Harbour
                            3000 K Street, Northwest
                             Washington, D.C. 20007
                    ----------------------------------------


                     CALCULATION OF REGISTRATION FEE UNDER
                           THE SECURITIES ACT OF 1933



----------------------------------------------------------------------------------------------------------------------------
Title of Securities Being   Amount Being Registered      Proposed Maximum         Proposed Maximum    Amount of Registration
        Registered                                    Offering Price per Unit*   Aggregate Offering            Fee
                                                                                       Price*
----------------------------------------------------------------------------------------------------------------------------
     Units of Interest             $20,000,000                .00025                $20,000,000              $5,000
    Under Group Annuity
          Contract
                                                           (1)
----------------------------------------------------------------------------------------------------------------------------

*Estimated solely for purpose of determining the registration fee.
(1) The Contract does not provide for a predetermined amount of number of units

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Retirement Investment Account





PROSPECTUS DATED MAY 1, 2001


Please read this prospectus and keep it for future reference. It contains important information that you should know before purchasing, or taking any other action under a policy. Also, at the end of this prospectus you will find attached the prospectus for EQ Advisors Trust, which contains important information about its Portfolios.


--------------------------------------------------------------------------------

ABOUT THE RETIREMENT INVESTMENT ACCOUNT



The Retirement Investment Account ("RIA") is an investment program that allows employer plan assets to accumulate on a tax-deferred basis. Thirty-seven investment funds ("Funds") and a guaranteed interest option ("investment options") are available under RIA. The Funds and guaranteed interest option comprise the "investment options" covered by this prospectus. RIA is offered under a group annuity contract issued by THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.





--------------------------------------------------------------------------
 FUNDS*+
--------------------------------------------------------------------------
 POOLED SEPARATE ACCOUNTS
--------------------------------------------------------------------------
 o Alliance Balanced -- Separate        o Alliance Common Stock --
   Account No. 10*                        Separate Account No. 4
 o Alliance Bond -- Separate Account    o Alliance Mid Cap Growth Fund --
   No. 13                                 Separate Account No. 3(1)
--------------------------------------------------------------------------
 SEPARATE ACCOUNT NO. 66
--------------------------------------------------------------------------
o EQ/Alliance Global                    o EQ/Equity 500 Index(3)
o EQ/Alliance Growth and Income         o EQ/Evergreen Omega(4)
o EQ/Alliance Growth Investors          o EQ/FI Mid Cap
o EQ/Alliance High Yield                o EQ/FI Small/Mid Cap Value(5)
o EQ/Alliance Intermediate              o EQ/Janus Large Cap Growth
  Government Securities                 o EQ/Lazard Small Cap Value
o EQ/Alliance International             o EQ/Mercury Basic Value Equity
o EQ/Alliance Money Market              o EQ/MFS Emerging Growth
o EQ/Alliance Premier Growth              Companies
o EQ/Alliance Quality Bond              o EQ/MFS Investors Trust(6)
o EQ/Alliance Small Cap Growth          o EQ/MFS Research
o EQ/Alliance Technology                o EQ/Morgan Stanley Emerging
o EQ/AXP New Dimensions                   Markets Equity
o EQ/AXP Strategy Aggressive            o EQ/Putnam Growth & Income
o EQ/Bernstein Diversified Value(2)       Value
o EQ/Calvert Socially Responsible       o EQ/Putnam International Equity
o EQ/Capital Guardian International     o EQ/Putnam Investors Growth
o EQ/Capital Guardian Research          o EQ/T. Rowe Price International
o EQ/Capital Guardian U.S. Equity         Stock
--------------------------------------------------------------------------

 * See "Combination of certain investment options and separate accounts" on page no. 46 of this Prospectus.
 + Effective on May 18, 2001 the names of the investment options held in Separate Account No. 66 will include "EQ/."
(1) Formerly named "Alliance Aggressive Stock -- Separate Account No. 3."
(2) This reflects the merger of the Lazard Large Cap Value Portfolio into the
    T. Rowe Price Equity Income Portfolio and change in name.
(3) Formerly named "Alliance Equity Index."
(4) Formerly named "EQ/Evergreen."
(5) Formerly named "Warburg Pincus Small Company Value."
(6) Formerly named "MFS Growth with Income."



The Alliance Bond, Alliance Balanced, Alliance Common Stock, and Alliance Mid Cap Growth Funds are managed by Equitable Life. The Alliance Bond Fund is available only to employer plans that signed an agreement to invest monies in the Alliance Bond Fund before June 1, 1994.

Separate Account No. 66 Funds invest in shares of a corresponding portfolio ("portfolio") of EQ Advisors Trust. In each case, the Funds and the corresponding portfolios have the same name. You should also read the attached prospectus for EQ Advisors Trust and keep it for future reference.

GUARANTEED INTEREST OPTION. The guaranteed interest option credits interest daily and we guarantee principal.

Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The Statement of Additional Information ("SAI") dated May 1, 2001, is a part of the registration statement. The SAI is available free of charge. You may request one by writing to our RIA service office or calling 1-800-967-4560. The SAI has been incorporated by reference into this prospectus. This prospectus and the SAI can also be obtained from the SEC's Website at http://www.sec.gov. The table of contents for the SAI appears at the back of this prospectus.
















THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.



                                                                          X00033

Contents of this prospectus


-----
2
--------------------------------------------------------------------------------


RETIREMENT INVESTMENT ACCOUNT


-----------------------------------------------------------
Index of key words and phrases                            4

Who is Equitable Life?                                    5
How to reach us                                           6
RIA at a glance - key features                            7


-----------------------------------------------------------

FEE TABLE                                                10

-----------------------------------------------------------

Examples                                                 13
Condensed financial information                          15




-----------------------------------------------------------

1
RIA FEATURES AND BENEFITS                                15

-----------------------------------------------------------

Investment options                                       15
The Alliance Bond Fund                                   15
The Alliance Balanced Fund                               16
The Alliance Common Stock Fund                           17
The Alliance Mid Cap Growth Fund                         17

Investment manager of the Alliance Bond, Alliance
     Balanced, Alliance Common Stock and

     Alliance Mid Cap Growth Funds                       18
Funds investing in EQ Advisors Trust                     18
Risks of investing in the Funds                          21
Risk factors -- Alliance Bond, Alliance Common Stock,
  Alliance Mid Cap Growth and Alliance Balanced Funds    21
Change of investment objectives                          23
Guaranteed interest option                               23




-----------------------------------------------------------

2
HOW WE VALUE YOUR PLAN BALANCES                         25

-----------------------------------------------------------

-------------------------
When we use the words "we," "us" and "our," we mean Equitable Life.

When we address the reader of this prospectus with words such as "you" and "your," we generally mean the employer or plan sponsor of the plans considering RIA as an investment vehicle, unless otherwise explained.

Further, the terms and conditions of the employer's plan govern the aspects of RIA available to plan participants. Accordingly, participants also should carefully consider the features of their employer's plan, which may be different from the features of RIA described in this prospectus.

-----
3
--------------------------------------------------------------------------------


----------------------------------------------------------

3
TRANSFERS                                                26
-----------------------------------------------------------
Transfers among investment options                       26
Special rules applicable to the Alliance Bond Fund       26
Disruptive transfer activity                             27




-----------------------------------------------------------

4
ACCESS TO YOUR PLAN BALANCES                             28

-----------------------------------------------------------

Participant loans                                        28

Choosing benefit payment options                         28




-----------------------------------------------------------

5
RIA                                                      29
-----------------------------------------------------------
Summary of plan choices of RIA                           29
Getting started                                          29
How to make contributions                                29
Selecting investment options                             30
Allocating program contributions                         31




-----------------------------------------------------------

6
DISTRIBUTIONS                                            32
-----------------------------------------------------------

-----------------------------------------------------------

7
OPTIONAL PARTICIPANT RECORDKEEPING SERVICES              34
-----------------------------------------------------------

-----------------------------------------------------------

8
CHARGES AND EXPENSES                                     35

-----------------------------------------------------------

Charges reflected in the unit values                     35
Indirect expenses borne by the Funds                     35
Charges which reduce the number of units                 35
Other billing arrangements                               37
Individual annuity charges                               37
General information on fees and charges                  37


-----------------------------------------------------------

9
TAX INFORMATION                                          38
-----------------------------------------------------------
Buying a contract to fund a retirement arrangement       38
Tax aspects of contributions to a plan                   38
Tax aspects of distributions from a plan                 40
Certain rules applicable to plan loans                   43
Impact of taxes to Equitable Life                        44
Certain rules applicable to plans designed to comply
  with Section 404(c)of ERISA                            44




-----------------------------------------------------------

10
MORE INFORMATION                                         45

-----------------------------------------------------------

About changes or terminations                            45
IRS disqualification                                     45
About the separate accounts                              45
About EQ Advisors Trust                                  45
About the general account                                46
Combination of certain investment options
  and separate accounts                                  46
When we pay proceeds                                     46
When transaction requests are effective                  47
Voting rights                                            47
About legal proceedings                                  47
About our independent accountants                        47
About the trustee                                        48
Reports we provide and available information             48
Acceptance and responsibilities                          48
About registered units                                   48
Assignment and creditors' claims                         48
Distribution of the contracts                            49
Commissions and service fees we pay                      49


-----------------------------------------------------------
APPENDIX: CONDENSED FINANCIAL INFORMATION               A-1
-----------------------------------------------------------

-----------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
   TABLE OF CONTENTS
-----------------------------------------------------------

Index of key words and phrases



-----
4
--------------------------------------------------------------------------------


Below is an index of key words and phrases used in this prospectus. The index will refer you to the page where particular terms are defined or explained. This index should help you locate more information on the terms used in this prospectus.




                                                     PAGE
business day                                           25
benefit payment options                                28
Code                                                8, 38
contracts                                              29
contributions                                          29
CWC                                                    35
current rate                                           23
disruptive transfer activity                           27
DOL                                                    30
ERISA                                               7, 44
EQ Advisors Trust                                  18, 45
Equitable Life                                          5
exclusive funding employer plan                        29
financial professional                                 49
Funds                                               cover
guaranteed interest option                             23
IRS                                                    38
investment options                                     15
market timing                                          27
Master Retirement Trust                                29
minimum rate                                           23
optional participant recordkeeping service             34
PRS                                                 7, 37
partial funding employer plan                          29
participant-directed plans                             26
portfolios                                          cover
QDRO                                                   48
RIA                                                 cover
SAI                                                 cover
separate accounts                                      45
trustee-directed plans                                 26
unit                                                   25
unit value                                             25

Who is Equitable Life?



-----
5
--------------------------------------------------------------------------------


We are The Equitable Life Assurance Society of the United States ("Equitable Life"), a New York stock life insurance corporation. We have been doing business since 1859. Equitable Life is a subsidiary of AXA Financial, Inc. (previously, The Equitable Companies Incorporated). The sole shareholder of AXA Financial, Inc. is AXA, a French holding company for an international group of insurance and related financial services companies. As the sole shareholder, and under its other arrangements with Equitable Life and Equitable Life's parent, AXA exercises significant influence over the operations and capital structure of Equitable Life and its parent. No company other than Equitable Life, however, has any legal responsibility to pay amounts that Equitable Life owes under the contract.

AXA Financial, Inc. and its consolidated subsidiaries managed approximately $483.1 billion in assets as of December 31, 2000. For over 100 years Equitable Life has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, N.Y. 10104.

-----
6
--------------------------------------------------------------------------------


HOW TO REACH US


You may communicate with our processing office as listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically may be unavailable or delayed (for example our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing). In addition, the level and type of service available may be restricted based on criteria established by us.

We reserve the right to limit access to these services if we determine that you are engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transfers").

You can reach us to obtain:


o Participation agreements, or enrollment or other forms used in RIA

o Unit values and other values under your plan

o Any other information or materials that we provide in connection with RIA


INFORMATION ON JOINING RIA

------------------------------------------------------------
BY PHONE:
------------------------------------------------------------
1-800-967-4560
or
(201) 583-2302
(9 AM to 5 PM Eastern time)
Fax: (201) 583-2304, 2305, or 2306



------------------------------------------------------------
BY REGULAR MAIL:
------------------------------------------------------------
RIA Service Office
c/o Equitable Life
200 Plaza Drive, 1st floor

Secaucus, NJ 07094




------------------------------------------------------------
BY REGISTERED, CERTIFIED, OR OVERNIGHT
DELIVERY:
------------------------------------------------------------

RIA Service Office

c/o Equitable Life
200 Plaza Drive, 1st floor

Secaucus, NJ 07094



INFORMATION ONCE YOU JOIN RIA



------------------------------------------------------------
BY REGULAR MAIL:
(CORRESPONDENCE):
------------------------------------------------------------
Equitable Life
200 Plaza Drive, 1st floor
Secaucus, NJ 07094



------------------------------------------------------------
FOR CONTRIBUTION CHECKS ONLY:
------------------------------------------------------------
Equitable Life
RIA/EPP
P.O. Box 13503
Newark, NJ 07188




------------------------------------------------------------
FOR OVERNIGHT DELIVERY FOR
CONTRIBUTION CHECKS ONLY:
------------------------------------------------------------
Bank One, N.A.
Processing Center
300 Harmon Meadow Boulevard
Secaucus, NJ 07094

BY PHONE: 1-800-967-4560 (service consultants are available weekdays 9 a.m. to 5 p.m. Eastern time).

To obtain pre-recorded Fund unit values, call 1-800-967-4560.

NO PERSON IS AUTHORIZED BY EQUITABLE LIFE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE SAI, OR IN OTHER PRINTED OR WRITTEN MATERIAL ISSUED BY EQUITABLE LIFE. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION OR REPRESENTATION.

RIA at a glance -- key features




-----
7
--------------------------------------------------------------------------------




EMPLOYER            RIA is an investment program designed for employer plans
PLAN                that qualify for tax-favored treatment under Section 401(a)
ARRANGEMENTS        of the Internal Revenue Code of 1986, as amended ("Code").
THAT CAN            Eligible employer plans include defined benefit plans,
USE THE             defined contribution plans or profit-sharing plans,
RIA CONTRACT        including 401(k) plans. These employer plans generally also must meet the requirements of the Employee Retirement Income
                    Security Act of 1974, as amended ("ERISA").

                    Employer plan arrangements can choose RIA:

                    o As the exclusive funding vehicle for an employer plan. If you choose this option, the annual amount of plan contributions must be at least $10,000.

                    o As a partial investment funding vehicle for an employer
                      plan. Under this option, the aggregate amount of contributions in the initial participation year must be at least $50,000, and the annual aggregate amount of contributions thereafter must be at least $25,000. The guaranteed interest option is not available. Also, a partial funding agreement must be completed.

--------------------------------------------------------------------------------
RIA FEATURES        o Thirty-seven investment options. The maximum number of
                      active investment options that may be selected at any time is 25.
                    o Benefit distribution payments.
                    o Optional Participant Recordkeeping Services ("PRS"), which includes participant-level recordkeeping and making benefit payments.
                    o Available for trustee-directed or participant-directed
                      plans.
                    ------------------------------------------------------------
                    A participant-directed employer plan, is an employer plan
                    that permits investment direction by plan participants for contribution allocations or transfers among investment
                    options. A trustee-directed employer plan, is an employer
                    plan that permits those same types of investment decisions only by the employer, a trustee or any named fiduciary or an authorized delegate of the plan.
                    ------------------------------------------------------------

--------------------------------------------------------------------------------
CONTRIBUTIONS       o Can be allocated to any one option or divided among them.
                    o May be made by check or wire transfer.
                    o Are credited on the day of receipt if accompanied by
                      properly completed forms.
--------------------------------------------------------------------------------
TRANSFERS AMONG     o Generally, amounts may be transferred among the investment
INVESTMENT OPTIONS    options.
                    o There is no charge for transfers and no tax liability.
                    o Transfers to the Alliance Bond Fund and from the
                      guaranteed interest option may be subject to limitations.

--------------------------------------------------------------------------------

-----
8
--------------------------------------------------------------------------------



<
PROFESSIONAL        The Funds are managed by professional investment advisers.
INVESTMENT
MANAGEMENT
--------------------------------------------------------------------------------
GUARANTEED          The guaranteed interest option pays interest at guaranteed
OPTIONS             rates and provides guarantees of principal.
--------------------------------------------------------------------------------
TAX CONSIDERATIONS  o On earnings              No tax on investment earnings
                    o On transfers               until withdrawn.
                                               No tax on internal transfers
                                                 among the investment options.
                    ------------------------------------------------------------
                    Because you are purchasing an annuity contract to fund a
                    qualified employer sponsored retirement arrangement, you
                    should be aware that such annuities do not provide tax
                    deferral benefits beyond those already provided by the
                    Internal Revenue Code. Before purchasing one of these
                    annuities, you should consider whether its features and
                    benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits
                    and costs of these annuities with any other investment that you may use in connection with your retirement plan or
                    arrangement. (For more information, see "Tax Information", below).
--------------------------------------------------------------------------------
CHARGES AND         o Ongoing operations fee assessed against combined assets
EXPENSES              invested in investment options including any outstanding
                      loan balance.
                    o Investment management and financial accounting fees and
                      other expenses charged on an investment Fund-by-Fund basis, as applicable.
                    o No sales charges deducted from contributions, but
                      contingent withdrawal charges may apply for non-benefit distributions.
                    o Charges of EQ Advisors Trust portfolios for management
                      fees and other expenses, and 12b-1 fees.
                    o Administrative fee if you purchase an annuity payout
                      option.
                    o Participant recordkeeping (optional) charge per
                      participant annual fee of $25.00.
                    o Loan fee of 1% of loan principal amount at the time the
                      plan loan is made.
                    o Administrative charge for certain Funds of Separate
                      Account No. 66.
                    o We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. This charge is generally deducted from the amount applied to an annuity payout option.
--------------------------------------------------------------------------------
BENEFIT             o Lump sum.
PAYMENT
OPTIONS             o Installments on a time certain or dollar certain basis.

                    o Variety of fixed annuity benefit payout options as
                      available under an employer's plan.

-----
9
--------------------------------------------------------------------------------



ADDITIONAL          o Participant loans (if elected by your employer; some
FEATURES              restrictions apply).
                    o Quarterly reports showing:
                      o transactions in the investment options during the
                        quarter for the employer plan;
                      o the number of units in the Funds credited to the
                        employer plan; and
                      o the unit values and the balances in all of the
                        investment options as of the end of the quarter.
                    o Automatic confirmation notice to employer/trustee
                      following the processing of a financial investment option
                      transfer.
                    o Annual and semiannual report of the Funds.
--------------------------------------------------------------------------------

THE ABOVE IS NOT A COMPLETE DESCRIPTION OF ALL MATERIAL PROVISIONS OF THE CONTRACT. IN SOME CASES RESTRICTIONS OR EXCEPTIONS APPLY. ALSO, ALL FEATURES OF THE CONTRACT ARE NOT NECESSARILY AVAILABLE IN YOUR STATE OR AT CERTAIN AGES.


For more detailed information we urge you to read the contents of this prospectus, as well as your contract. Please feel free to speak with your financial professional, or call us, if you have any questions.



OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, fees and/or charges that are different from those in the contracts offered by this prospectus. Not every contract is offered through the same distributor. Upon request, your financial professional can show you information regarding other Equitable Life annuity contracts that he or she distributes. You can also contact us to find out more about any of the Equitable Life annuity contracts.

Fee table



-----
10
--------------------------------------------------------------------------------



The fee table below will help you understand the various charges and expenses that apply under RIA. The table reflects charges that affect plan balances participating in the Funds as well as Fund charges you will directly bear under your contract. The table also shows charges and expenses of the portfolios of EQ Advisors Trust that you will bear indirectly. The only charges shown in the table that apply to the guaranteed interest option are the contingent withdrawal charge and the ongoing operations fee. If an annuity payout benefit is elected, we will impose a $175 charge. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state may also apply.


WE DEDUCT NO SALES LOADS FROM PLAN CONTRIBUTIONS, AND THERE ARE NO TRANSFER OR EXCHANGE FEES WHEN MOVING ASSETS AMONG THE FUNDS.

The tables do not include other charges which are specific to the various plans, such as optional participant recordkeeping and loan fees. Also, certain expenses and fees shown in the tables may not apply to your plan. See "Charges and expenses," for more details.

THE FUND CHARGES AND FEES ARE EXPRESSED AS AN ANNUAL PERCENTAGE OF AVERAGE NET ASSETS. EQ ADVISORS TRUST FEES AND EXPENSES ARE SHOWN AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS IN EACH PORTFOLIO.


PARTICIPATING PLAN TRANSACTION EXPENSES:
 Maximum contingent withdrawal charge (as a
  percentage of plan balances)(1)               ------------  6% Maximum ------------
 Maximum annual ongoing operations fee (as a
  percentage of plan balances)(2)               -----------  1.25% Maximum -----------

------------------------------------------------------------------------------------------------------------
POOLED SEPARATE ACCOUNT FUNDS
------------------------------------------------------------------------------------------------------------

                                                           ALLIANCE     ALLIANCE     ALLIANCE     ALLIANCE
                                                            BOND       BALANCED      COMMON       MID CAP
                                                            FUND         FUND      STOCK FUND   GROWTH FUND
------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES:
 Annual investment management fee including financial       0.50%       0.50%         0.50%        0.50%
  accounting fees (as a percentage of plan balances in
   each Fund)(3)
TRUST ANNUAL EXPENSES:                                     --------------  not applicable --------------
------------------------------------------------------------------------------------------------------------

-----
11
--------------------------------------------------------------------------------




EQ ADVISORS TRUST ANNUAL EXPENSES
(AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS IN EACH PORTFOLIO)*

----------------------------------------------------------------------------------------------------------------------------------
                                                      SEPARATE                                                        NET TOTAL
                                                      ACCOUNT                                           OTHER          ANNUAL
                                                      ANNUAL                                         EXPENSES         EXPENSES
                                                      EXPENSE                                         (AFTER           (AFTER
                                                  ADMINISTRATIVE    MANAGEMENT                        EXPENSE         EXPENSE
                                                   CHARGE(3)(4)      FEES(5)      12B-1 FEES(6)   LIMITATION)(7)   LIMITATION)(8)
----------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Global                               0.05%            0.72%          N/A             0.09%            0.86%
EQ/Alliance Growth and Income                    0.05%            0.58%          N/A             0.05%            0.68%
EQ/Alliance Growth Investors                     0.05%            0.56%          N/A             0.06%            0.67%
EQ/Alliance High Yield                           0.05%            0.60%          N/A             0.07%            0.72%
EQ/Alliance Intermediate Government Securities   0.05%            0.50%          N/A             0.08%            0.63%
EQ/Alliance International                        0.05%            0.85%          N/A             0.29%            1.19%
EQ/Alliance Money Market                         0.05%            0.34%          N/A             0.06%            0.45%
EQ/Alliance Premier Growth                        N/A             0.89%         0.25%            0.01%            1.15%
EQ/Alliance Quality Bond                         0.05%            0.53%          N/A             0.06%            0.64%
EQ/Alliance Small Cap Growth                     0.05%            0.75%          N/A             0.06%            0.86%
EQ/Alliance Technology                            N/A             0.90%         0.25%            0.00%            1.15%
EQ/AXP New Dimensions                             N/A             0.65%         0.25%            0.05%            0.95%
EQ/AXP Strategy Aggressive                        N/A             0.70%         0.25%            0.05%            1.00%
EQ/Bernstein Diversified Value                    N/A             0.65%         0.25%            0.05%            0.95%
EQ/Calvert Socially Responsible                   N/A             0.65%         0.25%            0.15%            1.05%
EQ/Capital Guardian International                 N/A             0.85%         0.25%            0.10%            1.20%
EQ/Capital Guardian Research                      N/A             0.65%         0.25%            0.05%            0.95%
EQ/Capital Guardian U.S. Equity                   N/A             0.65%         0.25%            0.05%            0.95%
EQ/Equity 500 Index                              0.05%            0.25%          N/A             0.06%            0.36%
EQ/Evergreen Omega                                N/A             0.65%         0.25%            0.05%            0.95%
EQ/FI Mid Cap                                     N/A             0.70%         0.25%            0.05%            1.00%
EQ/FI Small/Mid Cap Value                         N/A             0.75%         0.25%            0.10%            1.10%
EQ/Janus Large Cap Growth                         N/A             0.90%         0.25%            0.00%            1.15%
EQ/Lazard Small Cap Value                         N/A             0.75%         0.25%            0.10%            1.10%
EQ/Mercury Basic Value Equity                     N/A             0.60%         0.25%            0.10%            0.95%
EQ/MFS Emerging Growth Companies                  N/A             0.62%         0.25%            0.10%            0.97%
EQ/MFS Investors Trust                            N/A             0.60%         0.25%            0.10%            0.95%
EQ/MFS Research                                   N/A             0.65%         0.25%            0.05%            0.95%
EQ/Morgan Stanley Emerging Markets Equity         N/A             1.15%         0.25%            0.40%            1.80%
EQ/Putnam Growth & Income Value                   N/A             0.60%         0.25%            0.10%            0.95%
EQ/Putnam International Equity                    N/A             0.85%         0.25%            0.15%            1.25%
EQ/Putnam Investors Growth                        N/A             0.65%         0.25%            0.05%            0.95%
EQ/T. Rowe Price International Stock              N/A             0.85%         0.25%            0.15%            1.25%
----------------------------------------------------------------------------------------------------------------------------------



Notes:
* See "Combination of certain investment options and separate accounts," on page 46 of this Prospectus.

(1) The contingent withdrawal charge is waived in certain circumstances. The charge reduces to 2% of the amount withdrawn in the ninth participation year and cannot be imposed after the ninth anniversary of a plan's participation in RIA.

(2) The annual ongoing operations fee is deducted monthly and applied on a decremental scale, declining to 0.50% on the portion of plan balances over $1,000,000, except for plans that adopted RIA before February 9, 1986.

-----
12
--------------------------------------------------------------------------------



(3) The Fund annual expenses and EQ Advisors Trust annual expenses (if applicable) are reflected in the unit value.
(4) We reserve the right to increase the separate account administrative charge upon 90 days written notice to the employer.
(5) The management fees shown reflect revised management fees, effective May 1, 2000, which were approved by shareholders. The management fee for each portfolio cannot be increased without a vote of each portfolio's shareholders.
(6) The Class IB shares of EQ Advisors Trust are subject to fees imposed under a distribution plan adopted by EQ Advisors Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940. The 12b-1 fee will not be increased for the life of the contracts.
(7) The amount shown as "Other Expenses" will fluctuate from year to year depending on actual expenses. Since initial seed capital was invested for the EQ/Alliance Technology portfolio on May 1, 2000, "Other Expenses" shown have been annualized. Initial seed capital was invested for the EQ/Janus Large Cap Growth, EQ/FI Mid Cap, EQ/AXP New Dimensions and EQ/AXP Strategy Aggressive Portfolios, on September 1, 2000; thus, "other expenses" shown are estimated. See footnote 8 for any expense limitation agreements.
(8) Equitable Life, EQ Advisors Trust's manager, has entered into an expense limitation agreement with respect to certain Portfolios. Under this agreement Equitable Life has agreed to waive or limit its fees and assume other expenses of each of these Portfolios, if necessary, in an amount that limits each Portfolio's Total Annual Expenses (exclusive of interest, taxes, brokerage commissions, capitalized expenditures, and extraordinary expenses) to not more than the amounts specified above as "Net Total
    Annual Expenses." Each Portfolio may at a later date make a reimbursement to Equitable Life for any of the management fees waived or limited and other expenses assumed and paid by Equitable Life pursuant to the expense limitation agreement provided that, among other things, such Portfolio has reached a sufficient size to permit such reimbursement to be made and provided that the Portfolio's current annual operating expenses do not exceed the operating expense limit determined for such portfolio. For more information see the prospectus for EQ Advisors Trust. The amount shown for the EQ/Morgan Stanley Emerging Markets Equity Portfolio, reflects a .05% decrease in the portfolio's expense waiver. This decrease in the expense waiver was effective on May 1, 2001. The following chart indicates other expenses before any fee waivers and/or expense reimbursements that would have applied to each Portfolio. Portfolios that are not listed below do not have an expense limitation arrangement in effect.


------------------------------------------------------     ------------------------------------------------------
                                      OTHER EXPENSES                                              OTHER EXPENSES
                                      (BEFORE ANY FEE                                            (BEFORE ANY FEE
                                      WAIVERS AND/OR                                             WAIVERS AND/OR
                                          EXPENSE                                                    EXPENSE
PORTFOLIO NAME                        REIMBURSEMENTS)      PORTFOLIO NAME                        REIMBURSEMENTS)
------------------------------------------------------     ------------------------------------------------------
EQ/Alliance Premier Growth               0.05%             EQ/Janus Large Cap Growth                0.22%
EQ/Alliance Technology                   0.06%             EQ/Lazard Small Cap Value                0.14%
EQ/AXP New Dimensions                    1.23%             EQ/Mercury Basic Value Equity            0.10%
EQ/AXP Strategy Aggressive               0.57%             EQ/MFS Investors Trust                   0.13%
EQ/Bernstein Diversified Value           0.15%             EQ/MFS Research                          0.07%
EQ/Calvert Socially Responsible          1.47%             EQ/Morgan Stanley Emerging
EQ/Capital Guardian International        0.20%              Markets Equity                          0.52%
EQ/Capital Guardian Research             0.16%             EQ/Putnam Growth & Income Value          0.12%
EQ/Capital Guardian U.S. Equity          0.11%             EQ/Putnam International Equity           0.22%
EQ/Evergreen Omega                       0.83%             EQ/Putnam Investors Growth               0.10%
EQ/FI Mid Cap                            0.27%             EQ/T. Rowe Price International Stock     0.24%
EQ/FI Small/Mid Cap Value                0.19%             ------------------------------------------------------
------------------------------------------------------

-----
13
--------------------------------------------------------------------------------



EXAMPLES*

The examples below show the expenses that a plan would pay in the situations illustrated. We assume a single contribution of $1,000 invested in one of the Funds listed and a 5% annual return is earned on assets in that Fund. For purposes of these examples, the ongoing operations fee is computed by reference to the actual aggregate annual ongoing operations fee as a percentage of total assets by employer plans other than corporate plans. See "About registered units" under "More information." These examples assume that no loan has been taken and do not reflect PRS charges or a charge for premium taxes, none of which may apply to any particular participant. The examples assume the continuation of Net Total Annual Expenses (after expense limitation) shown for each portfolio of EQ Advisors Trust in the table above for the entire one, three, five and ten year periods included in the examples. The charges used in the examples are the maximum charges rather than the lower current charges.





------------------------------------------------------------------------------------------------
                                                     IF THE ENTIRE EMPLOYER PLAN BALANCE IS
                                                       WITHDRAWN AT THE END OF EACH PERIOD
                                                          SHOWN, THE EXPENSE WOULD BE:
                                                 -----------------------------------------------
                                                    1 YEAR     3 YEARS     5 YEARS     10 YEARS
------------------------------------------------------------------------------------------------
Alliance Balanced                                $ 75.51     $  97.11   $ 119.50     $ 157.34
Alliance Bond                                    $ 75.51     $  97.11   $ 119.50     $ 157.34
Alliance Common Stock                            $ 75.51     $  97.11   $ 119.50     $ 157.34
Alliance Mid Cap Growth                          $ 75.51     $  97.11   $ 119.50     $ 157.34
EQ/Alliance Global                               $ 79.03     $ 107.98   $ 138.13     $ 198.22
EQ/Alliance Growth and Income                    $ 77.27     $ 102.56   $ 128.85     $ 177.96
EQ/Alliance Growth Investors                     $ 77.17     $ 102.26   $ 128.33     $ 176.83
EQ/Alliance High Yield                           $ 77.66     $ 103.77   $ 130.92     $ 182.50
EQ/Alliance Intermediate Government Securities   $ 76.78     $ 101.05   $ 126.26     $ 172.27
EQ/Alliance International                        $ 82.27     $ 117.88   $ 154.97     $ 234.43
EQ/Alliance Money Market                         $ 75.02     $  95.60   $ 116.89     $ 151.54
EQ/Alliance Premier Growth                       $ 81.87     $ 116.68   $ 152.94     $ 230.10
EQ/Alliance Quality Bond                         $ 76.88     $ 101.35   $ 126.78     $ 173.41
EQ/Alliance Small Cap Growth                     $ 79.03     $ 107.98   $ 138.13     $ 198.22
EQ/Alliance Technology                           $ 81.87     $ 116.68   $ 152.94     $ 230.10
EQ/AXP New Dimensions                            $ 79.92     $ 110.69   $ 142.75     $ 208.21
EQ/AXP Strategy Aggressive                       $ 80.41     $ 112.19   $ 145.31     $ 213.73
EQ/Bernstein Diversified Value                   $ 79.92     $ 110.69   $ 142.75     $ 208.21
EQ/Calvert Socially Responsible                  $ 80.90     $ 113.69   $ 147.86     $ 219.21
EQ/Capital Guardian International                $ 82.36     $ 118.18   $ 155.48     $ 235.51
EQ/Capital Guardian Research                     $ 79.92     $ 110.69   $ 142.75     $ 208.21
EQ/Capital Guardian U.S. Equity                  $ 79.92     $ 110.69   $ 142.75     $ 208.21
EQ/Equity 500 Index                              $ 74.14     $  92.86   $ 112.17     $ 141.04
EQ/Evergreen Omega                               $ 79.92     $ 110.69   $ 142.75     $ 208.21
EQ/FI Mid Cap                                    $ 80.41     $ 112.19   $ 145.31     $ 213.73
EQ/FI Small/Mid Cap Value                        $ 81.39     $ 115.19   $ 150.40     $ 224.67
EQ/Janus Large Cap Growth                        $ 81.87     $ 116.68   $ 152.94     $ 230.10
EQ/Lazard Small Cap Value                        $ 81.39     $ 115.19   $ 150.40     $ 224.67
EQ/Mercury Basic Value Equity                    $ 79.92     $ 110.69   $ 142.75     $ 208.21
EQ/MFS Emerging Growth Companies                 $ 80.11     $ 111.29   $ 143.77     $ 210.42
EQ/MFS Growth with Income                        $ 79.92     $ 110.69   $ 142.75     $ 208.21
EQ/MFS Research                                  $ 79.92     $ 110.69   $ 142.75     $ 208.21



------------------------------------------------------------------------------------------------
                                                   IF THE ENTIRE EMPLOYER PLAN BALANCE IS NOT
                                                      WITHDRAWN AT THE END OF EACH PERIOD
                                                          SHOWN, THE EXPENSE WOULD BE:
                                                 -----------------------------------------------
                                                    1 YEAR     3 YEARS     5 YEARS     10 YEARS
------------------------------------------------------------------------------------------------
Alliance Balanced                                $ 13.31     $ 41.40    $  71.60   $ 157.34
Alliance Bond                                    $ 13.31     $ 41.40    $  71.60   $ 157.34
Alliance Common Stock                            $ 13.31     $ 41.40    $  71.60   $ 157.34
Alliance Mid Cap Growth                          $ 13.31     $ 41.40    $  71.60   $ 157.34
EQ/Alliance Global                               $ 17.06     $ 52.88    $  91.10   $ 198.22
EQ/Alliance Growth and Income                    $ 15.18     $ 47.15    $  81.39   $ 177.96
EQ/Alliance Growth Investors                     $ 15.08     $ 46.83    $  80.84   $ 176.83
EQ/Alliance High Yield                           $ 15.60     $ 48.43    $  83.55   $ 182.50
EQ/Alliance Intermediate Government Securities   $ 14.66     $ 45.56    $  78.68   $ 172.27
EQ/Alliance International                        $ 20.50     $ 63.32    $ 108.71   $ 234.43
EQ/Alliance Money Market                         $ 12.79     $ 39.80    $  68.87   $ 151.54
EQ/Alliance Premier Growth                       $ 20.08     $ 62.06    $ 106.59   $ 230.10
EQ/Alliance Quality Bond                         $ 14.77     $ 45.88    $  79.22   $ 173.41
EQ/Alliance Small Cap Growth                     $ 17.06     $ 52.88    $  91.10   $ 198.22
EQ/Alliance Technology                           $ 20.08     $ 62.06    $ 106.59   $ 230.10
EQ/AXP New Dimensions                            $ 18.00     $ 55.73    $  95.93   $ 208.21
EQ/AXP Strategy Aggressive                       $ 18.52     $ 57.32    $  98.60   $ 213.73
EQ/Bernstein Diversified Value                   $ 18.00     $ 55.73    $  95.93   $ 208.21
EQ/Calvert Socially Responsible                  $ 19.04     $ 58.90    $ 101.27   $ 219.21
EQ/Capital Guardian International                $ 20.60     $ 63.64    $ 109.24   $ 235.51
EQ/Capital Guardian Research                     $ 18.00     $ 55.73    $  95.93   $ 208.21
EQ/Capital Guardian U.S. Equity                  $ 18.00     $ 55.73    $  95.93   $ 208.21
EQ/Equity 500 Index                              $ 11.85     $ 36.92    $  63.94   $ 141.04
EQ/Evergreen Omega                               $ 18.00     $ 55.73    $  95.93   $ 208.21
EQ/FI Mid Cap                                    $ 18.52     $ 57.32    $  98.60   $ 213.73
EQ/FI Small/Mid Cap Value                        $ 19.56     $ 60.48    $ 103.93   $ 224.67
EQ/Janus Large Cap Growth                        $ 20.08     $ 62.06    $ 106.59   $ 230.10
EQ/Lazard Small Cap Value                        $ 19.56     $ 60.48    $ 103.93   $ 224.67
EQ/Mercury Basic Value Equity                    $ 18.00     $ 55.73    $  95.93   $ 208.21
EQ/MFS Emerging Growth Companies                 $ 18.20     $ 56.37    $  97.00   $ 210.42
EQ/MFS Growth with Income                        $ 18.00     $ 55.73    $  95.93   $ 208.21
EQ/MFS Research                                  $ 18.00     $ 55.73    $  95.93   $ 208.21

-----
14
--------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------
                                                 IF THE ENTIRE EMPLOYER PLAN BALANCE IS
                                                   WITHDRAWN AT THE END OF EACH PERIOD
                                                      SHOWN, THE EXPENSE WOULD BE:
                                                 -----------------------------------------------
                                                    1 YEAR     3 YEARS     5 YEARS     10 YEARS
------------------------------------------------------------------------------------------------
EQ/Morgan Stanley Emerging Markets Equity           $ 88.24    $ 135.99    $ 185.47     $ 298.29
EQ/Putnam Growth & Income Value                     $ 79.92    $ 110.69    $ 142.75     $ 208.21
EQ/Putnam International Equity                      $ 82.85    $ 119.67    $ 158.00     $ 240.89
EQ/Putnam Investors Growth                          $ 79.92    $ 110.69    $ 142.75     $ 208.21
EQ/T. Rowe Price International Stock                $ 82.85    $ 119.67    $ 158.00     $ 240.89
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
                                               IF THE ENTIRE EMPLOYER PLAN BALANCE IS NOT
                                                  WITHDRAWN AT THE END OF EACH PERIOD
                                                      SHOWN, THE EXPENSE WOULD BE:
                                                 -----------------------------------------------
                                                    1 YEAR     3 YEARS     5 YEARS     10 YEARS
------------------------------------------------------------------------------------------------
EQ/Morgan Stanley Emerging Markets Equity          $ 26.85     $ 82.43    $ 140.62     $ 298.29
EQ/Putnam Growth & Income Value                    $ 18.00     $ 55.73    $  95.93     $ 208.21
EQ/Putnam International Equity                     $ 21.12     $ 65.21    $ 111.89     $ 240.89
EQ/Putnam Investors Growth                         $ 18.00     $ 55.73    $  95.93     $ 208.21
EQ/T. Rowe Price International Stock               $ 21.12     $ 65.21    $ 111.89     $ 240.89
------------------------------------------------------------------------------------------------



* See "Combination of certain investment options and separate accounts," on page 46 of this Prospectus.

The examples above should not be considered a representation of past or future expenses for each Fund. Actual expenses may be greater or less than those shown above. Similarly, the annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance.

ANNUITY ADMINISTRATIVE FEE. We generally deduct a $175 annuity administrative fee from amounts applied to purchase certain life annuity payout options. Assuming an annuity payout option could be issued and you elect a life annuity payout option, the expenses shown in the example for "If the entire employer plan balance is not withdrawn" would, in each case, be increased by $3.04 based on the average amount applied to annuity payout options in 2000.


CONDENSED FINANCIAL INFORMATION

Please see the Appendix at the end of this prospectus for unit values and the number of units outstanding of each Fund available as of December 31, 2000.



FINANCIAL STATEMENTS OF THE FUNDS


Each of the Funds is, or is part of, one of our separate accounts as described in "About the separate accounts" under "More information." The financial statements of the Funds are contained in the SAI. The financial statements for the portfolios of EQ Advisors Trust are included in the SAI for the Trust.

1
RIA features and benefits



-----
15
--------------------------------------------------------------------------------


INVESTMENT OPTIONS

We offer 37 investment options under RIA, including the Funds and the guaranteed interest option. Each Fund has a different investment objective. The Funds try to meet their investment objectives by investing either in a portfolio of securities or by holding mutual fund shares. The maximum number of active investment options that can be available under an employer plan at any time is
25. We cannot assure you that any of the Funds will meet their investment objectives.



THE ALLIANCE BOND FUND


OBJECTIVE

The Alliance Bond Fund (Separate Account No. 13) is available only to employer plans that signed an agreement to invest monies in the Alliance Bond Fund before June 1, 1994. The Alliance Bond Fund seeks to achieve maximum total return, consistent with investment quality, with less volatility than a long-term bond account, by investing primarily in publicly traded fixed-income securities, such as bonds, debentures and notes. The Fund maintains its own portfolio of securities. The Alliance Bond Fund is designed for participants who seek a greater rate of return than that normally provided by money market investments and less volatility than that experienced by long-term bond investments.


INVESTMENT STRATEGIES

The Alliance Bond Fund invests primarily in investment grade fixed-income securities including, but not limited to, the following: obligations issued or guaranteed by the U.S. Government (such as U.S. Treasury securities), its agencies (such as the Government National Mortgage Association), or instrumentalities (such as the Federal National Mortgage Association); corporate debt securities; mortgage pass-through securities; collateralized mortgage obligations; asset-backed securities; zero coupon bonds; and equipment trust certificates. Investment grade securities are those rated within the four highest credit categories (AAA, AA, A or BBB) by Standard & Poor's Corp. ("S&P") or (Aaa, Aa, A or Baa) by Moody's Investors Service, Inc. ("Moody's"), or, if unrated, are of comparable investment quality as determined by our credit analysis. Bonds rated below A by S&P or Moody's are more susceptible to adverse economic conditions or changing circumstances than those rated A or higher, but we regard these lower-rated bonds as having an adequate capacity to pay principal and interest.

The Alliance Bond Fund invests in fixed-income securities that have maturities of ten years or less. The weighted average duration of the Fund's total portfolio is expected to be between one and five years. Duration is a principle used in selecting portfolio securities that indicates a particular fixed-income security's price volatility. Duration is measured by taking into account (1) all of the expected payments relating to that security and (2) the time in the future when each payment will be made, and then weighting all such times by the present value of the corresponding payments. The duration of a fixed-income security with interest payments occurring prior to its maturity is always shorter than its term to maturity. In addition, given identical maturities, the lower the stated rate of interest of a fixed-income security, the longer its duration, and, conversely, the higher the stated rate of interest of a fixed-income security, the shorter its duration. We believe that the Alliance Bond Fund's policy of purchasing intermediate duration bonds significantly reduces the volatility of the Fund's unit price over that of a long-term bond account.


Additionally, the Alliance Bond Fund may also invest in high-quality money market securities, including, but not limited to, obligations of the U.S. Government, its agencies and instrumentalities; negotiable certificates of deposit; banker's acceptances or bank time deposits; repurchase agreements; master demand notes; and other money market instruments. For temporary or defensive purposes, the Alliance Bond Fund also may invest in money market securities without limitation.

-----
16
--------------------------------------------------------------------------------


Finally, the Alliance Bond Fund may purchase fixed-income securities and money market securities having adjustable rates of interest with periodic demand features. The Alliance Bond Fund may also purchase fixed-income securities and certain money market securities on a when-issued or delayed delivery basis.


RISKS OF INVESTMENT STRATEGIES

See "Risks of investing in the Funds," below, for information on the risks associated with an investment in the Funds generally, and in the Alliance Bond Fund specifically.


THE ALLIANCE BALANCED FUND


OBJECTIVES

The Alliance Balanced Fund (Separate Account No. 10) seeks both appreciation of capital and current income by investing in a diversified portfolio of common stocks, other equity-type securities and longer-term fixed income securities. The Fund also seeks current income by investing in publicly traded debt securities and short-term money market instruments. The Fund maintains its own portfolio of securities.


INVESTMENT STRATEGIES

The Alliance Balanced Fund varies the portion of its assets invested in each type of security in accordance with our evaluation of economic conditions, the general level of common stock prices, anticipated interest rates and other relevant considerations, including our assessment of the risks associated with each investment medium.

In general, the Fund invests the greatest portion of its assets in equity securities. During each of the past ten years, the Fund invested between 43% and 86% of its assets in equity securities, including equity-type securities such as convertible preferred stocks or convertible debt instruments.

The Fund's investment in non-money market debt securities consists primarily of
(a) publicly-traded securities issued or guaranteed by the United States Government or its agencies or instrumentalities and (b) corporate fixed income securities, including, but not limited to, bank obligations, notes, asset-backed securities, mortgage pass-through obligations, collateralized mortgage obligations, zero coupon bonds, and preferred stock. The Fund may also buy debt securities with equity features such as conversion or exchange rights, warrants for the acquisition of stock, or participations based on revenues, sales or profits. The Fund only invests in investment grade non-money market debt securities, i.e., those rated, at the time of acquisition, BBB or higher by Standard & Poor's Corporation (S&P) or Baa or higher by Moody's Investors Services, Inc. (Moody's) or, if unrated, are of comparable investment quality. The average maturity of the debt securities held by the Fund varies according to market conditions and the stage of interest rate cycles. The Fund may realize gains on debt securities when such actions are considered advantageous in light of existing market conditions.


The Fund also may invest (a) up to 10% of its total assets in restricted securities; (b) 20% in foreign securities without substantial business in the United States; (c) in repurchase agreements; and (d) in money market securities. The Fund may also purchase and sell securities on a when-issued or delayed delivery basis.


Finally, the Fund may (a) invest in put and call options and (b) trade in stock index or interest rate futures, and foreign currency forward contracts, for hedging purposes only. In option transactions, the economic benefit will be offset by the cost of the option, while any loss would be limited to such cost. The Fund also enters into hedging transactions. These transactions are undertaken only when any required regulatory procedures have been completed and when economic and market conditions indicate that such transactions would serve the best interests of the Fund.


RISKS OF INVESTMENT STRATEGIES

See "Risks of investing in the Funds," below, for information on the risks associated with an investment in the Funds generally, and in the Alliance Balanced Fund specifically.

-----
17
--------------------------------------------------------------------------------


THE ALLIANCE COMMON STOCK FUND


OBJECTIVE

The Alliance Common Stock Fund seeks to achieve long-term growth of capital by investing in the securities of companies that we believe will share in the growth of our nation's economy -- and those of other leading industrialized countries -- over a long period. The Fund maintains its own portfolio of securities.


INVESTMENT STRATEGIES

The Alliance Common Stock Fund (Separate Account No. 4) invests primarily in common stocks. The Fund generally invests in securities of intermediate and large sized companies, but may invest in stocks of companies of any size. At times the Fund may invest its equity holdings in a relatively small number of issuers, provided that no investment causes: (1) more than 10% of the Fund's book value to be invested in the securities of one issuer; or (2) more than 40% of the Fund's book value to be invested in the securities of four or fewer issuers.


The Alliance Common Stock Fund also may invest smaller amounts in other equity-type securities, such as convertible preferred stocks or convertible debt instruments. The Fund also may invest in non-equity investments, including non-participating and non-convertible preferred stocks, bonds and debentures. The Fund also may invest up to 15% of its total assets in foreign securities (securities of established foreign companies without substantial business in the United States).

The Alliance Common Stock Fund may make temporary investments in government obligations, short-term commercial paper and other money market instruments.



RISKS OF INVESTMENT STRATEGIES

See "Risks of investing in the Funds," below, for information on the risks associated with an investment in the Funds generally, and in the Alliance Common Stock Fund specifically.


THE ALLIANCE MID CAP GROWTH FUND



OBJECTIVES


The Alliance Mid Cap Growth Fund (Separate Account No. 3) seeks to achieve long-term capital growth through a diversified portfolio of equity securities. The account will attempt to achieve this objective by investing primarily in the common stock of medium-sized companies which have the potential to grow faster than the general economy and to grow into much larger companies.


INVESTMENT STRATEGIES

The Alliance Mid Cap Growth Fund will be actively managed to obtain excess return versus the Russell Mid Cap Growth Index. The Fund will invest at least 80% of its total assets in the common stock of companies with medium capitalizations at the time of the Fund's investment, similar to the market capitalizations of companies in the Russell Mid Cap Index. Companies whose capitalizations no longer meet this definition after purchase continue to be considered to have a medium market capitalization for purposes of the 80% policy. If deemed appropriate, in order to meet the investment objectives, the Fund may invest in companies in cyclical industries as well as in securities that the adviser believes are temporarily undervalued. The Fund may also invest in foreign companies without substantial business in the United States.

The Fund may also invest in convertible preferred stocks, convertible debt securities and short-term debt securities such as corporate notes, and temporarily invest in money market instruments. Additionally, the Fund may invest up to 10% of its total assets in restricted securities.

The Fund will attempt to generate excess return by taking active risk in security selection, and implementing a "bottom up" stock selection approach, looking for companies with unique growth potential. Economic sector allocation will also be taken into consideration, and the account may often be concentrated in industries where research resources indicate there is high growth potential. The Fund will be fully invested.

-----
18
--------------------------------------------------------------------------------


RISKS OF INVESTMENT STRATEGIES


See "Risks of investing in the Funds," below, for information on the risks associated with an investment in the Funds generally, and in the Alliance Mid Cap Growth Fund specifically. Note, however, that due to the Alliance Mid Cap Growth Fund's aggressive investment policies and less diversified investments, this Fund provides greater growth potential and greater risk than the Alliance Bond, Alliance Common Stock and Alliance Balanced Funds. As a result, you should consider limiting the amount allocated to this Fund, particularly as you near retirement.


INVESTMENT MANAGER OF THE ALLIANCE BOND, ALLIANCE BALANCED, ALLIANCE COMMON STOCK AND ALLIANCE MID CAP GROWTH FUNDS

We manage the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. We currently use the personnel and facilities of Alliance Capital Management L.P. ("Alliance") for portfolio management, securities selection and transaction services. We are the majority-owners of Alliance, a limited partnership. We and Alliance are each registered investment advisers under the Investment Advisers Act of 1940.

Alliance acts as investment adviser to various separate accounts and general accounts of Equitable Life and other affiliated insurance companies. Alliance also provides investment management and advisory services to mutual funds, endowment Funds, insurance companies, foreign entities, qualified and non-tax qualified corporate Funds, public and private pension and profit-sharing plans, foundations and tax-exempt organizations. As of December 31, 2000 Alliance had total assets under management of approximately $454 billion. Alliance's main office is located at 1345 Avenue of the Americas, New York, New York 10105.

The Investment Committee of our Board of Directors must authorize or approve the securities held in the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. Subject to the Investment Committee's broad supervisory authority, our investment officers and managers have complete discretion over the assets of these Funds and have been given discretion as to sales and, within specified limits, purchases of stocks, other equity securities and certain debt securities. When an investment opportunity arises that is consistent with the objectives of more than one account, we allocate investment opportunities among accounts in an impartial manner based on certain factors such as investment objective and current investment and cash positions.




FUNDS INVESTING IN EQ ADVISORS TRUST


The Funds of Separate Account No. 66 invest in corresponding portfolios of EQ Advisors Trust. The investment results you will experience in any one of those Funds will depend on the investment performance of the corresponding portfolios. The table below shows the names of the corresponding portfolios, their investment objectives, and their advisers.

-----
19
--------------------------------------------------------------------------------




PORTFOLIOS OF EQ ADVISORS TRUST*

You should note that some EQ Advisors Trust portfolios have objectives and strategies that are substantially similar to those of certain retail funds; they may even have the same manager(s) and/or a similar name. However, there are numerous factors that can contribute to differences in performance between two investments, particularly over short periods of time. Such factors include the timing of stock purchases and sales; differences in fund cash flows; and specific strategies employed by the portfolio manager.

--------------------------------------------------------------------------------------------------------------------------------
 NAME                                OBJECTIVE                                            ADVISER
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Global                  Long-term growth of capital                          Alliance Capital Management L.P.
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth and Income       High total return through investments primarily      Alliance Capital Management L.P.
                                    in dividend-paying stocks of good quality,
                                    although the Portfolio also may invest in fixed
                                    income and convertible securities
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth Investors        Highest total return consistent with the adviser's   Alliance Capital Management L.P.
                                    determination of reasonable risk
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance High Yield              High total return through a combination of           Alliance Capital Management L.P.
                                    current income and capital appreciation by
                                    investing generally in high yield securities
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Intermediate            High current income consistent with relative         Alliance Capital Management L.P.
 Government Securities              stability of principal
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance International           Long-term growth of capital                          Alliance Capital Management L.P.
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Money Market            High level of current income, preserve its assets    Alliance Capital Management L.P.
                                    and maintain liquidity
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Quality Bond            High current income consistent with                  Alliance Capital Management L.P.
                                    preservation of capital
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Small Cap Growth        Long-term growth of capital                          Alliance Capital Management L.P.
--------------------------------------------------------------------------------------------------------------------------------
EQ/Calvert Socially Responsible     Long-term capital appreciation                       Calvert Asset Management Company, Inc.
                                                                                         and Brown Capital Management, Inc.
--------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian International   Long-term growth of capital by investing             Capital Guardian Trust Company
                                    primarily in non-United States equity securities
--------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian Research        Long-term growth of capital                          Capital Guardian Trust Company
--------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian U.S. Equity     Long-term growth of capital                          Capital Guardian Trust Company
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Premier Growth          Long-term growth of capital                          Alliance Capital Management L.P.
--------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Technology              Long-term growth of capital                          Alliance Capital Management L.P.
--------------------------------------------------------------------------------------------------------------------------------
EQ/AXP New Dimensions               Long-term growth of capital                          American Express Financial Corporation
--------------------------------------------------------------------------------------------------------------------------------
EQ/AXP Strategy Aggressive          Long-term growth of capital                          American Express Financial Corporation
--------------------------------------------------------------------------------------------------------------------------------

-----
20
--------------------------------------------------------------------------------




PORTFOLIOS OF EQ ADVISORS TRUST* (CONTINUED)

--------------------------------------------------------------------------------------------------------------------------------
 NAME                              OBJECTIVE                                         ADVISER
--------------------------------------------------------------------------------------------------------------------------------
EQ/Bernstein Diversified Value    Capital appreciation                              Alliance Capital Management, L.P., through
                                                                                    its Bernstein Investment Research and
                                                                                    Management Unit.
--------------------------------------------------------------------------------------------------------------------------------
EQ/Equity 500 Index               Total return before expenses that approximates    Alliance Capital Management L.P.
                                  the total return performance of the S&P 500
                                  Stock Index, including reinvestment of dividends
                                  at a risk level consistent with that of the S&P
                                  500 Stock Index.
--------------------------------------------------------------------------------------------------------------------------------
EQ/Evergreen Omega                Long-term capital growth                          Evergreen Asset Management, LLC
--------------------------------------------------------------------------------------------------------------------------------
EQ/Janus Large Cap Growth         Long-term growth in a manner that is consistent   Janus Capital Corporation
                                  with preservation of capital
--------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam Growth & Income Value   Capital growth, current income is a secondary     Putnam Investment Management, LLC
                                  objective
--------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam International Equity    Capital appreciation                              Putnam Investment Management, LLC
--------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam Investors Growth        Long-term growth of capital and any increased     Putnam Investment Management, LLC
                                  income that results from this growth
--------------------------------------------------------------------------------------------------------------------------------
EQ/FI Mid Cap                     Long-term growth of capital                       Fidelity Management & Research Company
--------------------------------------------------------------------------------------------------------------------------------
EQ/FI Small/Mid Cap Value         Long-term capital appreciation                    Fidelity Management & Research Company
--------------------------------------------------------------------------------------------------------------------------------
EQ/Lazard Small Cap Value         Capital appreciation                              Lazard Asset Management
--------------------------------------------------------------------------------------------------------------------------------
EQ/Mercury Basic Value Equity     Capital appreciation and, secondarily, income     Mercury Advisors
--------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Emerging Growth            Long-term capital growth                          MFS Investment Management
 Companies
--------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Investors Trust            Long-term growth of capital with a secondary      MFS Investment Management
                                  objective to seek reasonable current income
--------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Research                   Long-term growth of capital and future income     MFS Investment Management
--------------------------------------------------------------------------------------------------------------------------------
EQ/Morgan Stanley Emerging        Long-term capital appreciation                    Morgan Stanley Asset Management
 Markets Equity
--------------------------------------------------------------------------------------------------------------------------------
EQ/T. Rowe Price International    Long-term growth of capital                       T. Rowe Price International, Inc.
 Stock
--------------------------------------------------------------------------------------------------------------------------------



* See "Combination of certain investment options and separate accounts," on page 46 of this Prospectus. Please see "About EQ Advisors Trust" under "More information" for further information regarding EQ Advisors Trust. PLEASE REFER TO THE PROSPECTUS AND SAI OF EQ ADVISORS TRUST FOR A DETAILED DISCUSSION OF THE INVESTMENT OBJECTIVES AND STRATEGIES, ADVISERS, RISK FACTORS AND OTHER INFORMATION CONCERNING THE EQ ADVISORS TRUST AND ITS PORTFOLIOS.

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21
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RISKS OF INVESTING IN THE FUNDS


All of the Funds invest in securities of one type or another. You should be aware that any investment in securities carries with it a risk of loss, and you could lose money investing in the Funds. The different investment objectives and policies of each Fund may affect the return of each Fund and the risks associated with an investment in that Fund.


Additionally, market and financial risks are inherent in any securities investment. By market risks, we mean factors which do not necessarily relate to a particular issuer, but affect the way markets, and securities within those markets, perform. Market risks can be described in terms of volatility, that is, the range and frequency of market value changes. Market risks include such things as changes in interest rates, general economic conditions and investor perceptions regarding the value of debt and equity securities. By financial risks we mean factors associated with a particular issuer which may affect the price of its securities, such as its competitive posture, its earnings and its ability to meet its debt obligations. Both the financial and market risks of an investment in the Alliance Bond Fund are expected to be less than those for the Alliance Common Stock, Alliance Balanced and Alliance Mid Cap Growth Funds.

The risk factors associated with an investment in the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds are described below. See the SAI for additional information regarding certain investment techniques used by these Funds. See the prospectus for EQ Advisors Trust for risk factors and investment techniques associated with the portfolios in which the other Funds invest.


RISK FACTORS -- ALLIANCE BOND, ALLIANCE COMMON STOCK, ALLIANCE MID CAP GROWTH AND ALLIANCE BALANCED FUNDS


COMMON STOCK. Investing in common stocks and related securities involves the risk that the value of the stocks or related securities purchased will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of the Fund's investments -- and, therefore, the value of the Fund's units -- to fluctuate.


SECURITIES OF MEDIUM AND SMALLER SIZED COMPANIES.
The Alliance Mid Cap Growth Fund invests primarily in the Securities of medium-sized companies. The Alliance Common Stock and Alliance Balanced Funds may also make these investments, as well as investments in smaller sized companies. The securities of small and medium sized, less mature, lesser known companies involve greater risks than those normally associated with larger, more mature, well-known companies. Therefore, consistent earnings may not be as likely in small companies as in large companies.

The Funds also run a risk of increased and more rapid fluctuations in the value of its investments in securities of small or medium sized companies. This is due to the greater business risks of small size and limited product lines, markets, distribution channels, and financial and managerial resources. Historically, the price of small (less than $1 billion) and medium (between $1 and $15 billion) capitalization stocks and stocks of recently organized companies have fluctuated more than the larger capitalization stocks and the overall stock market. One reason is that small and medium-sized companies have a lower degree of liquidity in the markets for their stocks, and greater sensitivity to changing economic conditions.

NON-EQUITY SECURITIES. Investing in non-equity securities, such as bonds and debentures, involves the risk that the value of these securities held by the Alliance Bond, the Alliance Balanced and the Alliance Common Stock Funds -- and, therefore, the value of each of the Fund's units -- will fluctuate with changes in interest rates (interest rate risk) and the perceived ability of the issuer to make interest or principal payments on time (credit risk). A decline in prevailing interest rates generally will increase the value of the securities held by the Alliance Bond Fund, while an increase in prevailing interest rates usually reduces the value of the Alliance Bond Fund's holdings. As a result, interest rate fluctuations will affect the value of Alliance Bond Fund units, but will not affect the income received from the Fund's current portfolio holdings. Moreover, convertible securities, which may be in the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance

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22
--------------------------------------------------------------------------------



Mid Cap Growth Funds, such as convertible preferred stocks or convertible debt instruments, contain both debt and equity features, and may lose significant value in periods of extreme market volatility.

FOREIGN INVESTING. Investing in securities of foreign companies that may not do substantial business in the United States involves additional risks, including risk of loss from changes in the political or economic climate of the countries in which these companies do business. Foreign currency fluctuations, exchange controls or financial instability could cause the value of the Alliance Common Stock, Mid Cap Growth and Balanced Funds' foreign investments to fluctuate. Additionally, foreign accounting, auditing and disclosure standards may differ from domestic standards, and there may be less regulation in foreign countries of stock exchanges, brokers, banks, and listed companies than in the United States. As a result, the Fund's foreign investments may be less liquid and their prices may be subject to greater fluctuations than comparable investments in securities of U.S. issuers.

RESTRICTED SECURITIES. Investing in restricted securities involves additional risks because these securities generally (1) are less liquid than non-restricted securities and (2) lack readily available market quotations. Accordingly, the Alliance Balanced and the Alliance Mid Cap Growth Funds may be unable to quickly sell their restricted security holdings at fair market value.


The following discussion describes investment risks unique to either the Alliance Common Stock Fund, Alliance Mid Cap Growth Fund or the Alliance Balanced Fund.

INVESTMENT CONCENTRATION. Concentrating the Alliance Common Stock Fund's equity holdings in the stocks of a few companies increases the risk of loss, because a decline in the value of one of these stocks would have a greater impact on the Fund. As of December 31, 2000, the Fund held 34.6% of its net assets in the stocks of four issuers. See Separate Account No. 4 (Pooled) Statement of Investments and Net Assets in the SAI.

AGGRESSIVE INVESTMENT POLICIES. Due to the Alliance Mid Cap Growth Fund's aggressive investment policies and less diversified investments, this Fund provides greater growth potential and greater risk than the Alliance Common Stock and Alliance Balanced Funds. As a result, you should consider limiting the amount allocated to this Fund, particularly as you near retirement.


ASSET ALLOCATION POLICIES. The Alliance Balanced Fund varies the portion of it's assets invested in equity and non-equity securities with our evaluation of various factors. The Fund is subject to the risk that we may incorrectly predict changes in the relative values of the stock and bond markets.


DEBT INSTRUMENTS ISSUED BY SCHEDULE B BANKS. The Alliance Balanced Fund may invest in debt instruments issued by Schedule B Banks, which are foreign branches of United States banks. Schedule B Banks are not required to maintain the same financial reserves which are required of United States banks, but Schedule B Bank certificates of deposit are fully guaranteed by the U.S. parent of the issuing bank. Debt instruments issued by Schedule B Banks may include certificates of deposit and time deposits of London branches of United States banks ("Eurodollars"). Eurodollar investments are subject to the types of risks associated with foreign securities. London branches of the United States banks have extensive government regulation which may limit both the amount and the type of loans and interest rates. In addition, the banking industry's profitability is closely linked to prevailing money market conditions for financing lending operations. Both general economic conditions and credit risks play an important part in the operations of the banking industry. United States banks are required to maintain reserves, are limited in how much they can loan to a single borrower, and are subject to other regulations to promote financial soundness. Not all of these laws and regulations apply to foreign branches of United States banks.

-----
23
--------------------------------------------------------------------------------


CHANGE OF INVESTMENT OBJECTIVES


We can change the investment objectives of the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds if the New York State Insurance Department approves the change.


The investment objectives of the portfolios of EQ Advisors Trust may be changed by the Board of Trustees of EQ Advisors Trust without the approval of shareholders. See "Voting rights" under "More information."



GUARANTEED INTEREST OPTION

The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information."

The amount allocated to the guaranteed interest option earns interest at the current guaranteed interest rate which is an annual effective rate. After we credit the interest, we deduct certain charges and fees.


We credit interest through and allocate interest on the date of any transfer or withdrawal transaction. We credit interest each day of the month on the amount maintained for the employer plan at the beginning of the day at a daily rate equivalent to the guaranteed interest rate that applies to the employer plan.


CURRENT AND MINIMUM INTEREST RATES


Except as described below, the "current rate" is the rate of interest that we actually credit to amounts in the guaranteed interest option for any given calendar year. We declare current rates for each class of employer plan before the beginning of each calendar year. In addition to the current rate, we declare "minimum rates" for the next two calendar years. The minimum interest rates will never be lower than 4%. In general, we expect to declare current rates, in any year, greater than the previously declared minimum rates for that year. If the employer plan is permitted to invest in the Alliance Bond Fund, we may at times have the right to declare a lower current rate of interest ("revised rate") which will remain in effect for the remainder of the calendar year only for new amounts contributed or transferred by the employer plan to the guaranteed interest option. See "Special rules applicable to the Alliance Bond Fund" for the circumstances under which a revised rate might be declared. Such revised rate will reflect market interest rates for money market instruments and other short-term investments existing at the time any such amount is contributed or transferred to the guaranteed interest option without regard to any previously declared minimum rate.

The current interest rate for 2001 and the 2002 and 2003 minimum interest guaranteed for each class, are stated in the proposal documents submitted to sponsors of prospective RIA employer plans. The establishment of new classes will not decrease the rates that apply to employer plans already assigned to a previous class. The effective current rate for 2002 and the minimum rates effective for calendar years 2003 and 2004 will be declared in December 2001.



CLASSES OF EMPLOYER PLANS


We assign an employer plan to a "class" of employer plans upon its participation in the Master Retirement Trust in order to help us determine the current and minimum guaranteed rates of interest that apply for the employer plan participating in our guaranteed interest option. The initial class of employer plans to which an employer plan is assigned will depend on the date the plan is adopted.



REVISED INTEREST RATES

All of the following conditions must exist for us to declare a revised rate:

o on the date of the allocation, the aggregate amount held in the Alliance Bond Fund with respect to all employer plans comprising Equitable Life's Small Pension book of business is at least 10% of the aggregate amount then held under all the contracts which fund those plans;


o on the date of the allocation, the "current" guaranteed interest rate with respect to the employer plan's guaranteed interest option that would otherwise apply, exceeds the benchmark treasury rate by at least 0.75%; and

o prior allocations to the guaranteed interest option for the employer plan during that calendar year equal or exceed

-----
24
--------------------------------------------------------------------------------



   110% of the average annual allocations to the guaranteed interest option for the employer plan during the three immediately preceding calendar years.


If we declare a revised rate for plans permitted to invest in the Alliance Bond Fund the employer or plan trustee may, by written notice, withdraw all or part of the amount that would be credited with such lower revised rate, without deduction of the contingent withdrawal charge. The investment, for the remainder of the calendar year, of such withdrawn or returned amounts in a funding vehicle other than RIA shall not be considered a violation of an employer plan's exclusive funding obligation provided such amount is contributed to RIA at the beginning of the following calendar year.

2
How we value your plan balances



-----
25
--------------------------------------------------------------------------------


FOR THE FUNDS. When you invest in a Fund, your contribution or transfer purchases "units" of that Fund. The unit value on any day reflects the value of the Fund's investments for the day and the charges and expenses we deduct from the Fund. We calculate the number of units you purchase by dividing the amount you invest by the unit value of the Fund as of the close of business on the day we receive your contribution or transfer instruction.

--------------------------------------------------------------------------------

A business day is generally any day on which Equitable Life is open and the New York Stock Exchange is open for trading. We are closed on national business holidays, Martin Luther King, Jr. Day and the Friday after Thanksgiving. We may also choose to close on the day immediately preceding or following a national business holiday or close or close early due to emergency conditions. Our business day generally ends at 4:00 p.m. Eastern time.

--------------------------------------------------------------------------------
On any given day, your account value in any Fund equals the number of the Fund's units credited to your account, adjusted for any Fund's units cancelled from your account, multiplied by that day's value for one Fund unit. In order to take deductions from any Fund, we cancel units having a value equal to the amount we need to deduct. Otherwise, the number of your Fund units of any Fund does not change unless you make additional contributions, make a withdrawal, make a transfer, or request some other transaction that involves moving assets into or out of that Fund.

For a description of how Fund unit values are computed, see "How we determine the unit value" in the SAI.


FOR THE GUARANTEED INTEREST OPTION. The value of an employer plan's investment in the guaranteed interest option is, at any time, the total contributions allocated to the guaranteed interest option, plus the interest earned, less (i) employer plan benefit payments, (ii) other employer plan withdrawals (including loans) and (iii) charges and fees provided for under the contracts.

3
Transfers



-----
26
--------------------------------------------------------------------------------


TRANSFERS AMONG INVESTMENT OPTIONS
You may transfer accumulated amounts among the investment options at any time and in any amount, subject to the transfer limitations described below. In addition to our rules, transfers among the investment options may be subject to employer plan provisions which may limit or disallow such movements. We do not impose a charge for transfers among the investment options.


The following section describes transfer limitations that apply, under certain situations, to amounts transferred out of the guaranteed interest option during the calendar quarter in which the request is made and the three preceding calendar quarters ("transfer period").

PARTICIPANT-DIRECTED PLANS. If the employer elects to fund the employer plan with the guaranteed interest option and the EQ/Alliance Money Market, Alliance Bond, EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond or EQ/Alliance High Yield Funds, during any transfer period, the following limitations apply:

For plans electing the PRS, the maximum amount that may be transferred by a participant from the guaranteed interest option is equal to the greater of: (i) 25% of the amount the participant had in the guaranteed interest option as of the last calendar day of the prior calendar year, and (ii) the total of all amounts the participant transferred out of the guaranteed interest option during the prior calendar year. Generally, this means that new participants will not be able to transfer amounts out of the guaranteed interest option during the first calendar year of their participation under the contract.

If assets have been transferred from another funding vehicle by the employer, then the participant, for the remainder of that calendar year, may transfer to the Funds up to 25% of such transferred amount that the participant initially allocated to the guaranteed interest option.

For plans not electing the PRS, the maximum amount that may be transferred from the guaranteed interest option is equal to the greater of: (i) 25% of the amount the employer plan had in the guaranteed interest option as of the last calendar day of the prior calendar year, or (ii) the total of all amounts the employer plan transferred out of the guaranteed interest option during the prior calendar year. The employer plan is responsible for monitoring this transfer limitation. PRS is discussed in "Optional participant recordkeeping services" later in this prospectus.

If assets have been transferred from another funding vehicle by the employer, then the trustee on behalf of the participant, for the remainder of that calendar year, may transfer to the Funds up to 25% of such transferred amount that was initially allocated to the guaranteed interest option.


TRUSTEE-DIRECTED PLANS. Transfers of accumulated amounts among the investment options will be permitted as determined by us in our sole discretion only.


If assets have been transferred from another funding vehicle by the employer, then the plan trustee, for the remainder of that calendar year, may transfer to an investment option up to 25% of such transferred amount that was initially allocated to the guaranteed interest option.



SPECIAL RULES APPLICABLE TO THE ALLIANCE BOND FUND


The Alliance Bond Fund is available only to participant- directed employer plans that signed an agreement to participate in that Fund prior to June 1, 1994 ("old employer plans"). If the employer has not made Funds of Separate Account No. 66 available under a participant-directed employer plan, special transfer rules which provide transfer restrictions, described below will apply. If an old employer plan adds any of the Funds held in Separate Account No. 66, the Alliance Bond Fund will no longer be subject to any transfer restrictions. However, transfers out of the guaranteed interest option will be subject to certain restrictions described above.

TRANSFERS TO THE ALLIANCE BOND FUND. Except as described below, a plan participant in an old employer plan may elect to transfer to the Alliance Bond Fund any amount (in whole percentages) arising from participant-directed contributions. We will process requests to transfer amounts to the Alliance Bond Fund only if, at the time of the transfer request, the current guaranteed interest rate for the plan's guaranteed

-----
27
--------------------------------------------------------------------------------



interest option is higher than the then-current "benchmark treasury rate." The benchmark treasury rate, as determined in accordance with our procedures, can be obtained via a daily tape recording by calling the RIA service office at 1-800-967-4560.


If we will not process a transfer request, we will notify the employer within four business days. We will not redirect the transfer to another investment option and will not maintain any record of such request for future processing.

TRANSFERS FROM THE ALLIANCE BOND FUND. A plan participant in an old employer plan may elect to transfer any amount (in whole percentages) held in the Alliance Bond Fund to one or more investment options.



DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations or other organizations or individuals engaging in a market timing strategy, making programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio. These kinds of strategies and transfer activities are disruptive to the underlying portfolios in which the variable investment options invest. If we determine that your transfer patterns among the variable investment options are disruptive to the underlying portfolios, we may, among other things, restrict the availability of personal telephone requests, facsimile transmissions, automated telephone services or any electronic transfer services. We may also refuse to act on transfer instructions of an agent who is acting on behalf of one or more owners.

We currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. In order to prevent disruptive activity, we monitor the frequency of transfers, including the size of transfers in relation to portfolio assets, in each underlying portfolio, and we take appropriate action, which may include the actions described above to restrict availability of voice, fax and automated transaction services, when we consider the activity of owners to be disruptive. We currently provide a letter to owners who have engaged in such activity of our intention to restrict such services. However, we may not continue to provide such letters. We may also, in our sole discretion and without further notice, change what we consider disruptive transfer activity, as well as change our procedures to restrict this activity.

4
Access to your plan balances



-----
28
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PARTICIPANT LOANS
Participant loans are available under RIA, if the employer plan permits them. Participants must apply for a plan loan through the employer plan. The plan administrator is responsible for administering the loan program. Loans are subject to restrictions under federal tax rules and ERISA. See "Tax information."

Below we briefly summarize some of the important terms of the loan provisions under RIA. A more detailed discussion is provided in the SAI under "Loan provisions."


Generally, all loan amounts must be taken from the guaranteed interest option. The participant must pay the interest as required by federal income tax rules. All repayments are made back into the guaranteed interest option. If the participant fails to repay the loan when due, the amount of the unpaid balance may be subject to a contingent withdrawal charge, taxes, and additional penalty taxes. Interest paid on a retirement plan loan is not deductible.


The minimum amount of a loan for a participant is $1,000, and the maximum amount is 90% of the plan participant's balances in all the investment options. An employer plan may impose additional conditions or restrictions on loan transactions. We also charge a loan fee in an amount equal to 1% of the loan principal amount on the date a loan is made.


CHOOSING BENEFIT PAYMENT OPTIONS

RIA offers a variety of benefit payment options, subject to the provisions of an employer's plan. Plan participants should consult their employer for details. An employer's plan may allow a choice of one or more of the following forms of distribution:

o purchase of one of our annuities;

o lump sum distribution;

o use of part of the proceeds to purchase one of our annuities with the balance to be paid as a lump sum; or

o permitted cash withdrawals.

Subject to the provisions of your plan, RIA makes available the following forms of fixed annuities:

o life annuity;

o life annuity - period certain;

o life annuity - refund certain;

o period certain annuity; and

o qualified joint and survivor life annuity.

All of the forms outlined above (with the exception of the qualified joint and survivor life annuity) are available as either single or joint life annuities. We also offer other annuity forms not outlined here.

The various fixed annuities we offer under RIA are described in greater detail in the SAI under "Annuity benefits." As a general matter, the minimum amount that can be used to purchase any type of annuity, net of all applicable charges and fees, is $3,500. An annuity administrative fee of $175 will be deducted from the amount used to purchase an annuity.

We require that the amount of any benefit distribution from an employer plan that uses RIA as a partial investment funding vehicle be in proportion to the amount of plan assets held in RIA, unless we and the plan trustees specifically agree in writing to some other method.

Requests for cash distributions must be made to us on an aggregate as opposed to a participant-by-participant basis, except for employer plans using the PRS discussed in "Optional participant recordkeeping service" later in this prospectus. Cash withdrawals by a plan participant prior to retirement may give rise to contingent withdrawal charges, and tax penalties or other adverse tax consequences. See "Tax information."

We make distribution checks payable to the trustees of the plan. The plan trustees are responsible for distribution of Funds to the participant or other payee and for any applicable federal and state income tax withholding and reporting. See "Tax information."

RIA does not have separate disability or death benefit provisions. All disability and death benefits are provided in accordance with the employer plan.

5
RIA



-----
29
--------------------------------------------------------------------------------


This section explains RIA in further detail. It is intended for employers who wish to use RIA, but contains information of interest to plan participants as well. Plan participants should, of course, understand the provisions of their plan that describes their rights in more specific terms.

RIA is an investment program designed for employer plans that qualify for tax-favored treatment under Section 401(a) of the Code. Eligible employer plans include defined benefit plans, defined contribution plans or profit-sharing plans, including 401(k) plans. These employer plans generally must also meet the requirements of ERISA.


RIA consists of two group annuity contracts ("contracts") issued by Equitable Life, a Master Retirement Trust agreement, a participation or installation agreement, and an optional participant recordkeeping services ("PRS") agreement. RIA had $525.7 million in assets at December 31, 2000.

Our service consultants are available to answer your questions about RIA. Please contact us by using the telephone number or addresses listed under "How to reach us - Information on joining RIA" in the front of this prospectus.



SUMMARY OF PLAN CHOICES OF RIA

You can choose RIA:

o as the exclusive funding vehicle for the assets of an employer plan. If you choose this option, the annual amount of plan contributions must be at least $10,000. We call this type of plan an "exclusive funding employer plan"; or


o as a partial investment funding vehicle for an employer plan. If you choose this option, the aggregate amount of contributions in the initial participation year must be at least $50,000, and the annual aggregate amount of contributions thereafter must be at least $25,000. We determine at our sole discretion if this option will be available to you. We call this type of plan a "partial funding employer plan." We do not offer the guaranteed interest option with a partial funding employer plan. You must enter into a partial funding agreement with us to use this partial funding employer plan.


An exclusive funding employer plan may not change its participation basis to that of a partial funding employer plan, or vice versa, unless the underwriting and other requirements referred to above are satisfied and approved by us.

We reserve:

o the right to change these amounts in the future for new sales only; and

o the right to impose higher annual minimums for certain plans.

We will give you advance notice of any such changes.

You also have the choice of using RIA with two types of plans. You may use RIA for:

o participant-directed employer plans, which permit participants to allocate contributions and transfer account accumulations among the investment options; or

o trustee-directed employer plans, which permit these types of investment decisions to be made only by the employer, a trustee or any named fiduciary or an authorized delegate of the plan.

At our sole discretion, a trustee-directed plan may change its participation basis to a participant-directed plan.

MAKING THE RIGHT CHOICES FOR YOUR PLAN DEPENDS ON YOUR OWN SET OF
CIRCUMSTANCES. WE RECOMMEND THAT YOU REVIEW ALL CONTRACTS, TRUST, PARTICIPATION AND RELATED AGREEMENTS WITH YOUR LEGAL AND TAX COUNSEL.


GETTING STARTED

To enroll in RIA, a partnership, sole proprietor or corporation must adopt the Master Retirement Trust as part of its employer plan. You also must execute the participation or installation agreement, and provide us with certain plan information. We will not accept contributions until we accept the enrollment of the employer plan.


HOW TO MAKE CONTRIBUTIONS


REGULAR CONTRIBUTIONS. Contributions may be made by check or by wire transfer. All contributions under an employer plan should be sent to the address under "For contributions checks only" in "Information once you join RIA" in the front of this

-----
30
--------------------------------------------------------------------------------


prospectus. All contributions made by check must be drawn on a U.S. bank, in U.S. dollars, and made payable to Equitable Life. Third-party checks are not acceptable, except for rollover contributions, tax-free exchanges or trustee checks that involve no refund. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.

Contributions are normally credited on the business day that we receive them. Contributions are only accepted from the employer or plan trustee.

There is no minimum amount for each contribution where employer plan contributions are made on a basis more frequent than annually. The total amount of contributions under an employer plan is limited by law. See "Tax information."

ROLLOVER OR TRANSFERS FROM ANOTHER PLAN. You can change the funding of an existing plan to use RIA. Before making a change, however, you should carefully consider the following:

o the comparative costs and benefits under existing funding arrangements and under RIA; and

o the amendments or changes that may have to be made in the plan if funds are transferred.

To make a rollover or transfer to RIA, funds must be in cash. Therefore, any assets accumulated under an existing plan will have to be liquidated for cash.

SELECTING INVESTMENT OPTIONS

You can select from the investment options available under the contracts. The maximum number of active options you may select at any time is 25. Plan participant choices will be limited to the investment options selected. If the Plan is intended to comply with the requirements of ERISA Section 404(c), the employer or the plan trustee is responsible for making sure that the investment options chosen constitute a broad range of investment choices as required by the Department of Labor ("DOL") Section 404(c) regulations.

Generally, for participant-directed plans, if you intend for your plan to comply with ERISA Section 404(c), you should, among other things:


o select the EQ/Alliance Money Market Fund if you select any of the EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond or EQ/Alliance High Yield; or

o select the guaranteed interest option if you do not select any of the EQ/Alliance Money Market, EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond, EQ/Alliance High Yield or EQ/Alliance Small Cap Growth Funds.

If you select any of the EQ/Alliance Money Market, Alliance Bond, EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond or EQ/Alliance High Yield Funds and the guaranteed interest option, certain restrictions will apply to transfers out of the guaranteed interest option. The Alliance Bond Fund is available only to employer plans that signed an Agreement to participate in that Fund prior to June 1, 1994, and, as described above, special transfer rules apply for these employer plans. If you add any of the Funds of Separate Account No. 66, the Alliance Bond Fund will no longer be subject to any transfer restrictions. However, transfers out of the guaranteed interest option will be subject to certain restrictions.

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31
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ALLOCATING PROGRAM CONTRIBUTIONS

We allocate contributions to the investment options in accordance with the allocation instructions provided to us by the plan trustee or the individual who the plan trustee has previously authorized in writing. Allocations may be made by dollar amounts or in any whole number percentages that total 100%.

Allocation changes may be made without charge, but may be subject to employer plan provisions that may limit or disallow such movements.

6
Distributions



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32
--------------------------------------------------------------------------------


Keep in mind two sets of rules when considering distributions or withdrawals from RIA. The first are rules and procedures that apply to the investment options, exclusive of the provisions of your plan. We discuss those in this section. The second are rules specific to your plan, which are not described here.

Moreover, distribution and benefit payment options under a tax qualified retirement plan are subject to complicated legal requirements. A general explanation of the federal income tax treatment of distributions and benefit payment options is provided in "Tax information" in this prospectus and the SAI. You should discuss your options with a qualified financial advisor. Our service consultants also can be of assistance. Certain plan distributions may be subject to a contingent withdrawal charge, federal income tax, and penalty taxes. See "Charges and expenses" and "Tax information."


AMOUNTS IN THE FUNDS. These are generally available for distribution at any time, subject to the provisions of your plan. Distributions from the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds are permitted at any time. Distributions from remaining Funds are permitted at any time except if there is any delay in redemptions from the corresponding portfolio of EQ Advisors Trust, as applicable. See "When we pay proceeds."

AMOUNTS IN THE GUARANTEED INTEREST OPTION. These are generally available for distribution at any time, subject to the provisions of your plan. A deferred payout provision, however, applies to trustee-directed employer plans which are terminating their RIA Contract. Under that provision, we can defer payment of the employer plan balance held in the guaranteed interest option, less the contingent withdrawal charge, by paying out the balance in six installments over five years. During the deferred payout period, we credit the balances upon which we defer payment with the current interest rate declared for each year. We also continue to deduct the ongoing operations fee monthly from the balance during the deferred payout period.

When we impose the deferred payout provision, any trustee-directed employer plan benefits becoming due during the deferred payout period will not be paid from the employer plan balance in the guaranteed interest option. If, however, sufficient funds are available, the benefits would be paid from the new funding vehicle for the trustee-directed employer plan.


Participant-directed employer plans are not subject to the deferred payout provision.

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33
--------------------------------------------------------------------------------


                   ILLUSTRATION OF DEFERRED PAYOUT PROVISION




Transaction Date                      End of Year 1                  End of Year 2
----------------------------------------------------------------------------------
 guaranteed interest option
 Plan Assets
-Withdrawal Charge
-------------------
Distribution Amount 1
Dist. Amt. 1 = 1st Payment
-------------
       6
Dist. Amount 1
-1st Payment
-------------
     Balance 1   -->
                                   Balance 1
                                   + Interest
                                   - Operations Fee
                                   ----------------
                                   Distribution Amount 2
                                   Dist. Amt. 2    = 2nd Payment
                                   ---------------
                                          5
                                   Dist. Amount 2
                                   -2nd Payment
                                   ------------
                                        Balance    -->
                                                                  Balance 2
                                                                  + Interest
                                                                  - Operations Fee
                                                                  ----------------
                                                                  Distribution Amount 3
                                                                  Dist. Amt.3  = 3rd Payment
                                                                  ---------------
                                                                       4
                                                                  Dist. Amount 3
                                                                  -3rd Payment
                                                                  ---------------
                                                                         Balance   -->



 End of Year 3                  End of Year 4                         End of Year 5
------------------------------------------------------------------------------------


Balance 3
+ Interest
- Operations Fee
------------------------------
Distribution Amount 4
Dist. Amt. 4    = 4th Payment
---------------
       3
Dist. Amount 4
- 4th Payment
---------------
       Balance    -->
                               Balance 4
                               + Interest
                               - Operations Fee
                               ---------------
                               Distribution Amount 5
                               Dist. Amt. 5  = 5th Payment
                               ---------------
                                      2
                               Dist. Amount 5
                               - 5th Payment
                               ---------------
                                      Balance    -->
                                                              Balance 5
                                                              + Interest
                                                              - Operations Fee
                                                              -------------
                                                              Final Distribution

7
Optional participant recordkeeping services

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34
--------------------------------------------------------------------------------


SERVICES PROVIDED. If you elect the optional participant recordkeeping services
(PRS) program, we:

o establish an individual participant account for each participant covered by your plan based on data you provide;

o receive and deposit contributions on behalf of participants to individual participant accounts;

o maintain records reflecting, for each participant, contributions, transfers, loan transactions, withdrawals and investment experience and interest accrued, as applicable, on an individual participant's proportionate values in the plan;

o provide to you individual participants' reports reflecting the activity in the individual participant's proportionate interest in the plan; and

o process transfers and distributions of the participant's portion of his or her share of the employer plan assets among the investment options as you instruct.

You are responsible for providing Equitable Life with required information and for complying with our procedures relating to the PRS program. We will not be liable for errors in recordkeeping if the information you provide is not provided on a timely basis or is incorrect. The plan administrator retains full responsibility for the income tax withholding and reporting requirements including required notices to the plan participants, as set forth in the federal income tax rules and applicable Treasury Regulations.


INVESTMENT OPTIONS. You must include the guaranteed interest option in the investment options if you select PRS.

FEES. We charge an annual fee of $25 per active participant paid in twelve equal monthly installments of $2.08. We deduct the fee from the individual participant's account at the end of each month by means of a reduction of units or a cash withdrawal from the guaranteed interest option. We retain the right to change the fee upon 30 days notice to the employer. See "Charges and expenses."


ENROLLMENT. You may enroll for PRS at the time your plan is established with us under RIA, or at any time thereafter. Enrollment is subject to our approval, at our sole discretion. We have summarized the main features of PRS here, and participation in this aspect of the RIA program is subject to the terms set forth in the participation agreement (including any separate supplementary agreement) entered into between you and us.

8
Charges and expenses

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35
--------------------------------------------------------------------------------
You will incur two general types of charges under RIA:
(1) Charges reflected as reductions in the unit values of the Funds which are recorded as expenses of the Fund. These charges apply to all amounts invested in RIA, including installment payout option payments.


(2) Charges stated as a defined percentage or fixed dollar amount and deducted by reducing the number of units in the appropriate Funds and the dollars in the guaranteed interest option.


We make no deduction from your contributions for sales expenses.


CHARGES REFLECTED IN THE UNIT VALUES


INVESTMENT MANAGEMENT AND ACCOUNTING FEES


The computation of unit values for the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds reflects fees we charge for investment management and accounting. We receive fees for investment management and financial accounting services we provide for these Funds, as well as a portion of our related administrative costs. This fee is charged daily at an effective annual rate of .50% of the net assets of the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds.


ADMINISTRATIVE CHARGE FOR THE FUNDS OF SEPARATE ACCOUNT NO. 66

We make a daily charge at an annual rate of 0.05% of the assets invested in certain of the Funds of Separate Account No. 66 as indicated under the "Fee Table," above. The charge is designed to reimburse us for our costs in providing administrative services in connection with the contracts.


INDIRECT EXPENSES BORNE BY THE FUNDS

ANNUAL EXPENSES OF EQ ADVISORS TRUST. The Funds that invest in portfolios of EQ Advisors Trust are indirectly subject to investment advisory and other expenses charged against assets of their corresponding portfolios. These expenses are described in the prospectus for EQ Advisors Trust attached at the end of this prospectus.

OTHER EXPENSES. Certain costs and expenses are charged directly to the Funds. These may include transfer taxes, SEC filing fees and certain related expenses including printing of SEC filings, prospectuses and reports, proxy mailings, other mailing costs, and legal expenses.


CHARGES WHICH REDUCE THE NUMBER OF UNITS

CONTINGENT WITHDRAWAL CHARGE


We may impose a contingent withdrawal charge ("CWC") against withdrawals made from any of the Funds or the guaranteed interest option at any time up to and including the ninth anniversary of the date on which the employer plan began its participation in RIA. The CWC is designed to recover the unamortized sales and promotion expenses and initial enrollment expenses incurred by us.


We will not apply a CWC against amounts withdrawn for the purpose of making benefit distribution payments unless such withdrawals are made (i) on or after the date of discontinuance of an employer plan's participation in RIA or (ii) as a result of a full or partial termination, within the meaning of applicable Internal Revenue Service ("IRS") or court interpretations.

We will apply a CWC against amounts withdrawn for purposes of making benefit payments to participants who terminated employment either voluntarily or involuntarily, but only when such terminations are attributable to (i) the employer's merger with another company, (ii) the sale of the employer or (iii) the bankruptcy of the employer which leads to the full or partial termination of the plan or the discontinuance of the employer plan's participation in RIA.

-----
36
--------------------------------------------------------------------------------


We do not apply a CWC on transfers between the investment options. However, we do apply a CWC to withdrawals from RIA for the purpose of transferring to another funding vehicle under the employer plan, unless an officer of Equitable Life agrees, in writing, to waive this charge. We do not consider withdrawals from RIA for the purpose of paying plan expenses or the premium on a life insurance policy, including one held under the employer plan, to be in-service withdrawals or any other type of benefit distribution. These withdrawals are subject to the CWC.

The amount of any CWC is determined in accordance with the rate schedule set forth below. We include outstanding loan balances in the plan's assets for purposes of assessing the CWC.



--------------------------------------------------------------------------------
      WITHDRAWAL IN
   PARTICIPATION YEARS        CONTINGENT WITHDRAWAL CHARGE
--------------------------------------------------------------------------------
         1 or 2                6% of Amount Withdrawn
         3 or 4                          5%
         5 or 6                          4%
         7 or 8                          3%
            9                            2%
      10 and later                       0%
--------------------------------------------------------------------------------


Benefit distribution payments are those payments that become payable with respect to participants under the terms of the employer plan as follows:

1.   as the result of the retirement, death or disability of a participant;

2.   as the result of a participant's separation from service as defined under
     Section 402(d)(4)(A) of the Code;

3. in connection with a loan transaction, if the loan is repaid in accordance with its terms;

4.   as a minimum distribution pursuant to Section 401(a)(9) of the Code;

5.   as a hardship withdrawal pursuant to Section 401(k) of the Code;

6. pursuant to a qualified domestic relations order ("QDRO") under Section 414(p) of the Code, but only if the QDRO specifically requires that the plan administrator withdraw amounts for payment to an alternate payee;

7. as a result of an in-service withdrawal attributable to the after-tax contributions of a participant; or

8. as a result of an in-service withdrawal from a profit-sharing plan after meeting a minimum number of years of service and/or participation in the plan, and the attainment of a minimum age specified in the plan.

Prior to any withdrawal from RIA for benefit distribution purposes, Equitable Life reserves the right to receive from the employer and/or trustees of the plan, evidence satisfactory to it that such benefit distribution conforms to at least one of the types mentioned above.


ONGOING OPERATIONS FEE

The ongoing operations fee is based on the combined net balances (including any outstanding loan balance) of an employer plan in the investment options at the close of business on the last business day of each month. The amount of the ongoing operations fee is determined under the rate schedule that applies to the employer plan. Unless you make other arrangements, we deduct the charge from employer plan balances at the close of business on the last business day of the following month.

Set forth below is the rate schedule for employer plans which adopted RIA after February 9, 1986. Information concerning the rate schedule for employer plans that adopted RIA on or before February 9, 1986 is included in the SAI under "Fund information."



--------------------------------------------------------------------------------
       COMBINED BALANCE                         MONTHLY
     OF INVESTMENT OPTIONS                        RATE
--------------------------------------------------------------------------------
     First $  150,000                           1/12 of 1.25%
     Next  $  350,000                           1/12 of 1.00%
     Next  $  500,000                           1/12 of 0.75%
     Over  $1,000,000                           1/12 of 0.50%
--------------------------------------------------------------------------------

-----
37
--------------------------------------------------------------------------------


The ongoing operations fee is designed to cover such expenses as contract underwriting and issuance for employer plans, employer plan-level recordkeeping, processing transactions and benefit distributions, administratively maintaining the investment options, commissions, promotion of RIA, administrative costs (including certain enrollment and other servicing costs), systems development, legal and technical support, product and financial planning and part of our general overhead expenses. Administrative costs and overhead expenses include such items as salaries, rent, postage, telephone, travel, office equipment and stationery, and legal, actuarial and accounting fees.


PARTICIPANT RECORDKEEPING SERVICES CHARGE

The PRS is an optional service. If you elect this service, we charge a per participant annual fee of $25. We deduct this fee on a monthly basis at the rate of $2.08 per participant. We determine the amount of the fee for an employer plan at the close of business on the last business day of each month based on the number of participants enrolled with us at that time. Unless you make other arrangements, we deduct this fee from the combined balances of each participant in the investment options at the close of business on the last business day of the following month. The PRS fee covers expenses incurred for establishing and maintaining individual records, issuing statements and reports for individual employees and employer plans, and processing individual transactions and benefit distributions. We are not responsible for reconciling participants' individual account balances with the entire amount of the employer plan where we do not maintain individual account balances.


LOAN FEE


We charge a loan fee in an amount equal to 1% of the loan principal amount on the date the plan loan is made.


OTHER BILLING ARRANGEMENTS

The ongoing operations and participant recordkeeping services fees can be paid by a direct billing arrangement we have with the employer subject to a written agreement between Equitable Life and the employer.


INDIVIDUAL ANNUITY CHARGES

ANNUITY ADMINISTRATIVE CHARGE. If a participant elects an annuity payout option, we deduct a $175 charge from the amount used to purchase the annuity. This charge reimburses us for administrative expenses associated with processing the application for the annuity and issuing each month's annuity payment.

CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES. We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed by us varies by state and ranges from 0% to 1% (1% in Puerto Rico and 5% in the U.S. Virgin Islands).


GENERAL INFORMATION ON FEES AND CHARGES

We reserve the right (1) to change from time to time the charges and fees described in this prospectus upon prior notice to the employer and (2) to establish separate fee schedules for requested non-routine administrative services and for newly scheduled services not presently contemplated under the contracts.

9
Tax information

-----
38
--------------------------------------------------------------------------------


Employer retirement plans that may qualify for tax-favored treatment are governed by the provisions of the Internal Revenue Code ("Code") and ERISA. The Code is administered by the IRS. ERISA is administered primarily by the DOL.

Provisions of the Code and ERISA include requirements for various features including:

o    participation, vesting and funding;

o    nondiscrimination;

o    limits on contributions and benefits;

o    distributions;

o    penalties;

o    duties of fiduciaries;

o    prohibited transactions; and

o    withholding, reporting and disclosure.

IT IS THE RESPONSIBILITY OF THE EMPLOYER, PLAN TRUSTEE AND PLAN ADMINISTRATOR TO SATISFY THE REQUIREMENTS OF THE CODE AND ERISA.

This prospectus does not provide detailed tax or ERISA information. The following discussion briefly outlines the Code provisions relating to contributions to and distributions from certain tax-qualified retirement plans, although some information on other provisions is also provided. Various tax disadvantages, including penalties, may result from actions that conflict with requirements of the Code or ERISA, and regulations or other interpretations thereof. In addition, federal tax laws and ERISA are continually under review by the Congress, and any changes in those laws, or in the regulations pertaining to those laws, may affect the tax treatment of amounts contributed to tax-qualified retirement plans or the legality of fiduciary actions under ERISA.


Certain tax advantages of tax-qualified retirement plans may not be available under certain state and local tax laws. This outline does not discuss the effect of any state or local tax laws. It also does not discuss the effect of federal estate and gift tax laws (or state and local estate, inheritance and other similar tax laws). This outline assumes that the participant does not participate in any other qualified retirement plan. Finally, it should be noted that many tax consequences depend on the particular jurisdiction or circumstances of a participant or beneficiary.


The provisions of the Code and ERISA are highly complex. For complete information on these provisions, as well as all other federal, state, local and other tax considerations, qualified legal and tax advisers should be consulted.




BUYING A CONTRACT TO FUND A RETIREMENT ARRANGEMENT

Annuity contracts can be purchased in connection with retirement plans qualified under Code section 401. How these arrangements work, including special rules applicable to each, are described below. You should be aware that the funding vehicle for a qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits, such as RIA's, selection of investment funds and guaranteed interest option and chocies of pay-out options, as well as the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you select.



TAX ASPECTS OF CONTRIBUTIONS TO A PLAN

Corporations, partnerships and self-employed individuals can establish qualified plans for the working owners and their employees who participate in the plan. Qualified plans established by partnerships and sole proprietorships are frequently referred to as "Keogh" plans. Both employer and employee contributions to these plans are subject to a variety of limitations, some of which are discussed here briefly. See your tax adviser for more information. Violation of contribution limits may result in disqualification and/or imposition of monetary penalties. The trustee or plan administrator may make contributions on behalf of the plan participants which are deductible from the employer's federal gross income.

-----
39
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Employer contributions which exceed the amount currently deductible are subject to a 10% penalty tax. There are special rules for corporate plans and Keogh plans which are top heavy plans (i.e., more than 60% of the contributions or benefits are allocated to certain highly compensated employees otherwise known as key employees).


The limits on the amount of contributions that can be made and/or forfeitures that can be allocated to each participant in defined contribution plans is the lesser of $35,000 or 25% of the compensation or earned income for each participant. In 2001, the employer may not consider compensation in excess of $170,000 in calculating contributions or benefits to the plan. This amount may be adjusted for cost-of-living changes in future years. For self-employed individuals, earned income is defined so as to exclude deductible contributions made to all tax-qualified retirement plans, including Keogh plans, and takes into account the deduction for one-half the individual's self-employment tax. Deductions for aggregate contributions to profit-sharing plans may not exceed 15% of all participants' compensation.

Special limits on contributions apply to anyone who participates in more than one qualified plan or who controls another trade or business. In addition, there is an overall limit on the total amount of contributions and benefits under all tax-qualified retirement plans in which an individual participates.

The deductible limits for corporate plans and Keogh plans which are defined benefit plans are based on the minimum funding standard determined by the plan actuary each year. No participant can receive a benefit which exceeds the lesser of (i) $90,000 ($140,000 as indexed for inflation for the 2001 plan year) or (ii) 100% of the participant's average compensation for the consecutive three-year period which results in the highest such average. The $90,000 limit is actuarially reduced for participants retiring prior to the social security retirement age and actuarially increased for participants retiring after the social security retirement age. Special grandfathering rules apply to certain participants whose benefits exceed the $90,000 limit.


A qualified plan may allow the participant to direct the employer to make contributions which will not be included in the employee's income (elective deferrals) by entering into a salary reduction agreement with the employer under Section 401(k) of the Code. The 401(k) plan, otherwise known as a cash or deferred arrangement, must not allow withdrawals of elective deferrals and the earnings thereon prior to the earliest of the following events: (i) attainment of age 59-1/2, (ii) death, (iii) disability, (iv) certain business dispositions and plan terminations or (v) termination of employment. In addition, in-service withdrawals of elective deferrals (but not earnings after 1988) may be made in the case of financial hardship.


A participant cannot elect to defer annually more than $7,000 ($10,500 as indexed for inflation in 2001) under all salary reduction arrangements with all employers in which the individual participates.


Employer matching contributions to a 401(k) plan for self-employed individuals are no longer treated as elective deferrals, and are treated the same as employer matching contributions for other employees.

A qualified plan must not discriminate in favor of highly compensated employees. Two special nondiscrimination rules limit contributions and benefits for highly compensated employees in the case of (1) a 401(k) plan and (2) any defined contribution plan, whether or not a 401(k) plan, which provides for employer matching contributions to employee after-tax contributions or elective deferrals. Generally, these nondiscrimination tests require an employer to compare the deferrals or the aggregate contributions, as the case may be, made by the eligible highly compensated employees with those made by the non-highly compensated employees, although alternative simplified tests are available. Highly compensated participants include five percent owners and employees earning more than $85,000 for the prior year. (If desired the latter group can be limited to employees who are in the top 20% of all employees based on compensation.)

Certain 401(k) plans can adopt a "SIMPLE 401(k)" feature which will enable the plan to meet nondiscrimination

-----
40
--------------------------------------------------------------------------------


requirements without testing. The SIMPLE 401(k) feature requires the plan to meet specified contribution, vesting and exclusive plan requirements.


Employers may adopt a safe harbor 401(k) arrangement. Under this arrangement, an employer agrees to offer a matching contribution equal to (a) 100% of salary deferral contributions up to 3% of compensation and (b) 50% of salary deferral contributions that exceed 3% but are less than 5% of compensation. These contributions must be nonforfeitable. If the employer makes these contributions and gives proper notification to plan participants, the plan is not subject to non-discrimination testing on salary deferral and the above contributions.



TAX ASPECTS OF DISTRIBUTIONS FROM A PLAN

Amounts held under qualified plans are generally not subject to federal income tax until benefits are distributed to the participant or other recipient. In addition, there will not be any tax liability for transfers of any part of the value of an employer plan among the Funds.

The various types of benefit payments include withdrawals, annuity payments and lump sum distributions. Each benefit payment made to the participant or other recipient is generally fully taxable as ordinary income. An exception to this general rule is made, however, to the extent a distribution is treated as a recovery of after-tax contributions made by the participant.

In addition to income tax, the taxable portion of any distribution may be subject to a 10% penalty tax. See "Penalty tax on premature distributions" in this section.


INCOME TAXATION OF WITHDRAWALS

The amount of any partial distribution prior to the annuity starting date is treated as ordinary income except to the extent the distribution is treated as a withdrawal of after-tax contributions. Withdrawals from a qualified plan are normally treated as pro rata withdrawals of after-tax contributions and earnings on those contributions. If the plan allowed withdrawals prior to separation from service as of May 5, 1986, however, all after-tax contributions made prior to January 1, 1987 may be withdrawn tax free prior to withdrawing any taxable amounts if properly accounted for by the plan.

As discussed in this section in "Certain rules applicable to plan loans," taking a loan or failing to repay an outstanding loan as required may, in certain situations, be treated as a taxable distribution.


INCOME TAXATION OF ANNUITY PAYMENTS

In the case of a distribution in the form of an annuity, the amount of each annuity payment is treated as ordinary income except where the participant has a cost basis in the annuity.

The cost basis is equal to the amount of after-tax contributions, plus any employer contributions that had to be included in gross income in prior years. If the participant has a cost basis in the annuity, a portion of each payment received will be excluded from gross income to reflect the return of the cost basis. The remainder of each payment will be includable in gross income as ordinary income. The excludable portion is based on the ratio of the participant's cost basis in the annuity on the annuity starting date to the expected return, generally determined in accordance with a statutory table, under the annuity as of such date. The full amount of the payments received after the cost basis of the annuity is recovered is fully taxable. If there is a refund feature under the annuity, the beneficiary of the refund may recover the remaining cost basis as payments are made. If the participant (and beneficiary under a joint and survivor annuity) die prior to recovering the full cost basis of the annuity, a deduction is allowed on the participant's (or beneficiary's) final tax return.


INCOME TAXATION OF LUMP SUM DISTRIBUTIONS

If benefits are paid in a lump sum, the payment may be eligible for the special tax treatment accorded lump sum distributions. In certain limited cases, the distribution may be eligible for favorable ten year averaging and long-term capital gain treatment.



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ELIGIBLE ROLLOVER DISTRIBUTIONS

Many types of distributions from qualified plans are "eligible rollover distributions" that can be rolled over directly to another qualified plan or a traditional individual retirement arrangement ("IRA"), or rolled over to another plan or IRA within 60 days of receipt by the individual. Death benefits received by a spouse' beneficiary may only be rolled over into an IRA. To the extent a distribution is rolled over, it remains tax deferred. Distributions not rolled over directly, however, are subject to 20% mandatory withholding. See "Federal income tax withholding" in this section.

The taxable portion of most distributions will generally be an "eligible rollover distribution" unless the distribution falls within the following list of exceptions:

o one of a series of substantially equal periodic payments made (not less frequently than annually);

     (a) for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his or her designated beneficiary, or

     (b)  for a specified period of ten years or more.

o    nondeductible voluntary contributions;

o    hardship withdrawals;

o any distribution to the extent it is a required distribution under Section 401(a)(9) of the Code (see "Distribution requirements and limits" below);

o certain corrective distributions in plans subject to Sections 401(k), 401(m) or 402(g) of the Code;

o loans that are treated as deemed distributions under Section 72(p) of the Code;

o P.S. 58 costs (incurred if the plan provides life insurance protection for participants);

o dividends paid on employer securities as described in Section 404(k) of the Code; and

o    a distribution to a non-spousal beneficiary.


If a distribution is made to a participant's surviving spouse, or to a current or former spouse under a qualified domestic relations order, the distribution may be an eligible rollover distribution, subject to mandatory 20% withholding, unless one of the exceptions described above applies.



PENALTY TAX ON PREMATURE DISTRIBUTIONS

An additional 10% penalty tax is imposed on all taxable amounts distributed to a participant who has not reached age 59-1/2 unless the distribution falls within a specified exception or is rolled over into an IRA or other qualified plan. The specified exceptions are for:

(a)  distributions made on account of the participant's death or disability,

(b) distributions (which begin after separation from service) in the form of a life annuity or substantially equal periodic installments over the participant's life expectancy (or the joint life expectancy of the participant and the beneficiary),

(c) distributions due to separation from active service after age 55 and (d) distributions used to pay certain extraordinary medical expenses.


FEDERAL INCOME TAX WITHHOLDING

Mandatory federal income tax withholding at a 20% rate will apply to all "eligible rollover distributions" unless the participant elects to have the distribution directly rolled over to another qualified plan or traditional IRA. See the description above of "Eligible rollover distributions."

With respect to distributions that are not eligible rollover distributions, federal income tax must be withheld on the taxable portion of pension and annuity payments, unless the recipient elects otherwise. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of the distribution. Special rules may apply to foreign recipients, or United States citizens residing outside the United States. If a recipient does not have sufficient income tax withheld, or does not make sufficient estimated income tax payments, the recipient may incur penalties under the estimated income tax rules. Recipients should consult their tax advisers to determine whether they should elect out of withholding.



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Requests not to withhold federal income tax must be made in writing prior to receiving payments and submitted in accordance with the terms of the employer plan. No election out of withholding is valid unless the recipient provides the recipient's correct Taxpayer Identification Number and a U.S. residence address.


STATE INCOME TAX WITHHOLDING

Certain states have indicated that pension and annuity withholding will apply to payments made to residents of such states. In some states a recipient may elect out of state income tax withholding, even if federal withholding applies. It is not clear whether such states may require mandatory withholding with respect to eligible rollover distributions that are not rolled over (as described in this section under "Eligible rollover distributions"). Contact your tax adviser to see how state withholding may apply to your payment.


DISTRIBUTION REQUIREMENTS AND LIMITS

Distributions from qualified plans generally must commence no later than April 1st of the calendar year following the calendar year in which the participant reaches age 70-1/2 (or retires from the employer sponsoring the Plan if later). Five percent owners of qualified plans must commence distribution after age 70-1/2 even if they are still working.

Distributions can generally be made:

(1)  in a lump sum payment,

(2)  over the life of the participant,

(3) over the joint lives of the participant and his or her designated beneficiary,

(4) over a period not extending beyond the life expectancy of the participant, or

(5) over a period not extending beyond the joint life expectancies of the participant and his or her designated beneficiary.

The plan document will specify the options available to participants.

The minimum amount required to be distributed in each year after minimum distributions are required to begin is described in the Code, Treasury Regulations and IRS guidelines.

If the participant dies after required distribution has begun, payment of the remaining interest under the plan must be made at least as rapidly as under the method used prior to the participant's death. If a participant dies before required distribution has begun, payment of the entire interest under the plan must be completed within five years after death, unless payments to a designated beneficiary begin within one year of the participant's death and are made over the beneficiary's life or over a period certain which does not extend beyond the beneficiary's life expectancy. If the surviving spouse is the designated beneficiary, the spouse may delay the commencement of such payments up until the date that the participant would have attained age 70-1/2. Distributions received by a beneficiary are generally given the same tax treatment the participant would have received if distribution had been made to the participant.

If there is an insufficient distribution in any year, a 50% tax may be imposed on the amount by which the minimum required to be distributed exceeds the amount actually distributed. Failure to have distributions made as the Code and Treasury Regulations require may result in plan disqualification.


The IRS and Treasury recently have proposed revisions to the minimum distribution rules. We expect the rules to be finalized no earlier than January 1, 2002. The proposed revisions permit plan administrators, plan participants, and beneficiaries to apply the proposed revisions to distributions for the calendar year 2001 provided that the plan adopts a temporary amendment to permit such distributions.



SPOUSAL REQUIREMENTS

In the case of many qualified retirement plans, if a participant is married at the time benefit payments become payable, unless the participant elects otherwise with written consent of the spouse, the benefit must be paid in the form of a qualified joint and survivor annuity ("QJSA"). A QJSA is an annuity payable for the life of the participant with a survivor annuity for the life of the spouse in an amount which is not less than

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one-half of the amount payable to the participant during his or her lifetime.
In addition, a married participant's beneficiary must be the spouse, unless the spouse consents in writing to the designation of a different beneficiary.


CERTAIN RULES APPLICABLE TO PLAN LOANS

The following are federal tax and ERISA rules that apply to loan provisions of all employer plans. Employer plans may have additional restrictions. Employers and participants should review these matters with their own tax advisers before requesting a loan. There will not generally be any tax liability with respect to properly made loans in accordance with an employer plan. A loan may be in violation of applicable provisions unless it complies with the following conditions:

o With respect to specific loans made by the plan to a plan participant, the loan administrator determines the interest rate, the maximum term and all other terms and conditions of the loan.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence.

o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly.

o The amount of a loan to a participant, when aggregated with all other loans to the participant from all qualified plans of the employer, cannot exceed the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits, and cannot exceed $50,000 in any event. This $50,000 limit is reduced by the excess (if any) of the highest outstanding loan balance over the previous twelve months over the outstanding balance of plan loans on the date the loan was made.


o For loans made prior to January 1, 1987 and not renewed, modified, renegotiated or extended after December 31, 1986 the $50,000 maximum aggregate loan balance is not required to be reduced, the quarterly amortization requirement does not apply, and the term of a loan may exceed five years if used to purchase the principal residence of the participant or a member of his or her family, as defined in the Code.


o Only 50% of the participant's vested account balance may serve as security for a loan. To the extent that a participant borrows an amount which should be secured by more than 50% of the participant's vested account balance, it is the responsibility of the trustee or plan administrator to obtain the additional security.

o Loans must be available to all plan participants, former participants who still have account balances under the plan, beneficiaries and alternate payees on a reasonably equivalent basis.

o Each new or renewed loan must bear a reasonable rate of interest commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances.

o Many plans provide that the participant's spouse must consent in writing to the loan.

o Except to the extent permitted in accordance with the terms of a prohibited transaction exemption issued by the DOL, loans are not available (i) in a Keogh (non-corporate plan to an owner-employee or a partner who owns more than 10% of a partnership or (ii) to 5% shareholders in an S corporation.

If the loan does not qualify under the conditions above, the participant fails to repay the interest or principal when due, or in some instances, if the participant separates from service or the plan is terminated, the amount borrowed or not repaid may be treated as a distribution. The participant may be required to include as ordinary income the unpaid amount due and a 10% penalty tax on early distributions may apply. The plan should report the amount of the unpaid loan balance to the IRS as a distribution. See "Tax aspects of distributions from a plan" in this section.

The loan requirements and provisions of RIA shall apply regardless of the plan administrator's guidelines.



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IMPACT OF TAXES TO EQUITABLE LIFE

Under existing federal income tax law, no taxes are payable on investment income and capital gains of the Funds that are applied to increase the reserves under the contracts. Accordingly, Equitable Life does not anticipate that it will incur any federal income tax liability attributable to income allocated to the variable annuity contracts participating in the Funds and it does not currently impose a charge for federal income tax on this income when it computes unit values for the Funds. If changes in federal tax laws or interpretations thereof would result in Equitable Life being taxed, then Equitable Life may impose a charge against the Funds (on some or all contracts) to provide for payment of such taxes.


CERTAIN RULES APPLICABLE TO PLANS DESIGNED TO COMPLY WITH SECTION 404(C) OF
ERISA

Section 404(c) of ERISA, and the related DOL regulation, provide that if a plan participant or beneficiary exercises control over the assets in his or her plan account, plan fiduciaries will not be liable for any loss that is the direct and necessary result of the plan participant's or beneficiary's exercise of control. As a result, if the plan complies with Section 404(c) and the DOL regulation thereunder, the plan participant can make and is responsible for the results of his or her own investment decisions.

Section 404(c) plans must provide, among other things, that a broad range of investment choices are available to plan participants and beneficiaries and must provide such plan participants and beneficiaries with enough information to make informed investment decisions. Compliance with the Section 404(c) regulation is completely voluntary by the plan sponsor, and the plan sponsor may choose not to comply with Section 404(c).

The RIA Program provides employer plans with the broad range of investment choices and information needed in order to meet the requirements of the Section 404(c) regulation. If the plan is intended to be a Section 404(c) plan, it is, however, the plan sponsor's responsibility to see that the requirements of the DOL regulation are met. Equitable Life and its agents shall not be responsible if a plan fails to meet the requirements of Section 404(c).

10
More information

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ABOUT CHANGES OR TERMINATIONS

AMENDMENTS. The contracts have been amended in the past and we and the trustee under the Master Trust Agreement may agree to amendments in the future. No future change can affect annuity benefits in the course of payment. If certain conditions are met, we may: (1) terminate the offer of any of the investment options and (2) offer new investment options with different terms.

We may unilaterally amend or modify the contracts or the Master Retirement Trust without the consent of the employer or plan sponsor, as the case may be, in order to keep the contracts or the Master Retirement Trust in compliance with law.

TERMINATION. We can discontinue offering RIA at any time. Discontinuance of RIA would not affect annuities in the course of payment, but we would not accept further contributions. The employer may elect to maintain investment options balances with us to provide annuity benefits in accordance with the terms of the contracts. The employer may elect to discontinue the participation of the employer plan in RIA at any time upon advance written notice to us.

We may elect, upon written notice to the employer, to discontinue the participation of the employer plan in RIA if (1) the employer fails to comply with any terms of the Master Retirement Trust, (2) the employer fails to make the required minimum contributions, (3) as may be agreed upon in writing between Equitable Life and the employer if the plan fails to maintain minimum amounts of Funds invested in RIA, or (4) the employer fails to comply with any representations and warranties made by the employer, trustees or employer plan to Equitable Life in connection with the employer plan's participation in RIA.


At any time on or after the participation of the employer in RIA has been discontinued, we may withdraw the entire amount of the employer plan assets held in the investment options, and pay them to the trustee of the employer plan, subject to our right to defer payout of amounts held in the guaranteed interest option, less any applicable charges and fees and outstanding loan balances.


IRS DISQUALIFICATION

If your plan is found not to qualify under the Internal Revenue Code, we can terminate your participation under RIA. In this event, we will withdraw the employer plan balances from the investment options, less applicable charges and fees and any outstanding loan balances, and pay the amounts to the trustees of the plan.


ABOUT THE SEPARATE ACCOUNTS

Each Fund is one, or part of one, of our separate accounts. We established the separate accounts under special provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our Funds for owners of our variable annuity contracts, including our group annuity contracts. The results of each separate account's operations are accounted for without regard to Equitable Life's, or any other separate account's, operating results. We are the legal owner of all of the assets in the separate accounts and may withdraw any amounts we have in the separate accounts that exceed our reserves and other liabilities under variable annuity contracts. We reserve the right to take certain actions in connection with our operations and the operations of the Funds as permitted by applicable law. If necessary, we will seek approval by participants in RIA.


We established the Alliance Bond Fund in 1981, Alliance Common Stock and Alliance Mid Cap Growth Funds in 1969, and Alliance Balanced Fund in 1979. We established Separate Account No. 66, which holds the other Funds offered under the contract, in 1997.

Because of exclusionary provisions, none of the Funds are subject to regulation under the Investment Company Act of 1940 ("1940 Act"). EQ Advisors Trust shares are purchased by Separate Account No. 66.



ABOUT EQ ADVISORS TRUST

EQ Advisors Trust is registered under the Investment Company Act of 1940. It is classified as an "open-end management

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investment company," more commonly called a mutual fund. EQ Advisors trust issues different shares relating to each portfolio.

Equitable Life serves as the investment manager of EQ Advisors Trust. As such, Equitable Life oversees the activities of the investment advisers with respect to EQ Advisors Trust and is responsible for retaining or discontinuing the services of those advisers. (Prior to September 1999, EQ Financial Consultants, Inc., the predecessor of AXA Advisors, LLC and an affiliate of Equitable Life, served as investment manager to EQ Advisors Trust.)


EQ Advisors Trust commenced operations on May 1, 1997. For periods prior to October 18, 1999 the Alliance portfolios (other than EQ/Alliance Premier Growth and EQ/Alliance Technology) in which the Funds of Separate Account No. 66 invest, were part of The Hudson River Trust. On October 18, 1999, these portfolios became corresponding portfolios of EQ Advisors Trust.


EQ Advisors Trust does not impose sales charges or "loads" for buying and selling its shares. All dividends and other distributions on shares are reinvested in full. The Board of Trustees of EQ Advisors Trust may establish additional portfolios or eliminate existing portfolios at any time. More detailed information about EQ Advisors Trust, its investment objectives, policies, restrictions, risks, expenses, multiple class distribution systems, the Rule 12b-1 plan relating to the Class IB shares, and other aspects of its operations, appear in the prospectus for EQ Advisors Trust attached at the end of this prospectus, or in its SAI, which is available upon request.


ABOUT THE GENERAL ACCOUNT


Our general account supports all of our policy and contract guarantees, including those that apply to the guaranteed interest option, as well as our general obligations.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of exemptions and exclusionary provisions that apply, interests in the general account have not been registered under the Securities Act of 1933, nor is the general account an investment company under the Investment Company Act of 1940. We have been advised that the staff of the SEC has not reviewed the portions of this prospectus that relate to the general account. The disclosure, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


COMBINATION OF CERTAIN INVESTMENT OPTIONS AND SEPARATE ACCOUNTS

On or about May 18, 2001, the following combinations will occur: (i) interests in the Alliance Balanced Fund--Separate Account No. 10 will replace interests in the Alliance Conservative Investors, EQ/Evergreen Foundation, Mercury World Strategy and EQ/Putnam Balanced Funds and these Funds will no longer be available; and (ii) interests in the EQ/Bernstein Diversified Value Fund will replace interests in the T. Rowe Price Equity Income Fund and this Fund will no longer be available. We will move the assets from the replaced Funds into the applicable surviving Fund. We will also automatically direct any contributions made to the replaced Funds to the applicable surviving Fund. Since the replaced Funds will continue to be in existence only until approximately May 18, 2001, references to these options have been omitted from the fee table and the expense examples.

On May 1, 2001, Separate Account No. 51 was combined into Separate Account No. 66 and the divisions that were previously part of Separate Account No. 51 are now part of Separate Account No. 66.



WHEN WE PAY PROCEEDS

Ordinarily we will apply proceeds to an annuity and make payments or withdrawals out of the investment options promptly after the date of the transaction. However, we can defer payments, apply proceeds to an annuity and process withdrawals from the Funds for any period during which the New York Stock Exchange is closed for trading, sales of securities are restricted or determination of the fair market value of assets of the Funds is not reasonably practicable

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because of an emergency. We may also defer withdrawals from the plan in installments in order to protect the interests of the other contract holder in a Fund.


WHEN TRANSACTION REQUESTS ARE EFFECTIVE

Transaction requests may be made by the authorized person for the employer plan as shown on our records, in written or facsimile form acceptable to us and signed by the employer. All requests will be effective on the business day we receive a properly completed and signed written or facsimile request for a financial transaction at the RIA service office. Transaction requests received after the end of a business day will be processed the next business day.

We will honor your properly completed transaction requests received via facsimile only if we receive a properly completed transaction form. The request form must be signed by an individual who the plan trustees have previously authorized in writing. We are not responsible for determining the accuracy of a transmission and are not liable for any consequences, including but not limited to, investment losses and lost investment gains, resulting from a faulty or incomplete transmission. If your request form is not properly completed, we will contact you within 24 hours of our receipt of your facsimile.

We will use our best efforts to acknowledge receipt of a facsimile transmission, but our failure to acknowledge or a failure in your receipt of such acknowledgment will not invalidate your transaction request. If you do not receive acknowledgment of your facsimile within 24 hours, contact the RIA service office at the toll free 800 number.


VOTING RIGHTS


No voting rights apply to any of the separate accounts or to the guaranteed interest option. We do, however, have the right to vote shares of EQ Advisors Trust held by the Funds.


If EQ Advisors Trust holds a meeting of shareholders, we will vote shares of the portfolios of EQ Advisors Trust allocated to the corresponding Funds in accordance with instructions received from employers, participants or trustees, as the case may be. Shares will be voted in proportion to the voter's interest in the Funds holding the shares as of the record date for the shareholders meeting. We will vote the shares for which no instructions have been received in the same proportion as we vote shares for which we have received instructions. Employers, participants or trustees will receive: (1) periodic reports relating to EQ Advisors Trust and (2) proxy materials, together with a voting instruction form, in connection with shareholder meetings.

Currently, we control EQ Advisors Trust. EQ Advisors Trust shares are sold to our separate accounts and an affiliated qualified plan trust. In addition, EQ Advisors Trust shares are held by separate accounts of insurance companies both affiliated and unaffiliated with us. Shares held by these separate accounts will probably be voted according to the instructions of the owners of insurance policies and contracts issued by those insurance companies. While this will dilute the effect of the voting instructions of the contract owners, we currently do not foresee any disadvantages because of this. The Board of Trustees of EQ Advisors Trust intends to monitor events in order to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a response to any of those events insufficiently protects our contract owners, we will see to it that appropriate action is taken.


ABOUT LEGAL PROCEEDINGS

Equitable Life and its affiliates are parties to various legal proceedings. In our view, none of these proceedings is likely to have a material adverse effect upon the separate accounts, our ability to meet our obligations under RIA, or the distribution of group annuity contract interests under RIA.


ABOUT OUR INDEPENDENT ACCOUNTANTS


The financial statements listed below and included in the SAI have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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o    The financial statements for Separate Account Nos. 13,10, 4, 3, 51 and 66 as of December 31, 2000 and for each of the two years in the period then ended.

o The financial statements for Equitable Life as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000.


ABOUT THE TRUSTEE

As trustee, Chase Manhattan Bank serves as a party to the group annuity contracts. It has no responsibility for the administration of RIA or for any distributions or duties under the group annuity contracts.


REPORTS WE PROVIDE AND AVAILABLE INFORMATION

We send the employer a report each quarter that shows transactions in the investment options during the quarter for the employer plan, the number of units in the Funds credited to the employer plan, the unit values and the balances in all of the investment options as of the end of the quarter. The employer automatically receives a confirmation notice following the processing of a financial investment option transaction.

The employer will also receive an annual report and a semiannual report containing financial statements of the Funds and a list of the Funds' or Trust's portfolio securities. As permitted by the SEC's rules, we omitted certain portions of the registration statement filed with the SEC from this prospectus and the SAI. You may obtain the omitted information by: (1) requesting a copy of the registration statement from the SEC's principal office in Washington, D.C., and paying prescribed fees, or (2) by accessing the EDGAR Database at the SEC's Web site at www.sec.gov.


ACCEPTANCE AND RESPONSIBILITIES

The employer or plan sponsor, as the case may be: (1) is solely responsible for determining whether RIA is a suitable funding vehicle and (2) should carefully read the prospectus and other materials before entering into a participation or installation agreement.


Our duties and responsibilities are limited to those described in this prospectus. Except as explicitly set forth in the PRS program, we do not provide administrative services in connection with an employer plan. In addition, no financial professional or firm operated by a financial professional is authorized to solicit or agree to perform plan administrative services in his capacity as a financial professional. If an employer or trustee engages a financial professional to provide administrative support services to an employer plan, the employer or trustee engages that financial professional as its representative rather than Equitable Life's. WE ARE NOT LIABLE TO ANY EMPLOYER, TRUSTEE OR EMPLOYER PLAN FOR ANY DAMAGES ARISING FROM OR IN CONNECTION WITH ANY PLAN ADMINISTRATION SERVICES PERFORMED OR AGREED TO BE PERFORMED BY A FINANCIAL PROFESSIONAL.



ABOUT REGISTERED UNITS

This prospectus relates to our offering of units of interest in the Funds that are registered under the 1933 Act. Financial data and other information contained in this prospectus may refer to such "registered units," as offered in the RIA program. We also offer units under RIA to retirement plans maintained by corporations or governmental entities (collectively, "corporate plans"). However, because of an exemption under the 1933 Act, these corporate plan units are not registered under the 1933 Act or covered by this prospectus.


ASSIGNMENT AND CREDITORS' CLAIMS

Employers and plan participants cannot assign, sell, alienate, discount or pledge as collateral for a loan or other obligation to any party the employer plan balances and rights under RIA, except to the extent allowed by law for a Qualified Domestic Relations Order ("QDRO"), as that term is defined in the Code. (This reference to a loan does not apply to a loan under RIA.) Proceeds we pay under our contracts cannot be assigned or encumbered by the payee. We will pay all proceeds under our contracts free from the claims of creditors to the extent allowed by law.



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DISTRIBUTION OF THE CONTRACTS

AXA Advisors, LLC ("AXA Advisors"), the successor to EQ Financial Consultants, Inc. and an affiliate of Equitable Life, is the distributor of the contracts and has responsibility for sales and marketing functions of the contracts. AXA Advisors is registered with the SEC as a broker-dealer and a member of the National Association of Securities Dealers, Inc. The principal business address of AXA Advisors is 1290 Avenue of the Americas, New York, New York 10104.

The contracts will be sold by financial professionals who are registered representatives of AXA Advisors and its affiliates, who are also our licensed insurance agents. AXA Advisors may also receive compensation and reimbursement for its marketing services under the terms of its distribution agreement with Equitable Life. The offering of the contracts is intended to be continuous.



COMMISSIONS AND SERVICE FEES WE PAY

Financial professionals who assist in establishing an employer plan in RIA and providing necessary services (not including recordkeeping services) are entitled to receive commissions and service fees from us. We pay these commissions and fees, and they are not in addition to the fees and charges we describe under "Charges and expenses." Any service fees we pay to financial professionals are contingent upon their providing service satisfactory to us. While the charges and expenses that we receive from a RIA employer plan initially may be less than the commissions and service fees we pay to financial professionals, we expect that over time those charges and expenses we collect will be adequate to cover all of our expenses.

CERTAIN RETIREMENT PLANS THAT USE RIA MAY ALLOW EMPLOYER PLAN ASSETS TO BE USED IN PART TO BUY LIFE INSURANCE POLICIES RATHER THAN APPLYING ALL OF THE CONTRIBUTIONS TO RIA. Financial professionals will receive commissions on any such Equitable Life insurance policies at standard rates. These commissions are subject to regulation by state law and are at rates higher than those applicable to commissions payable for placing an employer plan under RIA.

Appendix: Condensed financial information


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A-1
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These selected per unit data and ratios for the years ended December 31, 2000 through 1993 have been derived from the financial statements audited by PricewaterhouseCoopers LLP, independent accountants, in their reports included in the SAI. For years prior to 1993, the condensed financial information was audited by other independent accountants. The financial statements of each of the Funds as well as the consolidated financial statements of Equitable Life are contained in the SAI. Information is provided for the period that each Fund has been available under RIA, but not longer than ten years.


SEPARATE ACCOUNT NO. 13 -- POOLED (ALLIANCE BOND FUND) OF
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE

         PERIOD INDICATED AND OTHER SUPPLEMENTARY DATA (NOTES F AND G)



--------------------------------------------------------------------------------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------
                                  2000       1999       1998       1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------------------------------------
Income                         $  3.77    $  3.27    $  3.25    $  3.29    $  3.09    $  3.07    $  2.32    $  2.18
Expenses (Note B)                (0.29)     (0.28)     (0.28)     (0.25)     (0.25)     (0.23)     (0.12)        --
--------------------------------------------------------------------------------------------------------------------
Net investment income             3.48       2.99       2.97       3.04       2.84       2.84       2.20       2.18
Net realized and unrealized
  gain (loss) on
  investments (Note C)            2.47      (3.20)     1.35       0.79       (1.49)      3.72      (2.99)      1.65
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in
  unit value                      5.95      (0.21)     4.32       3.83        1.35       6.56      (0.79)      3.83
Alliance Bond Fund unit
  value (Note A):
Beginning of Period            $ 58.20      58.41     54.09      50.26       48.91      42.35      43.14      39.31
--------------------------------------------------------------------------------------------------------------------
End of Period                  $ 64.15    $ 58.20   $ 58.41    $ 54.09     $ 50.26    $ 48.91    $ 42.35    $ 43.14
====================================================================================================================
Ratio of expenses to average
  net assets (Note B)             0.50%      0.50%      0.50%      0.50%      0.50%      0.50%      0.36%     N/A
Ratio of net investment
  income to average net
  assets                          5.81%      5.13%      5.26%      5.89%      5.81%      6.17%      5.12%      5.17%
Number of units outstanding
  at end of period                   0        264      3,003      2,021      2,698      2,392      1,632        545
Portfolio turnover rate
  (Note E)                         337%        88%       133%       188%       137%       288%       264%       254%
====================================================================================================================



                                MAY 1, 1992-
                               DECEMBER 31,
                                   1992
Income                        $  0.59
Expenses (Note B)                 --
-------------------------------------
Net investment income           0.59
Net realized and unrealized
  gain (loss) on
  investments (Note C)          2.37
-------------------------------------
Net increase (decrease) in
  unit value                    2.96
Alliance Bond Fund unit
  value (Note A):
Beginning of Period            36.35
-------------------------------------
End of Period                $ 39.31
=====================================
Ratio of expenses to average
  net assets (Note B)              N/A
Ratio of net investment
  income to average net
  assets                        6.00%
                              (Note D)
Number of units outstanding
  at end of period               288
Portfolio turnover rate
  (Note E)                       151%
=====================================

See Notes following tables.

-----
A-2
--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 10 -- POOLED (ALLIANCE BALANCED FUND) OF
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE
            PERIODS INDICATED AND OTHER SUPPLEMENTARY DATA (NOTE F)




--------------------------------------------------------------------------------
                                YEAR ENDED DECEMBER 31,
                        2000        1999        1998        1997
--------------------------------------------------------------------------------
Income               $   5.89    $   5.05    $   4.80    $   4.41
Expenses (Note B)       (0.84)      (0.76)      (0.66)      (0.56)
--------------------------------------------------------------------------------
Net investment
  income                 5.05        4.29        4.14        3.85
Net realized and
  unrealized
  gain (loss) on
  investments
  (Note C)              (8.98)      17.51       19.07       10.33
--------------------------------------------------------------------------------
Net increase
  (decrease) in
  unit value            (3.93)     21.80       23.21       14.18
Alliance Balanced
  Fund unit
  value (Note A):
Beginning of
  Period               164.81     143.01      119.80      105.62
--------------------------------------------------------------------------------
End of Period        $ 160.88    $ 164.81    $ 143.01    $ 119.80
================================================================================
Ratio of expenses
  to average net
  assets (Note B)        0.50%       0.50%       0.50%       0.50%
Ratio of net
  investment
  income to
  average net
  assets                 3.06%       2.88%       3.19%       3.42%
Number of units
  outstanding at
  end of period         9,759      11,870      29,340      38,304
Portfolio turnover
  rate (Note E)           145%         95%         89%        165%
================================================================================




-------------------------------------------------------------------------------------
                                         YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------
                        1996        1995       1994       1993       1992       1991
-------------------------------------------------------------------------------------
Income               $   3.60    $  3.18    $  2.63    $  2.67    $  2.69    $  2.63
Expenses (Note B)       (0.50)     (0.43)     (0.23)        --         --         --
-------------------------------------------------------------------------------------
Net investment
  income                 3.10       2.75       2.40       2.67       2.69       2.63
Net realized and
  unrealized
  gain (loss) on
  investments
  (Note C)               7.66      13.34      (9.48)     7.28       (4.51)     20.34
-------------------------------------------------------------------------------------
Net increase
  (decrease) in
  unit value            10.76      16.09      (7.08)     9.95       (1.82)    22.97
Alliance Balanced
  Fund unit
  value (Note A):
Beginning of
  Period                94.86      78.77      85.85     75.90       77.72     54.75
-------------------------------------------------------------------------------------
End of Period        $ 105.62    $ 94.86    $ 78.77   $ 85.85     $ 75.90   $ 77.72
=====================================================================================
Ratio of expenses
  to average net
  assets (Note B)        0.50%      0.50%      0.30%     N/A        N/A        N/A
Ratio of net
  investment
  income to
  average net
  assets                 3.13%      3.19%      2.94%      3.31%      3.68%      4.15%
Number of units
  outstanding at
  end of period        52,080     73,979     86,914     87,242     81,860     80,964
Portfolio turnover
  rate (Note E)           177%       170%       107%       102%        90%       114%
=====================================================================================


See Notes following tables.

-----
A-3
--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 4 -- POOLED (ALLIANCE COMMON STOCK FUND) OF
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE
            PERIODS INDICATED AND OTHER SUPPLEMENTARY DATA (NOTE F)




--------------------------------------------------------------------------------
                                   YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
                            2000         1999        1998        1997
--------------------------------------------------------------------------------
Income                  $     3.61    $   4.02    $   3.57    $   3.39
Expenses (Note B)            (4.02)      (3.74)      (3.38)      (3.11)
--------------------------------------------------------------------------------
Net investment
  income (loss)              (0.41)       0.28        0.19        0.28
Net realized and
  unrealized gain
  (loss) on
  investments
  (Note C)                 (149.19)    233.22       (18.53)    144.74
--------------------------------------------------------------------------------
Net increase
  (decrease) in
  unit value               (149.60)    233.50       (18.34)    145.02
Alliance Common
  Stock Fund unit
  value (Note A):
Beginning of Period         898.72     665.22       683.56     538.54
--------------------------------------------------------------------------------
End of Period           $   749.12   $ 898.72     $ 665.22   $ 683.56
================================================================================
Ratio of expenses to
  average net
  assets (Note B)             0.50%       0.50%       0.50%       0.50%
Ratio of net
  investment
  income (loss) to
  average net
  assets                     (0.05)%      0.04%       0.03%       0.05%
Number of units
  outstanding at
  end of period              7,195      10,056      17,216      21,142
Portfolio turnover
  rate (Note E)                 48%         72%         71%         62%
================================================================================




-------------------------------------------------------------------------------------------
                                             YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------
                          1996        1995        1994        1993        1992        1991
-------------------------------------------------------------------------------------------
Income                 $   2.99    $   3.98    $   3.83    $   3.69    $   3.13    $   2.74
Expenses (Note B)         (2.51)      (2.03)      (1.00)         --          --          --
-------------------------------------------------------------------------------------------
Net investment
  income (loss)            0.48        1.95        2.83        3.69        3.13        2.74
Net realized and
  unrealized gain
  (loss) on
  investments
  (Note C)                80.65      108.54       (8.98)      56.16        1.86       96.86
-------------------------------------------------------------------------------------------
Net increase
  (decrease) in
  unit value              81.13      110.49       (6.15)      59.85        4.99       99.60
Alliance Common
  Stock Fund unit
  value (Note A):
Beginning of Period      457.41      346.92      353.07      293.22      288.23      188.63
-------------------------------------------------------------------------------------------
End of Period          $ 538.54    $ 457.41    $ 346.92    $ 353.07    $ 293.22    $ 288.23
===========================================================================================
Ratio of expenses to
  average net
  assets (Note B)          0.50%       0.50%       0.30%      N/A         N/A        N/A
Ratio of net
  investment
  income (loss) to
  average net
  assets                   0.10%       0.49%       0.81%       1.17%       1.13%       1.14%
Number of units
  outstanding at
  end of period          24,332      25,937      27,438      24,924      23,331      20,799
Portfolio turnover
  rate (Note E)             105%        108%         91%         82%         68%         66%
===========================================================================================


See Notes following tables.

-----
A-4
--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 3 -- POOLED (ALLIANCE MID CAP GROWTH FUND)* OF

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE

            PERIODS INDICATED AND OTHER SUPPLEMENTARY DATA (NOTE F)




--------------------------------------------------------------------------------
                                   YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
                          2000        1999        1998         1997
--------------------------------------------------------------------------------
Income                 $   1.70    $   1.61    $   1.42     $    1.08
Expenses (Note B)         (1.15)      (1.06)      (1.13)        (1.13)
--------------------------------------------------------------------------------
Net investment
  income (loss)            0.55        0.55        0.29         (0.05)
Net realized and
  unrealized gain
  (loss) on
  investments
  (Note C)               (31.20)      34.80      (31.58)        25.34
--------------------------------------------------------------------------------
Net increase
  (decrease) in
  unit value            (30.65)      35.35      (31.29)         25.29
Alliance Mid Cap
  Growth Fund
  unit value
  (Note A):
Beginning of Period     238.41      203.06      234.35         209.06
--------------------------------------------------------------------------------
End of Period         $ 207.76    $ 238.41    $ 203.06      $  234.35
================================================================================
Ratio of expenses to
  average net
  assets (Note B)         0.50%      0.50%       0.50%          0.50%
Ratio of net
  investment
  income (loss) to
  average net
  assets                  0.24%      0.27%       0.13%         (0.02)%
Number of units
  outstanding at
  end of period           7,276      10,300      21,322        27,762
Portfolio turnover
  rate (Note E)             136%        108%        195%          176%
================================================================================



--------------------------------------------------------------------------------------------
                                             YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------
                          1996        1995        1994        1993        1992        1991
--------------------------------------------------------------------------------------------
Income                 $   1.33    $   0.98    $   0.71    $   1.01    $   1.21    $   1.06
Expenses (Note B)         (0.98)      (0.75)      (0.37)         --          --          --
--------------------------------------------------------------------------------------------
Net investment
  income (loss)            0.35        0.23        0.34        1.01        1.21        1.06
Net realized and
  unrealized gain
  (loss) on
  investments
  (Note C)                38.04       40.49       (5.81)      17.43       (4.23)      55.15
--------------------------------------------------------------------------------------------
Net increase
  (decrease) in
  unit value              38.39       40.72       (5.47)      18.44       (3.02)      56.21
Alliance Mid Cap
  Growth Fund
  unit value
  (Note A):
Beginning of Period      170.67      129.95      135.42      116.98      120.00       63.79
--------------------------------------------------------------------------------------------
End of Period          $ 209.06    $ 170.67    $ 129.95    $ 135.42    $ 116.98    $ 120.00
============================================================================================
Ratio of expenses to
  average net
  assets (Note B)          0.50%       0.50%       0.30%      N/A         N/A        N/A
Ratio of net
  investment
  income (loss) to
  average net
  assets                   0.18%       0.15%       0.25%       0.82%       1.09%       1.11%
Number of units
  outstanding at
  end of period          26,777      26,043      26,964      23,440      21,917      14,830
Portfolio turnover
  rate (Note E)             118%        137%         94%         83%         71%         63%
============================================================================================


See Notes following tables.

* Formerly named "Alliance Aggressive Stock Fund."

-----
A-5
--------------------------------------------------------------------------------


Notes:

A. The values for a registered Alliance Bond Fund, Alliance Balanced Fund, Alliance Common Stock Fund and Alliance Mid Cap Growth Fund unit on May 1, 1992, January 23, 1985, April 8, 1985 and July 7, 1986, the first date on which payments were allocated to purchase registered units in each Fund, were $36.35, $28.07, $84.15 and $44.82, respectively.

B. Certain expenses under RIA are borne directly by employer plans participating in RIA. Accordingly, those charges and fees discussed under "Charges and expenses" are not included above and did not affect the Fund unit values. Those charges and fees are recovered by Equitable Life through an appropriate reduction in the number of units credited to each employer plan participating in the Fund unless the charges and fees are billed directly to and paid by the employer. The dollar amount recovered is included in the expenses in the Statement of Operations for each Fund, which appear in the Financial Statements in the SAI.



     As of June 1, 1994, the annual investment management and financial accounting fee is deducted from the assets of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds and is reflected in the computation of their unit values. If all charges and fees had been made directly against employer plan assets in the Funds and had been reflected in the computation of Fund unit value, RIA registered unit expenses would have amounted to $0.46, $2.67, $12.86 and $3.77 for the year ended December 31, 2000 on a per unit basis for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, respectively. For the same reporting periods, the ratio of expenses to average net assets attributable to registered units would have been (on an annualized basis), 0.77%, 1.61%, 1.61% and 1.64% for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, respectively. (See Note G.)

C. See Note 2 to Financial Statements of Separate Account Nos. 13 (Pooled), 10 (Pooled), 4 (Pooled), 3 (Pooled), 51 (Pooled) and 66 (Pooled) which appear in the SAI.


D.   Annualized basis.

E. The portfolio turnover rate excludes all short-term U.S. Government securities and all other securities whose maturities at the time of acquisition were one year or less. The rate stated is the annual turnover rate for the entire Separate Account Nos. 13 -- Pooled, 10 -- Pooled, 4 -- Pooled and 3 -- Pooled.


F. Income, expenses, gains and losses shown above pertain only to employer plans' accumulations attributable to RIA registered units. Other plans and trusts also participate in Separate Account Nos. 13 -- Pooled, 10 -- Pooled, 4 -- Pooled and 3 -- Pooled and may have operating results and other supplementary data different from those shown above.

G. Because contractholders withdrew their participating interest in Separate Account No. 13 during March of 2000, the per unit data and ratios shown are hypothetical for these registered units. However, the per unit data and ratios developed are based upon actual values for non-registered units of Separate Account No. 13, which carry fees and expenses identical to those imposed upon registered units of the Separate Account.

-----
A-6
--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 51* (POOLED) UNIT VALUES AND NUMBER OF REGISTERED UNITS OUTSTANDING




--------------------------------------------------------------------------------------------
                       ALLIANCE                   EQ/ALLIANCE
                       CONSER-                      GROWTH       EQ/ALLIANCE    EQ/ALLIANCE
                        VATIVE     EQ/ALLIANCE        AND          GROWTH          HIGH
                      INVESTORS      GLOBAL         INCOME        INVESTORS        YIELD
                         FUND         FUND           FUND           FUND           FUND
--------------------------------------------------------------------------------------------
Unit value as of:
 December 31, 1994    $  99.83     $  99.84       $  99.81       $  99.52       $  98.99
Number of units
 outstanding at
 December 31, 1994          --        2,468            192            981             --
Unit value as of
 December 31, 1995    $ 120.14     $ 118.56       $ 123.78       $ 125.70       $ 118.64
Number of units
 outstanding at
 December 31, 1995         236        6,314          1,323          4,502             40
Unit value as of
 December 31, 1996    $ 126.33     $ 135.81       $ 148.57       $ 141.48       $ 145.72
Number of units
 outstanding at
 December 31, 1996         368        9,383          2,078          7,135             69
Unit value as of
 December 31, 1997    $ 142.97     $ 151.41       $ 188.22       $ 165.12       $ 172.55
Number of units
 outstanding at
 December 31, 1997         689        9,726          6,083          8,419          1,414
Unit value as of
 December 31, 1998    $ 162.74     $ 184.33       $ 227.38       $ 196.61       $ 163.58
Number of units
 outstanding at
 December 31, 1998         759        7,382          6,500          7,458            259
Unit value as of
 December 31, 1999    $ 179.16     $ 255.21       $ 269.68       $ 248.75       $ 158.02
Number of units
 outstanding at
 December 31, 1999         828        3,655          6,182          4,812            187
Unit value as of
 December 31, 2000    $ 185.33     $ 207.48       $ 293.68       $ 231.95       $ 144.28
Number of units
 outstanding at
 December 31, 2000         519        3,512          2,424          2,128            414
--------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                       EQ/ALLIANCE
                         INTER.                     EQ/ALLIANCE    EQ/ALLIANCE    EQ/ALLIANCE       EQ/
                         GOVT.                         MONEY         QUALITY       SMALL CAP    EQUITY 500
                       SECURITIES    EQ/ALLIANCE      MARKET          BOND          GROWTH        INDEX
                          FUND       INT'L FUND        FUND           FUND           FUND          FUND
------------------------------------------------------------------------------------------------------------
Unit value as of:
 December 31, 1994     $  98.94             --       $ 102.65      $  99.83              --     $ 101.71
Number of units
 outstanding at
 December 31, 1994           --             --             28            --              --           10
Unit value as of
 December 31, 1995     $ 112.07       $ 104.60       $ 108.49      $ 116.76              --     $ 138.75
Number of units
 outstanding at
 December 31, 1995          248             --          1,374            52              --          641
Unit value as of
 December 31, 1996     $ 116.24       $ 114.80       $ 114.22      $ 122.96              --     $ 169.72
Number of units
 outstanding at
 December 31, 1996          593            853          1,397            --              --        3,856
Unit value as of
 December 31, 1997     $ 124.66       $ 111.24       $ 120.35      $ 134.14        $ 114.18     $ 224.89
Number of units
 outstanding at
 December 31, 1997          783          1,531          1,351           270           2,235        7,176
Unit value as of
 December 31, 1998     $ 134.24       $ 122.93       $ 126.71      $ 145.72        $ 109.25     $ 287.87
Number of units
 outstanding at
 December 31, 1998        1,110          1,659          1,249         1,038           1,625       11,983
Unit value as of
 December 31, 1999     $ 134.36       $ 169.30       $ 132.95      $ 142.73        $ 139.67     $ 346.38
Number of units
 outstanding at
 December 31, 1999        1,419          1,302            601         4,298           1,064       12,855
Unit value as of
 December 31, 2000     $ 146.61       $ 130.25       $ 141.19      $ 159.04        $ 159.12     $ 313.02
Number of units
 outstanding at
 December 31, 2000           --          1,522            438         4,295           1,166        5,112
------------------------------------------------------------------------------------------------------------


* As of May 1, 2001, Separate Account No. 51 was combined into Separate Account No. 66.

-----
A-7
--------------------------------------------------------------------------------


SEPARATE ACCOUNT NO. 66 (POOLED) UNIT VALUES AND NUMBER OF REGISTERED UNITS OUTSTANDING




-----------------------------------------------------------------------------------
                                                                          EQ/MORGAN
                                   EQ/MERCURY     EQ/MFS                  STANLEY
                         EQ/FI       BASIC       EMERGING                 EMERGING
                      SMALL/MID      VALUE        GROWTH       EQ/MFS     MARKETS
                      CAP VALUE      EQUITY     COMPANIES    RESEARCH      EQUITY
                         FUND         FUND         FUND        FUND         FUND
-----------------------------------------------------------------------------------
Unit value as of:
 December 31, 1998    $ 105.06     $ 107.43     $ 123.19     $ 117.92    $ 111.23
Number of units
 outstanding at
 December 31, 1998          --           --           30           --          --
Unit value as of
 December 31, 1999    $ 106.96     $ 127.77     $ 213.94     $ 145.18    $ 217.72
Number of units
 outstanding at
 December 31, 1999          32          164        3,035           62         197
Unit value as of
 December 31, 2000    $ 112.45     $ 142.86     $ 173.64     $ 137.54    $ 130.53
Number of units
 outstanding at
 December 31, 2000          32          110        3,680          130         190
-----------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
                                    EQ/PUTNAM
                                    GROWTH &    EQ/T. ROWE     MERCURY
                       EQ/PUTNAM     INCOME       PRICE         WORLD        T. ROWE
                       BALANCED      VALUE     INT'L STOCK    STRATEGY    PRICE EQUITY
                         FUND         FUND         FUND         FUND      INCOME FUND
---------------------------------------------------------------------------------------
Unit value as of:
 December 31, 1998     $ 107.77    $ 113.78     $ 114.42      $ 109.65     $ 108.89
Number of units
 outstanding at
 December 31, 1998           --          --           --            --           48
Unit value as of
 December 31, 1999     $ 107.81    $ 112.24     $ 150.88      $ 133.06     $ 112.76
Number of units
 outstanding at
 December 31, 1999            1          50          105             2            9
Unit value as of
 December 31, 2000     $ 117.47    $ 119.84     $ 122.70      $ 117.82     $ 127.26
Number of units
 outstanding at
 December 31, 2000          393         475          599             9           --
---------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------
                       EQ/ALLIANCE     EQ/CALVERT      EQ/CAPITAL     EQ/CAPITAL     EQ/CAPITAL
                         PREMIER       SOCIALLY        GUARDIAN       GUARDIAN       GUARDIAN     EQ/EVERGREEN
                         GROWTH       RESPONSIBLE   INTERNATIONAL     RESEARCH     U.S. EQUITY    FOUNDATION     EQ/EVERGREEN
                          FUND           FUND            FUND           FUND           FUND          FUND        OMEGA FUND
------------------------------------------------------------------------------------------------------------------------------
Unit value as of
 December 31, 1999      $ 113.69       $ 106.58       $ 128.61        $ 105.35      $ 101.11       $ 106.05       $ 105.75
Number of units
 outstanding at
 December 31, 1999            94             --             --              --            --             --             --
Unit value as of
 December 31, 2000      $  92.79       $ 103.48       $ 104.05        $ 111.58      $ 104.73       $ 100.95       $  93.36
Number of units
 outstanding at
 December 31, 2000         1,017             --              1              --            --             --              1
------------------------------------------------------------------------------------------------------------------------------

-----
A-8
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
                        EQ/LAZARD                                EQ/PUTNAM      LAZARD        MFS
                       SMALL CAP     EQ/PUTNAM INTERNATIONAL    INVESTORS    LARGE CAP   GROWTH WITH
                         VALUE               EQUITY               GROWTH       VALUE       INCOME
                          FUND                FUND                 FUND         FUND        FUND
----------------------------------------------------------------------------------------------------
Unit value as of
 December 31, 1999     $  97.39             $ 136.14            $ 120.77      $ 97.35     $ 104.35
Number of units
 outstanding at
 December 31, 1999           --                   26                  --           --           --
Unit value as of
 December 31, 2000     $ 115.42             $ 119.37            $  99.31      $ 95.43     $ 103.62
Number of units
 outstanding at
 December 31, 2000           --                  125                 400           --          478
----------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------
                                                            EQ/AXP STRATEGY                       EQ/JANUS LARGE CAP
                         EQ/ALLIANCE        EQ/AXP NEW        AGGRESSIVE        EQ/FI MID CAP          GROWTH
                      TECHNOLOGY FUND   DIMENSIONS FUND          FUND               FUND                FUND
--------------------------------------------------------------------------------------------------------------------
Unit value as of
 December 31, 2000        $ 79.21           $ 83.24            $ 62.40           $ 100.42             $ 84.32
Number of units
 outstanding at
 December 31, 2000            532                --                 --                 --                  --
--------------------------------------------------------------------------------------------------------------------

Statement of additional information


--------------------------------------------------------------------------------

TABLE OF CONTENTS
                                                                            PAGE

Fund Information                                                             2
General                                                                      2

Restrictions and requirements of the Alliance Bond, Alliance
Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds            2

Certain investments of the Alliance Bond and Alliance Balanced Funds         3

How we determine the unit value                                              5
EQ/Alliance Money Market Yield information                                   7

Brokerage fees and charges for securities transactions                       8
Additional information about RIA                                             9
Loan provisions                                                              9
Annuity benefits                                                            10
Amount of fixed-annuity payments                                            11
Ongoing operations fee                                                      11
Management for the Alliance Bond, Alliance Balanced, Alliance Common

Stock and Alliance Mid Cap Growth Funds and Equitable Life                  12

Funds                                                                       12

Distribution of the contracts                                               12
Equitable Life                                                              13

Directors                                                                   13
Officer-Directors                                                           14
Other Officers                                                              14

Financial statements index                                                  16

Financial statements                                                     FSA-1


SEND OR FAX THIS REQUEST FORM TO RECEIVE A STATEMENT OF ADDITIONAL INFORMATION

To: The Equitable Life Assurance Society of the United States--RIA service office
    200 Plaza Drive--1st Floor
    Secaucus, NJ 07094-3689
    Fax: (201) 583-2304, 2305, or 2306

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Please send me an Retirement Investment Account SAI for May 1, 2001.



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Name


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Address


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City            State    Zip



Client number:
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(SAI__(5/01))





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Retirement Investment Account(R)



STATEMENT OF ADDITIONAL INFORMATION DATED
MAY 1, 2001

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This statement of additional information ("SAI") is not a prospectus. It should be read in conjunction with the prospectus for our Retirement Investment Account ("RIA"), dated May 1, 2001 ("prospectus"), and any supplements.


Terms defined in the prospectus have the same meaning in the SAI unless the context otherwise requires.

You can obtain a copy of the prospectus, and any supplements to the prospectus, from us free of charge by writing or calling the RIA service office listed on the back of this SAI, or by contacting your financial professional. Our home office is located at 1290 Avenue of the Americas, New York, N.Y. 10104 (212) 554-1234.


TABLE OF CONTENTS

FUND INFORMATION                                                               2
General                                                                        2
Restrictions and requirements of the Alliance Bond
   (Separate Account No. 13), Alliance Balanced
   (Separate Account No. 10), Alliance Common Stock

   (Separate Account No. 4) and Alliance Mid Cap Growth
   (Separate Account No. 3) Funds                                              2
Certain investments of the Alliance Bond and Alliance
   Balanced Funds                                                              3
How we determine the unit value                                                5
EQ/Alliance Money Market yield information                                     7
Brokerage fees and charges for securities transactions                         8
ADDITIONAL INFORMATION ABOUT RIA                                               9
Loan provisions                                                                9
Annuity benefits                                                              10
Amount of fixed-annuity payments                                              11
Ongoing operations fee                                                        11
MANAGEMENT FOR THE ALLIANCE BOND, ALLIANCE
   BALANCED, ALLIANCE COMMON STOCK AND
   ALLIANCE MID CAP GROWTH FUNDS AND
   EQUITABLE LIFE                                                             12
Funds                                                                         12
Distribution of the Contracts                                                 12
Equitable Life                                                                13

   Directors                                                                  13
   Officer-Directors                                                          14
   Other Officers                                                             14

FINANCIAL STATEMENTS INDEX                                                    16
Financial statements                                                       FSA-1




    Copyright 2001 The Equitable Life Assurance Soceity of the United States
       All right reserved. Retirement Investment Account is a registered service mark of
           The Equitable Life Assurance Society of the United States.


                                                                           E3073
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FUND INFORMATION

GENERAL


In our prospectus we discuss in more detail, among other things, the structure of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth* Funds, their investment objectives and policies, including the types of portfolio securities that they may hold and levels of investment risks that may be involved and investment management. We also summarize certain of these matters with respect to the Investment Funds and their corresponding portfolios. See "Investment options."

Here we will discuss special restrictions, requirements and transaction expenses that apply to the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, certain investments of the Alliance Bond Fund and determination of the value of units for all Funds, including some historical information. You can find information about the investment objectives and policies, as well as restrictions, requirements and risks pertaining to the corresponding EQ Advisors Trust portfolio in which the Investment Funds invest in the prospectus and SAI for EQ Advisors Trust.

RESTRICTIONS AND REQUIREMENTS OF THE ALLIANCE BOND, ALLIANCE BALANCED, ALLIANCE COMMON STOCK AND ALLIANCE MID CAP GROWTH FUNDS


Neither the Alliance Common Stock Fund nor the Alliance Balanced Fund will make an investment in an industry if that investment would cause the Fund's holding in that industry to exceed 25% of the Fund's assets.


The Alliance Bond Fund, Alliance Common Stock Fund and Alliance Mid Cap Growth Funds will not purchase or write puts or calls (options). The Alliance Balanced Fund's investment policies do not prohibit hedging transactions such as through the use of put and call options and stock index or interest rate futures. However, the Alliance Balanced Fund currently has no plans to enter into such transactions.

The following investment restrictions apply to the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. None of those Funds will:


o trade in foreign exchange (except transactions incidental to the settlement of purchases or sales of securities for a Fund and contracts for the purchase or sale of a specific foreign currency at a future date at a price set at the time of the contract);

o  make an investment in order to exercise control or management over a company;

o underwrite the securities of other companies, including purchasing securities that are restricted under the 1933 Act or rules or regulations thereunder (restricted securities cannot be sold publicly until they are registered under the 1933 Act), except as stated below;


o make short sales, except when the Fund has, by reason of ownership of other securities, the right to obtain securities of equivalent kind and amount that will be held so long as they are in short position.


o trade in commodities or commodity contracts (except the Alliance Balanced Fund is not prohibited from entering into hedging transactions through the use of stock index or interest rate futures);

o purchase real estate or mortgages, except as stated below. The Funds may buy shares of real estate investment trusts listed on stock exchanges or reported on the NASDAQ;

o have more than 5% of its assets invested in the securities of any one registered investment company. A Fund may not own more than 3% of a registered investment company's outstanding voting securities. The Fund's total holdings of registered investment company securities may not exceed 10% of the value of the Fund's assets;

o purchase any security on margin or borrow money except for short-term credits necessary for clearance of securities transactions;


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* Formerly named "Alliance Aggressive Stock Fund."

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o  make loans, except loans through the purchase of debt obligations or through entry into repurchase agreements; or


o invest more than 10% of its total assets in restricted securities, real estate investments, or portfolio securities not readily marketable (The Alliance Common Stock Fund will not invest in restricted securities).


CERTAIN INVESTMENTS OF THE ALLIANCE BOND AND ALLIANCE BALANCED FUNDS

The following are brief descriptions of certain types of investments which may be made by the Alliance Bond and Alliance Balanced Funds and certain risks and investment techniques.

MORTGAGE PASS-THROUGH SECURITIES. The Alliance Bond and Alliance Balanced Funds may invest in mortgage pass-through securities, which are securities representing interests in pools of mortgages. Principal and interest payments made on the mortgages in the pools are passed through to the holder of such securities. Payment of principal and interest on some mortgage pass-through securities (but not the market value of the securities themselves) may be guaranteed by the full faith and credit of the U.S. Government (in the case of securities guaranteed by the Government National Mortgage Association, or "GNMA"), or guaranteed by agencies or instrumen-talities of the U.S. Government (in the case of securities guaranteed by the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), which are supported only by discretionary authority of the U.S. Government to purchase the agency's obligations). Mortgage pass-through securities created by non-governmental issuers (such as commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers, and other secondary market issuers) may be supported by various forms of insurance or guarantees, including individual loan, title, pool, and hazard insurance, and letters of credit, which may be issued by governmental entities, private insurers or the mortgage poolers.

COLLATERALIZED MORTGAGE OBLIGATIONS. The Alliance Bond and Alliance Balanced Funds may invest in collateralized mortgage obligations ("CMOs"). CMOs are debt securities collateralized by underlying mortgage loans or pools of mortgage pass-through securities guaranteed by GNMA, FHLMC or FNMA and are generally issued by limited purpose finance subsidiaries of U.S. Government instrumentalities. CMOs are not, however, mortgage pass-through securities. Rather, they are pay-through securities, i.e., securities backed by the cash flow from the underlying mortgages. Investors in CMOs are not owners of the underlying mortgages, which serve as collateral for such debt securities, but are simply owners of a debt security backed by such pledged assets. CMOs are typically structured into multiple classes, with each class bearing a different stated maturity and having different payment streams. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding longer maturity classes receive principal payments only after the shorter class or classes have been retired.

ASSET-BACKED SECURITIES. The Alliance Bond and Alliance Balanced Funds may purchase asset-backed securities that represent either fractional interests or participation in pools of leases, retail installment loans or revolving credit receivables held by a trust or limited purpose finance subsidiary. Such asset-backed securities may be secured by the underlying assets (such as Certificates for Automobile Receivables) or may be unsecured (such as Credit Card Receivable Securities). Depending on the structure of the asset-backed security, monthly or quarterly payments of principal and interest or interest only are passed through like mortgage pass-through securities or paid through (like CMOs) to certificate holders. Asset-backed securities may be guaranteed up to certain amounts by guarantees, insurance or letters of credit issued by a financial institution affiliated or unaffiliated with the originator of the pool.

Underlying automobile sales contracts and credit card receivables are, of course, subject to prepayment (although to a lesser degree than mortgage pass-through securities), which may shorten the securities' weighted average life and reduce their overall return to certificate holders. Certificate holders may also experience delays in payment if the full amounts due


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4
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on underlying loans, leases or receivables are not realized because of unanticipated legal or administrative costs of enforcing the contracts or because of depreciation or damage to the collateral (usually automobiles) securing certain contracts, or other factors. The value of these securities also may change because of changes in the market's perception of the creditworthiness of the servicing agent for the pool, the originator of the pool, or the financial institution providing credit support enhancement for the pool. If consistent with its investment objective and policies, the Alliance Bond and Alliance Balanced Funds may invest in other asset-backed securities that may be developed in the future.

ZERO COUPON BONDS. The Alliance Bond and Alliance Balanced Funds may invest in zero coupon bonds. Such bonds may be issued directly by agencies and instrumentalities of the U.S. Government or by private corporations. Zero coupon bonds may originate as such or may be created by stripping an outstanding bond. Zero coupon bonds do not make regular interest payments. Instead, they are sold at a deep discount from their face value. Because a zero coupon bond does not pay current income, its price can be very volatile when interest rates change.

REPURCHASE AGREEMENTS. In repurchase agreements, the Alliance Bond or Alliance Balanced Fund buys securities from a seller, usually a bank or brokerage firm, with the understanding that the seller will repurchase the securities at a higher price at a future date. During the term of the repurchase agreement the Fund retains the securities subject to the repurchase agreement as collateral securing the seller's repurchase obligation, continually monitors on a daily basis the market value of the securities subject to the agreement and requires the seller to deposit with the Fund collateral equal to any amount by which the market value of the securities subject to the repurchase agreement falls below the resale amount provided under the repurchase agreement. We evaluate the creditworthiness of sellers with whom we enter into repurchase agreements. Such transactions afford an opportunity for the Fund to earn a fixed rate of return on available cash at minimal market risk, although the Fund may be subject to various delays and risks of loss if the seller is unable to meet its obligation to repurchase. The Funds currently treat repurchase agreements maturing in more than seven days as illiquid securities.

DEBT SECURITIES SUBJECT TO PREPAYMENT RISKS. Mortgage pass-through securities and certain collateralized mortgage obligations, asset-backed securities and other debt instruments in which the Alliance Balanced Fund may invest are subject to prepayments prior to their stated maturity. The Fund usually is unable to accurately predict the rate at which prepayments will be made, which rate may be affected, among other things, by changes in generally prevailing market interest rates. If prepayments occur, the Fund suffers the risk that it will not be able to reinvest the proceeds at as high a rate of interest as it had previously been receiving. Also, the Fund will incur a loss to the extent that prepayments are made for an amount that is less than the value at which the security was then being carried by the Fund. Moreover, securities that may be prepaid tend to increase in value less during times of declining interest rates, and to decrease in value more during times of increasing interest rates, than do securities that are not subject to prepayment.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. The Alliance Bond and Alliance Balanced Funds may purchase and sell securities on a when-issued or delayed delivery basis. In these transactions, securities are purchased or sold by a Fund with payment and delivery taking place in the future in order to secure what is considered to be an advantageous price or yield to the Fund at the time of entering into the transaction. However, the market value of such securities at the time of settlement may be more or less than the purchase price then payable. When a Fund engages in when-issued or delayed delivery transactions, the Fund relies on the other party to consummate the transaction. Failure to consummate the transaction may result in the Fund missing the opportunity of obtaining a price or yield considered to be advantageous. When-issued and delayed delivery transactions are generally expected to settle within three months from the date the transactions are entered into, although the Fund may close out its position prior to the settlement date. A Fund will sell on

5
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a forward settlement basis only securities it owns or has the right to acquire.

FOREIGN CURRENCY FORWARD CONTRACTS. The Alliance Balanced Fund may enter into contracts for the purchase or sale of a specific foreign currency at a future date at a price set at the time of the contract. Generally, such forward contracts will be for a period of less than three months. The Fund will enter into such forward contracts for hedging purposes only. These transactions will include forward purchases or sales of foreign currencies for the purpose of protecting the dollar value of securities denominated in a foreign currency or protecting the dollar equivalent of interest or dividends to be paid on such securities. Forward contracts are traded in the inter-bank market, and not on organized commodities or securities exchanges. Accordingly, the Fund is dependent upon the good faith and creditworthiness of the other party to the transaction, as evaluated by the Fund's Manager. To the extent inconsistent with any restrictions in the SAI concerning the Fund's trading in foreign exchange, this paragraph will control.

HEDGING TRANSACTIONS. The Alliance Balanced Fund may engage in hedging transactions which are designed to protect against anticipated adverse price movements in securities owned or intended to be purchased by the Fund. When interest rates go up, the market value of outstanding debt securities declines and vice versa. In recent years the volatility of the market for debt securities has increased significantly, and market prices of longer-term obligations have been subject to wide fluctuations, particularly as contrasted with those of short-term instruments. The Fund will take certain risks into consideration when determining which, if any, options or financial futures contracts it will use. If the price movements of hedged portfolio securities are in fact favorable to the Fund, the hedging transactions will tend to reduce and may eliminate the economic benefit to the Fund which otherwise would result. Also, the price movements of options and futures used for hedging purposes may not correlate as anticipated with price movements of the securities being hedged. This can make a hedge transaction less effective than anticipated and could result in a loss. The options and futures markets can sometimes become illiquid and the exchanges on which such instruments are traded may impose trading halts or delays on the exercise of options and liquidation of futures positions in certain circumstances. This could in some cases operate to the Fund's detriment.

HOW WE DETERMINE THE UNIT VALUE

In our prospectus, we discuss how employer plan assets are put into and taken out of the Funds by the purchase and redemption of units under the contracts, respectively. See "How we value your plan balances" in the prospectus. Here we will discuss how we determine the value of units.

When contributions are invested in the Funds, the number of units outstanding attributable to each Fund is correspondingly increased; and when amounts are withdrawn from one of these Funds, the number of units outstanding attributable to that Fund is correspondingly decreased.


For the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, the unit values reflect investment performance and investment management and financial accounting fees. We determine the respective unit values for these Funds by multiplying the unit value for the preceding business day by the net investment factor for that subsequent day. We determine the net investment factor as follows:


o First, we take the value of the Fund's assets at the close of business on the preceding business day.

o Next, we add the investment income and capital gains, realized and unrealized, that are credited to the assets of the Fund during the business day for which the net investment factor is being determined.

o Then, we subtract the capital losses, realized and unrealized, and investment management and financial accounting fees charged to the Fund during that business day.


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o  Finally, we divide this amount by the value of the Fund's assets at the close of the preceding business day.


Prior to June 1, 1994, for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, the investment management and financial accounting fees were deducted monthly from employer plan balances in these Funds.

Assets of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds are valued as follows:


o Common stocks and other equity-type securities listed on national securities exchanges and certain over-the-counter issues traded on the NASDAQ system are valued at the last sale price or, if no sale, at the latest available bid price. Other unlisted securities reported on the NASDAQ system are valued at inside (highest) quoted bid prices.

o Foreign securities not traded directly, or in ADR form in the United States are valued at the last sale price in the local currency on an exchange in the country of origin. Foreign currency is converted into dollars at current exchange rates.

o United States Treasury securities and other obligations issued or guaranteed by the United States Government, its agencies or instrumentalities are valued at representative quoted prices.

o Long-term (i.e., maturing in more than a year) publicly traded corporate bonds are valued at prices obtained from a bond pricing service of a major dealer in bonds when such prices are available; however, in circumstances where it is deemed appropriate to do so, an over-the-counter or exchange quotation may be used.


o Short-term debt securities maturing in 60 days or less are valued at amortized cost, which approximates market value. Short-term debt securities maturing in more than 60 days are valued at representative quoted prices. As of January 1, 2001, the Funds acquire short-term debt securities directly. See "Investment options" in the prospectus.


o Convertible preferred stocks listed on national securities exchanges are valued as of their last sale price or, if there is no last sale, at the latest available bid price.

o Convertible bonds and unlisted convertible preferred stocks are valued at bid prices obtained from one or more major dealers in such securities; where there is a discrepancy between dealers, values may be adjusted based on recent premium spreads to the underlying common stock.


The unit value for a Fund of Separate Account No. 66 for any business day together with any preceding non-business days ("valuation period") is equal to the unit value for the preceding valuation period multiplied by the net investment factor for that Investment Fund for that valuation period. The net investment factor for a valuation period is:


     (a/b) - c

where:

(a) is the value of the Fund's shares of the corresponding portfolio at the end of the valuation period before giving effect to any amounts allocated to or withdrawn from the Investment Fund for the valuation period. For this purpose, we use the share value reported to us by EQ Advisors Trust. This share value is after deduction for investment advisory fees and other expenses of EQ Advisors Trust.

(b) is the value of the Fund's shares of the corresponding portfolio at the end of the preceding valuation period (after any amounts are allocated or withdrawn for that valuation period).

(c) is the daily factor for the separate account administrative charge multiplied by the number of calendar days in the valuation period.



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Our investment officers and EQ Advisors Trust's investment adviser determine in good faith the fair value of securities and other assets that do not have a readily available market price in accordance with accepted accounting practices and applicable laws and regulations.


EQ/ALLIANCE MONEY MARKET YIELD INFORMATION

The EQ/Alliance Money Market Fund calculates yield information for seven-day periods. The seven-day current yield calculation is based on a hypothetical employer plan with one unit at the beginning of the period. To determine the seven-day rate of return, the net change in the unit value is computed by subtracting the unit value at the beginning of the period from a unit value, exclusive of capital changes, at the end of the period.

The net change is then reduced by the average ongoing operations fee factor (explained below). This reduction is made to recognize the deduction of the ongoing operations fee which is not reflected in the unit value. See "Charges and expenses" in the prospectus. Accumulation unit values reflect all other accrued expenses of the EQ/Alliance Money Market Fund.


The adjusted net change is divided by the unit value at the beginning of the period to obtain the adjusted base period rate of return. This seven-day adjusted base period return is then multiplied by 365/7 to produce an annualized seven-day current yield figure carried to the nearest one-hundredth of one percent.


The actual dollar amount of the ongoing operations fee that is deducted from the EQ/Alliance Money Market Fund will vary for each employer plan depending upon how the plan's balance is allocated among the investment options. To determine the effect of the ongoing operations fee on the yield, we start with the total dollar amount of the fees deducted from the Fund on the last business day of the prior month. This amount is multiplied by 7/30.417 to produce an average ongoing operations fee factor which is used in all weekly yield computations for the ensuing quarter. The average ongoing operations fee factor and the separate account administrative charge is then divided by the number of EQ/Alliance Money Market Fund units as of the end of the prior month, and the resulting quotient is deducted from the net change in unit value for the seven-day period.

The effective yield is obtained by modifying the current yield to give effect to the compounding nature of the EQ/Alliance Money Market Fund's investments, as follows: the unannualized adjusted base period return is compounded by adding one to the adjusted base period return, raising the sum to a power equal to 365 divided by 7, and subtracting one from the result, i.e., effective yield = (base period return + 1) 365/7-1.

The EQ/Alliance Money Market Fund yield will fluctuate daily. Accordingly, yields for any given period are not necessarily representative of future results. In addition, the value of units of the EQ/Alliance Money Market Fund will fluctuate and not remain constant.

The EQ/Alliance Money Market Fund yield reflects charges that are not normally reflected in the yields of other investments and therefore may be lower when compared with yields of other investments. EQ/Alliance Money Market Fund yields should not be compared to the return on fixed-rate investments which guarantee rates of interest for specified periods, such as the guaranteed interest option or bank deposits. The yield should not be compared to the yield of money market funds made available to the general public because their yields usually are calculated on the basis of a constant $1 price per share and they pay earnings in dividends which accrue on a daily basis.

The EQ/Alliance Money Market Fund's seven-day current yield for the RIA contracts was 4.57% for the period ended December 31, 2000. The effective yield for that period was 4.67%. Because these yields reflect the deduction of the ongoing operations fee and the separate account administrative charge, they are lower than the corresponding yield figures for the EQ/Alliance Money Market portfolio which reflect only the deduction of EQ Advisors Trust-level expenses.



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BROKERAGE FEES AND CHARGES FOR SECURITIES TRANSACTIONS


We discuss in the prospectus that we are the investment manager of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. As the investment manager of these Funds, we invest and reinvest the assets of these Funds in a manner consistent with the policies described in the prospectus. In providing these services we currently use the personnel and facilities of our majority-owned subsidiary, Alliance, for portfolio selection and transaction services, including arranging the execution of portfolio transactions. Alliance is also an adviser for certain portfolios in EQ Advisors Trust. Information on brokerage fees and charges for securities transactions for the EQ Advisors Trust's portfolios is provided in the prospectus for EQ Advisors Trust.

The Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds are charged for securities brokers commissions, transfer taxes and other fees and expenses relating to their operation. Transactions in equity securities for a Fund are executed primarily through brokers which receive a commission paid by the Fund. Brokers are selected by Alliance. Alliance seeks to obtain the best price and execution of all orders placed for the portfolio of the Funds, considering all the circumstances. If transactions are executed in the over-the-counter market Alliance will deal with the principal market makers, unless more favorable prices or better execution is otherwise obtainable. There are occasions on which portfolio transactions for the Funds may be executed as part of concurrent authorizations to purchase or sell the same security for certain other accounts or clients advised by Alliance. Although these concurrent authorizations potentially can be either advantageous or disadvantageous to the Funds, they are effected only when it is believed that to do so is in the best interest of the Funds. When these concurrent authorizations occur, the objective is to allocate the executions among the accounts or clients in a fair manner.


We try to choose only brokers which we believe will obtain the best prices and executions on securities transactions. Subject to this general requirement, we also consider the amount and quality of securities research services provided by a broker. Typical research services include general economic information and analyses and specific information on and analyses of companies, industries and markets. Factors we use in evaluating research services include the diversity of sources used by the broker and the broker's experience, analytical ability and professional stature.


The receipt of research services from brokers tends to reduce our expenses in managing the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. We take this into account when setting the expense charges. Brokers who provide research services may charge somewhat higher commissions than those who do not. However, we will select only brokers whose commissions we believe are reasonable in all the circumstances.


We periodically evaluate the services provided by brokers and prepare internal proposals for allocating among those various brokers business for all the accounts we manage or advise. That evaluation involves consideration of the overall capacity of the broker to execute transactions, its financial condition, its past performance and the value of research services provided by the broker in servicing the various accounts advised or managed by us. Generally, we do not tell brokers that we will try to allocate a particular amount of business to them. We do occasionally let brokers know how their performance has been evaluated.

Research information that we obtain may be used in servicing all clients or accounts under our management, including our general account. Similarly, we will not necessarily use all research provided by a broker or dealer with which the Funds transact business in connection with those Funds.


Transactions for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds in the over-the-counter market are normally executed as principal transactions with a dealer that is a principal market maker in

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9
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the security, unless a better price or better execution can be obtained from another source. Under these circumstances, the Funds pay no commission. Similarly, portfolio transactions in money market and debt securities will normally be executed through dealers or underwriters under circumstances where the Fund pays no commission.

When making securities transactions for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds that do not involve paying a brokerage commission (such as the purchase of short-term debt securities), we seek to obtain prompt execution in an effective manner at the best price. Subject to this general objective, we may give orders to dealers or underwriters who provide investment research. None of the Funds will pay a higher price, however, and the fact that we may benefit from such research is not considered in setting the expense charges.


In addition to using brokers and dealers to execute portfolio securities transactions for clients or accounts we manage, we may enter into other types of business transactions with brokers or dealers. These other transactions will be unrelated to allocation of the Funds' portfolio transactions.


For the years ended December 31, 2000, 1999 and 1998, total brokerage commissions for Separate Account No.,10 -- Pooled were $125,602, $210,258 and $172,883, respectively; for Separate Account 4 -- Pooled were $2,218,019, $5,877,438 and $4,288,187, respectively; for Separate Account No. 3 -- Pooled were $528,925, $755,520 and $2,020,464, respectively; and for Separate Account No. 13 -- Pooled were $-0-, $ -0-, and $-0-, respectively. For the fiscal year ended December 31, 2000, commissions of $96,908, $867,153 and $184,625 were paid to brokers providing research services to Separate Account No. 10 -- Pooled, Separate Account No. 4 -- Pooled, Separate Account No. 3 -- Pooled, respectively, on portfolio transactions of $92,683,197, $1,100,389,488 and $271,157,386, respectively.


ADDITIONAL INFORMATION ABOUT RIA

LOAN PROVISIONS

Loans to plan trustees on behalf of participants are permitted in our RIA program. It is the plan administrator's responsibility to administer the loan program.

The following are important features of the RIA loan provision:

o We will only permit loans from the guaranteed interest option. If the amount requested to be borrowed plus the loan fee and loan reserve we discuss below is more than the amount available in the guaranteed interest option for the loan transaction, the employer can move the additional amounts necessary from one or more Funds to the guaranteed interest option.


o The plan administrator determines the interest rate, the maximum term and all other terms and conditions of the loan.


o Repayment of loan principal and interest can be made only to the guaranteed interest option. The employer must identify the portion of the repayment amount which is principal and which is interest.


o Upon repayment of a loan amount, any repayment of loan principal and loan reserve (see below) taken from one or more Funds for loan purposes may be moved back to a Fund.

o We charge a loan fee in an amount equal to 1% of the loan principal amount on the date a loan is made. The contingent withdrawal charge will be applied to any unpaid principal, as if the amount had been withdrawn on the day the principal payment was due. See "Charges and expenses" in the prospectus.

o The minimum amount of a loan for a participant is $1,000, and the maximum amount is 90% of the balances in all the investment options for a participant. An employer plan, the Code and the Department of Labor ("DOL") (as described in "Tax information" in the prospectus) may impose additional conditions or restrictions on loan transactions.

10
--------------------------------------------------------------------------------


o On the date a loan is made, we create a loan reserve account in the guaranteed interest option in an amount equal to 10% of the loan amount. The 10% loan reserve is intended to cover (1) the ongoing operations fee applicable to amounts borrowed, (2) the possibility of our having to deduct applicable contingent withdrawal charges (see "Charges and expenses" in the prospectus) and (3) the deduction of any other withholdings, if required. The loan amount will not earn any interest under the contracts while the loan is outstanding. The amount of the loan reserve will continue to earn interest at the guaranteed interest option rate applicable for the employer plan.

o The ongoing operations fee will apply to the sum of the investment option balances (including the loan reserve) plus any unpaid loan principal. If the employer plan is terminated or any amount is withdrawn, or if any withdrawal from RIA results in the reduction of the 10% loan reserve amount in the guaranteed interest option, during the time a loan is outstanding, the contingent withdrawal charge will be applied to any principal loan balances outstanding as well as to any employer plan balances (including the loan reserve) in the investment options. See "Charges and expenses" in the prospectus.


ANNUITY BENEFITS

Subject to the provisions of an employer plan, we have available under RIA the following forms of fixed annuities.

o LIFE ANNUITY: An annuity which guarantees a lifetime income to the retired employee-participant (annuitant) and ends with the last monthly payment before the annuitant's death. There is no death benefit associated with this annuity form and it provides the highest monthly amount of any of the guaranteed life annuity forms. If this form of annuity is selected, it is possible that only one payment will be made if the annuitant dies after that payment.

o LIFE ANNUITY -- PERIOD CERTAIN: This annuity form guarantees a lifetime income to the annuitant and, if the annuitant dies during a previously selected minimum payment period, continuation of payments to a designated beneficiary for the balance of the period. The minimum period is usually 5, 10, 15 or 20 years.

o LIFE ANNUITY -- REFUND CERTAIN: This annuity form guarantees a lifetime income to the annuitant and, if the annuitant dies before the initial single premium has been recovered, payments will continue to a designated beneficiary until the single premium has been recovered. If no beneficiary survives the annuitant, the refund will be paid in one lump sum to the estate.

o PERIOD CERTAIN ANNUITY: Instead of guaranteed lifetime income, this annuity form provides for payments to the annuitant over a specified period, usually 5, 10, 15 or 20 years, with payments continuing to the designated beneficiary for the balance of the period if the annuitant dies before the period expires.

o QUALIFIED JOINT AND SURVIVOR LIFE ANNUITY: This annuity form guarantees lifetime income to the annuitant, and, after the annuitant's death, the continuation of income to the surviving spouse. Generally, unless a married annuitant elects otherwise with the written consent of his spouse, this will be the form of annuity payment. If this form of annuity is selected, it is possible that only one payment will be made if both the annuitant and the spouse die after that payment.

All of the forms outlined above (with the exception of Qualified Joint and Survivor Life Annuity) are available as either Single or Joint life annuities. We offer other forms not outlined here. Your financial professional can provide details.

AMOUNT OF FIXED-ANNUITY PAYMENTS

Our forms of a fixed annuity provide monthly payments of specified amounts. Fixed-annuity payments, once begun, will not change. The size of payments will depend on the form of annuity that is chosen, our annuity rate tables in effect when the first payment is made, and, in the case of a life income annuity, on the annuitant's age. The tables in our Contracts show monthly payments for each $1,000 of proceeds applied under an annuity. If our annuity rates in effect on the annui-

11
--------------------------------------------------------------------------------

tant's retirement date would yield a larger payment, those current rates will apply instead of the tables. Our annuity rate tables are designed to determine the amounts required for the annuity benefits elected and for administrative and investment expenses and mortality and expense risks. Under our Contracts we can change the annuity rate tables every five years. Such changes would not affect annuity payments being made.

ONGOING OPERATIONS FEE

We determine the ongoing operations fee based on the combined net balances of an employer plan in all the investment options (including any outstanding loan balances) at the close of business on the last business day of each month. For employer plans that adopted RIA on or before February 9, 1986, we use the rate schedule set forth below, and apply it to the employer plan balances at the close of business on the last business day of the following month. For employer plans that adopted RIA after February 9, 1986 we use the rate schedule set forth in the prospectus. See "Charges and expenses" in the prospectus.

---------------------------------------------------------
   COMBINED BALANCE                  MONTHLY
 OF INVESTMENT OPTIONS                RATE
---------------------------------------------------------
 First      $  150,000           1/12 of 1.25%
 Next       $  350,000           1/12 of 1.00%
 Next       $  500,000           1/12 of 0.75%
 Next       $1,500,000           1/12 of 0.50%
 Over       $2,500,000           1/12 of 0.25%
---------------------------------------------------------


MANAGEMENT FOR THE ALLIANCE BOND, ALLIANCE BALANCED, ALLIANCE COMMON STOCK AND ALLIANCE MID CAP GROWTH FUNDS AND EQUITABLE LIFE


FUNDS


In the prospectus we give information about us, the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds and how we, together with Alliance, provide investment management for the investments and operations of these Funds. See "More information" in the prospectus. The amounts of the investment management and financial accounting fees we received from employer plans participating through registered Contracts in the Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds in 2000 were $9,648, $35,474, and $10,294, respectively; in 1999 were $17,346, $50,277, and
$15,975, respectively; and in 1998 were $22,847, $67,923 and $30,444, respectively. The amount of such fees received under the Alliance Bond Fund in 2000, 1999, and 1998, were $16, $807, and $747, respectively.

DISTRIBUTION OF THE CONTRACTS

Pursuant to a Distribution and Servicing Agreement between AXA Advisors, Equitable Life, and certain of Equitable Life's separate accounts, Equitable Life paid AXA Advisors a fee of $325,380 for each of the years 2000, 1999 and 1998. In 2000, Equitable Life paid AXA Advisors $666,577,890, as the distributor of certain contracts, including these contracts, and as the principal underwriter of several Equitable Life separate accounts. Of this amount, AXA Advisors retained $385,314,054.

12
--------------------------------------------------------------------------------

EQUITABLE LIFE

We are managed by a Board of Directors. Our Directors and certain of our executive officers and their principal occupations are set forth below.

-----------------------------------------------------------------------------------------------------------------------
 DIRECTORS
 NAME                      AGE       PRINCIPAL OCCUPATION
-----------------------------------------------------------------------------------------------------------------------

 Francoise Colloc'h         57       Member of the AXA Management Board and Group Executive President of AXA.
 Henri de Castries          46       Chairman of the Board, AXA Financial; Chairman of the Management Board of AXA.
 Claus-Michael Dill         47       Chairman of Management Board of AXA Colonia Konzern AG; prior thereto, member of the Holding Management Board of Gerling-Konzern in Cologne.
 Joseph L. Dionne           67       Retired Chairman and Chief Executive Officer, The McGraw-Hill Companies.
 Denis Duverne              47       Executive Vice President, International AXA; member, AXA Executive Board.
 Jean-Rene Fourtou          61       Vice Chairman of the Management Board, Aventis; prior thereto, Chairman and
                                     Chief Executive Officer, Rhone-Poulenc, S.A.
 Norman C. Francis          70       President, Xavier University of Louisiana.
 Donald J. Greene           68       Of Counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P.; prior thereto, Partner of the firm.
 John T. Hartley            71       Retired Chairman, Chief Executive Officer and Director, Harris Corporation.
 John H. F. Haskell, Jr.    69       Senior Advisor, UBS Warburg, LLC; prior thereto, Managing Director and member of the Board of Directors.
 Mary (Nina) Henderson      50       Former Corporate Vice President, Core Business Development of Bestfoods
                                     (formerly CPC International, Inc.); prior thereto, Vice President and President,
                                     Bestfoods Grocery.
 W. Edwin Jarmain           62       President, Jarmain Group Inc.
 George T. Lowy             69       Partner, Cravath, Swaine & Moore.
 Didier Pineau-Valencienne  70       Vice Chairman, Credit Suisse First Boston; Honorary Chairman, Schneider Electric; prior thereto, Chairman and Chief Executive Officer.
 George J. Sella, Jr.       72       Retired Chairman and Chief Executive Officer, American Cyanamid Company.
 Peter J. Tobin             57       Dean, Peter J. Tobin College of Business Administration, St. John's University;
                                     prior thereto, Chief Financial Officer, Chase Manhattan Corp.
 Dave H. Williams           68       Chairman, Alliance Capital Management; prior thereto, Chief Executive Officer.

-----------------------------------------------------------------------------------------------------------------------

13
--------------------------------------------------------------------------------

Unless otherwise indicated, the following persons have been involved in the management of Equitable Life in various executive positions during the last five years.

-----------------------------------------------------------------------------------------------------------------------
 OFFICER-DIRECTORS
 NAME                      AGE       PRINCIPAL OCCUPATION
-----------------------------------------------------------------------------------------------------------------------

 Michael Hegarty            56       President and Chief Operating Officer of Equitable Life; Senior Vice Chairman
                                     and Chief Operating Officer, AXA Financial, Inc.; prior thereto, Vice Chairman,
                                     Chase Manhattan Corporation.
 Edward D. Miller           60       Chairman of the Board and Chief Executive Officer, Equitable Life; former Senior
                                     Vice Chairman of Chase Manhattan Corporation; prior thereto, President and
                                     Senior Vice Chairman of Chemical Bank.
 Stanley B. Tulin           51       Vice Chairman of the Board and Chief Financial Officer of Equitable Life; prior thereto, Senior Executive Vice President of AXA Financial, Inc. and Chairman of
                                     the Insurance Consulting and Actuarial Practice of Coopers & Lybrand, L.L.P.


-----------------------------------------------------------------------------------------------------------------------
 OTHER OFFICERS
 NAME                      AGE       PRINCIPAL OCCUPATION
-----------------------------------------------------------------------------------------------------------------------

 Leon B. Billis             55       Executive Vice President and Chief Information Officer, Equitable Life and AXA
                                     Client Solutions, LLC.
 Derry E. Bishop            54       Executive Vice President and Chief Agency Officer, Equitable Life and AXA Client
                                     Solutions LLC; Director and Executive Vice President, AXA Advisors, LLC.
 Harvey Blitz               55       Senior Vice President, Equitable Life and AXA Financial, Inc.; Executive Vice
                                     President, AXA Advisors, LLC; Senior Vice President, AXA Client Solutions, LLC.
 Kevin R. Byrne             45       Senior Vice President and Treasurer, Equitable Life, AXA Financial, Inc., AXA
                                     Client Solutions, LLC, and The Equitable of Colorado.
 John A. Caroselli          46       Executive Vice President, Equitable Life andAXA Client Solutions, LLC; prior thereto, Senior Vice President, Chase Manhattan Corp.
 Judy A. Faucett            52       Senior Vice President and Actuary; Senior Vice President, AXA Client Solutions,
                                     LLC; Director, Chairman, and Chief Executive Officer, AXA Network, LLC
 Alvin H. Fenichel          56       Senior Vice President and Controller, Equitable Life and AXA Financial, Inc.
 Paul J. Flora              54       Senior Vice President and Auditor; Vice President and Auditor, AXA Financial,
                                     Inc. and AXA Client Solutions, LLC
 Robert E. Garber           51       Executive Vice President and Chief Legal Officer; General Counsel, AXA
                                     Financial, Inc.; Executive Vice President and Chief Legal Counsel, AXA Client
                                     Solutions, LLC.
 Donald R. Kaplan           44       Senior Vice President, Chief Compliance Officer and Associate General Counsel.
                                     Senior Vice President, AXA Client Solutions, LLC.
 Michael  Martin            54       Executive Vice President and Chief Marketing Officer Equitable Life and AXA
                                     Client Solutions, LLC; Chairman and Chief Executive Officer, AXA Advisors, LLC;
                                     President, The Equitable of Colorado.
 Richard J. Matteis         64       Executive Vice President, Equitable Life and AXA Client Solutions, LLC; prior thereto,
                                     Executive Vice President Chase Manhattan Corp.
 Peter D. Noris             45       Executive Vice President and Chief Investment Officer, Equitable Life and AXA
                                     Financial, Inc.; Executive Vice President, AXA Client Solutions, LLC; President
                                     and Trustee of EQ Advisors Trust; President and Investment Officer of The
                                     Equitable of Colorado.
 Brian S. O'Neil            49       Executive Vice President of Equitable Life and AXA Client Solutions, LLC.
 Anthony C. Pasquale        53       Senior Vice President of Equitable Life and AXA Client Solutions, LLC.
 Pauline Sherman            57       Senior Vice President, Secretary and Associate General Counsel of Equitable
                                     Life, AXA Financial, Inc. and AXA Client Solutions; Senior Vice President and
                                     Secretary, The Equitable of Colorado.


14
--------------------------------------------------------------------------------


 Richard V. Silver          45       Senior Vice President and General Counsel, Equitable Life; Senior Vice President
                                     and Associate General Counsel, AXA Financial, Inc. and AXA Client Solutions,
                                     LLC; Senior Vice President and General Counsel, The Equitable of Colorado.
 Jose S. Suquet             44       Senior Executive Vice President and Chief Distribution Officer, Equitable Life
                                     and AXA Client Solutions, LLC; Chairman, EDI; Senior Executive Vice President,
                                     The Equitable of Colorado.
 Gregory G. Wilcox          51       Executive Vice President, Equitable Life, AXA Financial, Inc. and AXA Client
                                     Solutions, LLC.
 R. Lee Wilson              47       Executive Vice President, Equitable Life, AXA Client Solutions, LLC and The
                                     Equitable of Colorado.
-----------------------------------------------------------------------------------------------------------------------

15
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                              FINANCIAL STATEMENTS INDEX
-----------------------------------------------------------------------------------------------------------------------
                                                                                                                 PAGE
-----------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NOS. 13 (POOLED),   Report of Independent Accountants--...................................      FSA-1
10 (POOLED), 4 (POOLED), 3

(POOLED), 51 (POOLED) AND 66
(POOLED)

-----------------------------------------------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)     Statement of Assets and Liabilities, December 31, 2000................      FSA-2
                                    -----------------------------------------------------------------------------------
                                     Statement of Operations for the Year Ended December 31, 2000..........      FSA-3
                                    -----------------------------------------------------------------------------------
                                     Statements of Changes in Net Assets for the Years
                                     Ended December 31, 2000 and 1999......................................      FSA-4
                                    -----------------------------------------------------------------------------------
                                     Portfolio of Investments, December 31, 2000...........................      FSA-5
-----------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)     Statement of Assets and Liabilities, December 31, 2000................      FSA-8
                                    -----------------------------------------------------------------------------------
                                     Statement of Operations for the Year Ended December 31, 2000..........      FSA-9
                                    -----------------------------------------------------------------------------------
                                     Statements of Changes in Net Assets for the Years
                                     Ended December 31, 2000 and 1999......................................     FSA-10
                                    -----------------------------------------------------------------------------------
                                     Portfolio of Investments, December 31, 2000...........................     FSA-11
-----------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 4 (POOLED)      Statement of Assets and Liabilities, December 31, 2000................     FSA-23
                                    -----------------------------------------------------------------------------------
                                     Statement of Operations for the Year Ended December 31, 2000..........     FSA-24
                                    -----------------------------------------------------------------------------------
                                     Statements of Changes in Net Assets for the Years
                                     Ended December 31, 2000 and 1999......................................     FSA-25
                                    -----------------------------------------------------------------------------------
                                     Portfolio of Investments, December 31, 2000...........................     FSA-26
-----------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 3 (POOLED)      Statement of Assets and Liabilities, December 31, 2000................     FSA-30
                                    -----------------------------------------------------------------------------------
                                     Statements of Operations for the Year Ended December 31, 2000.........     FSA-31
                                    -----------------------------------------------------------------------------------
                                     Statements of Changes in Net Assets for the Years
                                     Ended December 31, 2000 and 1999......................................     FSA-32
                                    -----------------------------------------------------------------------------------
                                     Portfolio of Investments, December 31, 2000...........................     FSA-33
-----------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 51 (POOLED)*    Statements of Assets and Liabilities, December 31, 2000...............     FSA-36
                                    -----------------------------------------------------------------------------------
                                     Statements of Operations for the Year Ended December 31, 2000.........     FSA-39
                                    -----------------------------------------------------------------------------------
                                     Statements of Changes in Net Assets for the Years
                                     Ended December 31, 2000 and 1999......................................     FSA-42
-----------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 66 (POOLED)     Statements of Assets and Liabilities, December 31, 2000...............     FSA-48
                                    -----------------------------------------------------------------------------------
                                     Statements of Operations for the Year Ended December 31, 2000.........     FSA-54

16
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                          FINANCIAL STATEMENTS INDEX (CONT'D)
-----------------------------------------------------------------------------------------------------------------------
                                                                                                                  PAGE
-----------------------------------------------------------------------------------------------------------------------
                                     Statements of Changes in Net Assets for the Years                          FSA-61
                                     Ended December 31, 2000 and 1999......................................
-----------------------------------------------------------------------------------------------------------------------


SEPARATE ACCOUNT NOS. 13 (POOLED),   Notes to Financial Statements.........................................     FSA-74
10 (POOLED), 4 (POOLED), 3
(POOLED), 51 (POOLED)*, AND

66 (POOLED)
-----------------------------------------------------------------------------------------------------------------------
THE EQUITABLE LIFE ASSURANCE         Report of Independent Accountants-- ..................................        F-1
                                    -----------------------------------------------------------------------------------

SOCIETY OF THE UNITED STATES         Consolidated Balance Sheets as of December 31, 2000 and 1999 .........        F-2
                                    -----------------------------------------------------------------------------------
                                     Consolidated Statements of Earnings for the Years Ended
                                     December 31, 2000, 1999 and 1998 .....................................        F-3
                                    -----------------------------------------------------------------------------------
                                     Consolidated Statements of Shareholder's Equity for the Years
                                     Ended December 31, 2000, 1999 and 1998 ...............................        F-4
                                    -----------------------------------------------------------------------------------
                                     Consolidated Statements of Cash Flows for the Years Ended
                                     December 31, 2000, 1999 and 1998 .....................................        F-5

                                    -----------------------------------------------------------------------------------
                                     Notes to Consolidated Financial Statements ...........................        F-6
-----------------------------------------------------------------------------------------------------------------------
                                     The financial statements of the Funds
                                     reflect fees, charges and other expenses of
                                     the Separate Accounts applicable to
                                     contracts under RIA as in effect during the
                                     periods covered, as well as the expense
                                     charges made in accordance with the terms
                                     of all other contracts participating in the
                                     respective Funds.
-----------------------------------------------------------------------------------------------------------------------


















* As of May 1, 2001 Separate Account No. 51 combined with Separate Account No. 66. See "Combination of certain investment options and separate accounts" in your May 1, 2001 RIA Prospectus.


-----------------------------------------------------------------------------------------------------------------------
                                            Retirement Investment Account(R)
-----------------------------------------------------------------------------------------------------------------------
                                         SEPARATE ACCOUNT UNITS OF INTEREST
                                         UNDER GROUP ANNUITY CONTRACTS

                                                       FUNDS
------------------------------------------------------------------------------------------------------------------------
 POOLED SEPARATE ACCOUNTS                                                 SEPARATE ACCOUNT NO. 66


 o   Alliance Balanced, Separate Account                                  o  EQ/Alliance Global
     No. 10 -- Pooled                                                     o  EQ/Alliance Growth and Income
 o   Alliance Bond, Separate Account                                      o  EQ/Alliance Growth Investors
     No. 13 -- Pooled                                                     o  EQ/Alliance High Yield
 o   Alliance Common Stock, Separate Account No. 4 --                     o  EQ/Alliance Intermediate Government Securities
     Pooled                                                               o  EQ/Alliance International
 o   Alliance Mid Cap Growth, Separate Account No. 3 --                   o  EQ/Alliance Money Market
     Pooled                                                               o  EQ/Alliance Premier Growth
                                                                          o  EQ/Alliance Quality Bond
                                                                          o  EQ/Alliance Small Cap Growth
                                                                          o  EQ/Alliance Technology
                                                                          o  EQ/AXP New Dimensions
                                                                          o  EQ/AXP Strategy Aggressive
                                                                          o  EQ/Bernstein Diversified Value
                                                                          o  EQ/Calvert Socially Responsible
                                                                          o  EQ/Capital Guardian International
                                                                          o  EQ/Capital Guardian Research
                                                                          o  EQ/Capital Guardian U.S. Equity
                                                                          o  EQ/Equity 500 Index
                                                                          o  EQ/Evergreen Omega
                                                                          o  EQ/FI Mid Cap
                                                                          o  EQ/FI Small/Mid Cap Value
                                                                          o  EQ/Janus Large Cap Growth
                                                                          o  EQ/Lazard Small Cap Value
                                                                          o  EQ/Mercury Basic Value Equity
                                                                          o  EQ/MFS Emerging Growth Companies
                                                                          o  EQ/MFS Investors Trust
                                                                          o  EQ/MFS Research
                                                                          o  EQ/Morgan Stanley Emerging Markets Equity
                                                                          o  EQ/Putnam Growth & Income Value
                                                                          o  EQ/Putnam International Equity
                                                                          o  EQ/Putnam Investors Growth
                                                                          o  EQ/T. Rowe Price International Stock




                                                        OF
                                        THE EQUITABLE LIFE ASSURANCE SOCIETY OF
                                                   THE UNITED STATES
          RIA SERVICE OFFICE:                    CONTRIBUTIONS ONLY:              EXPRESS MAIL CONTRIBUTIONS ONLY:
             Equitable Life                         Equitable Life                          Bank One, NA
           RIA service office                          RIA/EPP                       300 Harmon Meadow Boulevard
            200 Plaza Drive                         P.O. Box 13503                         Attn: Box 13503
        Secaucus, NJ 07094-3689                    Newark, NJ 07188                      Secaucus, NJ 07094
          Tel.: (800) 967-4560
             (201) 583-2302
    (9 A.M. to 5 P.M. Eastern time)
   Fax: (201) 583-2304, 2305, or 2306
   (To obtain pre-recorded Fund unit
values, use our toll-free number listed
                 above)



--------------------------------------------------------------------------------

Report of Independent Accountants
--------------------------------------------------------------------------------

To the Board of Directors of
The Equitable Life Assurance Society of the United States and the Contractowners of Separate Account Nos. 13, 10, 4, 3, 51 and 66 of The Equitable Life Assurance Society of the United States


In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and related statement of operations and statements of changes in net assets present fairly, in all material respects, the financial position of Separate Account Nos. 13 (Pooled) (The Alliance Bond Fund), 10 (Pooled) (The Alliance Balanced Fund), 4 (Pooled) (The Alliance Common Stock
Fund), 3 (Pooled) (The Alliance Aggressive Stock Fund) and the separate investment options listed in Note 1 of the financial statements for 51 (Pooled) and 66 (Pooled) of The Equitable Life Assurance Society of the United States ("Equitable Life") at December 31, 2000, the results of each of their operations for the year then ended and the changes in each of their net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2000 by correspondence with the custodians and brokers, provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
New York, New York
February 5, 2001

                                     FSA-1

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2000
--------------------------------------------------------------------------------

ASSETS:
Investments (Notes 2 and 3):
 Long-term debt securities - at value (amortized cost: $110,372,052) .....................    $112,589,923
 Participation in Separate Account No. 2A - at amortized cost, which approximates market value,
   equivalent to 31,079 units at $320.30 .................................................       9,954,633
Cash .....................................................................................         938,710
Receivable for investment securities sold ................................................      15,542,413
Interest and other receivable ............................................................       1,498,518
-------------------------------------------------------------------------------------------   ------------
Total assets .............................................................................     140,524,197
-------------------------------------------------------------------------------------------   ------------
LIABILITIES:
Due to Equitable Life's General Account ..................................................       5,804,847
Accrued expenses .........................................................................          26,317
-------------------------------------------------------------------------------------------   ------------
Total liabilities ........................................................................       5,831,164
-------------------------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................................    $134,693,033
===========================================================================================   ============

See Notes to Financial Statements.

                                     FSA-2

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Operations
YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

INVESTMENT INCOME (NOTE 2): -- Interest ...............................    $5,768,825
-------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Investment management and accounting fees .............................      (357,702)
Administrative fees ...................................................       (14,541)
Expense charges .......................................................        (8,782)
Operating expenses ....................................................       (36,166)
-------------------------------------------------------------------------------------
Total expenses ........................................................      (417,191)
-------------------------------------------------------------------------------------
Net investment income .................................................     5,351,634
-------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Realized loss from security transactions ..............................      (726,636)
Change in unrealized appreciation/depreciation of investments .........     4,900,347
-------------------------------------------------------------------------------------
Net realized and unrealized gain on investments .......................     4,173,711
-------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS .................    $9,525,345
=====================================================================================

See Notes to Financial Statements.

                                     FSA-3

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets
--------------------------------------------------------------------------------

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                                  2000               1999
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ...................................................................    $   5,351,634      $   4,876,384
Net realized loss on investments ........................................................         (726,636)        (1,018,407)
Change in unrealized appreciation/depreciation of investments ...........................        4,900,347         (4,247,078)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable to operations ........................        9,525,345           (389,101)
------------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ...........................................................................       75,757,720         15,016,685
Withdrawals .............................................................................      (36,988,584)       (26,268,116)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable to contributions and withdrawals .....       38,769,136        (11,251,431)
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS .......................................................       48,294,481        (11,640,532)
NET ASSETS -- BEGINNING OF YEAR .........................................................       86,398,552         98,039,084
------------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ...............................................................    $ 134,693,033      $  86,398,552
==============================================================================================================================

See Notes to Financial Statements.

                                     FSA-4

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000


--------------------------------------------------------------------------------
                                                 PRINCIPAL         VALUE
                                                   AMOUNT         (NOTE 3)
--------------------------------------------------------------------------------
LONG-TERM DEBT SECURITIES:
BUSINESS SERVICES
PRINTING, PUBLISHING & BROADCASTING (1.7%)
Time Warner Entertainment Co.
 7.25%, 2008 ...............................    $2,160,000      $2,225,720
                                                                ----------
TOTAL BUSINESS SERVICES (1.7%) .............                     2,225,720
                                                                ----------
CAPITAL GOODS
AEROSPACE (1.9%)
Lockheed Martin Corp.
 6.85%, 2001 ...............................     2,500,000       2,498,180
                                                                ----------
TOTAL CAPITAL GOODS (1.9%) .................                     2,498,180
                                                                ----------
CONSUMER CYCLICALS RETAIL -- GENERAL (0.5%)
Wal-Mart Stores, Inc.
 6.875%, 2009 ..............................       700,000         731,423
                                                                ----------
TOTAL CONSUMER CYCLICALS (0.5%) ............                       731,423
                                                                ----------
CONSUMER NONCYCLICALS
FOODS (2.2%) ConAgra, Inc.:
 7.5%, 2005 ................................     2,105,000       2,199,752
 7.875%, 2010 ..............................       750,000         808,433
                                                                ----------
                                                                 3,008,185
                                                                ----------
MEDIA & CABLE (0.5%)
Cox Communications, Inc.
 7.75%, 2010 ...............................       650,000         675,024
                                                                ----------
TOTAL CONSUMER NONCYCLICALS (2.7%) .........                     3,683,209
                                                                ----------
CREDIT SENSITIVE
ASSET BACKED (1.0%)
Capital Auto Receivables Asset Trust
 5.58%, 2002 ...............................     1,369,315       1,367,412
                                                                ----------
BANKS (3.4%)
Chase Manhattan Corp.
 6.375%, 2008 ..............................     1,760,000       1,713,131
Citigroup, Inc.
 7.25%, 2010 ...............................     2,765,000       2,848,976
                                                                ----------
                                                                 4,562,107
                                                                ----------
FINANCIAL SERVICES (5.6%)
Associates Corp. of North America
 6.5%, 2002 ................................     3,500,000       3,516,625
Goldman Sachs Group, Inc.
 7.35%, 2009 ...............................     1,325,000       1,349,367

                                     FSA-5

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000 (Continued)


--------------------------------------------------------------------------------
                                             PRINCIPAL         VALUE
                                               AMOUNT         (NOTE 3)
--------------------------------------------------------------------------------
Household Finance Corp.
 6.5%, 2008 ............................    $ 1,425,000     $ 1,364,594
Lehman Brothers Holdings, Inc.
 7.875%, 2010 ..........................      1,285,000       1,328,753
                                                            -----------
                                                              7,559,339
                                                            -----------
INSURANCE (4.4%)
AIG SunAmerica Global Financing II
 7.6%, 2005 ............................      5,600,000       5,929,885
                                                            -----------
UTILITY -- ELECTRIC (2.8%)
AEP Resources, Inc.
 6.5%, 2003 ............................      1,850,000       1,840,343
Consolidated Edison, Inc.
 6.25%, 2008 ...........................      2,000,000       1,933,960
                                                            -----------
                                                              3,774,303
                                                            -----------
UTILITY -- GAS (0.7%)
KeySpan Corporation
 7.25%, 2005 ...........................        935,000         971,926
                                                            -----------
U.S. GOVERNMENT AGENCIES (16.1%)
Federal Home Loan Mortgage Corp.
 6.875%, 2010 ..........................      4,580,000       4,882,784
Federal National Mortgage Association:
 6.75%, 2002 ...........................      7,105,000       7,228,016
 6.0%, 2005 ............................      4,320,000       4,364,820
 6.625%, 2007 ..........................      4,925,000       5,136,992
                                                            -----------
                                                             21,612,612
                                                            -----------
U.S. GOVERNMENT (32.1%)
U.S. Treasury Notes:
 6.5%, 2002 ............................     15,025,000      15,252,734
 5.75%, 2005 ...........................      7,410,000       7,651,114
 5.875%, 2005 ..........................     18,020,000      18,631,291
 5.75%, 2010 ...........................      1,615,000       1,692,596
                                                            -----------
                                                             43,227,735
                                                            -----------
TOTAL CREDIT SENSITIVE (66.1%) .........                     89,005,319
                                                            -----------
ENERGY
COAL & GAS PIPELINES (2.5%)
Williams Companies, Inc.
 6.125%, 2001 ..........................      3,400,000       3,399,082
                                                            -----------
TOTAL ENERGY (2.5%) ....................                      3,399,082
                                                            -----------
TECHNOLOGY
TELECOMMUNICATIONS (4.5%)
Qwest Capital Funding, Inc.
 7.9%, 2010 ............................      2,490,000       2,554,200

                                     FSA-6

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000 (Concluded)


--------------------------------------------------------------------------------
                                                         PRINCIPAL         VALUE
                                                          AMOUNT         (NOTE 3)
--------------------------------------------------------------------------------
Telefonica Europe BV
 7.75%, 2010 .......................................    $  650,000     $    658,009
Verizon Global Funding Corp.
 7.25%, 2010 .......................................     2,800,000        2,843,106
                                                                       ------------
TOTAL TECHNOLOGY (4.5%) ............................                      6,055,315
                                                                       ------------
SUPRANATIONAL DEBT OBLIGATION (3.7%)
International Bank Reconstruction & Development
 7.0%, 2005 ........................................     4,775,000        4,991,675
                                                                       ------------
TOTAL SUPRANATIONAL DEBT OBLIGATION (3.7%) .........                      4,991,675
                                                                       ------------
TOTAL LONG-TERM DEBT SECURITIES (83.6%)
 (Amortized Cost $110,372,052) .....................                    112,589,923
                                                                       ------------
PARTICIPATION IN SEPARATE ACCOUNT NO. 2A,
 at amortized cost, which approximates
 market value, equivalent to 31,079
 units at $320.30 each (7.4%).......................                      9,954,633
                                                                       ------------
TOTAL INVESTMENTS (91.0%)
 (Amortized Cost $120,326,685) .....................                    122,544,556
OTHER ASSETS LESS LIABILITIES (9.0%) ...............                     12,148,477
                                                                       ------------
NET ASSETS (100.0%) ................................                   $134,693,033
                                                                       ============

See Notes to Financial Statements.

                                     FSA-7

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2000
--------------------------------------------------------------------------------

ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $42,295,134) ...........................................    $ 44,326,051
 Preferred stocks -- at value (cost: $952,126) ...........................................       1,003,369
 Long-term debt securities -- at value (amortized cost: $45,099,998) .....................      46,720,849
 Participation in Separate Account No. 2A -- at amortized cost, which approximates market
   value, equivalent to 17,541 units at $320.30 ..........................................       5,618,163
Cash .....................................................................................         684,443
Receivable for investment securities sold ................................................       3,441,981
Interest receivable ......................................................................         630,970
Dividends and other receivable ...........................................................          35,248
----------------------------------------------------------------------------------------------------------
Total assets .............................................................................     102,461,074
----------------------------------------------------------------------------------------------------------
LIABILITIES:
Due to Equitable Life's General Account ..................................................         965,022
Payable for investment securities purchased ..............................................       1,591,449
Investment management fees payable .......................................................             928
Accrued expenses .........................................................................         119,570
----------------------------------------------------------------------------------------------------------
Total liabilities ........................................................................       2,676,969
----------------------------------------------------------------------------------------------------------
NET ASSETS ...............................................................................    $ 99,784,105
==========================================================================================================

See Notes to Financial Statements.

                                     FSA-8

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Operations
YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $19,298) .....................    $     478,824
Interest .................................................................        3,811,321
----------------------------------------------------------------------------------------------------------
Total investment income ..................................................        4,290,145
----------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Investment management and accounting fees and program expense charge .....         (824,295)
Administrative fees ......................................................         (983,132)
Expense charges ..........................................................          (27,491)
Operating expenses .......................................................         (147,349)
----------------------------------------------------------------------------------------------------------
Total expenses ...........................................................       (1,982,267)
----------------------------------------------------------------------------------------------------------
Net investment income ....................................................        2,307,878
----------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Realized gain from security and foreign currency transactions ............       11,299,095
Change in unrealized appreciation/depreciation of investments ............      (17,611,759)
----------------------------------------------------------------------------------------------------------
Net realized and unrealized loss on investments ..........................       (6,312,664)
----------------------------------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $  (4,004,786)
==========================================================================================================

See Notes to Financial Statements.


                                     FSA-9

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       2000                1999
-------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ........................................................    $   2,307,878      $    3,225,028
Net realized gain on investments and foreign currency transactions ...........       11,299,095          26,193,319
Change in unrealized appreciation/depreciation of investments ................      (17,611,759)         (8,283,953)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable to operations .............       (4,004,786)         21,134,394
-------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ................................................................       21,466,047          30,187,271
Withdrawals ..................................................................      (60,321,307)       (105,989,196)
-------------------------------------------------------------------------------------------------------------------
Net decrease in net assets attributable to contributions and withdrawals .....      (38,855,260)        (75,801,925)
-------------------------------------------------------------------------------------------------------------------
DECREASE IN NET ASSETS .......................................................      (42,860,046)        (54,667,531)
NET ASSETS -- BEGINNING OF YEAR ..............................................      142,644,151         197,311,682
-------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................................................    $  99,784,105      $  142,644,151
===================================================================================================================

See Notes to Financial Statements.

                                     FSA-10

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000
--------------------------------------------------------------------------------

                                                                     NUMBER          VALUE
                                                                   OF SHARES       (NOTE 3)
-----------------------------------------------------------------------------------------------
COMMON STOCKS:
BASIC MATERIALS
CHEMICALS (0.3%)
Dow Chemical Co. ..............................................         400      $     14,650
Union Carbide Corp. ...........................................       5,200           279,825
                                                                                 ------------
                                                                                      294,475
                                                                                 ------------
CHEMICALS -- SPECIALTY (0.2%)
Lyondell Chemical Company .....................................      11,700           179,156
                                                                                 ------------
METALS & MINING (0.4%)
Alcoa, Inc. ...................................................       9,000           301,500
Freeport-McMoran Copper & Gold, Inc. (Class B)* ...............       3,100            26,544
Newmont Mining Corp. ..........................................       1,100            18,769
Phelps Dodge Corp. ............................................         600            33,488
                                                                                 ------------
                                                                                      380,301
                                                                                 ------------
TOTAL BASIC MATERIALS (0.9%) ..................................                       853,932
                                                                                 ------------
BUSINESS SERVICES
PRINTING, PUBLISHING & BROADCASTING (1.9%)
AT&T Corp. -- Liberty Media Corp. (Class A)* ..................       5,900            80,019
British Sky Broadcasting PLC* .................................      26,070           438,163
Comcast Corp. SPL (Class A)* ..................................       7,000           292,250
Gannett Co. ...................................................       2,600           163,963
Reuters Group PLC .............................................      19,800           335,151
Time Warner, Inc. .............................................       5,400           282,096
Viacom, Inc. (Class B)* .......................................       6,640           310,420
                                                                                 ------------
TOTAL BUSINESS SERVICES (1.9%)                                                      1,902,062
                                                                                 ------------
CAPITAL GOODS
AEROSPACE (0.2%)
British Aerospace PLC* ........................................      11,500            65,689
General Motors Corp. (Class H)* ...............................       5,900           135,700
                                                                                 ------------
                                                                                      201,389
                                                                                 ------------
BUILDING & CONSTRUCTION (0.2%)
CRH PLC* ......................................................      13,300           247,625
                                                                                 ------------
BUILDING MATERIALS & FOREST PRODUCTS (0.4%)
Masco Corp. ...................................................      11,000           282,563
Weyerhaeuser Co. ..............................................       2,600           131,950
                                                                                 ------------
                                                                                      414,513
                                                                                 ------------
ELECTRICAL EQUIPMENT (2.0%) ...................................
Alcatel SA ....................................................       3,600           204,601
General Electric Co. ..........................................      35,100         1,682,606
Taiwan Semiconductor Manufacturing Co. Ltd. Sp (ADR)* .........       6,000           103,500
                                                                                 ------------
                                                                                    1,990,707
                                                                                 ------------
MACHINERY (0.6%)
Deere & Co. ...................................................       4,800           219,900

                                     FSA-11

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                      NUMBER        VALUE
                                                    OF SHARES       (NOTE 3)
--------------------------------------------------------------------------------
United Technologies Corp. ......................       4,200      $    330,225
                                                                  ------------
                                                                       550,125
                                                                  ------------
TOTAL CAPITAL GOODS (3.4%) .....................                     3,404,359
                                                                  ------------
CONSUMER CYCLICALS
AIRLINES (0.2%)
Continental Airliness, Inc. (Class B)* .........       2,600           134,225
Northwest Airlines Corp. (Class A)* ............       3,200            96,400
                                                                  ------------
                                                                       230,625
                                                                  ------------
AUTO RELATED (0.2%)
Delphi Automotive Systems Corp. ................      12,600           141,750
Visteon Corp. ..................................         458             5,267
                                                                  ------------
                                                                       147,017
                                                                  ------------
AUTOS & TRUCKS (0.1%)
Ford Motor Co. .................................       5,641           132,211
                                                                  ------------
LEISURE RELATED (0.8%)
Carnival Corp. .................................       5,400           166,388
Harley Davidson, Inc. ..........................       2,800           111,300
Mattel, Inc. ...................................      16,800           242,592
Park Place Entertainment Corp.* ................         300             3,581
The Walt Disney Co. ............................      10,000           289,375
                                                                  ------------
                                                                       813,236
                                                                  ------------
RETAIL -- GENERAL (2.0%)
Fast Retailing Co. Ltd. ........................         700           136,917
Home Depot, Inc. ...............................       9,600           438,600
Kohl's Corp.* ..................................       3,400           207,400
Limited, Inc. ..................................       5,100            87,019
Lowe's Cos., Inc. ..............................       3,300           146,850
Tiffany & Co. ..................................       3,000            94,875
Wal-Mart Stores, Inc. ..........................       9,900           525,938
Walgreen Co. ...................................       8,100           338,681
                                                                  ------------
                                                                     1,976,280
                                                                  ------------
TOTAL CONSUMER CYCLICALS (3.3%) ................                     3,299,369
                                                                  ------------
CONSUMER NONCYCLICALS
BEVERAGES (0.9%)
Coca-Cola Co. ..................................       6,100           371,719
Interbrew* .....................................       1,550            54,049
Pepsi Bottling Group, Inc. .....................       4,200           167,738
Pepsico, Inc. ..................................       6,700           332,069
                                                                  ------------
                                                                       925,575
                                                                  ------------
DRUGS (4.4%)
American Home Products Corp. ...................       6,100           387,655
Amgen, Inc.* ...................................       2,900           185,419
AstraZeneca PLC ................................       2,800           140,971
Bristol-Myers Squibb Co. .......................       1,200            88,725

                                     FSA-12

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
                                                                NUMBER          VALUE
                                                              OF SHARES       (NOTE 3)
----------------------------------------------------------------------------------------
Human Genome Sciences, Inc.* .............................       2,500      $    173,281
Merck & Co., Inc. ........................................       6,000           561,750
Pfizer, Inc. .............................................      23,095         1,062,370
Pharmacia Corporation ....................................       7,621           464,881
Sanofi-Synthelabo SA .....................................       2,900           193,423
Schering Plough Corp. ....................................       8,100           459,675
Takeda Chemical Industries* ..............................       8,000           472,645
Yamanouchi Pharmaceutical Co. Ltd.* ......................       4,000           172,697
                                                                            ------------
                                                                               4,363,492
                                                                            ------------
HOSPITAL SUPPLIES & SERVICES (1.7%)
Applera Corp. -- Applied Biosystems Group ................       1,900           178,719
Guidant Corp.* ...........................................       4,700           253,506
Health Management Associates, Inc. (Class A)* ............      10,200           211,650
IMS Health, Inc. .........................................       9,500           256,500
Johnson & Johnson ........................................       1,100           115,569
Medtronic, Inc.* .........................................       7,800           470,925
SYNAVANT, Inc.* ..........................................         455             2,133
Tenet Healthcare Corporation .............................       5,200           231,075
                                                                            ------------
                                                                               1,720,077
                                                                            ------------
MEDIA & CABLE (0.2%)
UnitedGlobalCom, Inc. (Class A)* .........................          30               409
United Pan-Europe Communications N.V. (Class A)* .........      18,064           184,626
                                                                            ------------
                                                                                 185,035
                                                                            ------------
RETAIL -- FOOD (0.3%)
Kroger Co.* ..............................................      12,400           335,575
                                                                            ------------
SOAPS & TOILETRIES (1.0%)
Avon Products, Inc. ......................................       5,100           244,163
Colgate Palmolive Co. ....................................       5,900           380,845
Estee Lauder Cos. (Class A) ..............................       3,300           144,581
KAO Corp.* ...............................................       8,000           232,127
                                                                            ------------
                                                                               1,001,716
                                                                            ------------
TOTAL CONSUMER NONCYCLICALS (8.5%) .......................                     8,531,470
                                                                            ------------
CREDIT SENSITIVE
BANKS (4.5%)
Banco Bilbao Vizcaya Argentaria S.A.* ....................      18,900           281,411
Bank of America Corp. ....................................       9,042           414,801
Bank of Ireland* .........................................      16,000           158,571
Bank One Corp. ...........................................       9,432           345,447
BNP Paribas SA* ..........................................       4,000           351,336
Chase Manhattan Corp. ....................................       7,781           353,548
Citigroup, Inc. ..........................................      17,231           879,857
DBS Group Holdings Ltd. ..................................       4,652            52,644
Firstar Corp. ............................................       3,000            69,750
Morgan (J.P.) & Co., Inc. ................................         700           115,850
National City Corp. ......................................       6,800           195,500
Royal Bank of Scotland Group PLC* ........................      18,000           424,993

                                     FSA-13

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
                                                              NUMBER          VALUE
                                                            OF SHARES       (NOTE 3)
----------------------------------------------------------------------------------------
Royal Bank of Scotland Group PLC-Value Shares* .........      15,400      $     18,998
Standard Chartered PLC* ................................      11,000           158,726
Sumitomo Trust & Banking Co.* ..........................      14,000            95,071
Unicredito Italiano Spa* ...............................      61,000           319,180
Wells Fargo Company ....................................       4,800           267,300
                                                                          ------------
                                                                             4,502,983
                                                                          ------------
FINANCIAL SERVICES (2.3%)
Alleanza Assicurazioni .................................      24,500           390,570
CIT Group, Inc. (Class A) ..............................       9,800           197,225
Goldman Sachs Group, Inc. ..............................       1,700           181,794
Household International, Inc. ..........................       5,300           291,500
Legg Mason, Inc. .......................................       2,200           119,900
Lehman Brothers Holdings, Inc. .........................       3,300           223,162
MBNA Corp. .............................................       8,512           314,412
Morgan Stanley Dean Witter & Co. .......................       5,600           443,800
Nomura Securities Co. Ltd.* ............................       7,000           125,721
Peregrine Investment Holdings Ltd.* ....................      90,000                 0
                                                                          ------------
                                                                             2,288,084
                                                                          ------------
INSURANCE (1.7%)
ACE Ltd. ...............................................       4,100           173,994
AFLAC, Inc. ............................................       3,100           223,781
American International Group, Inc. .....................       8,800           867,350
CGU PLC ................................................      26,000           419,880
                                                                          ------------
                                                                             1,685,005
                                                                          ------------
MORTGAGE RELATED (0.3%)
Fannie Mae .............................................       2,000           173,500
Freddie Mac ............................................       1,300            89,538
                                                                          ------------
                                                                               263,038
                                                                          ------------
REAL ESTATE (0.0%)
Cheung Kong Holdings ...................................       3,000            38,367
                                                                          ------------
UTILITY -- ELECTRIC (0.9%)
AES Corp.* .............................................       5,091           281,914
Calpine Corporation* ...................................       4,900           220,806
Duke Power Co. .........................................       2,700           230,175
Pinnacle West Capital Corp. ............................       4,600           219,075
                                                                          ------------
                                                                               951,970
                                                                          ------------
UTILITY -- GAS (0.4%)
ENRON Corp. ............................................       4,600           382,375
                                                                          ------------
UTILITY -- TELEPHONE (1.9%)
AT&T Corp. .............................................      12,013           207,975
BellSouth Corp. ........................................       6,400           262,000
Telefonica SA* .........................................       9,871           163,202
SBC Communications, Inc. ...............................      15,386           734,682
Telefonos de Mexico (ADR) `L' ..........................       2,000            90,250
Verizon Communications, Inc. ...........................       9,000           451,125
                                                                          ------------
                                                                             1,909,234
                                                                          ------------
TOTAL CREDIT SENSITIVE (12.0%) .........................                    12,021,056
                                                                          ------------

                                     FSA-14

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                  NUMBER          VALUE
                                                OF SHARES        (NOTE 3)
--------------------------------------------------------------------------------
ENERGY
OIL -- DOMESTIC (0.6%)
BP Amoco PLC (ADR) .........................       3,860      $    184,798
Dynegy, Inc. (Class A) .....................       3,800           213,038
Kerr-McGee Corp. ...........................       3,400           227,588
                                                              ------------
                                                                   625,424
                                                              ------------
OIL -- INTERNATIONAL (1.6%)
BP Amoco PLC* ..............................      33,300           267,391
Chevron Corp. ..............................       4,400           371,525
Exxon Mobil Corp. ..........................       7,056           613,431
Royal Dutch Petroleum Co.* .................         900            54,506
Total Fina Elf SA* .........................       2,100           312,482
                                                              ------------
                                                                 1,619,335
                                                              ------------
OIL -- SUPPLIES & CONSTRUCTION (0.3%)
Noble Drilling Corp.* ......................       4,100           178,094
Santa Fe International, Inc. ...............       4,200           134,663
                                                              ------------
                                                                   312,757
                                                              ------------
RAILROADS (0.3%)
Burlington Northern Santa Fe Corp. .........       8,500           240,656
                                                              ------------
TOTAL ENERGY (2.8%) ........................                     2,798,172
                                                              ------------
TECHNOLOGY
ELECTRONICS (5.1%)
Advantest Corp.* ...........................       1,000            93,515
Altera Corp.* ..............................       6,536           171,979
Applied Materials, Inc.* ...................       1,400            53,463
Applied Micro Circuits Corp.* ..............       1,900           142,588
ASM Lithography Holdings N.V.* .............       7,300           165,886
BEA Systems, Inc.* .........................       2,300           154,819
Cisco Systems, Inc.* .......................      24,400           933,300
EMC Corp.* .................................       8,000           532,000
Flextronics International Ltd.* ............       2,900            82,650
Foundry Networks, Inc.* ....................       1,500            22,500
Intel Corp. ................................      15,344           464,155
JDS Uniphase Corp.* ........................       3,900           162,580
Juniper Networks, Inc.* ....................       1,400           176,488
Micron Technology, Inc.* ...................       5,800           205,900
NEC Corp.* .................................      10,000           182,660
PMC-Sierra, Inc.* ..........................       1,100            86,488
Rohm Co. Ltd.* .............................       1,000           189,652
Samsung Electronics (GDR)* .................         900            56,498
Sanmina Corp.* .............................       2,000           153,250
Solectron Corp.* ...........................       7,200           244,080
STMicroelectronics N.V. ....................       4,000           174,728
Texas Instruments, Inc. ....................         900            42,638
Tokyo Electron Limited* ....................       2,600           142,702

                                     FSA-15

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------
                                                         NUMBER          VALUE
                                                       OF SHARES        (NOTE 3)
----------------------------------------------------------------------------------
Veritas Software Corp.* ...........................       2,800      $     245,000
Xilinx, Inc.* .....................................       4,000            184,500
Yahoo!, Inc.* .....................................         900             27,155
                                                                     -------------
                                                                         5,091,174
                                                                     -------------
OFFICE EQUIPMENT (1.6%)
Canon, Inc. .......................................      11,000            384,547
Dell Computer Corp.* ..............................      12,500            217,969
Hewlett-Packard Co. ...............................       5,600            176,750
International Business Machines Corp. .............       5,400            459,000
Softbank Corp. ....................................         200              6,939
Sun Microsystems, Inc.* ...........................      11,800            328,925
                                                                     -------------
                                                                         1,574,130
                                                                     -------------
OFFICE EQUIPMENT SERVICES (1.4%)
Microsoft Corp.* ..................................      17,300            752,550
Oracle Corp.* .....................................      22,000            639,375
                                                                     -------------
                                                                         1,391,925
                                                                     -------------
TELECOMMUNICATIONS (2.4%)
Amdocs Ltd.* ......................................       2,900            192,125
America Online, Inc.* .............................      11,200            389,760
AT&T Wireless Group* ..............................       6,900            119,456
Avaya, Inc.* ......................................         422              4,352
China Telecom (Hong Kong) Ltd.* ...................      38,000            207,546
Global TeleSystems, Inc.* .........................       5,700              4,631
Lucent Technologies, Inc. .........................       5,275             71,213
Nokia Oyj .........................................       5,100            227,570
Nortel Networks Corp. .............................       5,000            160,313
NTT Mobile Communications Network, Inc.* ..........          10            172,172
Qualcomm, Inc.* ...................................       2,300            189,031
Qwest Communications International, Inc.* .........       4,000            164,000
Vodafone Airtouch PLC* ............................     104,307            382,127
WorldCom, Inc.* ...................................       5,486             76,804
                                                                     -------------
                                                                         2,361,100
                                                                     -------------
TOTAL TECHNOLOGY (10.5%) ..........................                     10,418,329
                                                                     -------------
DIVERSIFIED
MISCELLANEOUS (1.1%)
Citic Pacific Ltd.* ...............................      40,000            141,800
Corning, Inc. .....................................       3,400            179,562
Hutchison Whampoa Ltd. ............................       8,400            104,735
Tyco International Ltd. ...........................       9,110            505,605
Viad Corp. ........................................       7,200            165,600
                                                                     -------------
TOTAL DIVERSIFIED (1.1%) ..........................                      1,097,302
                                                                     -------------
TOTAL COMMON STOCKS (44.4%)
 (Cost $42,295,134)................................                     44,326,051
                                                                     -------------

                                     FSA-16

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                  NUMBER           VALUE
                                                OF SHARES        (NOTE 3)
--------------------------------------------------------------------------------
PREFERRED STOCKS:
CREDIT SENSITIVE
UTILITY -- ELECTRIC (0.4%)
Calpine Capital Trust
 5.75% Conv. .............................          1,400       $  222,425
Southern Energy, Inc.
 6.25% Conv. .............................          2,700          167,400
                                                                ----------
TOTAL CREDIT SENSITIVE (0.4%) ............                         389,825
                                                                ----------
TECHNOLOGY
ELECTRONICS (0.1%)
UnitedGlobalCom, Inc.
 7.0% Conv. Series C .....................          4,200           84,525
                                                                ----------
TELECOMMUNICATIONS (0.5%)
Amdocs Ltd.
 6.75% Conv. .............................          6,400          371,200
XO Communications, Inc.
 3.25% Conv. .............................          1,900          157,819
                                                                ----------
                                                                   529,019
                                                                ----------
TOTAL TECHNOLOGY (0.6%) ..................                         613,544
                                                                ----------
TOTAL PREFERRED STOCKS (1.0%)
 (Cost $952,126)..........................                       1,003,369
                                                                ----------
                                                PRINCIPAL
                                                 AMOUNT
                                               ---------
LONG-TERM DEBT SECURITIES:
BUSINESS SERVICES
PRINTING, PUBLISHING & BROADCASTING (0.6%)
AT&T Corp. -- Liberty Media Corp.
 8.25%, 2030 .............................      $ 600,000          547,405
                                                                ----------
TOTAL BUSINESS SERVICES (0.6%) ...........                         547,405
                                                                ----------
CAPITAL GOODS AEROSPACE (0.6%)
Raytheon Co.
 7.9%, 2003 ..............................        615,000          632,187
                                                                ----------
MACHINERY (0.0%)
ASM Lithography Holdings N.V.
 4.25% Conv., 2004 .......................         10,000            9,275
                                                                ----------
TOTAL CAPITAL GOODS (0.6%) ...............                         641,462
                                                                ----------
CONSUMER CYCLICALS
AIRLINES (0.3%)
United Air Lines, Inc. (Class A-2)
 7.186%, 2011 ............................        340,000          346,678
                                                                ----------



                                     FSA-17

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                  PRINCIPAL           VALUE
                                                    AMOUNT          (NOTE 3)
--------------------------------------------------------------------------------
RETAIL -- GENERAL (0.1%)
Wal-Mart Stores, Inc.
 6.875%, 2009 ..............................    $     75,000      $     78,367
                                                                  ------------
TOTAL CONSUMER CYCLICALS (0.4%) ............                           425,045
                                                                  ------------
CONSUMER NONCYCLICALS
DRUGS (0.2%)
Millennium Pharmaceuticals, Inc.
 5.5% Conv., 2007 ..........................          95,000           158,234
                                                                  ------------
FOODS (0.9%)
ConAgra, Inc.:
 7.5%, 2005 ................................         425,000           444,131
 8.25%, 2030 ...............................         425,000           462,399
                                                                  ------------
                                                                       906,530
                                                                  ------------
HOSPITAL SUPPLIES & SERVICES (0.5%)
Affymetrix, Inc.
 5.0% Conv., 2006 ..........................         130,000           177,125
Human Genome Sciences, Inc.
 5.5% Conv., 2006 ..........................          55,000           295,419
                                                                  ------------
                                                                       472,544
                                                                  ------------
MEDIA & CABLE (1.0%)
Cox Communications, Inc.
 7.75%, 2010 ...............................         240,000           249,240
Time Warner Entertainment Co.:
 8.375%, 2023 ..............................         295,000           319,461
 8.375%, 2033 ..............................         430,000           466,637
                                                                  ------------
                                                                     1,035,338
                                                                  ------------
TOTAL CONSUMER NONCYCLICALS (2.6%) .........                         2,572,646
                                                                  ------------
CREDIT SENSITIVE
ASSET BACKED (1.3%)
Citibank Credit Card Issuance Trust
 6.875%, 2009 ..............................       1,250,000         1,319,258
                                                                  ------------
BANKS (1.5%)
Barclays Bank PLC
 8.55%, 2049 ...............................         400,000           419,350
St. George Bank Ltd.
 7.15%, 2005 ...............................       1,025,000         1,043,696
                                                                  ------------
                                                                     1,463,046
                                                                  ------------
FOREIGN GOVERNMENT (0.3%)
Quebec Province
 7.5%, 2029 ................................         300,000           320,160
                                                                  ------------
FINANCIAL SERVICES (2.3%)
Associates Corp. of North America
 5.75%, 2003 ...............................         550,000           542,570

                                     FSA-18

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               PRINCIPAL           VALUE
                                                 AMOUNT           (NOTE 3)
--------------------------------------------------------------------------------
Goldman Sachs Group, Inc.
 7.8%, 2010 .............................    $    350,000      $    368,066
Household Finance Corp.
 6.5%, 2008 .............................         300,000           287,283
Lehman Brothers Holdings, Inc.
 7.875%, 2010 ...........................         485,000           501,514
Morgan Stanley Dean Witter & Co.
 5.625%, 2004 ...........................         625,000           613,294
                                                               ------------
                                                                  2,312,727
                                                               ------------
MORTGAGE RELATED (11.3%)
Federal National Mortgage Association:
 7.0%, 2014 .............................       1,476,284         1,491,308
 7.0%, 2015 .............................       1,073,194         1,084,116
 6.0%, 2029 .............................       1,560,986         1,510,043
 6.5%, 2030 .............................       1,255,088         1,237,269
 7.0%, 2030 .............................       2,273,729         2,276,357
Government National Mortgage Association:
 6.5%, 2029 .............................       1,664,269         1,646,362
 7.5%, 2030 .............................       2,028,965         2,062,295
                                                               ------------
                                                                 11,307,750
                                                               ------------
UTILITY -- ELECTRIC (0.7%)
AES Corp.
 4.5% Conv., 2005 .......................          85,000           178,288
Cilcorp, Inc.
 9.375%, 2029 ...........................         310,000           341,960
TXU Corp.
 6.375%, 2008 ...........................         160,000           151,488
                                                               ------------
                                                                    671,736
                                                               ------------
UTILITY -- GAS (0.2%)
KeySpan Corporation
 7.25%, 2005 ............................         235,000           244,281
                                                               ------------
U.S. GOVERNMENT AGENCIES (8.7%)
Federal Home Loan Mortgage Corp.
 6.875%, 2010 ...........................         910,000           970,160
Federal National Mortgage Association:
 6.75%, 2002 ............................       2,190,000         2,227,917
 6.0%, 2005 .............................       4,190,000         4,233,470
 6.625%, 2007 ...........................       1,200,000         1,251,653
                                                               ------------
                                                                  8,683,200
                                                               ------------
U.S. GOVERNMENT (11.1%)
U.S. Treasury Bonds:
 S.T.R.I.P.S.
 Zero Coupon, 2011 ......................       1,040,000           589,981
 S.T.R.I.P.S.
 Zero Coupon, 2012 ......................       1,025,000           566,774

                                     FSA-19

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                              PRINCIPAL           VALUE
                                                AMOUNT           (NOTE 3)
--------------------------------------------------------------------------------
 12.0%, 2013 ...........................    $    725,000      $  1,023,495
 8.125%, 2019 ..........................       2,365,000         3,056,937
U.S. Treasury Notes:
 5.75%, 2003 ...........................       3,060,000         3,105,422
 5.75%, 2005 ...........................         810,000           836,356
 5.875%, 2005 ..........................       1,415,000         1,463,000
 5.75%, 2010 ...........................         365,000           382,537
                                                              ------------
                                                                11,024,502
                                                              ------------
TOTAL CREDIT SENSITIVE (37.4%) .........                        37,346,660
                                                              ------------
ENERGY RAILROADS (0.1%)
Union Pacific Corp.
 6.625%, 2029 ..........................         150,000           134,511
                                                              ------------
TOTAL ENERGY (0.1%) ....................                           134,511
                                                              ------------
TECHNOLOGY
ELECTRONICS (3.9%)
Advanced Energy Industries
 5.25% Conv., 2006 .....................         115,000            95,306
BEA Systems, Inc.
 4.0% Conv., 2006 ......................          70,000           145,469
Burr-Brown Corp.
 4.25% Conv., 2007 .....................         110,000           148,500
Checkfree Holdings Corp.
 6.5% Conv., 2006 ......................          85,000            76,500
Comverse Technology, Inc.
 4.5% Conv., 2005 ......................         125,000           633,438
Conexant Systems, Inc.
 4.25% Conv., 2006 .....................          95,000            82,472
Critical Path, Inc.
 5.75% Conv., 2005 .....................         220,000           146,300
Cypress Semiconductor Corp.
 4.0% Conv., 2005 ......................         190,000           146,419
Efficient Networks, Inc.
 5.0% Conv., 2005 ......................         270,000           137,025
HNC Software, Inc.
 4.75% Conv., 2003 .....................          75,000           223,125
i2 Technologies, Inc.
 5.25% Conv., 2006 .....................          90,000           145,350
Juniper Networks, Inc.
 4.75% Conv., 2007 .....................         110,000           112,338
LSI Logic Corp.
 4.25% Conv., 2004 .....................          25,000            31,438
Lattice Semiconductor Co.
 4.75% Conv., 2006 .....................         125,000           135,313
Mercury Interactive Corp.
 4.75% Conv., 2007 .....................         190,000           197,719

                                     FSA-20

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                    PRINCIPAL          VALUE
                                                     AMOUNT          (NOTE 3)
--------------------------------------------------------------------------------
NVIDIA Corporation
 4.75% Conv., 2007 ...........................    $    60,000      $     37,725
ONI Systems Corp.
 5.0% Conv., 2005 ............................        150,000           101,063
RF Micro Devices
 3.75% Conv., 2005 ...........................         65,000            55,088
Rational Software Corp.
 5.0% Conv., 2007 ............................        285,000           368,363
Sanmina Corp.
 4.25% Conv., 2004 ...........................        135,000           247,725
Siebel Systems, Inc.
 5.5% Conv., 2006 ............................         60,000           180,638
STMicroelectronics N.V.
 Zero Coupon Conv., 2009 .....................        145,000           175,813
TranSwitch Corp.
 4.5% Conv., 2005 ............................        150,000           130,875
TriQuint Semiconductor, Inc.
 4.0% Conv., 2007 ............................         75,000            65,531
Vitesse Semiconductor Corp.
 4.0% Conv., 2005 ............................         45,000            35,916
                                                                   ------------
                                                                      3,855,449
                                                                   ------------
OFFICE EQUIPMENT SERVICES (0.1%)
Aether Systems, Inc.
 6.0% Conv., 2005 ............................        130,000            74,750
                                                                   ------------
TELECOMMUNICATIONS (1.1%)
British Telecommunications PLC
 8.625%, 2030 ................................        235,000           235,302
Nextel Communications, Inc.
 4.75% Conv., 2007 ...........................        170,000           203,575
Qwest Capital Funding, Inc.
 7.9%, 2010 ..................................        430,000           441,087
Telefonica Europe BV
 7.75%, 2010 .................................        240,000           242,957
                                                                   ------------
                                                                      1,122,921
                                                                   ------------
TOTAL TECHNOLOGY (5.1%) ......................                        5,053,120
                                                                   ------------
TOTAL LONG-TERM DEBT SECURITIES (46.8%)
 (Amoritzed Cost $45,099,998).................                       46,720,849
                                                                   ------------
PARTICIPATION IN SEPARATE ACCOUNT NO. 2A,
 at amortized cost, which approximates
 market value, equivalent to 17,541 units at
 $320.30 each (5.7%)..........................                        5,618,163
                                                                   ------------
TOTAL INVESTMENTS (97.9%)
 (Cost/Amoritzed Cost $93,965,421)............                       97,668,432
OTHER ASSETS LESS LIABILITIES (2.1%) .........                        2,115,673
                                                                   ------------
NET ASSETS (100.0%) ..........................                     $ 99,784,105
                                                                   ============



                                     FSA-21

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Concluded)
--------------------------------------------------------------------------------
DISTRIBUTION OF INVESTMENTS BY GLOBAL REGION


                                            %
                                      OF INVESTMENTS
                                     ---------------
United States** ..................         88.1%
United Kingdom ...................          3.3
Japan ............................          2.5
Other European Countries .........          1.5
France ...........................          1.3
Australia ........................          1.1
Netherlands ......................          0.7
Southeast Asia ...................          0.7
Canada ...........................          0.5
Scandinavia ......................          0.2
Mexico ...........................          0.1
                                          -----
                                          100.0%
                                          =====

 * Non-income producing.

** Includes short term investments.


See Notes to Financial Statements.

                                     FSA-22

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2000
--------------------------------------------------------------------------------

ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $1,116,245,191) ........................................    $1,186,681,431
 Preferred stocks -- at value (cost: $774,900) ...........................................           870,000
 Long-term debt securities -- at value (amortized cost: $7,427,784) ......................         3,493,125
 Participation in Separate Account No. 2A -- at amortized cost, which approximates market
   value, equivalent to 126,899 units at $320.30 .........................................        40,645,110
Receivable for investment securities sold ................................................         6,187,273
Dividends and interest receivable ........................................................         1,070,923
------------------------------------------------------------------------------------------------------------
Total assets .............................................................................     1,238,947,862
------------------------------------------------------------------------------------------------------------
LIABILITIES:
Due to Equitable Life's General Account ..................................................        17,151,785
Custodian fee payable ....................................................................            61,663
Investment management fees payable .......................................................             1,762
Accrued expenses .........................................................................           334,298
------------------------------------------------------------------------------------------------------------
Total liabilities ........................................................................        17,549,508
------------------------------------------------------------------------------------------------------------
NET ASSETS ...............................................................................    $1,221,398,354
============================================================================================================
Amount retained by Equitable Life in Separate Account No. 4 ..............................    $    2,205,293
Net assets attributable to contract owners ...............................................     1,175,684,856
Net assets attributable to annuity benefits ..............................................        43,508,205
------------------------------------------------------------------------------------------------------------
NET ASSETS ...............................................................................    $1,221,398,354
============================================================================================================

See Notes to Financial Statements.

                                     FSA-23

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Statement of Operations
YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $4,734).......................    $    7,810,989
Interest .................................................................           505,514
--------------------------------------------------------------------------------------------
Total investment income ..................................................         8,316,503
--------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Investment management and accounting fees and program expense charge .....        (6,080,693)
Administrative fees ......................................................        (5,349,440)
Expense charges ..........................................................           (25,423)
Operating expenses .......................................................          (509,413)
--------------------------------------------------------------------------------------------
Total expenses ...........................................................       (11,964,969)
--------------------------------------------------------------------------------------------
Net investment loss ......................................................        (3,648,466)
--------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Realized gain from security and foreign currency transactions ............        93,460,750
Change in unrealized appreciation/depreciation of investments ............      (381,915,139)
--------------------------------------------------------------------------------------------
Net realized and unrealized loss on investments ..........................      (288,454,389)
--------------------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (292,102,855)
============================================================================================

See Notes to Financial Statements.

                                     FSA-24

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Statements of Changes in Net Assets
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                                         YEAR ENDED DECEMBER 31,
                                                                                        2000                  1999
-------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment loss ..........................................................     $   (3,648,466)     $     (4,223,520)
Net realized gain on investments and foreign currency transactions ...........         93,460,750           294,811,943
Change in unrealized appreciation/depreciation of investments ................       (381,915,139)          264,368,034
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable to operations .............       (292,102,855)          554,956,457
-------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ................................................................        297,267,595           369,385,670
Withdrawals ..................................................................       (575,963,871)       (1,245,308,651)
-------------------------------------------------------------------------------------------------------------------------
Net decrease in net assets attributable to contributions and withdrawals .....       (278,696,276)         (875,922,981)
-------------------------------------------------------------------------------------------------------------------------
Net increase in net assets attributable to Equitable Life's transactions .....             58,000                58,823
-------------------------------------------------------------------------------------------------------------------------
DECREASE IN NET ASSETS .......................................................       (570,741,131)         (320,907,701)
NET ASSETS -- BEGINNING OF YEAR ..............................................      1,792,139,485         2,113,047,186
-------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................................................     $1,221,398,354      $  1,792,139,485
=========================================================================================================================

See Notes to Financial Statements.

                                     FSA-25

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                                                NUMBER OF         VALUE
                                                                  SHARES        (NOTE 3)
-------------------------------------------------------------------------------------------
COMMON STOCKS:
CONSUMER CYCLICALS
AIRLINES (17.6%)
Alaska Air Group, Inc.* ....................................      500,000     $ 14,875,000
Continental Airlines, Inc. (Class B)* ......................    2,275,000      117,446,875
Delta Air Lines, Inc. ......................................      140,000        7,026,250
Northwest Airlines Corp. (Class A)* ........................    2,500,000       75,312,500
                                                                              ------------
                                                                               214,660,625
                                                                              ------------
AUTO RELATED (0.3%)
Budget Group, Inc.* ........................................    1,225,000        2,603,125
Monaco Coach Corp.* ........................................       53,500          946,281
                                                                              ------------
                                                                                 3,549,406
                                                                              ------------
FOOD SERVICES, LODGING (2.8%)
Extended Stay America, Inc.* ...............................    2,700,000       34,695,000
                                                                              ------------
LEISURE RELATED (8.4%)
Carnival Corp. .............................................      800,000       24,650,000
Mattel, Inc. ...............................................      130,000        1,877,200
Metro-Goldwyn-Mayer, Inc.* .................................      280,000        4,567,500
Park Place Entertainment Corp.* ............................    1,430,000       17,070,625
Royal Caribbean Cruises Ltd. ...............................    2,050,000       54,222,500
                                                                              ------------
                                                                               102,387,825
                                                                              ------------
RETAIL -- GENERAL (0.6%)
Family Dollar Stores, Inc. .................................      350,000        7,503,125
                                                                              ------------
TOTAL CONSUMER CYCLICALS (29.7%) ...........................                   362,795,981
                                                                              ------------
CONSUMER NONCYCLICALS
HOSPITAL SUPPLIES & SERVICES (7.5%)
Affymetrix Inc.* ...........................................       20,000        1,488,750
Applera Corp. -- Applied Biosystems Group ..................      140,000       13,168,750
Health Management Associates, Inc. (Class A)* ..............    3,100,000       64,325,000
IMS Health, Inc. ...........................................      455,700       12,303,900
                                                                              ------------
                                                                                91,286,400
                                                                              ------------
MEDIA & CABLE (2.2%)
UnitedGlobalCom, Inc. (Class A)* ...........................      900,000       12,262,500
United Pan-Europe Communications (ADR) (Class A) * .........    1,400,000       14,700,000
                                                                              ------------
                                                                                26,962,500
                                                                              ------------
TOTAL CONSUMER NONCYCLICALS (9.7%) .........................                   118,248,900
                                                                              ------------

                                     FSA-26

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                  NUMBER OF         VALUE
                                                    SHARES        (NOTE 3)
--------------------------------------------------------------------------------
CREDIT SENSITIVE
FINANCIAL SERVICES (12.7%)
Concord EFS, Inc.* ...........................       20,000     $    878,750
Edwards (A.G.), Inc. .........................      805,000       38,187,188
Legg Mason, Inc. .............................    2,130,000      116,085,000
                                                                ------------
                                                                 155,150,938
                                                                ------------
INSURANCE (15.0%)
ACE Ltd. .....................................    1,600,000       67,900,000
CNA Financial Corp.* .........................    2,927,700      113,448,375
XL Capital Ltd. (Class A) ....................       25,000        2,184,375
                                                                ------------
                                                                 183,532,750
                                                                ------------
REAL ESTATE (0.4%)
Boston Properties, Inc. ......................      111,600        4,854,600
                                                                ------------
UTILITY -- TELEPHONE (5.1%)
Telephone & Data Systems, Inc. ...............      700,000       63,000,000
                                                                ------------
TOTAL CREDIT SENSITIVE (33.2%) ...............                   406,538,288
                                                                ------------
ENERGY
OIL -- DOMESTIC (3.9%)
Dynegy, Inc. (Class A) .......................       20,000        1,121,250
Kerr-McGee Corp. .............................      650,000       43,509,375
Phillips Petroleum Co. .......................       50,000        2,843,750
                                                                ------------
                                                                  47,474,375
                                                                ------------
OIL -- SUPPLIES & CONSTRUCTION (1.3%)
Stolt Comex Seaway S.A.* .....................      165,000        1,815,000
Stolt Offshore S.A. (ADR) (Class A)* .........    1,304,600       14,024,450
                                                                ------------
                                                                  15,839,450
                                                                ------------
TOTAL ENERGY (5.2%) ..........................                    63,313,825
                                                                ------------
TECHNOLOGY
ELECTRONICS (3.0%)
Flextronics International Ltd.* ..............      900,000       25,650,000
Solectron Corp.* .............................      140,000        4,746,000
StorageNetworks, Inc.* .......................      250,000        6,203,125
                                                                ------------
                                                                  36,599,125
                                                                ------------

                                     FSA-27

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
                                                      NUMBER OF            VALUE
                                                       SHARES            (NOTE 3)
-------------------------------------------------------------------------------------
TELECOMMUNICATIONS (13.5%)
Amdocs Ltd.* ..................................         475,000       $   31,468,750
Global TeleSystems, Inc.* .....................       4,005,000            3,254,062
Millicom International Cellular S.A.* .........       2,100,000           48,300,000
NTL Incorporated* .............................       1,400,000           33,512,500
United States Cellular Corp.* .................         800,000           48,200,000
                                                                      --------------
                                                                         164,735,312
                                                                      --------------
TOTAL TECHNOLOGY (16.5%) ......................                          201,334,437
                                                                      --------------
DIVERSIFIED
MISCELLANEOUS (2.8%)
U.S. Industries, Inc. .........................       1,000,000            8,000,000
Viad Corp. ....................................       1,150,000           26,450,000
                                                                      --------------
TOTAL DIVERSIFIED (2.8%) ......................                           34,450,000
                                                                      --------------
TOTAL COMMON STOCKS (97.1%)
 (Cost $1,116,245,191).........................                        1,186,681,431
                                                                      --------------
PREFERRED STOCKS:
TECHNOLOGY
TELECOMMUNICATIONS (0.1%)
Amdocs Ltd.
 6.75% Conv. ..................................          15,000              870,000
                                                                      --------------
TOTAL TECHNOLOGY (0.1%) .......................                              870,000
                                                                      --------------
TOTAL PREFERRED STOCKS (0.1%)
 (Cost $774,900)...............................                              870,000
                                                                      --------------
                                                     PRINCIPAL
                                                       AMOUNT
                                                      ---------
LONG-TERM DEBT SECURITIES:
TECHNOLOGY
TELECOMMUNICATIONS (0.3%)
NTL, Incorporated
 7.0% Conv., 2008 .............................      $4,500,000            3,493,125
                                                                      --------------
TOTAL TECHNOLOGY (0.3%) .......................                            3,493,125
                                                                      --------------
TOTAL LONG-TERM DEBT SECURITIES (0.3%)
 (Amoritzed Cost $7,427,784)...................                            3,493,125
                                                                      --------------
PARTICIPATION IN SEPARATE ACCOUNT NO. 2A,
 at amortized cost, which approximates
 market value, equivalent to 126,899
 units at $320.30 each (3.3%)..................                           40,645,110
                                                                      --------------


                                     FSA-28

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2000 (Concluded)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                        VALUE
                                                       (NOTE 3)
--------------------------------------------------------------------------------
TOTAL INVESTMENTS (100.8%)
 (Cost/Amoritzed Cost $1,165,092,985)..........    $1,231,689,666
OTHER ASSETS LESS LIABILITIES (-0.8%) .........       (10,291,312)
                                                   --------------
NET ASSETS (100.0%) ...........................    $1,221,398,354
                                                   ==============

*     Non-income producing.


See Notes to Financial Statements.

                                     FSA-29

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE AGGRESSIVE STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statement of Assets and Liabilities

DECEMBER 31, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $101,057,849) ..........................................  $105,597,703
 Participation in Separate Account No. 2A -- at amortized cost, which approximates market
   value, equivalent to 33,106 units at $320.30 ..........................................    10,603,687
Cash .....................................................................................         3,246
Receivable for investment securities sold ................................................     3,547,574
Dividends receivable .....................................................................        57,125
--------------------------------------------------------------------------------------------------------
Total assets .............................................................................   119,809,335
--------------------------------------------------------------------------------------------------------
LIABILITIES:
Due to Equitable Life's General Account ..................................................     6,415,380
Payable for investment securities purchased ..............................................     4,112,695
Investment management fees payable .......................................................           475
Accrued expenses .........................................................................        62,342
--------------------------------------------------------------------------------------------------------
Total liabilities ........................................................................    10,590,892
--------------------------------------------------------------------------------------------------------
NET ASSETS ...............................................................................  $109,218,443
========================================================================================================

See Notes to Financial Statements.

                                     FSA-30

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE AGGRESSIVE STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statement of Operations

YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (NOTE 2):
Dividends ................................................................     $     626,108
Interest .................................................................           440,675
--------------------------------------------------------------------------------------------------------
Total investment income ..................................................         1,066,783
--------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Investment management and accounting fees and program expense charge .....          (921,058)
Administrative fees ......................................................          (856,131)
Expense charges ..........................................................           (12,101)
Operating expenses .......................................................          (104,905)
--------------------------------------------------------------------------------------------------------
Total expenses ...........................................................        (1,894,195)
--------------------------------------------------------------------------------------------------------
Net investment loss ......................................................          (827,412)
--------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Realized gain from security and foreign currency transactions ............           196,088
Change in unrealized appreciation /depreciation of investments ...........       (18,972,825)
--------------------------------------------------------------------------------------------------------
Net realized and unrealized loss investments .............................       (18,776,737)
--------------------------------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................     $ (19,604,149)
========================================================================================================

See Notes to Financial Statements.

                                     FSA-31

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE AGGRESSIVE STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statements of Changes in Net Assets
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       2000               1999
--------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment loss ..........................................................    $     (827,412)    $   (1,123,304)
Net realized gain on investments and foreign currency transactions ...........           196,088         48,581,785
Change in unrealized appreciation/depreciation of investments ................       (18,972,825)       (17,298,570)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable to operations .............       (19,604,149)        30,159,911
-------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ................................................................       217,893,446        142,172,242
Withdrawals ..................................................................      (272,844,285)      (264,920,548)
-------------------------------------------------------------------------------------------------------------------
Net decrease in net assets attributable to contributions and withdrawals .....       (54,950,839)      (122,748,306)
-------------------------------------------------------------------------------------------------------------------
DECREASE IN NET ASSETS .......................................................       (74,554,988)       (92,588,395)
NET ASSETS -- BEGINNING OF YEAR ..............................................       183,773,431        276,361,826
-------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................................................    $  109,218,443     $  183,773,431
===================================================================================================================

See Notes to Financial Statements.

                                     FSA-32

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE AGGRESSIVE STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                                            NUMBER OF         VALUE
                                                             SHARES        (NOTE 3)
--------------------------------------------------------------------------------------
COMMON STOCKS:
BUSINESS SERVICES
PRINTING, PUBLISHING & BROADCASTING (1.6%)
Adelphia Communications Corp. (Class A)* ..............      33,200      $ 1,713,950
                                                                         -----------
TOTAL BUSINESS SERVICES (1.6%) ........................                    1,713,950
                                                                         -----------
CONSUMER CYCLICALS
AIRLINES (2.1%)
Continental Airlines, Inc. (Class B)* .................      43,200        2,230,200
                                                                         -----------
LEISURE RELATED (10.0%)
Carnival Corp. ........................................      57,100        1,759,394
Harley Davidson, Inc. .................................      37,000        1,470,750
MGM Mirage, Inc. ......................................      68,100        1,919,569
Mattel, Inc. ..........................................     260,800        3,765,952
Park Place Entertainment Corp.* .......................     169,200        2,019,825
                                                                         -----------
                                                                          10,935,490
                                                                         -----------
RETAIL -- GENERAL (5.2%)
BJ'S Wholesale Club, Inc.* ............................      32,200        1,235,675
Bed Bath & Beyond, Inc.* ..............................     199,800        4,470,525
                                                                         -----------
                                                                           5,706,200
                                                                         -----------
TOTAL CONSUMER CYCLICALS (17.3%) ......................                   18,871,890
                                                                         -----------
CONSUMER NONCYCLICALS
DRUGS (9.4%)
ALZA Corp. (Class A)* .................................      39,000        1,657,500
AmeriSource Health Corp. (Class A)* ...................      15,800          797,900
Biovail Corp.* ........................................      35,000        1,359,400
Human Genome Sciences, Inc.* ..........................      23,700        1,642,706
King Pharmaceuticals, Inc.* ...........................      56,800        2,935,850
Millennium Pharmaceuticals, Inc.* .....................      29,300        1,812,938
                                                                         -----------
                                                                          10,206,294
                                                                         -----------
HOSPITAL SUPPLIES & SERVICES (13.0%)
Affymetrix, Inc.* .....................................      30,350        2,259,177
Applera Corp. - Applied Biosystems Group ..............      15,700        1,476,781
HCA -The Healthcare Company ...........................      80,000        3,520,800
Health Management Associates, Inc. (Class A)* .........     108,100        2,243,075
Tenet Healthcare Corporation ..........................      28,900        1,284,244
UnitedHealth Group, Inc. ..............................      21,400        1,313,425
Wellpoint Health Networks, Inc.* ......................      18,600        2,143,650
                                                                         -----------
                                                                          14,241,152
                                                                         -----------
MEDIA & CABLE (0.2%) ..................................
UnitedGlobalCom, Inc. (Class A)* ......................       7,000           95,375
XM Satellite Radio Holdings, Inc. (Class A)* ..........      10,400          167,050
                                                                         -----------
                                                                             262,425
                                                                         -----------
SOAPS & TOILETRIES (0.3%) .............................
Avon Products, Inc. ...................................       6,700          320,763
                                                                         -----------
TOTAL CONSUMER NONCYCLICALS (22.9%) ...................                   25,030,634
                                                                         -----------
CREDIT SENSITIVE
FINANCIAL SERVICES (5.1%)
Concord EFS, Inc.* ....................................      40,300        1,770,681

                                     FSA-33

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE AGGRESSIVE STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Continued)
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------
                                                                    NUMBER OF        VALUE
                                                                      SHARES        (NOTE 3)
----------------------------------------------------------------------------------------------
Edwards (A.G.), Inc. ...........................................      21,600      $ 1,024,650
Legg Mason, Inc. ...............................................      51,300        2,795,850
                                                                                  -----------
                                                                                    5,591,181
                                                                                  -----------
INSURANCE (3.9%)
ACE Ltd. .......................................................      32,600        1,383,463
AFLAC, Inc. ....................................................      28,000        2,021,250
Ambac Financial Group, Inc. ....................................      13,950          813,459
                                                                                  -----------
                                                                                    4,218,172
                                                                                  -----------
REAL ESTATE (2.5%)
Boston Properties, Inc. ........................................      62,100        2,701,350
                                                                                  -----------
UTILITY -- ELECTRIC (2.8%)
Calpine Corporation* ...........................................      68,700        3,095,794
                                                                                  -----------
TOTAL CREDIT SENSITIVE (14.3%) .................................                   15,606,497
                                                                                  -----------
ENERGY
OIL -- DOMESTIC (4.4%)
Dynegy, Inc. (Class A) .........................................      61,500        3,447,844
Kerr-McGee Corp. ...............................................      19,700        1,318,669
                                                                                  -----------
                                                                                    4,766,513
                                                                                  -----------
OIL -- SUPPLIES & CONSTRUCTION (2.2%)
Noble Drilling Corp.* ..........................................      27,400        1,190,188
R&B Falcon Corp.* ..............................................      53,800        1,234,038
                                                                                  -----------
                                                                                    2,424,226
                                                                                  -----------
TOTAL ENERGY (6.6%) ............................................                    7,190,739
                                                                                  -----------
TECHNOLOGY
ELECTRONICS (26.6%)
Altera Corp.* ..................................................      35,400          931,462
Applied Micro Circuits Corp.* ..................................      18,000        1,350,843
Art Technolology Group, Inc.* ..................................      71,000        2,169,937
BEA Systems, Inc.* .............................................      48,400        3,257,925
Charter Communications, Inc.* ..................................     107,000        2,427,562
Fairchild Semiconductor International Corp. (Class A)* .........      54,000          779,625
Flextronics International Ltd.* ................................      52,700        1,501,950
Foundry Networks, Inc.* ........................................      25,000          375,000
i2 Technologies, Inc.* .........................................      34,000        1,848,750
Mercury Interactive Corp.* .....................................      41,600        3,754,400
Molex, Inc. ....................................................      51,600        1,831,800
Network Appliance, Inc.* .......................................      13,100          841,470
Rational Software Corp.* .......................................      55,400        2,157,137
Research In Motion Ltd.* .......................................      36,200        2,896,000
Sanmina Corp.* .................................................      35,646        2,731,375
Waters Corp.* ..................................................       2,200          183,700
                                                                                  -----------
                                                                                   29,038,936
                                                                                  -----------
OFFICE EQUIPMENT (1.0%)
Brocade Communications Systems, Inc.* ..........................       5,400          495,788
Redback Networks, Inc.* ........................................      13,500          553,500
                                                                                  -----------
                                                                                    1,049,288
                                                                                  -----------
OFFICE EQUIPMENT SERVICES (2.9%)
Comverse Technology, Inc.* .....................................      29,200        3,171,850
                                                                                  -----------

                                     FSA-34

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE AGGRESSIVE STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Portfolio of Investments -- December 31, 2000 (Concluded)
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------
                                                                      NUMBER OF         VALUE
                                                                        SHARES         (NOTE 3)
-------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS (3.5%)
Amdocs Ltd.* .....................................................      37,000      $  2,451,250
Global TeleSystems, Inc.* ........................................     132,100           107,331
McLeod, Inc.* ....................................................      44,100           622,913
Scientific-Atlanta, Inc. .........................................      22,800           742,425
                                                                                    ------------
                                                                                       3,923,919
                                                                                    ------------
TOTAL TECHNOLOGY (34.0%) .........................................                    37,183,993
                                                                                    ------------
TOTAL COMMON STOCKS (96.7%)
 (Cost $101,057,849)..............................................                   105,597,703
                                                                                    ------------
PARTICIPATION IN SEPARATE ACCUNT NO. 2A,
 at amortized cost, which approximates market
 value, equivalent to 33,106 units at $320.30 each (9.7%).........                    10,603,687
                                                                                    ------------
TOTAL INVESTMENTS (106.4%)
 (Cost/Amortized Cost $111,661,536)...............................                   116,201,390
OTHER ASSETS LESS LIABILITIES (-6.4%) ............................                    (6,982,947)
                                                                                    ------------
NET ASSETS (100.0%) ..............................................                  $109,218,443
                                                                                    ============

*     Non-income producing.


See Notes to Financial Statements.

                                     FSA-35

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities

DECEMBER 31, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                                                                ALLIANCE
                                                                              INTERMEDIATE
                                                               ALLIANCE        GOVERNMENT       ALLIANCE         ALLIANCE
                                                             MONEY MARKET      SECURITIES     QUALITY BOND      HIGH YIELD
--------------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors Trust - at value (Note 3)
   Cost:
     Alliance Money Market Portfolio - $6,095,452;
     Alliance Intermediate Government Securities
       Portfolio - $752,935;
     Alliance Quality Bond Portfolio - $2,690,608;
     Alliance High Yield Portfolio - $2,220,711 .........     $6,000,327        $748,569       $2,682,633      $1,706,014
Receivable for Trust shares sold ........................        153,878           3,841            3,740          14,861
--------------------------------------------------------------------------------------------------------------------------
Total assets ............................................      6,154,205         752,410        2,686,373       1,720,875
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Due to Equitable Life's General Account .................        150,595           3,537            1,930          13,632
Accrued expenses ........................................          3,283             304            1,810           1,229
--------------------------------------------------------------------------------------------------------------------------
Total liabilities .......................................        153,878           3,841            3,740          14,861
--------------------------------------------------------------------------------------------------------------------------
NET ASSETS ..............................................     $6,000,327        $748,569       $2,682,633      $1,706,014
=========================================================================================================================

See Notes to Financial Statements.

                                     FSA-36

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities (Continued)

DECEMBER 31, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                                                ALLIANCE         EQ EQUITY      ALLIANCE       ALLIANCE
                                                           GROWTH AND INCOME     500 INDEX       GLOBAL      INTERNATIONAL
--------------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors Trust
   - at value (Note 3) Cost:
     Alliance Growth and Income Portfolio - $17,465,998;
     EQ Equity 500 Index Portfolio - $26,447,072;
     Alliance Global Portfolio - $32,486,688;
     Alliance International Portfolio - $2,282,353 ......     $17,294,233      $25,126,329    $29,660,600     $1,877,298
Receivable for Trust shares sold ........................         348,384          619,043        175,741         13,975
--------------------------------------------------------------------------------------------------------------------------
Total assets ............................................      17,642,617       25,745,372     29,836,341      1,891,273
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Due to Equitable Life's General Account .................         337,818          601,411        165,826         12,510
Accrued expenses ........................................          10,566           17,632         13,446          1,465
--------------------------------------------------------------------------------------------------------------------------
Total liabilities .......................................         348,384          619,043        179,272         13,975
--------------------------------------------------------------------------------------------------------------------------
NET ASSETS ..............................................     $17,294,233      $25,126,329    $29,657,069     $1,877,298
==========================================================================================================================

See Notes to Financial Statements.

                                     FSA-37

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities (Concluded)

DECEMBER 31, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                                                       ALLIANCE        ALLIANCE         ALLIANCE
                                                                      SMALL CAP      CONSERVATIVE        GROWTH
                                                                        GROWTH         INVESTORS        INVESTORS
--------------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors Trust -
   at value (Note 3) Cost:
     Alliance Small Cap Growth Portfolio - $2,908,600;
     Alliance Conservative Investors Portfolio - $7,515,146;
     Alliance Growth Investors Portfolio - $65,006,027; .........    $2,733,855       $7,366,655      $64,082,066
Receivable for Trust shares sold ................................         1,676           73,881          648,210
Due from Equitable Life's General Account .......................           284               --               --
--------------------------------------------------------------------------------------------------------------------------
Total assets ....................................................     2,735,815        7,440,536       64,730,276
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Due to Equitable Life's General Account .........................            --           72,509          627,078
Accrued expenses ................................................         1,960            6,534           22,939
--------------------------------------------------------------------------------------------------------------------------
Total liabilities ...............................................         1,960           79,043          650,017
--------------------------------------------------------------------------------------------------------------------------
NET ASSETS ......................................................    $2,733,855       $7,361,493      $64,080,259
==========================================================================================================================

See Notes to Financial Statements.

                                     FSA-38

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations

YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------------------------------------------------
                                                                   ALLIANCE
                                             ALLIANCE            INTERMEDIATE           ALLIANCE          ALLIANCE
                                           MONEY MARKET     GOVERNMENT SECURITIES     QUALITY BOND       HIGH YIELD
--------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (NOTE 2):
Dividends from the Trust ..............     $ 334,702             $  40,903            $   14,212      $      5,873
--------------------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges .......................        (4,047)                 (603)               (1,846)           (1,638)
--------------------------------------------------------------------------------------------------------------------------
Net investment income .................       330,655                40,300                12,366             4,235
--------------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions .........................        61,289               (27,530)             (134,898)       (1,473,421)
Realized gain distributions from the
 Trust ................................           676                    --               174,175           209,171
Change in unrealized appreciation
 /depreciation of investments .........        90,080                76,653               328,068         1,062,334
--------------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain
 (loss) on investments ................       152,045                49,123               367,345          (201,916)
--------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 ATTRIBUTABLE TO OPERATIONS ...........     $ 482,700             $  89,423            $  379,711      $   (197,681)
==========================================================================================================================

See Notes to Financial Statements.


                                     FSA-39

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Continued)

YEAR ENDED DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------------------------------
                                                        ALLIANCE            EQ EQUITY          ALLIANCE          ALLIANCE
                                                   GROWTH AND INCOME        500 INDEX           GLOBAL         INTERNATIONAL
----------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (NOTE 2):
Dividends from the Trust ......................      $    154,605        $     191,205      $      66,878      $     12,291
----------------------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ...............................           (11,353)             (19,952)           (47,030)           (1,500)
----------------------------------------------------------------------------------------------------------------------------
Net investment income .........................           143,252              171,253             19,848            10,791
----------------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain from share transactions .........         2,093,142            7,242,204          3,323,623           292,990
Realized gain distributions from the
 Trust ........................................         2,041,248            1,158,327          3,610,014           204,724
Change in unrealized appreciation
 /depreciation of investments .................        (2,204,776)         (11,758,218)       (14,289,455)       (1,194,717)
----------------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain
 (loss) on investments ........................         1,929,614           (3,357,687)        (7,355,818)         (697,003)
----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 ATTRIBUTABLE TO OPERATIONS ...................      $  2,072,866        $  (3,186,434)     $  (7,335,970)     $   (686,212)
===========================================================================================================================

See Notes to Financial Statements.

                                     FSA-40

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Concluded)

YEAR ENDED DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------------------------------
                                                       ALLIANCE                ALLIANCE                ALLIANCE
                                                   SMALL CAP GROWTH     CONSERVATIVE INVESTORS     GROWTH INVESTORS
----------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME (NOTE 2):
Dividends from the Trust ......................       $       --              $  287,798            $   1,231,698
----------------------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ...............................           (1,724)                (22,830)                 (74,231)
----------------------------------------------------------------------------------------------------------------------------
Net investment income (loss) ..................           (1,724)                264,968                1,157,467
----------------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain from share transactions .........          794,850                 159,032                2,616,510
Realized gain distributions from the
 Trust ........................................          366,054                 174,596                4,473,741
Change in unrealized appreciation
 /depreciation of investments .................         (852,718)               (339,616)             (12,992,284)
----------------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain
 (loss) on investments ........................          308,186                  (5,988)              (5,902,033)
----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 ATTRIBUTABLE TO OPERATIONS ...................       $  306,462              $  258,980            $  (4,744,566)
============================================================================================================================

See Notes to Financial Statements.

                                     FSA-41

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                                                                       ALLIANCE
                                                                  ALLIANCE                      INTERMEDIATE GOVERNMENT
                                                                MONEY MARKET                          SECURITIES
                                                     -----------------------------------   ---------------------------------
                                                                 YEAR ENDED                           YEAR ENDED
                                                                DECEMBER 31,                         DECEMBER 31,
                                                           2000               1999               2000              1999
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ............................    $     330,655      $     447,457      $     40,300      $     91,124
Net realized gain (loss) .........................           61,965            196,596           (27,530)           13,361
Change in unrealized appreciation/depreciation
 of investments ..................................           90,080           (165,026)           76,653          (110,904)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 attributable to operations ......................          482,700            479,027            89,423            (6,419)
----------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS, TRANSFERS AND
 ADMINISTRATIVE FEES:
Contributions and transfers ......................        4,318,801         16,311,804           177,273           536,532
Withdrawals and transfers ........................      (10,670,951)       (11,999,466)       (1,305,968)       (1,680,608)
Administrative fees ..............................          (65,004)          (112,930)          (10,891)          (15,035)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and
 administrative fees .............................       (6,417,154)         4,199,408        (1,139,586)       (1,159,111)
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ................       (5,934,454)         4,678,435        (1,050,163)       (1,165,530)
NET ASSETS -- BEGINNING OF YEAR ..................       11,934,781          7,256,346         1,798,732         2,964,262
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ........................    $   6,000,327      $  11,934,781      $    748,569      $  1,798,732
============================================================================================================================

See Notes to Financial Statements.

                                     FSA-42

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                             ALLIANCE                            ALLIANCE
                                                           QUALITY BOND                         HIGH YIELD
                                                 ---------------------------------   ---------------------------------
                                                            YEAR ENDED                          YEAR ENDED
                                                           DECEMBER 31,                        DECEMBER 31,
                                                       2000              1999              2000              1999
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ........................    $     12,366      $    227,145      $      4,235      $    547,355
Net realized gain (loss) .....................          39,277            17,628        (1,264,250)         (261,393)
Change in unrealized appreciation/depreciation
 of investments ..............................         328,068          (357,938)        1,062,334          (464,010)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 attributable to operations ..................         379,711          (113,165)         (197,681)         (178,048)
----------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS, TRANSFERS AND
 ADMINISTRATIVE FEES:
Contributions and transfers ..................         455,300         1,837,829           441,430           455,669
Withdrawals and transfers ....................      (2,487,370)       (3,633,714)       (3,234,201)       (1,345,304)
Administrative fees ..........................         (31,143)          (37,274)          (33,288)          (42,058)
----------------------------------------------------------------------------------------------------------------------------
Net decrease in net assets attributable
 to contributions, withdrawals and
 administrative fees .........................      (2,063,213)       (1,833,159)       (2,826,059)         (931,693)
----------------------------------------------------------------------------------------------------------------------------
DECREASE IN NET ASSETS .......................      (1,683,502)       (1,946,324)       (3,023,740)       (1,109,741)
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- BEGINNING OF YEAR ..............       4,366,135         6,312,459         4,729,754         5,839,495
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................    $  2,682,633      $  4,366,135      $  1,706,014      $  4,729,754
============================================================================================================================

See Notes to Financial Statements.

                                     FSA-43

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                              ALLIANCE                            EQ EQUITY
                                                         GROWTH AND INCOME                        500 INDEX
                                                 ----------------------------------   ----------------------------------
                                                             YEAR ENDED                           YEAR ENDED
                                                            DECEMBER 31,                         DECEMBER 31,
                                                       2000              1999               2000               1999
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ........................    $     143,252     $      47,571      $     171,253      $     438,890
Net realized gain ............................        4,134,390         5,910,648          8,400,531         10,667,799
Change in unrealized appreciation/depreciation
 of investments ..............................       (2,204,776)         (831,249)       (11,758,218)        (1,310,558)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 attributable to operations ..................        2,072,866         5,126,970         (3,186,434)         9,796,131
----------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS, TRANSFERS AND
 ADMINISTRATIVE FEES:
Contributions and transfers ..................        6,428,740        12,139,188          8,501,052         27,927,001
Withdrawals and transfers ....................      (16,744,054)      (20,285,049)       (30,708,111)       (35,539,783)
Administrative fees ..........................         (210,239)         (241,311)          (399,981)          (451,970)
----------------------------------------------------------------------------------------------------------------------------
Net decrease in net assets attributable
 to contributions, withdrawals and
 administrative fees .........................      (10,525,553)       (8,387,172)       (22,607,040)        (8,064,752)
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ............       (8,452,687)       (3,260,202)       (25,793,474)         1,731,379
NET ASSETS -- BEGINNING OF YEAR ..............       25,746,920        29,007,122         50,919,803         49,188,424
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................    $  17,294,233     $  25,746,920      $  25,126,329      $  50,919,803
============================================================================================================================

See Notes to Financial Statements.

                                     FSA-44

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                              ALLIANCE                             ALLIANCE
                                                               GLOBAL                            INTERNATIONAL
                                                 -----------------------------------   ---------------------------------
                                                             YEAR ENDED                           YEAR ENDED
                                                            DECEMBER 31,                         DECEMBER 31,
                                                       2000               1999               2000              1999
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income (loss) .................    $      19,848      $     (33,544)     $     10,791      $     (1,765)
Net realized gain ............................        6,933,637          8,400,232           497,714           140,592
Change in unrealized appreciation/depreciation
 of investments ..............................      (14,289,455)         6,149,934        (1,194,717)          897,508
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 attributable to operations ..................       (7,335,970)        14,516,622          (686,212)        1,036,335
----------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS, TRANSFERS AND
 ADMINISTRATIVE FEES:
Contributions and transfers ..................       10,625,304         12,985,246         1,122,885           608,622
Withdrawals and transfers ....................      (18,163,663)       (28,825,806)       (2,092,013)       (2,002,718)
Administrative fees ..........................         (428,163)          (399,019)          (31,165)          (33,729)
----------------------------------------------------------------------------------------------------------------------------
Net decrease in net assets attributable
 to contributions, withdrawals and
 administrative fees .........................       (7,966,522)       (16,239,579)       (1,000,293)       (1,427,825)
----------------------------------------------------------------------------------------------------------------------------
DECREASE IN NET ASSETS .......................      (15,302,492)        (1,722,957)       (1,686,505)         (391,490)
NET ASSETS -- BEGINNING OF YEAR ..............       44,959,561         46,682,518         3,563,803         3,955,293
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................    $  29,657,069      $  44,959,561      $  1,877,298      $  3,563,803
============================================================================================================================

See Notes to Financial Statements.

                                     FSA-45

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                             ALLIANCE                            ALLIANCE
                                                         SMALL CAP GROWTH                 CONSERVATIVE INVESTORS
                                                 ---------------------------------   ---------------------------------
                                                            YEAR ENDED                          YEAR ENDED
                                                           DECEMBER 31,                        DECEMBER 31,
                                                       2000              1999              2000              1999
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income (loss) .................    $     (1,724)     $     (1,394)     $    264,968      $    222,112
Net realized gain (loss) .....................       1,160,904          (301,994)          333,628           529,053
Change in unrealized appreciation/depreciation
 of investments ..............................        (852,718)          876,214          (339,616)          (90,653)
----------------------------------------------------------------------------------------------------------------------------
Net increase in net assets
 attributable to operations ..................         306,462           572,826           258,980           660,512
----------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS, TRANSFERS AND
 ADMINISTRATIVE FEES:
Contributions and transfers ..................       2,216,214         1,424,459         1,787,758         2,289,275
Withdrawals and transfers ....................      (2,463,236)       (2,216,616)       (2,140,573)       (2,330,352)
Administrative fees ..........................         (33,413)          (25,696)          (86,014)          (72,625)
----------------------------------------------------------------------------------------------------------------------------
Net decrease in net assets attributable
 to contributions, withdrawals and
 administrative fees .........................        (280,435)         (817,853)         (438,829)         (113,702)
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ............          26,027          (245,027)         (179,849)          546,810
NET ASSETS -- BEGINNING OF YEAR ..............       2,707,828         2,952,855         7,541,342         6,994,532
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................    $  2,733,855      $  2,707,828      $  7,361,493      $  7,541,342
============================================================================================================================

See Notes to Financial Statements.

                                     FSA-46

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 51 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Concluded)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                                                              ALLIANCE
                                                          GROWTH INVESTORS
------------------------------------------------------------------------------------
                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       2000               1999
------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ........................    $   1,157,467      $   1,018,984
Net realized gain ............................        7,090,251          9,067,020
Change in unrealized appreciation/depreciation
 of investments ..............................      (12,992,284)         6,554,957
------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 attributable to operations ..................       (4,744,566)        16,640,961
------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS, TRANSFERS AND
 ADMINISTRATIVE FEES:
Contributions and transfers ..................        9,635,292         14,498,861
Withdrawals and transfers ....................      (16,432,572)       (19,065,275)
Administrative fees ..........................         (469,933)          (440,871)
------------------------------------------------------------------------------------
Net decrease in net assets attributable
 to contributions, withdrawals and
 administrative fees .........................       (7,267,213)        (5,007,285)
------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ............      (12,011,779)        11,633,676
NET ASSETS -- BEGINNING OF YEAR ..............       76,092,038         64,458,362
------------------------------------------------------------------------------------
NET ASSETS -- END OF YEAR ....................    $  64,080,259      $  76,092,038
==================================================================================

See Notes to Financial Statements.

                                     FSA-47

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities

DECEMBER 31, 2000

-----------------------------------------------------------------------------------------------------------------------
                                                      EQ/ALLIANCE                                EQ/AXP       CALVERT
                                                        PREMIER     EQ/ALLIANCE   EQ/AXP NEW    STRATEGY     SOCIALLY
                                                         GROWTH      TECHNOLOGY   DIMENSIONS   AGGRESSIVE   RESPONSIBLE
-----------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors
   Trust - at value (Note 3) Cost:
     $4,012,054 ....................................  $3,350,472
        893,255 ....................................                  $663,476
         40,875 ....................................                                $40,865
          1,501 ....................................                                             $1,055
        138,041 ....................................                                                         $122,981
Receivable for Trust shares sold ...................      11,523           556           --          --            --
Receivable for policy related transactions .........          --            --           --          --         1,157
-----------------------------------------------------------------------------------------------------------------------
Total assets .......................................   3,361,995       664,032       40,865       1,055       124,138
-----------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Payable for Trust shares purchased .................          --            --           --          --         1,398
Payable for policy related transactions ............      11,523           556           --          --            --
-----------------------------------------------------------------------------------------------------------------------
Total liabilities ..................................      11,523           556           --          --         1,398
-----------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................  $3,350,472      $663,476      $40,865      $1,055      $122,740
=======================================================================================================================
Amount retained by Equitable Life in Separate
 Account 66 (Note 1) ...............................  $    1,448      $  1,136      $ 1,394      $1,055      $  1,603
Net Assets Attributable to Contractowners ..........   3,349,024       662,340       39,471          --       121,137
-----------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................  $3,350,472      $663,476      $40,865      $1,055      $122,740
=======================================================================================================================

See Notes to Financial Statements.

                                     FSA-48

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities (Continued)

DECEMBER 31, 2000

--------------------------------------------------------------------------------------------------------------------------
                                                         CAPITAL       CAPITAL     CAPITAL
                                                         GUARDIAN     GUARDIAN     GUARDIAN                   EQ/EVERGREEN
                                                      INTERNATIONAL   RESEARCH   U.S. EQUITY   EQ/EVERGREEN    FOUNDATION
-----------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors
   Trust - at value (Note 3) Cost:
     $ 2,496........................................      $2,430
      83,126 .......................................                  $86,240
      33,285 .......................................                               $34,426
      17,936 .......................................                                              $16,223
      56,673 .......................................                                                            $56,376
Receivable for Trust shares sold ...................           2           26           --             10            39
Receivable for policy related transactions .........          --           --           --             --            --
-----------------------------------------------------------------------------------------------------------------------
Total assets .......................................       2,432       86,266       34,426         16,233        56,415
-----------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Payable for Trust shares purchased .................          --           --           --             --            --
Payable for policy related transactions ............           2           26           --             10            39
-----------------------------------------------------------------------------------------------------------------------
Total liabilities ..................................           2           26           --             10            39
-----------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................      $2,430      $86,240      $34,426        $16,223       $56,376
=======================================================================================================================
Amount retained by Equitable Life in Separate
 Account 66 (Note 1) ...............................      $1,560      $ 1,787      $ 1,571        $ 1,400       $ 3,118
Net Assets Attributable to Contractowners ..........         870       84,453       32,855         14,823        53,258
-----------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................      $2,430      $86,240      $34,426        $16,223       $56,376
====================================================      ======      =======      =======        =======       =======

See Notes to Financial Statements.

                                     FSA-49

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities (Continued)

DECEMBER 31, 2000

--------------------------------------------------------------------------------------------------------------------------------
                                                                                         EQ/JANUS       LAZARD
                                                                       FI SMALL/MID     LARGE CAP     LARGE CAP     LAZARD SMALL
                                                        FI MID CAP       CAP VALUE        GROWTH        VALUE        CAP VALUE
--------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors
   Trust - at value (Note 3) Cost:
     $   60,576.....................................      $62,460
      1,508,001 ....................................                    $1,592,016
         60,549 ....................................                                     $59,466
          5,252 ....................................                                                    $5,055
          7,100 ....................................                                                                   $7,445
Receivable for Trust shares sold ...................           --               --            --             4              3
Receivable for policy related transactions .........           --               --            --            --             --
--------------------------------------------------------------------------------------------------------------------------------
Total assets .......................................       62,460        1,592,016        59,466         5,059          7,448
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Payable for Trust shares purchased .................           --              583            --            --             --
Payable for policy related transactions ............           --              910            --             4              3
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities ..................................           --            1,493            --             4              3
--------------------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................      $62,460       $1,590,523       $59,466        $5,055         $7,445
================================================================================================================================
Amount retained by Equitable Life in Separate
 Account 66 (Note 1) ...............................      $ 1,544       $        7       $ 1,372        $1,431         $1,731
Net Assets Attributable to Contractowners ..........       60,916        1,590,516        58,094         3,624          5,714
--------------------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................      $62,460       $1,590,523       $59,466        $5,055         $7,445
================================================================================================================================

See Notes to Financial Statements.

                                     FSA-50

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities (Continued)

DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------------------------------
                                                        MERCURY                      MFS EMERGING
                                                      BASIC VALUE       MERCURY         GROWTH      MFS GROWTH       MFS
                                                         EQUITY     WORLD STRATEGY    COMPANIES    WITH INCOME     RESEARCH
----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors
   Trust - at value (Note 3) Cost:
     $ 1,114,526....................................  $1,125,969
       1,037,236 ...................................                   $934,639
      11,648,246 ...................................                                 $9,661,493
          78,963 ...................................                                                 $79,488
       8,480,712 ...................................                                                             $8,080,941
Receivable for Trust shares sold ...................      23,152             --          49,235           60             --
Receivable for policy related transactions .........          --          3,557              --           --         22,983
----------------------------------------------------------------------------------------------------------------------------
Total assets .......................................   1,149,121        938,196       9,710,728       79,548      8,103,924
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Payable for Trust shares purchased .................          --            725              --           --          5,185
Payable for policy related transactions ............      23,152             --          51,621           60             --
----------------------------------------------------------------------------------------------------------------------------
Total liabilities ..................................      23,152            725          51,621           60          5,185
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................  $1,125,969       $937,471      $9,659,107      $79,488     $8,098,739
===========================================================================================================================
Amount retained by Equitable Life in Separate
 Account 66 (Note 1) ...............................  $    2,088       $  4,750      $    2,679      $ 1,546     $       99
Net Assets Attributable to Contractowners ..........   1,123,881        932,721       9,656,428       77,942      8,098,640
----------------------------------------------------------------------------------------------------------------------------
NET ASSETS .........................................  $1,125,969       $937,471      $9,659,107      $79,488     $8,098,739
===========================================================================================================================

See Notes to Financial Statements.

                                     FSA-51

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities (Continued)

DECEMBER 31, 2000

--------------------------------------------------------------------------------
                                                    MORGAN STANLEY
                                                   EMERGING MARKETS   EQ/PUTNAM
                                                        EQUITY         BALANCED
--------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors
   Trust - at value (Note 3) Cost:
     $982,053....................................      $538,475
      326,077 ...................................                     $329,551
      245,937 ...................................
      275,084 ...................................
      445,926 ...................................
Receivable for Trust shares sold ................           420            526
Receivable for policy related transactions ......            --             --
--------------------------------------------------------------------------------
Total assets ....................................       538,895        330,077
--------------------------------------------------------------------------------
LIABILITIES:
Payable for Trust shares purchased ..............            --             --
Payable for policy related transactions .........           420            526
--------------------------------------------------------------------------------
Total liabilities ...............................           420            526
--------------------------------------------------------------------------------
NET ASSETS ......................................      $538,475       $329,551
================================================================================
Amount retained by Equitable Life in Separate
 Account 66 (Note 1) ............................      $  1,834       $  1,764
Net Assets Attributable to Contractowners .......       536,641        327,787
--------------------------------------------------------------------------------
NET ASSETS ......................................      $538,475       $329,551
================================================================================



-----------------------------------------------------------------------------------------------------
                                                      EQ/PUTNAM        EQ/PUTNAM
                                                   GROWTH & INCOME   INTERNATIONAL      EQ/PUTNAM
                                                        VALUE            EQUITY      INVESTORS GROWTH
-----------------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors
   Trust - at value (Note 3) Cost:
     $982,053....................................
      326,077 ...................................
      245,937 ...................................      $263,591
      275,084 ...................................                      $ 223,547
      445,926 ...................................                                        $377,172
Receivable for Trust shares sold ................           165           38,322           21,979
Receivable for policy related transactions ......            --               --               --
-----------------------------------------------------------------------------------------------------
Total assets ....................................       263,756          261,869          399,151
-----------------------------------------------------------------------------------------------------
LIABILITIES:
Payable for Trust shares purchased ..............            --               --               --
Payable for policy related transactions .........           165           38,322           21,979
-----------------------------------------------------------------------------------------------------
Total liabilities ...............................           165            38.322          21,979
-----------------------------------------------------------------------------------------------------
NET ASSETS ......................................      $263,591        $ 223,547         $377,172
=====================================================================================================
Amount retained by Equitable Life in Separate
 Account 66 (Note 1) ............................      $  1,758        $   1,570         $  1,469
Net Assets Attributable to Contractowners .......       261,833          221,977          375,703
-----------------------------------------------------------------------------------------------------
NET ASSETS ......................................      $263,591        $ 223,547         $377,172
=====================================================================================================

See Notes to Financial Statements.

                                     FSA-52

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Assets and Liabilities (Concluded)

DECEMBER 31, 2000

----------------------------------------------------------------------------------------------
                                                        T. ROWE PRICE        T. ROWE PRICE
                                                        EQUITY INCOME     INTERNATIONAL STOCK
----------------------------------------------------------------------------------------------
ASSETS:
Investments in shares of EQ Advisors
 Trust - at value (Note 3)
   Cost:
     $3,790,429.....................................      $3,932,675
      562,837 ......................................                            $452,453
Receivable for Trust shares sold ...................              --                 330
Receivable for policy related transactions .........             722                  --
----------------------------------------------------------------------------------------------
Total assets .......................................       3,933,397             452,783
----------------------------------------------------------------------------------------------
LIABILITIES:
Payable for Trust shares purchased .................           2,343                  --
Payable for policy related transactions ............              --                 330
----------------------------------------------------------------------------------------------
Total liabilities ..................................           2,343                 330
----------------------------------------------------------------------------------------------
NET ASSETS .........................................      $3,931,054            $452,453
==============================================================================================
Amount retained by Equitable Life in Separate
 Account 66 (Note 1) ...............................      $      185            $  1,851
Net Assets Attributable to Contractowners ..........       3,930,869             450,602
----------------------------------------------------------------------------------------------
NET ASSETS .........................................      $3,931,054            $452,453
==============================================================================================

See Notes to Financial Statements.

                                     FSA-53

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations

YEAR ENDED DECEMBER 31, 2000

------------------------------------------------------------------------------------------------------------------------
                                                 EQ/ALLIANCE
                                                   PREMIER        EQ/ALLIANCE            EQ/AXP          EQ/AXP STRATEGY
                                                   GROWTH        TECHNOLOGY(A)     NEW DIMENSIONS(B)      AGGRESSIVE(B)
------------------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
Investment income (Note 2):
Dividends from the Trust ...................     $   25,634       $       --             $  55               $    1
------------------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ............................             --               --                --                   --
------------------------------------------------------------------------------------------------------------------------
Net investment income (loss) ...............         25,634               --                55                    1
------------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions ..............................         56,955              257                --                   --
Realized gain distributions from Trust .....             --               --                --                   --
------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) ...................         56,955              257                --                   --
------------------------------------------------------------------------------------------------------------------------
Change in unrealized
 appreciation/depreciation .................       (937,383)        (229,779)              (10)                (446)
------------------------------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss)
 on investments ............................       (880,428)        (229,522)              (10)                (446)
------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS ...........................     $ (854,794)      $ (229,522)            $  45               $ (445)
========================================================================================================================

(a)        Commencement of operations on May 22, 2000.

(b)        Commencement of operations on October 22, 2000.


See Notes to Financial Statements.

                                     FSA-54

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Continued)
YEAR ENDED DECEMBER 31, 2000

------------------------------------------------------------------------------------------------------------
                                                  CALVERT          CAPITAL         CAPITAL        CAPITAL
                                                  SOCIALLY         GUARDIAN       GUARDIAN     GUARDIAN U.S.
                                                RESPONSIBLE     INTERNATIONAL     RESEARCH        EQUITY
------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
Investment income (Note 2):
Dividends from the Trust ...................     $   5,627        $     624        $  646        $ 5,438
------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ............................           471               --            --             --
------------------------------------------------------------------------------------------------------------
Net investment income (loss) ...............         5,156              624           646          5,438
------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions ..............................           162          (28,636)           31         18,950
Realized gain distributions from Trust .....         1,816            1,137            --            847
------------------------------------------------------------------------------------------------------------
Net realized gain (loss) ...................         1,978          (27,499)           31         19,797
------------------------------------------------------------------------------------------------------------
Change in unrealized
 appreciation/depreciation .................       (15,149)         (16,101)        1,472           (986)
------------------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss)
 on investments ............................       (13,171)         (43,600)        1,503         18,811
------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS ...........................     $  (8,015)       $ (42,976)       $2,149        $24,249
============================================================================================================

(a) Commencement of operations on May 22, 2000.

(b) Commencement of operations on October 22, 2000.


See Notes to Financial Statements.

                                     FSA-55

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Continued)

YEAR ENDED DECEMBER 31, 2000

---------------------------------------------------------------------------------------------------------------
                                                                                                     FI SMALL/
                                                                 EQ/EVERGREEN                         MID CAP
                                                EQ/EVERGREEN      FOUNDATION      FI MID CAP(B)        VALUE
---------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
Investment income (Note 2):
Dividends from the Trust ...................      $    41          $    786           $   96        $  15,201
---------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ............................           --                --               --           20,000
---------------------------------------------------------------------------------------------------------------
Net investment income (loss) ...............           41               786               96           (4,799)
---------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions ..............................           (1)               52               --          (14,851)
Realized gain distributions from Trust .....           --                --               --               --
---------------------------------------------------------------------------------------------------------------
Net realized gain (loss) ...................           (1)               52               --          (14,851)
---------------------------------------------------------------------------------------------------------------
Change in unrealized
 appreciation/depreciation .................       (1,799)           (1,975)           1,884           74,957
---------------------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss)
 on investments ............................       (1,800)           (1,923)           1,884           60,106
---------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS ...........................      $(1,759)         $ (1,137)          $1,980        $  55,307
===============================================================================================================

(a)        Commencement of operations on May 22, 2000.
(b)        Commencement of operations on October 22, 2000.


See Notes to Financial Statements.

                                     FSA-56

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Continued)

YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------------------------------
                                                 EQ/JANUS       LAZARD                         MERCURY
                                                LARGE CAP     LARGE CAP     LAZARD SMALL     BASIC VALUE
                                                GROWTH(B)       VALUE         CAP VALUE        EQUITY
---------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
Investment income (Note 2):
Dividends from the Trust ...................    $     69       $  40            $182         $  55,459
---------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ............................          --          --              --                --
---------------------------------------------------------------------------------------------------------------
Net investment income (loss) ...............          69          40             182            55,459
---------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions ..............................          --          (2)              1           (17,647)
Realized gain distributions from Trust .....          --          --              --            55,443
---------------------------------------------------------------------------------------------------------------
Net realized gain (loss) ...................          --          (2)              1            37,796
---------------------------------------------------------------------------------------------------------------
Change in unrealized
 appreciation/depreciation .................      (1,083)       (122)            400            35,759
---------------------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss)
 on investments ............................      (1,083)       (124)            401            73,555
---------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS ...........................    $ (1,014)      $ (84)           $583         $ 129,014
---------------------------------------------------------------------------------------------------------------

(a) Commencement of operations on May 22, 2000.

(b) Commencement of operations on October 22, 2000.


See Notes to Financial Statements.

                                     FSA-57

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Continued)
YEAR ENDED DECEMBER 31, 2000

---------------------------------------------------------------------------------------------------------------
                                                                     MFS
                                                  MERCURY          EMERGING
                                                   WORLD            GROWTH         MFS GROWTH          MFS
                                                  STRATEGY        COMPANIES       WITH INCOME        RESEARCH
---------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
Investment income (Note 2):
Dividends from the Trust ...................    $   25,269      $    208,553         $ 264        $     66,739
---------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ............................        11,707             2,833            --              73,020
---------------------------------------------------------------------------------------------------------------
Net investment income (loss) ...............        13,562           205,720           264              (6,281)
---------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions ..............................        10,806         1,542,232           594             285,426
Realized gain distributions from Trust .....        64,474           420,341            --             642,927
---------------------------------------------------------------------------------------------------------------
Net realized gain (loss) ...................        75,280         1,962,573           594             928,353
---------------------------------------------------------------------------------------------------------------
Change in unrealized
 appreciation/depreciation .................      (209,948)       (4,650,712)          (97)         (1,609,556)
---------------------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss)
 on investments ............................      (134,668)       (2,688,139)          497            (681,203)
---------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS ...........................    $ (121,106)     $ (2,482,419)        $ 761        $   (687,484)
===============================================================================================================

(a) Commencement of operations on May 22, 2000.

(b) Commencement of operations on October 22, 2000.


See Notes to Financial Statements.

                                     FSA-58

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Continued)

YEAR ENDED DECEMBER 31, 2000

---------------------------------------------------------------------------------------------------------------
                                                   MORGAN
                                                  STANLEY                      EQ/PUTNAM
                                                  EMERGING                     GROWTH &        EQ/PUTNAM
                                                  MARKETS       EQ/PUTNAM       INCOME       INTERNATIONAL
                                                   EQUITY        BALANCED        VALUE          EQUITY
---------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
Investment income (Note 2):
Dividends from the Trust ...................    $   53,234      $  10,045     $   2,599       $   34,221
---------------------------------------------------------------------------------------------------------------
EXPENSES (NOTE 4):
Expense charges ............................            --             --            --               --
---------------------------------------------------------------------------------------------------------------
Net investment income (loss) ...............        53,234         10,045         2,599           34,221
---------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions ..............................        93,634        (11,993)      (50,494)         (98,160)
Realized gain distributions from Trust .....        18,047             --            --           38,584
---------------------------------------------------------------------------------------------------------------
Net realized gain (loss) ...................       111,681        (11,993)      (50,494)         (59,576)
---------------------------------------------------------------------------------------------------------------
Change in unrealized
 appreciation/depreciation .................      (605,463)        26,064        61,898          (52,168)
---------------------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss)
 on investments ............................      (493,782)        14,071        11,404         (111,744)
---------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS ...........................    $ (440,548)     $  24,116     $  14,003       $  (77,523)
===============================================================================================================

(a) Commencement of operations on May 22, 2000.

(b) Commencement of operations on October 22, 2000.


See Notes to Financial Statements.

                                     FSA-59

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations (Concluded)

YEAR ENDED DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------
                                                 EQ/PUTNAM         T. ROWE             T. ROWE
                                                 INVESTORS      PRICE EQUITY            PRICE
                                                   GROWTH          INCOME        INTERNATIONAL STOCK
----------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
Investment income (Note 2):
Dividends from the Trust ...................     $   5,223       $ 106,353           $      139
---------------------------------------------    ---------       ---------           ----------
EXPENSES (NOTE 4):
Expense charges ............................            --          40,664                   --
---------------------------------------------    ---------       ---------           ----------
Net investment income (loss) ...............         5,223          65,689                  139
---------------------------------------------    ---------       ---------           ----------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS (NOTE 2):
Realized gain (loss) from share
 transactions ..............................        10,054         (77,868)              51,735
Realized gain distributions from Trust .....         1,934         185,718               38,033
----------------------------------------------------------------------------------------------------
Net realized gain (loss) ...................        11,988         107,850               89,768
----------------------------------------------------------------------------------------------------
Change in unrealized
 appreciation/depreciation .................       (86,312)        199,173             (189,314)
----------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss)
 on investments ............................       (74,324)        307,023              (99,546)
----------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS ...........................     $ (69,101)      $ 372,712           $  (99,407)
====================================================================================================

(a) Commencement of operations on May 22, 2000.

(b) Commencement of operations on October 22, 2000.


See Notes to Financial Statements.

                                     FSA-60

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets

------------------------------------------------------------------------------------------------------------------------------
                                                                   EQ/ALLIANCE                EQ/ALLIANCE        EQ/AXP NEW
                                                                 PREMIER GROWTH                TECHNOLOGY        DIMENSIONS
                                                       ----------------------------------- ----------------- ------------------
                                                         YEAR ENDED    SEPTEMBER 2, 1999*    MAY 22, 2000*    OCTOBER 22, 2000*
                                                        DECEMBER 31,     TO DECEMBER 31,    TO DECEMBER 31,    TO DECEMBER 31,
                                                            2000              1999                2000              2000
-------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................ $   25,634      $    1,586          $     --               $    55
Net realized gain (loss) .............................     56,955           5,603               257                    --
Change in unrealized appreciation/depreciation
 of investments ......................................   (937,383)        275,801          (229,779)                  (10)
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................   (854,794)        282,990          (229,522)                   45
-------------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................  2,649,221       2,360,817           949,808                39,320
Withdrawals and transfers ............................ (1,046,228)             --           (54,962)                   --
Administrative charges ...............................    (39,958)         (3,076)           (3,348)                   --
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........  1,563,035       2,357,741           891,498                39,320
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                --           1,500             1,500                  1.500
-------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................    708,241       2,642,231           663,476                40,865
NET ASSETS -- BEGINNING OF PERIOD ....................  2,642,231              --                --                    --
-------------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD .......................... $3,350,472      $2,642,231          $663,476               $40,865
===============================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-61

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

---------------------------------------------------------------------------------------------------------------------
                                                                 EQ/AXP                    CALVERT SOCIALLY
                                                          STRATEGY AGGRESSIVE                RESPONSIBLE
                                                         ---------------------   ------------------------------------
                                                           OCTOBER 22, 2000*       YEAR ENDED      SEPTEMBER 2, 1999*
                                                            TO DECEMBER 31,       DECEMBER 31,      TO DECEMBER 31,
                                                                  2000                2000                1999
---------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................          $    1             $  5,156              $   --
Net realized gain (loss) .............................              --                1,978                   9
Change in unrealized appreciation/depreciation
 of investments ......................................            (446)             (15,149)                 90
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................            (445)              (8,015)                 99
---------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................              --              131,200                  --
Withdrawals and transfers ............................              --               (2,040)                 --
Administrative charges ...............................              --                   (4)                 --
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........              --              129,156                  --
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                  1,500                   --               1,500
---------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................           1,055              121,141               1,599
NET ASSETS -- BEGINNING OF PERIOD ....................              --                1,599                  --
---------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................          $1,055             $122,740              $1,599
=====================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-62

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

---------------------------------------------------------------------------------------------------------------------
                                                                CAPITAL GUARDIAN                    CAPITAL GUARDIAN
                                                                  INTERNATIONAL                         RESEARCH
                                                       ----------------------------------- ----------------------------------
                                                         YEAR ENDED    SEPTEMBER 2, 1999*    YEAR ENDED    SEPTEMBER 2, 1999*
                                                        DECEMBER 31,     TO DECEMBER 31,    DECEMBER 31,    TO DECEMBER 31,
                                                            2000              1999              2000              1999
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................   $      624         $     --          $   646           $    47
Net realized gain (loss) .............................      (27,499)              15               31                 7
Change in unrealized appreciation/depreciation
 of investments ......................................      (16,101)          16,035            1,472             1,642
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................      (42,976)          16,050            2,149             1,696
-----------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................      118,443          100,581           56,158            25,000
Withdrawals and transfers ............................     (189,925)              --               --                --
Administrative charges ...............................       (1,175)             (68)            (222)              (41)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........      (72,657)         100,513           55,936            24,959
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                  --            1,500               --             1,500
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................     (115,633)         118,063           58,085            28,155
NET ASSETS -- BEGINNING OF PERIOD ....................      118,063               --           28,155                --
-----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................   $    2,430         $118,063          $86,240           $28,155
=============================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-63

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

-----------------------------------------------------------------------------------------------------------------------------
                                                                CAPITAL GUARDIAN
                                                                   U.S. EQUITY                        EQ/EVERGREEN
                                                       ----------------------------------- ----------------------------------
                                                         YEAR ENDED    SEPTEMBER 2, 1999*    YEAR ENDED    SEPTEMBER 2, 1999*
                                                        DECEMBER 31,     TO DECEMBER 31,    DECEMBER 31,    TO DECEMBER 31,
                                                            2000              1999              2000              1999
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................   $    5,438         $    456          $    41            $    6
Net realized gain (loss) .............................       19,797              593               (1)               --
Change in unrealized appreciation/depreciation
 of investments ......................................         (986)           2,128           (1,799)               86
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................       24,249            3,177           (1,759)               92
-----------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................      203,246          410,730           16,252               189
Withdrawals and transfers ............................     (605,015)              --               --                --
Administrative charges ...............................       (3,334)            (127)             (51)               --
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........     (405,103)         410,603           16,201               189
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                  --            1,500               --             1,500
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................     (380,854)         415,280           14,442             1,781
NET ASSETS -- BEGINNING OF PERIOD ....................      415,280               --            1,781                --
-----------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................   $   34,426         $415,280          $16,223            $1,781
=============================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-64

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

---------------------------------------------------------------------------------------
                                                                 EQ/EVERGREEN
                                                                  FOUNDATION
                                                       --------------------------------
                                                                         SEPTEMBER 2,
                                                         YEAR ENDED         1999*
                                                        DECEMBER 31,   TO DECEMBER 31,
                                                            2000             1999
---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................    $    786          $   17
Net realized gain (loss) .............................          52              --
Change in unrealized appreciation/depreciation
 of investments ......................................      (1,975)             74
---------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................      (1,137)             91
---------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................      57,378              --
Withdrawals and transfers ............................      (2,694)             --
Administrative charges ...............................        (366)             --
---------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........      54,318              --
---------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)              1,604           1,500
---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................      54,785           1,591
NET ASSETS -- BEGINNING OF PERIOD ....................       1,591              --
---------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................    $ 56,376          $1,591
=======================================================================================



--------------------------------------------------------------------------------------------------------
                                                                                   FI SMALL/MID
                                                           FI MID CAP               CAP VALUE
                                                       ------------------ ------------------------------
                                                        OCTOBER 22, 2000*          YEARS ENDED
                                                         TO DECEMBER 31,           DECEMBER 31,
                                                              2000             2000            1999
--------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................       $    96        $   (4,799)   $     (20,497)
Net realized gain (loss) .............................            --           (14,851)        (208,435)
Change in unrealized appreciation/depreciation
 of investments ......................................         1,884            74,957          224,588
--------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................         1,980            55,307           (4,344)
--------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................        58,980           567,473        1,130,117
Withdrawals and transfers ............................            --          (809,401)      (1,641,059)
Administrative charges ...............................            --              (368)          (2,259)
--------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........        58,980          (242,296)        (513,201)
--------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                1,500            (1,694)           5,693
--------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................        62,460          (188,683)        (511,852)
NET ASSETS -- BEGINNING OF PERIOD ....................            --         1,779,206        2,291,058
--------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................       $62,460        $1,590,523    $   1,779,206
========================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-65

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

--------------------------------------------------------------------------------------------------------------------
                                                          EQ/JANUS LARGE CAP                LAZARD LARGE
                                                                GROWTH                       CAP VALUE
                                                         --------------------   ------------------------------------
                                                           OCTOBER 22, 2000*      YEAR ENDED      SEPTEMBER 2, 1999*
                                                            TO DECEMBER 31,      DECEMBER 31,      TO DECEMBER 31,
                                                                 2000                2000                1999
--------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................         $     69                40              $   13
Net realized gain (loss) .............................               --                (2)                 22
Change in unrealized appreciation/depreciation
 of investments ......................................           (1,083)             (122)                (75)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................           (1,014)              (84)                (40)
--------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................           58,980             3,698                  --
Withdrawals and transfers ............................               --                --                  --
Administrative charges ...............................               --               (19)                 --
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........           58,980             3,679                  --
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                   1,500                --               1,500
--------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................           59,466             3,595               1,460
NET ASSETS -- BEGINNING OF PERIOD ....................               --             1,460                  --
--------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................         $ 59,466             $5,055             $1,460
====================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-66

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

------------------------------------------------------------------------------------------------------------------------------
                                                                     LAZARD SMALL                       MERCURY BASIC
                                                                      CAP VALUE                          VALUE EQUITY
                                                         ------------------------------------   ------------------------------
                                                           YEAR ENDED      SEPTEMBER 2, 1999*            YEARS ENDED
                                                          DECEMBER 31,      TO DECEMBER 31,              DECEMBER 31,
                                                              2000                1999               2000            1999
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................       $ 182              $    6           $   55,459       $   13,131
Net realized gain (loss) .............................           1                   9               37,796          113,888
Change in unrealized appreciation/depreciation
 of investments ......................................         400                 (54)              35,759          (23,176)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................         583                 (39)             129,014          103,843
------------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................       5,410                  --              467,279        1,334,175
Withdrawals and transfers ............................          --                  --             (524,171)        (517,709)
Administrative charges ...............................          (9)                 --              (12,531)          (5,774)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........       5,401                  --              (69,423)         810,692
------------------------------------------------------------------------------------------------------------------------------
Net Increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                 --               1,500                   --               --
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................       5,984               1,461               59,591          914,535
NET ASSETS -- BEGINNING OF PERIOD ....................       1,461                  --            1,066,378          151,843
------------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................       $7,445             $1,461           $1,125,969       $1,066,378
==============================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-67

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

--------------------------------------------------------------------------------------------------------------------------
                                                                    MERCURY                        MFS EMERGING
                                                                WORLD STRATEGY                   GROWTH COMPANIES
                                                         -----------------------------   ---------------------------------
                                                                  YEARS ENDED                       YEARS ENDED
                                                                 DECEMBER 31,                      DECEMBER 31,
                                                              2000            1999             2000              1999
--------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................    $   13,562      $    2,873      $    205,720      $         --
Net realized gain (loss) .............................        75,280          32,407         1,962,573           485,967
Change in unrealized appreciation/depreciation
 of investments ......................................      (209,948)         98,166        (4,650,712)        2,540,148
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................      (121,106)        133,446        (2,482,419)        3,026,115
--------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................       487,908         312,753         8,398,509         6,895,067
Withdrawals and transfers ............................      (171,814)       (353,232)       (5,403,985)       (1,456,043)
Administrative charges ...............................        (1,891)           (336)         (116,897)          (31,665)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........       314,203         (40,815)        2,877,627         5,407,359
--------------------------------------------------------------------------------------------------------------------------
Net ncrease (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                   --              --                --                --
--------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................       193,097          92,631           395,208         8,433,474
NET ASSETS -- BEGINNING OF PERIOD ....................       744,374         651,743         9,263,899           830,425
--------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................    $  937,471      $  744,374      $  9,659,107      $  9,263,899
==========================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-68

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

--------------------------------------------------------------------------------------------------------------------------
                                                                   MFS GROWTH                           MFS
                                                                  WITH INCOME                        RESEARCH
                                                       ---------------------------------- -------------------------------
                                                         YEAR ENDED    SEPTEMBER 2, 1999*           YEARS ENDED
                                                        DECEMBER 31,    TO DECEMBER 31,            DECEMBER 31,
                                                            2000              1999              2000            1999
--------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................    $    264          $   25         $     (6,281)   $    (52,209)
Net realized gain (loss) .............................         594              --              928,353         445,650
Change in unrealized appreciation/depreciation
 of investments ......................................         (97)            623           (1,609,556)        893,327
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................         761             648             (687,484)      1,286,768
--------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................      77,073           5,452            4,372,023       5,862,462
Withdrawals and transfers ............................      (5,444)             --           (2,499,911)     (3,096,907)
Administrative charges ...............................        (487)            (15)             (36,315)        (19,001)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) In net assets attributable
 to contributions, withdrawals and transfers .........      71,142           5,437            1,835,797       2,746,554
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                 --           1,500                2,773          16,227
--------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................      71,903           7,585            1,151,086       4,049,549
NET ASSETS -- BEGINNING OF PERIOD ....................       7,585              --            6,947,653       2,898,104
--------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................    $ 79,488          $7,585         $  8,098,739    $  6,947,653
==========================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-69

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

--------------------------------------------------------------------------------------------------------------------
                                                            MORGAN STANLEY EMERGING               EQ/PUTNAM
                                                                MARKETS EQUITY                    BALANCED
                                                         -----------------------------   ---------------------------
                                                                  YEARS ENDED                    YEARS ENDED
                                                                 DECEMBER 31,                   DECEMBER 31,
                                                              2000            1999           2000           1999
--------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................    $   53,234      $       --      $   10,045     $    8,747
Net realized gain (loss) .............................       111,681          20,087         (11,993)        28,093
Change in unrealized appreciation/depreciation
 of investments ......................................      (605,463)        161,679          26,064        (26,515)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................      (440,548)        181,766          24,116         10,325
--------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................       855,159         652,133         102,778        196,828
Withdrawals and transfers ............................      (538,788)       (158,660)       (129,277)      (369,756)
Administrative charges ...............................       (13,360)         (1,618)         (2,922)        (4,691)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........       303,011         491,855         (29,421)      (177,619)
--------------------------------------------------------------------------------------------------------------------
Net ncrease (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                   --              --              --             --
--------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................      (137,537)        673,621          (5,305)      (167,294)
NET ASSETS -- BEGINNING OF PERIOD ....................       676,012           2,391         334,856        502,150
--------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................    $  538,475      $  676,012      $  329,551     $  334,856
===================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-70

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

---------------------------------------------------------------------------------------------------------------------------
                                                                  EQ/PUTNAM                         EQ/PUTNAM
                                                            GROWTH & INCOME VALUE              INTERNATIONAL EQUITY
                                                         ---------------------------   ------------------------------------
                                                                 YEARS ENDED             YEAR ENDED      SEPTEMBER 2, 1999*
                                                                DECEMBER 31,            DECEMBER 31,      TO DECEMBER 31,
                                                             2000           1999            2000                1999
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................    $    2,599     $    6,854      $   34,221           $     94
Net realized gain (loss) .............................       (50,494)       (12,585)        (59,576)               286
Change in unrealized appreciation/depreciation
 of investments ......................................        61,898        (48,469)        (52,168)               631
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................        14,003        (54,200)        (77,523)             1,011
---------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................       217,854        678,735         538,038            415,305
Withdrawals and transfers ............................      (283,939)      (380,405)       (651,244)                --
Administrative charges ...............................        (4,382)        (3,757)         (3,540)                --
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........       (70,467)       294,573        (116,746)           415,305
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                   --             --              --              1,500
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................       (56,464)       240,373        (194,269)           417,816
NET ASSETS -- BEGINNING OF PERIOD ....................       320,055         79,682         417,816                 --
---------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................    $  263,591     $  320,055      $  223,547           $417,816
===========================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-71

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Continued)

-------------------------------------------------------------------------------------------------------------------------
                                                                   EQ/PUTNAM                       T. ROWE PRICE
                                                                INVESTORS GROWTH                   EQUITY INCOME
                                                       ---------------------------------- -------------------------------
                                                         YEAR ENDED    SEPTEMBER 2, 1999*           YEARS ENDED
                                                        DECEMBER 31,    TO DECEMBER 31,            DECEMBER 31,
                                                            2000              1999              2000            1999
-------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................   $    5,223        $  2,436        $     65,689    $     20,029
Net realized gain (loss) .............................       11,988              13             107,850         226,975
Change in unrealized appreciation/depreciation
 of investments ......................................      (86,312)         17,557             199,173        (193,824)
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations .....................................      (69,101)         20,006             372,712          53,180
-------------------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ..........................      436,220         100,466           1,607,723       1,983,241
Withdrawals and transfers ............................     (108,828)             --          (1,871,851)     (2,009,118)
Administrative charges ...............................       (2,964)           (127)             (3,552)         (2,196)
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers .........      324,428         100,339            (267,680)        (28,073)
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by
 Equitable Life in Separate Account 66 (Note 1)                  --           1,500             (51,154)         61,154
-------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ....................      255,327         121,845              53,878          86,261
NET ASSETS -- BEGINNING OF PERIOD ....................      121,845              --           3,877,176       3,790,915
-------------------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ..........................   $  377,172        $121,845        $  3,931,054    $  3,877,176
=========================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-72

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets (Concluded)

----------------------------------------------------------------------------------------------------------------
                                                                                    T. ROWE PRICE INTERNATIONAL
                                                                                               STOCK
                                                                                   -----------------------------
                                                                                     YEARS ENDED DECEMBER 31,
                                                                                        2000            1999
----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ..........................................................    $      139      $      393
Net realized gain (loss) .......................................................        89,768          39,746
Change in unrealized appreciation/depreciation
 of investments ................................................................      (189,314)         69,941
----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations ...............................................................       (99,407)        110,080
----------------------------------------------------------------------------------------------------------------
FROM CONTRIBUTIONS, WITHDRAWALS AND TRANSFERS:
Contributions and transfers ....................................................       467,227         443,638
Withdrawals and transfers ......................................................      (262,077)       (432,860)
Administrative charges .........................................................        (4,990)         (4,251)
----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets attributable
 to contributions, withdrawals and transfers ...................................       200,160           6,527
----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in amount retained by Equitable Life in Separate Account
 66 (Note 1) ...................................................................            --              --
----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS ..............................................       100,753         116,607
NET ASSETS -- BEGINNING OF PERIOD ..............................................       351,700         235,093
----------------------------------------------------------------------------------------------------------------
NET ASSETS -- END OF PERIOD ....................................................    $  452,453      $  351,700
================================================================================================================

* Commencement of operations.


See Notes to Financial Statements.

                                     FSA-73

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED),
3 (POOLED), 51 (POOLED) AND 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Notes to Financial Statements
--------------------------------------------------------------------------------
1. General

   Separate Account Nos. 13 (Pooled) (the Alliance Bond Fund), 10 (Pooled) (the Alliance Balanced Fund), 4 (Pooled) (the Alliance Common Stock Fund), 3 (Pooled) (the Alliance Aggressive Stock Fund), 51 (Pooled) and 66 (Pooled) (collectively, the Funds) of The Equitable Life Assurance Society of the United States (Equitable Life), a wholly owned subsidiary of AXA Financial, Inc., (previously The Equitable Companies Incorporated) were established in conformity with the New York State Insurance Law. Pursuant to such law, to the extent provided in the applicable contracts, the net assets in the Funds are not chargeable with liabilities arising out of any other business of Equitable Life. These financial statements reflect the total net assets and results of operations for Separate Account Nos. 13, 10, 4, 3, 51 and 66. The Retirement Investment Account Program is one of the many products participating in these Funds.

   Separate Account No. 51 consists of 11 investment options:

   o Alliance Money Market                            o Alliance Global
   o Alliance Intermediate Government Securities      o Alliance International
   o Alliance Quality Bond                            o Alliance Small Cap Growth
   o Alliance High Yield                              o Alliance Conservative Investors
   o Alliance Growth and Income                       o Alliance Growth Investors
   o EQ Equity 500 Index (1)


  Separate Account No. 66 consists of 28 investment options of which 27 are presented herein:

   o EQ/Alliance Premier Growth                       o Lazard Large Cap Value
   o EQ/Alliance Technology                           o Lazard Small Cap Value
   o EQ/AXP New Dimensions                            o Mercury Basic Value Equity (3)
   o EQ/AXP Strategy Aggressive                       o Mercury World Strategy (4)
   o Calvert Socially Responsible                     o MFS Emerging Growth Companies
   o Capital Guardian International                   o MFS Growth with Income
   o Capital Guardian Research                        o MFS Research
   o Capital Guardian U.S. Equity                     o Morgan Stanley Emerging Markets Equity
   o EQ/Evergreen                                     o EQ/Putnam Balanced
   o EQ/Evergreen Foundation                          o EQ/Putnam Growth & Income Value
   o FI Mid Cap                                       o EQ/Putnam International Equity
   o FI Small/Mid Cap Value (2)                       o EQ/Putnam Investors Growth
   o EQ/Janus Large Cap Growth                        o T. Rowe Price Equity Income
                                                      o T. Rowe Price International Stock

   ------------
   (1) Formerly Alliance Equity Index
   (2) Formerly Warburg Pincus Small Company Value
   (3) Formerly Merrill Lynch Basic Value Equity
   (4) Formerly Merrill Lynch World Strategy

                                     FSA-74

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED),
3 (POOLED), 51 (POOLED) AND 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Notes to Financial Statements (Continued)
--------------------------------------------------------------------------------
   Separate Account No. 51 has eleven investment funds which invest in Class 1A shares of corresponding portfolios of EQ Advisors Trust ("EQAT" or "Trust"). Separate Account No. 66 has twenty-eight investment funds which invest in Class 1B shares of corresponding portfolios of EQAT. Class 1A and 1B shares are offered by EQAT at net asset value. Both classes of shares are subject to fees for investment management and advisory services and other Trust expenses. Class 1A shares are not subject to distribution fees imposed pursuant to a distribution plan. Class 1B shares are also subject to distribution fees imposed under a distribution plan (herein, the "Rule 12b-1 Plans") adopted pursuant to Rule 12b-1 under the 1940 Act, as amended. The Rule 12b-1 Plans provide that EQAT, on behalf of each Fund, may charge annually up to 0.25% of the average daily net assets of an investment option attributable to its Class 1B shares in respect to activities primarily intended to result in the sale of the Class 1B shares. These fees are reflected in the net asset value of the shares.

   Interests of retirement and investment plans for employees, managers and agents of Equitable Life in Separate Account Nos. 4 and 3 aggregated $286,412,684 (23.4%) and $55,571,635 (50.9%), respectively, at December 31,
   2000 and $365,557,809 (20.4%) and $79,363,438 (43.2%), respectively, at
   December 31, 1999, of the net assets in these Funds.

   Equitable Life serves as investment manager of EQAT. As such Equitable Life oversees the activities of the investment advisors with respect to EQAT and is responsible for retaining or discontinuing the services of those advisors. Alliance Capital Management L.P. (Alliance) serves as the investment adviser to Equitable Life with respect to the management of Separate Account Nos. 13, 10, 4 and 3 (the Equitable Funds). Alliance is a limited partnership which is majority-owned by Equitable Life and AXA Financial, Inc.

   AXA Advisors, LLC (AXA Advisors), the successor to EQ Financial Consultants, Inc., is an affiliate of Equitable Life, and a distributor and principal underwriter of the contracts and the account. AXA Advisors is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

   EQAT commenced operations on May 1, 1997. EQAT is an open-end diversified management company that sells shares of a portfolio ("Portfolio") of a mutual fund to separate accounts of insurance companies. Each Portfolio has separate investment objectives. For periods prior to October 18, 1999, the Alliance portfolios (other than EQ/Alliance Premier Growth and EQ/Alliance Technology) were part of the Hudson River Trust. On October 18, 1999, these portfolios became corresponding portfolios of EQ Advisors Trust.

   Equitable Life, Alliance and AXA Advisors seek to obtain the best price and execution of all orders placed for the portfolios of the Equitable Funds considering all circumstances. In addition to using brokers and dealers to execute portfolio security transactions for accounts under their management, Equitable Life, Alliance and AXA Advisors may also enter into other types of business and securities transactions with brokers and dealers, which will be unrelated to allocation of the Equitable Funds' portfolio transactions.

   The contracts are sold by financial professionals who are registered representatives of AXA Advisors and licensed insurance agents of AXA Network, LLC, its subsidiaries and AXA Network Insurance Agency of Texas, Inc. (affiliates of Equitable Life). AXA Advisors receives commissions and other service-related payments under its distribution agreement with Equitable Life and its networking agreement with AXA Network.

   The net assets of the account are not chargeable with liabilities arising out of any other business Equitable Life may conduct. The excess of assets over reserves and other contract liabilities, if any, in the Separate Accounts Nos. 4 and 66 may be transferred to Equitable Life's General Account. Equitable Life's General Account is subject to creditor rights. The receivable for policy related transactions represents amounts receivable/payable to the General Account predominately related to policy-related transactions, premiums, surrenders and death benefits.

   The amount retained by Equitable Life in Separate Accounts Nos. 4 and 66 arises principally from (1) contributions from Equitable Life, (2) expense risk charges accumulated in the account, and (3) that portion, determined ratably, of the account's investment results applicable to those assets in the account in excess of the net assets for the contracts. Amounts retained by Equitable Life are not subject to charges for expense risks.


                                     FSA-75

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED),
3 (POOLED), 51 (POOLED) AND 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Notes to Financial Statements (Continued)
--------------------------------------------------------------------------------
2. Significant Accounting Policies


   Security transactions are recorded on the trade date. Amortized cost of debt securities, where applicable, are adjusted for amortization of premium or accretion of discount. Dividend income is recorded on the ex-dividend date; interest income (including amortization of premium and discount on securities using the effective yield method) is accrued daily. Realized gains and losses on the sale of investments are computed on the basis of the identified cost of the related investments sold. Separate Account Nos. 51 and 66 invest in the shares of EQAT and are valued at the net asset value per share of the respective Portfolios. The net asset value is determined by EQAT using the market or fair value of the underlying assets of the Portfolios less liabilities. For Separate Account Nos. 51 and 66, realized gains and losses on investments include gains and losses on redemptions of the EQAT's shares (determined on the identified cost basis) and Trust distributions representing the net realized gains on Trust investment transactions. Dividends and capital gains are declared and distributed by the Trust at the end of the year and are automatically reinvested on the ex-dividend date.

   Transactions denominated in foreign currencies are recorded at the rate prevailing at the date of such transactions. Asset and liability accounts that are denominated in a foreign currency are adjusted to reflect the current exchange rate at the end of the period. Transaction gains or losses resulting from changes in the exchange rate during the reporting period or upon settlement of the foreign currency transactions are reflected under "Realized and Unrealized Gain (Loss) on Investments" in the Statement of Operations.

   Separate Account No. 10 may enter into forward currency contracts in order to hedge its exposure to changes in foreign currency exchange rates on its foreign security holdings.

   Forward contracts are agreements to buy or sell a foreign currency for a set price in the future. During the period the forward contracts are open, changes in the value of the contract are recognized as unrealized gains or losses by "marking-to-market" on a daily basis to reflect the market value of the contract at the end of each trading day. The realized gain or loss arising from the difference between the original contracts and the closing of such contracts is included in realized gains or losses from foreign currency transactions. The use of forward transactions involves the risk of imperfect correlation in movements in the price of forward contracts, interest rates and the underlying hedged assets.

   Forward contracts involve elements of both market and credit risk in excess of the amounts reflected in the Statement of Assets and Liabilities. The contract amounts of these forward contracts reflect the extent of the Fund's exposure to off-balance sheet risk. The Funds bear the market risk which arises from any changes in security values. Forward contracts are entered into directly with the counterparty and not through an exchange and can be terminated only by agreement of both parties to the contract. There is no daily margin settlement and the fund is exposed to the risk of default by the counterparty.

   At December 31, 2000, Separate Account No. 10 had no outstanding forward currency contracts to buy/sell foreign currencies.


                                     FSA-76

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED),
3 (POOLED), 51 (POOLED) AND 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Notes to Financial Statements (Continued)
--------------------------------------------------------------------------------
  Equitable Life's internal short-term investment account, Separate Account No. 2A, was established to provide a more flexible and efficient vehicle to combine and invest temporary cash positions of certain eligible accounts (Participating Funds) under Equitable Life's management. Separate Account No. 2A invests in debt securities maturing in sixty days or less from the date of the acquisition. At December 31, 2000, the investments held by all separate accounts in Separate Account No. 2A consist of the following:



------------------------------------------------------------------------------------------
                                                               Amortized
                                                                  Cost              %
------------------------------------------------------------------------------------------
  U.S. Government Agencies, 5.70% due 01/02/01 .........     $ 212,312,104      99.9%
------------------------------------------------------------------------------------------
  Total Investments ....................................       212,312,104      99.9
  Other Assets Less Liabilities ........................           154,556       0.1
------------------------------------------------------------------------------------------
  Net Assets of Separate Account No. 2A ................     $ 212,466,660     100.0%
==========================================================================================
  Units Outstanding ....................................           663,345
  Unit Value ...........................................     $      320.30


   Participating Funds purchase or redeem units depending on each participating account's excess cash availability or cash needs to meet its liabilities. Separate Account No. 2A is not subject to investment management fees. Short-term debt securities may also be purchased directly by the Equitable Funds.

     For 2000 and 1999, investment security transactions, excluding short-term debt securities, were as follows:

-----------------------------------------------------------------------------------------------------------
                                             Purchases                                Sales
                               -------------------------------------   ------------------------------------
                                Stocks and Debt     U.S. Government     Stocks and Debt     U.S. Government
FUND                               Securities         and Agencies         Securities        and Agencies
-----------------------------------------------------------------------------------------------------------
  Alliance Bond:
   2000 ....................    $   57,661,318        $263,999,463      $   47,403,290       $248,791,364
   1999 ....................        29,332,313          52,626,222          14,659,571         72,769,493
  Alliance Balanced:
   2000 ....................        76,250,875          92,694,965         106,064,918        105,643,326
   1999 ....................        89,523,699          65,935,492         143,448,209         82,753,815
  Alliance Common Stock:
   2000 ....................       722,297,282                  --       1,032,330,838                 --
   1999 ....................     1,340,597,736                  --       2,209,410,520                 --
  Alliance Aggressive Stock:
   2000 ....................       187,072,785                  --         244,180,349                 --
   1999 ....................       241,091,928                  --         359,200,204                 --

   No activity is shown for Separate Account Nos. 51 and 66 since they trade exclusively in shares of portfolios of EQAT.

   The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America
   (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.


3. Investments

   Investment securities for the Equitable Funds are valued as follows:

   Stocks listed on national securities exchanges and certain over-the-counter issues traded on the National Association of Securities Dealers, Inc. Automated Quotation (NASDAQ) national market system are valued at the last sale price, or, if there is no sale, at the latest available bid price.


                                     FSA-77

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED),
3 (POOLED), 51 (POOLED) AND 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Notes to Financial Statements (Continued)
--------------------------------------------------------------------------------

   Foreign securities not traded directly, or in American Depository Receipt
   (ADR) form in the United States, are valued at the last sale price in the local currency on an exchange in the country of origin. Foreign currency is converted into its U.S. dollar equivalent at current exchange rates.

   Futures and forward contracts are valued at their last sale price or, if there is no sale, at the latest available bid price.

   United States Treasury securities and other obligations issued or guaranteed by the United States Government, its agencies or instrumentalities are valued at representative quoted prices.

   Long-term (i.e., maturing in more than a year) publicly traded corporate bonds are valued at prices obtained from a bond pricing service of a major dealer in bonds when such prices are available; however, in circumstances where Equitable Life and Alliance deem it appropriate to do so, an over-the-counter or exchange quotation may be used.

   Convertible preferred stocks listed on national securities exchanges are valued at their last sale price or, if there is no sale, at the latest available bid price.

   Convertible bonds and unlisted convertible preferred stocks are valued at bid prices obtained from one or more major dealers in such securities; where there is a discrepancy between dealers, values may be adjusted based on recent premium spreads to the underlying common stock.

   Other assets that do not have a readily available market price are valued at fair value as determined in good faith by Equitable Life's investment officers.

   Separate Account No. 2A is valued daily at amortized cost, which approximates market value. Short-term debt securities purchased directly by the Equitable Funds which mature in 60 days or less are valued at amortized cost. Short-term debt securities which mature in more than 60 days are valued at representative quoted prices.

   The value of the investments in Separate Account Nos. 51 and 66 held in the corresponding EQAT Portfolios is calculated by multiplying the number of shares held in each Portfolio by the net asset value per share of that Portfolio determined as of the close of business each day.


4. Expenses

   Charges and fees relating to the Funds are deducted in accordance with the terms of the various contracts which participate in the Funds. Depending upon the terms of a contract, sales-related fees and operating expenses are paid
   (i) by a reduction of an appropriate number of Fund Units or (ii) by a direct payment. Asset management fee is deducted in the daily unit values for the Equitable Funds. Fees with respect to the Retirement Investment Account (RIA) contracts are as follows:


   Investment Management and Financial Accounting Fee:

   An annual fee of 0.50% of the net assets is deducted in the daily unit values for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Aggressive Stock Funds.

   Administrative Fees:

   Ongoing Operations Fee -- An expense charge is made based on the combined net balances of each plan in the Separate and Guaranteed Interest Accounts. Depending upon when the employer adopted RIA, the monthly rate ranges from 1/12 of 1.25% to 1/12 of 0.50% or from 1/12 of 1.25% to 1/12 of 0.25%.


                                     FSA-78

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED),
3 (POOLED), 51 (POOLED) AND 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Notes to Financial Statements (Concluded)
--------------------------------------------------------------------------------

   Participant Recordkeeping Services Charge -- Employers electing RIA's optional Participant Recordkeeping Services are subject to an annual charge of $25 per employee-participant under the employer plan.

   Depending upon the terms of a contract, the Ongoing Operations Fee and Participant Recordkeeping Services Charge are paid (i) by a reduction of an appropriate number of Fund units or (ii) by a direct payment.

   Contingent Withdrawal Charge -- Certain withdrawals are subject to defined contingent withdrawal charges. The maximum charge is 6% of the total plan assets withdrawn.

   Operating and Expense Charges:

   In addition to the charges and fees mentioned above, the Funds are charged for certain costs and expenses directly related to their operations. These may include transfer taxes, SEC filing fees and certain related expenses including printing of SEC filings, prospectuses and reports.

   These charges and fees are recorded as expenses in the accompanying Statement of Operations.

   The RIA contract is the sole investor in the following investment funds of Separate Account No. 66: EQ/Alliance Premier Growth, EQ/Alliance Technology, EQ/AXP New Dimensions, EQ/AXP Strategy Aggressive, Capital Guardian International, Capital Guardian Research, Capital Guardian U.S. Equity, EQ/Evergreen, EQ/Evergreen Foundation, FI Mid Cap, EQ/Janus Large Cap Growth, Lazard Large Cap Value, Lazard Small Cap Value, Mercury Basic Value Equity, MFS Growth with Income, Morgan Stanley Emerging Markets Equity, EQ/Putnam Balanced, EQ/Putnam Growth and Income, EQ/Putnam International Equity, EQ Putnam Investors Growth and T. Rowe Price International. There are no expenses shown in the Statement of Operations for these funds as the only fees assessed are paid directly by the participant via liquidation of units.

   Administrative fees paid through a liquidation of units in Separate Account Nos. 51 and 66 are shown in the Statement of Changes in Net Assets. The aggregate of all other fees are included in Expenses in the Statement of Operations.

   Separate Account Nos. 51 and 66 investment in EQAT shares are valued at their net asset value, investment advisory fees and direct operating expenses of EQAT are, ineffect, passed on to the account and are reflected in the computation of the accumulation unit values of the contracts.


5. Taxes

   No federal income tax based on net income or realized and unrealized capital gains was applicable to contracts participating in the Funds by reason of applicable provisions of the Internal Revenue Code and no federal income tax payable by Equitable Life will affect such contracts. Accordingly, no provision for federal income taxes is required.

6. Subsequent Event (Unaudited)

   On December 19, 2000, the Chief Investment Officer of Equitable Life with the permission of the Board of Directors, authorized the merger of Separate Account Nos. 51 and 66.

   On May 1, 2001, the Portfolios of Separate Account No. 51 will become Portfolios of Separate Account No. 66. Separate Account No. 66 will be the surviving account. The Portfolios of Separate Account No. 51 were not held by Separate Account No. 66 before the merger.


                                     FSA-79

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of The Equitable Life Assurance Society of the United States

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholder's equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of The Equitable Life Assurance Society of the United States and its subsidiaries ("Equitable Life") at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
New York, New York

February 5, 2001

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

ASSETS
Investments:

  Fixed maturities:
    Available for sale, at estimated fair value.............................   $    16,251.4        $    18,599.7
    Held to maturity, at amortized cost.....................................           204.6                133.2
  Mortgage loans on real estate.............................................         3,130.8              3,270.0
  Equity real estate........................................................           975.5              1,160.2
  Policy loans..............................................................         2,476.9              2,257.3
  Other equity investments..................................................         2,392.8                671.2
  Investment in and loans to affiliates.....................................             -                1,201.8
  Other invested assets.....................................................           762.5                911.6
                                                                              -----------------    -----------------
      Total investments.....................................................        26,194.5             28,205.0
Cash and cash equivalents...................................................         2,022.1                628.0
Cash and securities segregated, at estimated fair value.....................         1,306.3                  -
Broker-dealer related receivables...........................................         1,900.3                521.3
Deferred policy acquisition costs...........................................         4,429.1              4,033.0
Intangible assets, net......................................................         3,525.8                114.5
Amounts due from reinsurers.................................................         1,989.2                881.5
Other assets................................................................         3,594.3              2,351.0
Closed Block assets.........................................................         8,659.0              8,607.3
Separate Accounts assets....................................................        51,705.9             54,453.9
                                                                              -----------------    -----------------

TOTAL ASSETS................................................................   $   105,326.5        $    99,795.5
                                                                              =================    =================

LIABILITIES

Policyholders' account balances.............................................   $    19,866.4        $    21,351.4
Future policy benefits and other policyholders liabilities..................         4,920.4              4,777.6
Broker-dealer related payables..............................................         1,283.0                319.3
Customers related payables..................................................         1,636.9                  -
Amounts due to reinsurers...................................................           730.3                682.5
Short-term and long-term debt...............................................         1,630.1              1,407.9
Federal income taxes payable................................................         1,988.2                496.0
Other liabilities...........................................................         1,642.1              1,379.0
Closed Block liabilities....................................................         9,050.2              9,025.0
Separate Accounts liabilities...............................................        51,632.1             54,332.5
Minority interest in equity of consolidated subsidiaries....................         1,820.4                256.8
Minority interest subject to redemption rights..............................           681.1                  -
                                                                              -----------------    -----------------
      Total liabilities.....................................................        96,881.2             94,028.0
                                                                              -----------------    -----------------

Commitments and contingencies (Notes 11, 13, 14, 15 and 16)

SHAREHOLDER'S EQUITY

Common stock, $1.25 par value, 2.0 million shares authorized, issued
  and outstanding...........................................................             2.5                  2.5
Capital in excess of par value..............................................         4,723.8              3,557.2
Retained earnings...........................................................         3,706.2              2,600.7
Accumulated other comprehensive income (loss)...............................            12.8               (392.9)
                                                                              -----------------    -----------------
      Total shareholder's equity............................................         8,445.3              5,767.5
                                                                              -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................................   $   105,326.5        $    99,795.5
                                                                              =================    =================

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)
REVENUES

Universal life and investment-type product policy fee
  income......................................................   $    1,413.3       $     1,257.5      $     1,056.2
Premiums......................................................          579.9               558.2              588.1
Net investment income.........................................        2,173.2             2,240.9            2,228.1
Gain on sale of equity investee...............................        1,962.0                 -                  -
Investment (losses) gains, net................................         (756.0)              (96.9)             100.2
Commissions, fees and other income............................        2,731.1             2,177.9            1,503.0
Contribution from the Closed Block............................           92.7                86.4               87.1
                                                                -----------------  -----------------  -----------------

      Total revenues..........................................        8,196.2             6,224.0            5,562.7
                                                                -----------------  -----------------  -----------------

BENEFITS AND OTHER DEDUCTIONS

Interest credited to policyholders' account balances..........        1,034.3             1,078.2            1,153.0
Policyholders' benefits.......................................        1,049.3             1,038.6            1,024.7
Compensation and benefits.....................................        1,081.2             1,010.6              772.0
Commissions...................................................          779.2               549.5              478.1
Distribution plan payments....................................          476.0               346.6              266.4
Amortization of deferred sales commissions....................          219.7               163.9              108.9
Interest expense..............................................          116.3                93.0              110.7
Amortization of deferred policy acquisition costs.............          294.5               314.5              292.7
Capitalization of deferred policy acquisition costs...........         (778.1)             (709.9)            (609.1)
Writedown of deferred policy acquisition costs................            -                 131.7                -
Rent expense..................................................          146.4               113.9              100.0
Expenses related to AXA's minority interest acquisition
   of the Holding Company.....................................          493.9                 -                  -
Other operating costs and expenses............................          698.0               783.5              681.5
                                                                -----------------  -----------------  -----------------

      Total benefits and other deductions.....................        5,610.7             4,914.1            4,378.9
                                                                -----------------  -----------------  -----------------

Earnings from continuing operations before Federal
  income taxes and minority interest..........................        2,585.5             1,309.9            1,183.8
Federal income taxes..........................................         (958.3)             (332.0)            (353.1)
Minority interest in net income of consolidated subsidiaries..         (330.3)             (199.4)            (125.2)
                                                                -----------------  -----------------  -----------------
Earnings from continuing operations...........................        1,296.9               778.5              705.5
Earnings from discontinued operations, net of Federal
   income taxes...............................................           58.6                28.1                2.7
                                                                -----------------  -----------------  -----------------

Net Earnings..................................................   $    1,355.5       $       806.6      $       708.2
                                                                =================  =================  =================








                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Common stock, at par value, beginning and end of year.........   $        2.5       $         2.5      $         2.5
                                                                -----------------  -----------------  -----------------

Capital in excess of par value, beginning of year.............        3,557.2             3,110.2            3,105.8
Capital contributions.........................................        1,166.6               447.0                4.4
                                                                -----------------  -----------------  -----------------
Capital in excess of par value, end of year...................        4,723.8             3,557.2            3,110.2
                                                                -----------------  -----------------  -----------------

Retained earnings, beginning of year..........................        2,600.7             1,944.1            1,235.9
Net earnings..................................................        1,355.5               806.6              708.2
Dividends paid to AXA Financial...............................         (250.0)             (150.0)               -
                                                                -----------------  -----------------  -----------------
Retained earnings, end of year................................        3,706.2             2,600.7            1,944.1
                                                                -----------------  -----------------  -----------------

Accumulated other comprehensive (loss) income,
  beginning of year...........................................         (392.9)              355.8              516.3
Other comprehensive income (loss).............................          405.7              (748.7)            (160.5)
                                                                -----------------  -----------------  -----------------
Accumulated other comprehensive income (loss), end of year....           12.8              (392.9)             355.8
                                                                -----------------  -----------------  -----------------

Total Shareholder's Equity, End of Year.......................   $    8,445.3       $     5,767.5      $     5,412.6
                                                                =================  =================  =================

COMPREHENSIVE INCOME

Net earnings..................................................   $    1,355.5       $       806.6      $       708.2
                                                                -----------------  -----------------  -----------------
Change in unrealized gains (losses), net of reclassification
   adjustments................................................          405.7              (776.9)            (149.5)
Minimum pension liability adjustment..........................            -                  28.2              (11.0)
                                                                -----------------  -----------------  -----------------
Other comprehensive income (loss).............................          405.7              (748.7)            (160.5)
                                                                -----------------  -----------------  -----------------
Comprehensive Income..........................................   $    1,761.2       $        57.9      $       547.7
                                                                =================  =================  =================























                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Net earnings..................................................   $    1,355.5       $       806.6      $       708.2
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
  Interest credited to policyholders' account balances........        1,034.3             1,078.2            1,153.0
  Universal life and investment-type product
    policy fee income.........................................       (1,413.3)           (1,257.5)          (1,056.2)
  Investment losses (gains)...................................          756.0                96.9             (100.2)
  Net change in broker-dealer and customer related
    receivables/payables......................................         (422.9)             (119.9)             (17.5)
  Gain on sale of equity investee.............................       (1,962.0)                -                  -
  Change in Federal income tax payable........................        2,078.4               157.4              123.1
  Change in future policy benefits............................         (850.6)               22.8               66.8
  Change in property and equipment............................         (321.0)             (256.3)             (81.8)
  Change in deferred acquisition costs........................         (476.9)             (260.7)            (314.0)
  Expenses related to AXA's acquisition
    of the Holding Company's minority interest................          493.9                 -                  -
  Purchase of segregated cash and securities, net.............         (610.4)                -                  -
  Other, net..................................................         (560.8)              (71.7)              21.6
                                                                -----------------  -----------------  -----------------

Net cash (used) provided by operating activities..............          (54.0)              195.8              503.0
                                                                -----------------  -----------------  -----------------

Cash flows from investing activities:

  Maturities and repayments...................................        2,091.0             2,019.0            2,289.0
  Sales.......................................................        7,810.2             7,572.9           16,972.1
  Purchases...................................................       (8,895.1)          (10,737.3)         (18,578.5)
  Decrease (increase) in short-term investments...............          142.6              (178.3)             102.4
  Decrease in loans to discontinued operations................            -                   -                660.0
  Sale of equity investee.....................................        1,580.6                 -                  -
  Subsidiary acquisition .....................................       (1,480.0)                -                  -
  Other, net..................................................         (164.5)             (134.8)            (341.8)
                                                                -----------------  -----------------  -----------------

Net cash provided (used) by investing activities..............        1,084.8            (1,458.5)           1,103.2
                                                                -----------------  -----------------  -----------------

Cash flows from financing activities:
  Policyholders' account balances:
    Deposits..................................................        2,659.9             2,366.2            1,508.1
    Withdrawals and transfers to Separate Accounts............       (3,887.7)           (1,765.8)          (1,724.6)
  Net increase (decrease) in short-term financings............          225.2               378.2             (243.5)
  Repayments of long-term debt................................            -                 (41.3)             (24.5)
  Payment of obligation to fund accumulated deficit of
    discontinued operations...................................            -                   -                (87.2)
  Proceeds from newly issued Alliance Units...................        1,600.0                 -                  -
  Dividends paid to AXA Financial.............................         (250.0)             (150.0)               -
  Other, net..................................................           15.9              (142.1)             (89.5)
                                                                -----------------  -----------------  -----------------

Net cash provided (used) by financing activities..............          363.3               645.2             (661.2)
                                                                -----------------  -----------------  -----------------

Change in cash and cash equivalents...........................        1,394.1              (617.5)             945.0
Cash and cash equivalents, beginning of year..................          628.0             1,245.5              300.5
                                                                -----------------  -----------------  -----------------

Cash and Cash Equivalents, End of Year........................   $    2,022.1       $       628.0      $     1,245.5
                                                                =================  =================  =================

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                    CONTINUED

                                                                      2000               1999               1998
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Supplemental cash flow information
  Interest Paid...............................................   $       97.0       $        92.2      $       130.7
                                                                =================  =================  =================
  Income Taxes Paid...........................................   $      358.2       $       116.5      $       254.3
                                                                =================  =================  =================









































                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1)     ORGANIZATION

        The Equitable Life Assurance Society of the United States ("Equitable Life") is an indirect, wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company," and collectively with its consolidated subsidiaries, "AXA Financial"). Equitable Life's insurance business is conducted principally by Equitable Life and its wholly owned life insurance subsidiary, Equitable of Colorado ("EOC"). Equitable Life's investment management business, which comprises the Investment Services segment, is principally conducted by Alliance Capital Management L.P. ("Alliance"), and, through November 3, 2000, Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an investment banking and brokerage affiliate which was sold. On September 20, 1999, as part of AXA Financial's "branding" strategic initiative, EQ Financial Consultants, Inc., a broker-dealer subsidiary of Equitable Life, was merged into a new company, AXA Advisors, LLC ("AXA Advisors"). Also, on September 21, 1999, AXA Advisors was transferred by Equitable Life to AXA Distribution Holding Corporation ("AXA Distribution"), a wholly owned indirect subsidiary of the Holding Company, for $15.3 million. The excess of the sales price over AXA Advisors' book value has been recorded in Equitable Life's books as a capital contribution. Equitable Life continues to develop and market the "Equitable" brand of life and annuity products, while AXA Distribution and its subsidiaries provide financial planning services, distribute products and manage customer relationships. In February 2000, Equitable Life transferred AXA Network, LLC ("AXA Network") to AXA Distribution, an indirect wholly owned subsidiary of the Holding Company for $8.7 million. The excess of sales price over AXA Network's book value has been recorded in Equitable Life's financial statements as a capital contribution.

        In October 2000, Alliance acquired substantially all of the assets and liabilities of Sanford C. Bernstein Inc. ("Bernstein") for an aggregate current value of approximately $3.50 billion ($1.48 billion in cash and 40.8 million newly issued Alliance units). The Holding Company provided Alliance with the cash portion of the consideration by purchasing approximately 32.6 million newly issued Alliance Units for $1.60 billion in June 2000. Equitable Life and, collectively with its consolidated subsidiaries (the "Company"), recorded a non-cash gain of $416.2 million (net of related Federal income tax of $224.1 million) related to the Holding Company's purchase of Alliance Units which is reflected as an addition to capital in excess of par value. The acquisition was accounted for under the purchase method with the results of Bernstein included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the fair value of net assets acquired resulted in the recognition of goodwill and intangible assets of approximately $3.40 billion and is being amortized over an estimated overall 20 year life. In connection with the issuance of Alliance Units to former Bernstein shareholders, the Company recorded a non-cash gain of $393.5 million (net of related Federal income tax of $211.9 million) which is reflected as an addition to capital in excess of par value. The Company's consolidated economic interest in Alliance was 39.43% at December 31, 2000. In 1999, Alliance reorganized into Alliance Capital Management Holding L.P. ("Alliance Holding") and Alliance. Alliance Holding's principal asset is its interest in Alliance and it functions as a holding entity through which holders of its publicly traded units own an indirect interest in Alliance, the operating partnership. The Company exchanged substantially all of its Alliance Holding units for units in Alliance ("Alliance Units").

        AXA, a French holding company for an international group of insurance and related financial services companies, has been the Holding Company's largest shareholder since 1992. In October 2000, the Board of Directors of the Holding Company, acting upon a unanimous recommendation of a special committee of independent directors, approved an agreement with AXA for the acquisition of the approximately 40% of outstanding Holding Company common stock ("Common Stock") it did not already own. Under terms of the agreement, the minority shareholders of the Holding Company would receive $35.75 in cash and 0.295 of an AXA American Depositary Share ("ADS") for each Holding Company share. When the tender offer expired on December 29, 2000, approximately 148.1 million shares of Common Stock had been acquired by AXA and its wholly owned subsidiary, AXA Merger Corp. On January 2, 2001, AXA Merger Corp. was merged with and into the Holding Company, resulting in the Holding Company becoming a wholly owned subsidiary of AXA.

 2)     SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation
        -----------------------------------------------------

        The accompanying consolidated financial statements are prepared in conformity with generally accepted accounting principles ("GAAP") which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The accompanying consolidated financial statements include the accounts of Equitable Life and its subsidiary engaged in insurance related businesses (collectively, the "Insurance Group"); other subsidiaries, principally Alliance; and those partnerships and joint ventures in which Equitable Life or its subsidiaries has control or a majority economic interest. The Company's investment in DLJ was reported on the equity basis of accounting. Closed Block assets, liabilities and results of operations are presented in the consolidated financial statements as single line items (see Note 7). Unless specifically stated, all other footnote disclosures contained herein exclude the Closed Block related amounts.

        All significant intercompany transactions and balances except those with the Closed Block, DLJ and discontinued operations (see Note 8) have been eliminated in consolidation. The years "2000," "1999" and "1998" refer to the years ended December 31, 2000, 1999 and 1998, respectively. Certain reclassifications have been made in the amounts presented for prior periods to conform these periods with the 2000 presentation.

        Closed Block
        ------------

        When it demutualized on July 22, 1992, Equitable Life established a Closed Block for the benefit of certain individual participating policies which were in force on that date. The assets allocated to the Closed Block, together with anticipated revenues from policies included in the Closed Block, were reasonably expected to be sufficient to support such business, including provision for the payment of claims, certain expenses and taxes, and for continuation of dividend scales payable in 1991, assuming the experience underlying such scales continues.

        Assets allocated to the Closed Block inure solely to the benefit of the Closed Block policyholders and will not revert to the benefit of the Holding Company. No reallocation, transfer, borrowing or lending of assets can be made between the Closed Block and other portions of Equitable Life's General Account, any of its Separate Accounts or any affiliate of Equitable Life without the approval of the New York Superintendent of Insurance (the "Superintendent"). Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account. The excess of Closed Block liabilities over Closed Block assets represents the expected future post-tax contribution from the Closed Block which would be recognized in income over the period the policies and contracts in the Closed Block remain in force.

        Discontinued Operations
        -----------------------

        In 1991, management discontinued the business of certain pension operations ("Discontinued Operations"). Discontinued Operations at December 31, 2000 principally consists of the Group Non-Participating Wind-Up Annuities ("Wind-Up Annuities"), for which a premium deficiency reserve has been established. Management reviews the adequacy of the allowance for future losses each quarter and makes adjustments when necessary. Management believes the allowance for future losses at December 31, 2000 is adequate to provide for all future losses; however, the quarterly allowance review continues to involve numerous estimates and subjective judgments regarding the expected performance of invested assets ("Discontinued Operations Investment Assets") held by Discontinued Operations. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of discontinued operations differ from management's current best estimates and assumptions underlying the allowance for future losses, the difference would be reflected in the consolidated statements of earnings in discontinued operations. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the allowance are likely to result (see Note 8).

        New Accounting Pronouncements
        -----------------------------

        As required beginning January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, that establishes new accounting and reporting standards for all derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities. As further described and quantified in Note 13, the only free-standing derivative instruments maintained by the Company at January 1, 2001 were interest rate caps, floors and collars intended to hedge crediting rates on interest-sensitive individual annuities contracts. However, based upon guidance from the Financial Accounting Standards Board ("FASB") and the Derivatives Implementation Group ("DIG"), these contracts cannot be designated in a qualifying hedging relationship under FAS 133 and, consequently, require mark-to-market accounting through earnings for changes in their fair values beginning January 1, 2001. With respect to adoption of the requirements on embedded derivatives, the Company elected a January 1, 1999 transition date, thereby effectively "grandfathering" existing accounting for derivatives embedded in hybrid instruments acquired, issued, or substantively modified on or before that date. As a consequence of this election, coupled with recent interpretive guidance from the FASB and the DIG with respect to issues specifically related to insurance contracts and features, adoption of the new requirements for embedded derivatives did not have a material impact on the Company's consolidated financial position or earnings.

        In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125". SFAS No. 140 specifies the accounting and reporting requirements for securitizations and other transfers of financial assets and collateral, the recognition and measurement of servicing assets and liabilities and the extinguishment of liabilities. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is to be applied prospectively with certain exceptions. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Adoption of the new requirements is not expected to have a significant impact on the Company's consolidated financial position or earnings.

        In December 2000, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts". Since Equitable Life's July 1992 demutualization occurred before December 31, 2000, SOP 00-3 should be applied retroactively through restatement or reclassification, as appropriate, of all previously issued financial statements no later than the end of the fiscal year that begins after December 15, 2000. However, if implementation is impracticable because the demutualization occurred many years prior to January 1, 2001 no retroactive restatement is required. The Company has determined it is not practicable to produce an actuarial calculation as of the July 1992 demutualization date. Therefore, SOP 00-3 will be adopted prospectively as of January 1, 2001 with no financial impact associated with its initial implementation. However, future earnings will be affected to the extent actual Closed Block earnings exceed those assumed at January 1, 2001. Additionally, the presentation of all previously issued financial statements will be revised to include Closed Block assets and liabilities on a line-by-line basis as required by SOP 00-3.

        In December 1999, the staff of the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which was effective fourth quarter 2000. SAB No. 101 addresses revenue recognition issues; its implementation did not have a material impact on the Company's consolidated financial position or earnings.

        Investments
        -----------

        Fixed maturities identified as available for sale are reported at estimated fair value. Those fixed maturities which the Company has both the ability and the intent to hold to maturity, are stated principally at amortized cost. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary.

        Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Valuation allowances are based on the present value of expected future cash flows discounted at the loan's original effective interest rate or on its collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the collateral value measurement method is used.

        Impaired mortgage loans without provision for losses are loans where the fair value of the collateral or the net present value of the expected future cash flows related to the loan equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

        Real estate, including real estate acquired in satisfaction of debt, is stated at depreciated cost less valuation allowances. At the date of foreclosure (including in-substance foreclosure), real estate acquired in satisfaction of debt is valued at estimated fair value. Impaired real estate is written down to fair value with the impairment loss being included in investment gains (losses), net. Valuation allowances on real estate held for sale are computed using the lower of depreciated cost or current estimated fair value, net of disposition costs. Depreciation is discontinued on real estate held for sale.

        Depreciation of real estate held for production of income is computed using the straight-line method over the estimated useful lives of the properties, which generally range from 40 to 50 years.

        Valuation allowances are netted against the asset categories to which they apply.

        Policy loans are stated at unpaid principal balances.

        Partnerships and joint venture interests in which the Company has control or a majority economic interest (that is, greater than 50% of the economic return generated by the entity) are consolidated; those in which the Company does not have control or a majority economic interest are reported on the equity basis of accounting and are included either with equity real estate or other equity investments, as appropriate.

        Equity securities includes common stock classified as both trading and available for sale securities and non-redeemable preferred stock; they are carried at estimated fair value and are included in other equity investments.

        Short-term investments are stated at amortized cost which approximates fair value and are included with other invested assets.

        Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

        All securities owned as well as United States government and agency securities, mortgage-backed securities, futures and forwards transactions are recorded in the consolidated financial statements on a trade date basis.

        Net Investment Income, Investment Gains (Losses), Net
        and Unrealized Investment Gains (Losses)
        ------------------------------------------------------

        Net investment income and realized investment gains (losses) related to certain participating group annuity contracts which are passed through to the contractholders are reflected as interest credited to policyholders' account balances.

        Realized investment gains (losses) are determined by identification with the specific asset and are presented as a component of revenue. Changes in the valuation allowances are included in investment gains or losses.

        Realized and unrealized holding gains (losses) on trading securities are reflected in net investment income.

        Unrealized investment gains and losses on fixed maturities and equity securities available for sale held by the Company are accounted for as a separate component of accumulated comprehensive income, net of related deferred Federal income taxes, amounts attributable to Discontinued Operations, participating group annuity contracts and deferred policy acquisition costs ("DAC") related to universal life and investment-type products and participating traditional life contracts.

        Net investment income and investment gains (losses), net related to investment assets are collectively referred to as "investment results."

        Recognition of Insurance Income and Related Expenses
        ----------------------------------------------------

        Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders' account balances.

        Premiums from participating and non-participating traditional life and annuity policies with life contingencies generally are recognized as income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

        For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided, premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

        Premiums from individual health contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

        The Insurance Group assumes and cedes reinsurance with other insurance companies. The Insurance Group evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Ceded reinsurance does not relieve the originating insurer of liability.

        Deferred Policy Acquisition Costs
        ---------------------------------

        Acquisition costs, including commissions, underwriting, agency and policy issue expenses, all of which vary with and primarily are related to new business, are deferred. DAC is subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.

        For universal life products and investment-type products, DAC is amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. The effect on the amortization of DAC of revisions to estimated gross profits is reflected in earnings in the period such estimated gross profits are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For participating traditional life policies (substantially all of which are in the Closed Block), DAC is amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield. At December 31, 2000, the expected investment yield, excluding policy loans, was 7.6% over a 40 year period. Estimated gross margin includes anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the amortization of DAC of revisions to estimated gross margins is reflected in earnings in the period such estimated gross margins are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For non-participating traditional life policies, DAC is amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in earnings in the period such deviations occur. For these contracts, the amortization periods generally are for the total life of the policy.

        In second quarter 1999, management completed a study of the cash flows and liability characteristics of its insurance product lines as compared to the expected cash flows of the underlying assets. That analysis reflected an assessment of the potential impact on future operating cash flows from current economic conditions and trends, including rising interest rates and securities market volatility and the impact of increasing competitiveness within the insurance marketplace (evidenced, for example, by the proliferation of bonus annuity products) on in-force business. The review indicated that changes to the then-current invested asset allocation strategy were required to reposition assets with greater price volatility away from products with demand liquidity characteristics to support those products with lower liquidity needs. To implement these findings, the existing investment portfolio was reallocated, and prospective investment allocation targets were revised. The reallocation of the assets impacted investment results by product, thereby impacting the future gross margin estimates utilized in the amortization of DAC for universal life and investment-type products. The revisions to estimated future gross profits resulted in an after-tax writedown of DAC of $85.6 million (net of a Federal income tax benefit of $46.1 million) in 1999.

        Policyholders' Account Balances and Future Policy Benefits

        Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

        For participating traditional life policies, future policy benefit liabilities are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Terminal dividends are accrued in proportion to gross margins over the life of the contract.

        For non-participating traditional life insurance policies, future policy benefit liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Insurance Group's experience which, together with interest and expense assumptions, includes a margin for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future policy benefits and expenses for that product, DAC is written off and thereafter, if required, a premium deficiency reserve is established by a charge to earnings. Benefit liabilities for traditional annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.25% to 10.9% for life insurance liabilities and from 2.25% to 8.15% for annuity liabilities.

        Individual health benefit liabilities for active lives are estimated using the net level premium method and assumptions as to future morbidity, withdrawals and interest. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. While management believes its disability income ("DI") reserves have been calculated on a reasonable basis and are adequate, there can be no assurance reserves will be sufficient to provide for future liabilities.

        Claim reserves and associated liabilities for individual DI and major medical policies were $120.3 million and $948.4 million at December 31, 2000 and 1999, respectively. At December 31, 2000, $1,046.5 million of DI reserves and associated liabilities were ceded through an indemnity reinsurance agreement (see Note 14). Incurred benefits (benefits paid plus changes in claim reserves) and benefits paid for individual DI and major medical are summarized as follows:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Incurred benefits related to current year..........  $        56.1       $      150.7       $      140.1
        Incurred benefits related to prior years...........           15.0               64.7               84.2
                                                            -----------------   ----------------   -----------------
        Total Incurred Benefits............................  $        71.1       $      215.4       $      224.3
                                                            =================   ================   =================

        Benefits paid related to current year..............  $        14.8       $       28.9       $       17.0
        Benefits paid related to prior years...............          106.0              189.8              155.4
                                                            -----------------   ----------------   -----------------
        Total Benefits Paid................................  $       120.8       $      218.7       $      172.4
                                                            =================   ================   =================

        Policyholders' Dividends
        ------------------------

        The amount of policyholders' dividends to be paid (including dividends on policies included in the Closed Block) is determined annually by Equitable Life's board of directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by Equitable Life.

        At December 31, 2000, participating policies, including those in the Closed Block, represent approximately 20.8% ($41.1 billion) of directly written life insurance in force, net of amounts ceded.

        Separate Accounts
        -----------------

        Separate Accounts established under New York State Insurance Law generally are not chargeable with liabilities that arise from any other business of the Insurance Group. Separate Accounts assets are subject to General Account claims only to the extent Separate Accounts assets exceed Separate Accounts liabilities.

        Assets and liabilities of the Separate Accounts represent the net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contractholders, and for which the Insurance Group does not bear the investment risk. They are shown as separate lines in the consolidated balance sheets. The Insurance Group bears the investment risk on assets held in one Separate Account; therefore, such assets are carried on the same basis as similar assets held in the General Account portfolio. Assets held in the other Separate Accounts are carried at quoted market values or, where quoted values are not available, at estimated fair values as determined by the Insurance Group.

        The investment results of Separate Accounts on which the Insurance Group does not bear the investment risk are reflected directly in Separate Accounts liabilities. For 2000, 1999 and 1998, investment results of such Separate Accounts were $8,051.7 million, $6,045.5 million and $4,591.0 million, respectively.

        Deposits to Separate Accounts are reported as increases in Separate Accounts liabilities and are not reported in revenues. Mortality, policy administration and surrender charges on all Separate Accounts are included in revenues.

        Other Accounting Policies
        -------------------------

        In accordance with regulations of the SEC, securities with a fair value of $1.31 billion have been segregated in a special reserve bank custody account for the exclusive benefit of customers under Rule 15c-3-3 at December 31, 2000.

        Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twenty to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over estimated useful lives of twenty years. Impairment of intangible assets is evaluated by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values, pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". If the expected future cash flows are less than the carrying value of intangible assets, an impairment loss is recognized for the difference between the carrying amount and the estimated fair value of those intangible assets.

        Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life of the software.

        The Company files a consolidated Federal income tax return with the Holding Company and its consolidated subsidiaries. Current Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

        Minority interest subject to redemption rights represents the 40.8 million private Alliance Units issued to former Bernstein shareholders in connection with Alliance's acquisition of Bernstein. The Holding Company has agreed to provide liquidity to these former Bernstein shareholders after a two-year period by allowing the 40.8 million Alliance Units to be sold to the Holding Company over the subsequent eight years but generally not more than 20% of such Units in any one annual period.

        Commissions, fees and other income principally include Investment Management advisory and service fees. Investment Management advisory and service fees are recorded as revenue as the related services are performed. Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as a percentage of the related investment results over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period.

        Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the period of time during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received. At December 31, 2000 and 1999, respectively, deferred sales commissions totaled $715.7 million and $604.7 million and are included with other assets.

        The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with the opinion, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the option strike price at the grant date. See Note 20 for the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation".

 3)     INVESTMENTS

        The following tables provide additional information relating to fixed maturities and equity securities:


                                                                        GROSS               GROSS
                                                   AMORTIZED          UNREALIZED         UNREALIZED          ESTIMATED
                                                      COST              GAINS              LOSSES            FAIR VALUE
                                                -----------------  -----------------   ----------------   -----------------
                                                                              (IN MILLIONS)

        DECEMBER 31, 2000
        Fixed Maturities:

          Available for Sale:
            Corporate..........................  $    12,481.0      $       241.5       $      298.9       $    12,423.6
            Mortgage-backed....................        2,215.1               19.2                7.8             2,226.5
            U.S. Treasury, government and
              agency securities................          938.1               40.2                 .5               977.8
            States and political subdivisions..          110.4                4.5                1.0               113.9
            Foreign governments................          177.4               17.3                5.2               189.5
            Redeemable preferred stock.........          315.5               13.4                8.7               320.1
                                                -----------------  -----------------   ----------------   -----------------
        Total Available for Sale...............  $    16,237.5      $       336.1       $      322.1       $    16,251.4
                                                =================  =================   ================   =================

          Held to Maturity:  Corporate.........  $       204.6      $         6.0       $         .1       $       210.5
                                                =================  =================   ================   =================

        Equity Securities:
          Available for sale...................  $        22.0      $         1.7       $        4.7       $        19.0
          Trading securities...................        1,606.3                1.8               46.2             1,561.9
                                                -----------------  -----------------   ----------------   -----------------
        Total Equity Securities................  $     1,628.3      $         3.5       $       50.9       $     1,580.9
                                                =================  =================   ================   =================


        December 31, 1999
        Fixed Maturities:

          Available for Sale:
            Corporate..........................  $    14,866.8      $       139.5       $      787.0       $    14,219.3
            Mortgage-backed....................        2,554.5                2.3               87.8             2,469.0
            U.S. Treasury, government and
              agency securities................        1,194.1               18.9               23.4             1,189.6
            States and political subdivisions..          110.0                1.4                4.9               106.5
            Foreign governments................          361.8               16.2               14.8               363.2
            Redeemable preferred stock.........          286.4                1.7               36.0               252.1
                                                -----------------  -----------------   ----------------   -----------------
        Total Available for Sale...............  $    19,373.6      $       180.0       $      953.9       $    18,599.7
                                                =================  =================   ================   =================

          Held to Maturity:  Corporate.........  $       133.2      $         -         $        -         $       133.2
                                                =================  =================   ================   =================

        Equity Securities:
          Available for sale...................  $        25.5      $         1.5       $       17.8       $         9.2
          Trading securities...................            7.2                9.1                2.2                14.1
                                                -----------------  -----------------   ----------------   -----------------
        Total Equity Securities................  $        32.7      $        10.6       $       20.0       $        23.3
                                                =================  =================   ================   =================


        For publicly-traded fixed maturities and equity securities, estimated fair value is determined using quoted market prices. For fixed maturities without a readily ascertainable market value, the Company determines estimated fair values using a discounted cash flow approach, including provisions for credit risk, generally based on the assumption such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the consolidated balance sheets. At December 31, 2000 and 1999, securities without a readily ascertainable market value having an amortized cost of $2,820.2 million and $3,322.2 million, respectively, had estimated fair values of $2,838.2 million and $3,177.7 million, respectively.

        The contractual maturity of bonds at December 31, 2000 is shown below:


                                                                                        AVAILABLE FOR SALE
                                                                                ------------------------------------
                                                                                   AMORTIZED          ESTIMATED
                                                                                     COST             FAIR VALUE

                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Due in one year or less................................................  $      568.2       $      568.2
        Due in years two through five..........................................       2,850.0            2,848.1
        Due in years six through ten...........................................       5,277.2            5,239.9
        Due after ten years....................................................       5,011.6            5,048.6
        Mortgage-backed securities.............................................       2,215.1            2,226.5
                                                                                ----------------   -----------------
        Total..................................................................  $   15,922.1       $   15,931.3
                                                                                ================   =================

        Corporate bonds held to maturity with an amortized cost and estimated fair value of $142.4 million are due from one to five years.

        Bonds not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        The Insurance Group's fixed maturity investment portfolio includes corporate high yield securities consisting of public high yield bonds, redeemable preferred stocks and directly negotiated debt in leveraged buyout transactions. The Insurance Group seeks to minimize the higher than normal credit risks associated with such securities by monitoring concentrations in any single issuer or a particular industry group. Certain of these corporate high yield securities are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa or National Association of Insurance Commissioners ("NAIC") designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 2000, approximately 12% of the $16,126.6 million aggregate amortized cost of bonds held by the Company was considered to be other than investment grade.

        The Insurance Group holds equity in limited partnership interests which primarily invest in securities considered to be other than investment grade. The carrying values at December 31, 2000 and 1999 were $811.9 million and $647.9 million, respectively.

        At December 31, 2000, the carrying value of fixed maturities which are non-income producing for the twelve months preceding the consolidated balance sheet date was $60.3 million.

        The payment terms of mortgage loans on real estate may from time to time be restructured or modified. The investment in restructured mortgage loans on real estate, based on amortized cost, amounted to $92.9 million and $106.0 million at December 31, 2000 and 1999, respectively. Gross interest income on these loans included in net investment income aggregated $7.8 million, $8.2 million and $8.3 million in 2000, 1999 and 1998, respectively. Gross interest income on restructured mortgage loans on real estate that would have been recorded in accordance with the original terms of such loans amounted to $8.7 million, $9.5 million and $10.3 million in 2000, 1999 and 1998, respectively.

        Impaired mortgage loans along with the related provision for losses were as follows:

                                                                                         DECEMBER 31,
                                                                            ----------------------------------------
                                                                                   2000                 1999
                                                                            -------------------  -------------------
                                                                                         (IN MILLIONS)

        Impaired mortgage loans with provision for losses..................  $        144.2       $        142.4
        Impaired mortgage loans without provision for losses...............             1.8                  2.2
                                                                            -------------------  -------------------
        Recorded investment in impaired mortgage loans.....................           146.0                144.6
        Provision for losses...............................................           (37.0)               (23.0)
                                                                            -------------------  -------------------
        Net Impaired Mortgage Loans........................................  $        109.0       $        121.6
                                                                            ===================  ===================

        During 2000, 1999 and 1998, respectively, the Company's average recorded investment in impaired mortgage loans was $138.8 million, $141.7 million and $161.3 million. Interest income recognized on these impaired mortgage loans totaled $10.4 million, $12.0 million and $12.3 million ($.5 million, $.0 million and $.9 million recognized on a cash basis) for 2000, 1999 and 1998, respectively.

        The Insurance Group's investment in equity real estate is through direct ownership and through investments in real estate joint ventures. At December 31, 2000 and 1999, the carrying value of equity real estate held for sale amounted to $526.3 million and $382.2 million, respectively. For 2000, 1999 and 1998, respectively, real estate of $.3 million, $20.5 million and $7.1 million was acquired in satisfaction of debt. At December 31, 2000 and 1999, the Company owned $322.3 million and $443.9 million, respectively, of real estate acquired in satisfaction of debt.

        Accumulated depreciation on real estate was $208.8 million and $251.6 million at December 31, 2000 and 1999, respectively. Depreciation expense on real estate totaled $21.7 million, $21.8 million and $30.5 million for 2000, 1999 and 1998, respectively.

        Investment valuation allowances and changes thereto are shown below:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balances, beginning of year........................  $       148.6       $      230.6       $      384.5
        Additions charged to income........................           53.7               68.2               86.2
        Deductions for writedowns and
          asset dispositions...............................         (102.4)            (150.2)            (240.1)
                                                            -----------------   ----------------   -----------------
        Balances, End of Year..............................  $        99.9       $      148.6       $      230.6
                                                            =================   ================   =================

        Balances, end of year comprise:
          Mortgage loans on real estate....................  $        41.4       $       27.5       $       34.3
          Equity real estate...............................           58.5              121.1              196.3
                                                            -----------------   ----------------   -----------------
        Total..............................................  $        99.9       $      148.6       $      230.6
                                                            =================   ================   =================

 4)     JOINT VENTURES AND PARTNERSHIPS

        Summarized combined financial information for unconsolidated real estate joint ventures (14 individual ventures at both December 31, 2000 and 1999) and for limited partnership interests accounted for under the equity method, in which the Company has an investment of $10.0 million or greater and an equity interest of 10% or greater, follows:

                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        BALANCE SHEETS
        Investments in real estate, at depreciated cost........................  $       730.1      $       861.1
        Investments in securities, generally at estimated fair value...........          226.6              262.0
        Cash and cash equivalents..............................................           43.9               68.4
        Other assets...........................................................           65.5              232.5
                                                                                ----------------   -----------------
        Total Assets...........................................................  $     1,066.1      $     1,424.0
                                                                                ================   =================

        Borrowed funds - third party...........................................  $       249.9      $       354.2
        Borrowed funds - AXA Financial.........................................           12.9               28.9
        Other liabilities......................................................           26.3              191.2
                                                                                ----------------   -----------------
        Total liabilities......................................................          289.1              574.3
                                                                                ----------------   -----------------

        Partners' capital......................................................          777.0              849.7
                                                                                ----------------   -----------------
        Total Liabilities and Partners' Capital................................  $     1,066.1      $     1,424.0
                                                                                ================   =================

        Equity in partners' capital included above.............................  $       272.3      $       298.5
        Equity in limited partnership interests not included above and other...          720.7              542.1
                                                                                ----------------   -----------------
        Carrying Value.........................................................  $       993.0      $       840.6
                                                                                ================   =================




                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        STATEMENTS OF EARNINGS
        Revenues of real estate joint ventures.............  $       187.1       $      180.5       $      246.1
        Revenues of other limited partnership interests....           16.5               85.0              128.9
        Interest expense - third party.....................          (32.5)             (26.6)             (33.3)
        Interest expense - AXA Financial...................           (2.0)              (2.5)              (2.6)
        Other expenses.....................................         (126.4)            (133.0)            (197.0)
                                                            -----------------   ----------------   -----------------
        Net Earnings.......................................  $        42.7       $      103.4       $      142.1
                                                            =================   ================   =================

        Equity in net earnings included above..............  $        17.7       $        9.4       $       44.4
        Equity in net earnings of limited partnership
          interests not included above.....................          216.3               77.1               37.9
                                                            -----------------   ----------------   -----------------
        Total Equity in Net Earnings.......................  $       234.0       $       86.5       $       82.3
                                                            =================   ================   =================

 5)     NET INVESTMENT INCOME AND INVESTMENT GAINS (LOSSES)

        The sources of net investment income follows:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $     1,439.2       $    1,499.8       $    1,489.0
        Mortgage loans on real estate......................          257.3              253.4              235.4
        Equity real estate.................................          191.6              250.2              356.1
        Other equity investments...........................          129.8              165.1               83.8
        Policy loans.......................................          156.7              143.8              144.9
        Other investment income............................          199.3              161.3              185.7
                                                            -----------------   ----------------   -----------------

          Gross investment income..........................        2,373.9            2,473.6            2,494.9

          Investment expenses..............................         (200.7)            (232.7)            (266.8)
                                                            -----------------   ----------------   -----------------

        Net Investment Income..............................  $     2,173.2       $    2,240.9       $    2,228.1
                                                            =================   ================   =================

        Investment (losses) gains, net, including changes in the valuation allowances, follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $      (766.1)      $     (290.9)      $      (24.3)
        Mortgage loans on real estate......................          (15.1)              (3.3)             (10.9)
        Equity real estate.................................            4.8               (2.4)              74.5
        Other equity investments...........................          (22.6)              88.1               29.9
        Sale of subsidiaries...............................            -                  -                 (2.6)
        Issuance and sales of Alliance Units...............            3.9                5.5               19.8
        Issuance and sales of DLJ common stock.............           38.8              106.0               18.2
        Other..............................................             .3                 .1               (4.4)
                                                            -----------------   ----------------   -----------------
        Investment (Losses) Gains, Net.....................  $      (756.0)      $      (96.9)      $      100.2
                                                            =================   ================   =================

        Writedowns of fixed maturities amounted to $607.8 million, $223.2 million and $101.6 million for 2000, 1999 and 1998, respectively, including $472.2 million in fourth quarter 2000.

        For 2000, 1999 and 1998, respectively, proceeds received on sales of fixed maturities classified as available for sale amounted to $7,361.5 million, $7,138.6 million and $15,961.0 million. Gross gains of $78.7 million, $74.7 million and $149.3 million and gross losses of $215.4 million, $214.3 million and $95.1 million, respectively, were realized on these sales. The change in unrealized investment gains (losses) related to fixed maturities classified as available for sale for 2000, 1999 and 1998 amounted to $789.1 million, $(1,313.8) million and $(331.7) million, respectively.

        On November 3, 2000, the Company sold its interest in DLJ to Credit Suisse Group ("CSG"). The Company received $1.05 billion in cash and $2.19 billion (or 11.4 million shares) in CSG common stock, 2.8 million shares of which were immediately repurchased by CSG at closing. The CSG shares have been designated as trading account securities. The remaining
        8.2 million shares held by the Company had a carrying value of $1.56 billion at December 31, 2000 and were sold in January 2001. Net investment income for 2000 included holding losses of $43.2 million on the CSG shares.

        On January 1, 1999, investments in publicly-traded common equity securities in the General Account portfolio within other equity investments amounting to $102.3 million were transferred from available for sale securities to trading securities. As a result of this transfer, unrealized investment gains of $83.3 million ($43.2 million net of related DAC and Federal income taxes) were recognized as realized investment gains in the consolidated statements of earnings. In 2000 and 1999, respectively, net unrealized holding (losses) gains of $(44.4) million and $6.9 million were included in net investment income in the consolidated statements of earnings. These trading securities had a carrying value of $1,561.9 million and $14.1 million and costs of $1,606.3 million and $7.2 million at December 31, 2000 and 1999, respectively.

        For 2000, 1999 and 1998, investment results passed through to certain participating group annuity contracts as interest credited to policyholders' account balances amounted to $110.6 million, $131.5 million and $136.9 million, respectively.

        Net unrealized investment gains (losses), included in the consolidated balance sheets as a component of accumulated comprehensive income and the changes for the corresponding years including Closed Block and Discontinued Operations on a line-by-line basis, follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balance, beginning of year.........................  $      (392.8)      $      384.1       $      533.6
        Changes in unrealized investment (losses) gains....          979.7           (1,821.3)            (168.7)
        Changes in unrealized investment losses
          (gains) attributable to:
            Participating group annuity contracts
            and other......................................          (18.3)              25.0               (5.4)
            DAC............................................         (262.1)             493.1              (28.8)
            Deferred Federal income taxes..................         (293.6)             526.3               53.4
                                                            -----------------   ----------------   -----------------
        Balance, End of Year...............................  $        12.9       $     (392.8)      $      384.1
                                                            =================   ================   =================

        Balance, end of year comprises:
          Unrealized investment gains (losses) on:
            Fixed maturities...............................  $        65.9       $     (904.6)      $      766.0
            Other equity investments.......................           (2.3)             (22.2)              86.5
            Other..........................................           (1.2)               9.4               51.6
                                                            -----------------   ----------------   -----------------
              Total........................................           62.4             (917.4)             904.1
          Amounts of unrealized investment (losses) gains
            attributable to:
              Participating group annuity contracts
              and other....................................          (15.3)               3.0              (22.0)
              DAC..........................................          (28.3)             233.8             (259.3)
              Deferred Federal income taxes................           (5.9)             287.8             (238.7)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $        12.9       $     (392.8)      $      384.1
                                                            =================   ================   =================

        Changes in unrealized gains (losses) reflect changes in fair value of only those fixed maturities and equity securities classified as available for sale and do not reflect any changes in fair value of policyholders' account balances and future policy benefits.

 6)     ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        Accumulated other comprehensive income (loss) represents cumulative gains and losses on items that are not reflected in earnings. The balances for the past three years follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Unrealized gains (losses) on investments...........  $        12.9       $     (392.8)      $      384.1
        Minimum pension liability..........................            (.1)               (.1)             (28.3)
                                                            -----------------   ----------------   -----------------
        Total Accumulated Other

          Comprehensive Income (Loss)......................  $        12.8       $     (392.9)      $      355.8
                                                            =================   ================   =================

        The components of other comprehensive income (loss) for the past three years follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Net unrealized gains (losses) on investments:
          Net unrealized gains (losses) arising during
            the period.....................................  $       191.0       $    (1,625.6)     $     (112.4)
          Losses (gains) reclassified into net earnings
            during the period..............................          788.7              (195.7)            (56.3)
                                                            -----------------   ----------------   -----------------
        Net unrealized gains (losses) on investments.......          979.7            (1,821.3)           (168.7)
        Adjustments for policyholders liabilities,
            DAC and deferred Federal income taxes..........         (574.0)            1,044.4              19.2
                                                            -----------------   ----------------   -----------------

        Change in unrealized gains (losses), net of
            adjustments....................................          405.7              (776.9)           (149.5)
        Change in minimum pension liability................            -                  28.2             (11.0)
                                                            -----------------   ----------------   -----------------
        Total Other Comprehensive Income (Loss)............  $       405.7       $      (748.7)     $     (160.5)
                                                            =================   ================   =================

 7)     CLOSED BLOCK

        Summarized financial information for the Closed Block follows:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        BALANCE SHEETS
        Fixed Maturities:
          Available for sale, at estimated fair value (amortized cost,
            $4,373.5 and $4,144.8)...........................................  $    4,408.0         $    4,014.0
        Mortgage loans on real estate........................................       1,581.8              1,704.2
        Policy loans.........................................................       1,557.7              1,593.9
        Cash and other invested assets.......................................         174.7                194.4
        Deferred policy acquisitions costs...................................         699.7                895.5
        Other assets.........................................................         237.1                205.3
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    8,659.0         $    8,607.3
                                                                              =================    =================

        Future policy benefits and policyholders' account balances...........  $    9,026.4         $    9,011.7
        Other liabilities....................................................          23.8                 13.3
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    9,050.2         $    9,025.0
                                                                              =================    =================


                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        STATEMENTS OF EARNINGS
        Premiums and other revenue.........................  $       594.7       $      619.1       $      661.7
        Investment income (net of investment
          expenses of $8.1, $15.8 and $15.5)...............          578.7              574.2              569.7
        Investment (losses) gains, net.....................          (35.8)             (11.3)                .5
                                                            -----------------   ----------------   -----------------
              Total revenues...............................        1,137.6            1,182.0            1,231.9
                                                            -----------------   ----------------   -----------------

        Policyholders' benefits and dividends..............        1,025.2            1,024.7            1,082.0
        Other operating costs and expenses.................           19.7               70.9               62.8
                                                            -----------------   ----------------   -----------------
              Total benefits and other deductions..........        1,044.9            1,095.6            1,144.8
                                                            -----------------   ----------------   -----------------

        Contribution from the Closed Block.................  $        92.7       $       86.4       $       87.1
                                                            =================   ================   =================

        Impaired mortgage loans along with the related provision for losses follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Impaired mortgage loans with provision for losses......................  $        26.7      $        26.8
        Impaired mortgage loans without provision for losses...................            4.0                4.5
                                                                                ----------------   -----------------
        Recorded investment in impaired mortgages..............................           30.7               31.3
        Provision for losses...................................................           (8.7)              (4.1)
                                                                                ----------------   -----------------
        Net Impaired Mortgage Loans............................................  $        22.0      $        27.2
                                                                                ================   =================

        During 2000, 1999 and 1998, the Closed Block's average recorded investment in impaired mortgage loans was $31.0 million, $37.0 million and $85.5 million, respectively. Interest income recognized on these impaired mortgage loans totaled $2.0 million, $3.3 million and $4.7 million ($.1 million, $.3 million and $1.5 million recognized on a cash basis) for 2000, 1999 and 1998, respectively.

        Valuation allowances amounted to $9.1 million and $4.6 million on mortgage loans on real estate and $17.2 million and $24.7 million on equity real estate at December 31, 2000 and 1999, respectively. Writedowns of fixed maturities amounted to $27.7 million and 3.3 million for 2000 and 1999, respectively, including $20.0 million in fourth quarter 2000.

        Many expenses related to Closed Block operations are charged to operations outside of the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

8)       DISCONTINUED OPERATIONS

        Summarized financial information for Discontinued Operations follows:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        BALANCE SHEETS
        Mortgage loans on real estate........................................  $      330.9         $      454.6
        Equity real estate...................................................         350.9                426.6
        Fixed maturities, available for sale, at estimated fair value
          (amortized cost of $321.5 and $85.3)...............................         336.5                 85.5
        Other equity investments.............................................          43.1                 55.8
        Other invested assets................................................           1.9                  1.6
                                                                              -----------------    -----------------
          Total investments..................................................       1,063.3              1,024.1
        Cash and cash equivalents............................................          84.3                164.5
        Other assets.........................................................         148.8                213.0
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    1,296.4         $    1,401.6
                                                                              =================    =================

        Policyholder liabilities.............................................  $      966.8         $      993.3
        Allowance for future losses..........................................         159.8                242.2
        Other liabilities....................................................         169.8                166.1
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    1,296.4         $    1,401.6
                                                                              =================    =================


                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        STATEMENTS OF EARNINGS
        Investment income (net of investment
          expenses of $37.0, $49.3 and $63.3)..............  $       102.2       $       98.7       $      160.4
        Investment (losses) gains, net.....................           (6.6)             (13.4)              35.7
        Policy fees, premiums and other income.............             .7                 .2               (4.3)
                                                            -----------------   ----------------   -----------------
        Total revenues.....................................           96.3               85.5              191.8

        Benefits and other deductions......................          106.9              104.8              141.5
        (Losses charged) earnings credited to allowance
          for future losses................................          (10.6)             (19.3)              50.3
                                                            -----------------   ----------------   -----------------
        Pre-tax loss from operations.......................            -                  -                  -
        Pre-tax earnings from releasing the allowance
          for future losses................................           90.2               43.3                4.2
        Federal income tax expense.........................          (31.6)             (15.2)              (1.5)
                                                            -----------------   ----------------   -----------------
        Earnings from
          Discontinued Operations..........................  $        58.6       $       28.1       $        2.7
                                                            =================   ================   =================

        The Company's quarterly process for evaluating the allowance for future losses applies the current period's results of discontinued operations against the allowance, re-estimates future losses and adjusts the allowance, if appropriate. Additionally, as part of the Company's annual planning process which takes place in the fourth quarter of each year, investment and benefit cash flow projections are prepared. These updated assumptions and estimates resulted in a release of allowance in each of the three years presented.

        Benefits and other deductions included $26.6 million of interest expense related to amounts borrowed from continuing operations in 1998.

        Valuation allowances of $2.9 million and $1.9 million on mortgage loans on real estate and $11.4 million and $54.8 million on equity real estate were held at December 31, 2000 and 1999, respectively. During 2000, 1999 and 1998, other discontinued operations' average recorded investment in impaired mortgage loans was $11.3 million, $13.8 million and $73.3 million, respectively. Interest income recognized on these impaired mortgage loans totaled $.9 million, $1.7 million and $4.7 million ($.5 million, $.0 million and $3.4 million recognized on a cash basis) for 2000, 1999 and 1998, respectively.

        At December 31, 2000 and 1999, Discontinued Operations had real estate acquired in satisfaction of debt with carrying values of $4.5 million and $24.1 million, respectively.

9)      SHORT-TERM AND LONG-TERM DEBT

        Short-term and long-term debt consists of the following:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    2000                 1999
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        Short-term debt......................................................  $      782.2         $      557.0
                                                                              -----------------    -----------------
        Long-term debt:
        Equitable Life:
          Surplus notes, 6.95% due 2005......................................         399.6                399.5
          Surplus notes, 7.70% due 2015......................................         199.7                199.7
          Other..............................................................            .3                   .4
                                                                              -----------------    -----------------
              Total Equitable Life...........................................         599.6                599.6
                                                                              -----------------    -----------------
        Wholly Owned and Joint Venture Real Estate:
          Mortgage notes, 5.43% - 9.5%, due through 2017.....................         248.3                251.3
                                                                              -----------------    -----------------
        Total long-term debt.................................................         847.9                850.9
                                                                              -----------------    -----------------

        Total Short-term and Long-term Debt..................................  $    1,630.1         $    1,407.9
                                                                              =================    =================

        Short-term Debt
        ---------------

        Equitable Life has a $350.0 million 5-year bank credit facility and a $350.0 million 364-day credit facility. The interest rates are based on external indices dependent on the type of borrowing ranging from 6.93% to 6.97%. No amounts were outstanding under these credit facilities at December 31, 2000.

        Equitable Life has a commercial paper program with an issue limit of $1.0 billion. This program is available for general corporate purposes used to support Equitable Life's liquidity needs and is supported by Equitable Life's existing $700.0 million bank credit facilities. At December 31, 2000, there were no amounts outstanding under this program.

        Alliance has a $425.0 million five-year revolving credit facility and a $200.0 million three-year revolving credit facility with a group of commercial banks. Borrowings from the revolving credit facility and the original commercial paper program may not exceed $425.0 million in the aggregate. Under the facilities, the interest rate, at the option of Alliance, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate ("LIBOR") or the Federal Funds Rate. A facility fee is payable on the total facility. In October 2000, Alliance entered into a $250.0 million two-year revolving credit facility using terms substantially similar to the $425.0 million and $200.0 million revolving credit facilities. The revolving credit facilities will be used to provide backup liquidity for Alliance's commercial program, to fund commission payments to financial intermediaries for the sale of certain mutual funds and for general working capital purposes. The revolving credit facilities contain covenants that require Alliance to, among other things, meet certain financial ratios. At December 31, 2000, Alliance had commercial paper outstanding totaling $396.9 million at an effective interest rate of 6.7%; and $284.0 million at an effective interest rate of 7.0% in borrowings outstanding under Alliance's revolving credit facilities.

        In December 1999, Alliance established a $100.0 million extendible commercial notes ("ECN") program to supplement its commercial paper program. ECN's are short-term debt instruments that do not require any back-up liquidity support. At December 31, 2000, $98.2 million was outstanding under the ECN program with an effective interest rate of 6.8%.

        Long-term Debt
        --------------

        Several of the long-term debt agreements have restrictive covenants related to the total amount of debt, net tangible assets and other matters. At December 31, 2000, the Company is in compliance with all debt covenants.

        At December 31, 2000 and 1999, respectively, the Company has pledged real estate of $298.8 million and $323.6 million as collateral for certain long-term debt.

        At December 31, 2000, aggregate maturities of the long-term debt based on required principal payments at maturity is $248.6 million for 2001, $400.0 million for 2005 and $200.0 million for 2006 and thereafter.

10)     FEDERAL INCOME TAXES

        A summary of the Federal income tax expense in the consolidated statements of earnings follows:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Federal income tax expense:
          Current..........................................  $       820.6       $      174.0       $      283.3
          Deferred.........................................          137.7              158.0               69.8
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       958.3       $      332.0       $      353.1
                                                            =================   ================   =================

        The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before Federal income taxes and minority interest by the expected Federal income tax rate of 35%. The sources of the difference and their tax effects follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Expected Federal income tax expense................  $       904.9       $      458.4       $      414.3
        Minority interest..................................         (117.9)             (47.8)             (33.2)
        Non deductible stock option compensation
          expense..........................................           34.4                -                  -
        Subsidiary gains...................................          161.4              (37.1)              (6.4)
        Adjustment of tax audit reserves...................           17.9               27.8               16.0
        Equity in unconsolidated subsidiaries..............          (48.7)             (64.0)             (39.3)
        Other..............................................            6.3               (5.3)               1.7
                                                            -----------------   ----------------   -----------------
        Federal Income Tax Expense.........................  $       958.3       $      332.0       $      353.1
                                                            =================   ================   =================

        The components of the net deferred Federal income taxes are as follows:

                                                       DECEMBER 31, 2000                  DECEMBER 31, 1999
                                                ---------------------------------  ---------------------------------
                                                    ASSETS         LIABILITIES         ASSETS         LIABILITIES
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)

        Compensation and related benefits......  $       -        $       79.7      $        -        $      37.7
        Other..................................          4.9               -                 -               20.6
        DAC, reserves and reinsurance..........          -               733.0               -              329.7
        Investments............................          -               229.2             115.1              -
                                                ---------------  ----------------  ---------------   ---------------
        Total..................................  $       4.9      $    1,041.9      $      115.1      $     388.0
                                                ===============  ================  ===============   ===============

        At December 31, 1999, $236.8 million in deferred tax assets were transferred to the Holding Company in conjunction with its assumption of the non-qualified employee benefit liabilities. See Note 12 for discussion of the benefit plans transferred.

        The deferred Federal income taxes impacting operations reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and their tax effects follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        DAC, reserves and reinsurance......................  $       403.3       $       83.2       $       (7.7)
        Investments........................................         (140.7)               3.2               46.8
        Compensation and related benefits..................          (96.4)              21.0               28.6
        Other..............................................          (28.5)              50.6                2.1
                                                            -----------------   ----------------   -----------------
        Deferred Federal Income Tax
          Expense..........................................  $       137.7       $      158.0       $       69.8
                                                            =================   ================   =================

        Federal income taxes payable at December 31, 2000 included $858.2 million of taxes related to the gain on disposal of DLJ.

        The Internal Revenue Service (the "IRS") is in the process of examining the Holding Company's consolidated Federal income tax returns for the years 1992 through 1996. Management believes these audits will have no material adverse effect on the Company's results of operations.

11)     REINSURANCE AGREEMENTS

        The effect of reinsurance (excluding group life and health) is summarized as follows:


                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Direct premiums....................................  $       508.6       $      420.6       $      438.8
        Reinsurance assumed................................          194.2              206.7              203.6
        Reinsurance ceded..................................         (122.9)             (69.1)             (54.3)
                                                            -----------------   ----------------   -----------------
        Premiums...........................................  $       579.9       $      558.2       $      588.1
                                                            =================   ================   =================
        Universal Life and Investment-type Product
          Policy Fee Income Ceded..........................  $        92.1       $       69.7       $       75.7
                                                            =================   ================   =================
        Policyholders' Benefits Ceded......................  $       202.6       $       99.6       $       85.9
                                                            =================   ================   =================
        Interest Credited to Policyholders' Account
          Balances Ceded...................................  $        46.5       $       38.5       $       39.5
                                                            =================   ================   =================

        Since 1997, the Company reinsures on a yearly renewal term basis 90% of the mortality risk on new issues of certain term, universal and variable life products. The Company's retention limit on joint survivorship policies is $15.0 million. All other in force business above $5.0 million is reinsured. The Insurance Group also reinsures the entire risk on certain substandard underwriting risks and in certain other cases.

        During July 2000, Equitable Life transferred, at no gain or loss, all the risk of its directly written DI business for years 1993 and prior through an indemnity reinsurance contract. The cost of the arrangement will be amortized over the expected lives of the contracts reinsured and will not have a significant impact on the results of operations in any specific period.

        At December 31, 2000 and 1999, respectively, reinsurance recoverables related to insurance contracts outside of the Closed Block amounting to $1,989.2 million and $881.5 million are included in the consolidated balance sheets in other assets and reinsurance payables related to insurance contracts outside of the Closed Block amounting to $730.3 million and $682.5 million are included in other liabilities.

        The Insurance Group cedes 100% of its group life and health business to a third party insurer. Insurance liabilities ceded totaled $487.7 million and $510.5 million at December 31, 2000 and 1999, respectively.

12)     EMPLOYEE BENEFIT PLANS

        The Company sponsors qualified and non-qualified defined benefit plans covering substantially all employees (including certain qualified part-time employees), managers and certain agents. The pension plans are non-contributory. Equitable Life's benefits are based on a cash balance formula or years of service and final average earnings, if greater, under certain grandfathering rules in the plans. Alliance's benefits are based on years of credited service, average final base salary and primary social security benefits. The Company's funding policy is to make the minimum contribution required by the Employee Retirement Income Security Act of 1974 ("ERISA").

        Effective December 31, 1999, the Holding Company legally assumed primary liability from Equitable Life for all current and future obligations of its Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits; Equitable Life remains secondarily liable. The amount of the liability associated with employee benefits transferred was $676.5 million, including $183.0 million of non-qualified pension benefit obligations and $394.1 million of postretirement benefits obligations at December 31, 1999. This transfer was recorded as a non-cash capital contribution to Equitable Life.

        Components of net periodic pension credit for the qualified and non-qualified plans follow:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $        29.5       $       36.7       $       33.2
        Interest cost on projected benefit obligations.....          124.2              131.6              129.2
        Actual return on assets............................         (223.2)            (189.8)            (175.6)
        Net amortization and deferrals.....................            (.6)               7.5                6.1
                                                            -----------------   ----------------   -----------------
        Net Periodic Pension Credit........................  $       (70.1)      $      (14.0)      $       (7.1)
                                                            =================   ================   =================

        The projected benefit obligations under the qualified and non-qualified pension plans were comprised of:

                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Benefit obligations, beginning of year.................................  $    1,659.6       $    1,933.4
        Service cost...........................................................          29.5               36.7
        Interest cost..........................................................         124.2              131.6
        Actuarial losses (gains)...............................................           6.5              (53.3)
        Benefits paid..........................................................        (110.0)            (123.1)
                                                                                ----------------   -----------------
        Subtotal before transfer...............................................       1,709.8            1,925.3
        Transfer of Non-qualified Pension Benefit Obligation
          to the Holding Company...............................................           -               (265.7)
                                                                                ----------------   -----------------
        Benefit Obligation, End of Year........................................  $    1,709.8       $    1,659.6
                                                                                ================   =================

        The funded status of the qualified and non-qualified pension plans was as follows:

                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Plan assets at fair value, beginning of year...........................  $    2,341.6       $    2,083.1
        Actual return on plan assets...........................................        (107.7)             369.0
        Contributions..........................................................           -                   .1
        Benefits paid and fees.................................................        (114.6)            (108.5)
                                                                                ----------------   -----------------
        Plan assets at fair value, end of year.................................       2,119.3            2,343.7
        Projected benefit obligations..........................................       1,709.8            1,925.3
                                                                                ----------------   -----------------
        Excess of plan assets over projected benefit obligations...............         409.5              418.4
        Unrecognized prior service cost........................................           1.2               (5.2)
        Unrecognized net gain (loss) from past experience different
          from that assumed....................................................          61.2             (197.3)
        Unrecognized net asset at transition...................................          (1.9)               (.1)
                                                                                                   -----------------
                                                                                ----------------
        Subtotal before transfer...............................................         470.0              215.8
        Transfer of Accrued Non-qualified Pension Benefit Obligation
          to the Holding Company...............................................           -                184.3
                                                                                ----------------   -----------------
        Prepaid Pension Cost, Net..............................................  $      470.0       $      400.1
                                                                                ================   =================

        The prepaid pension cost for pension plans with assets in excess of projected benefit obligations was $483.5 million and $412.2 million and the accrued liability for pension plans with projected benefit obligations in excess of plan assets was $13.5 million and $12.2 million at December 31, 2000 and 1999, respectively.

        The pension plan assets include corporate and government debt securities, equity securities, equity real estate and shares of group trusts managed by Alliance. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations were 7.75% and 7.19%, respectively, at December 31, 2000 and 8.0% and 6.38%, respectively, at December 31, 1999. As of January 1, 2000 and 1999, the expected long-term rate of return on assets for the retirement plan was 10.5% and 10.0%, respectively.

        The Company recorded, as a reduction of shareholder's equity, an additional minimum pension liability of $.1 million, $.1 million and $28.3 million, net of Federal income taxes, at December 31, 2000, 1999 and 1998, respectively, primarily representing the excess of the accumulated benefit obligation of the non-qualified pension plan over the accrued liability. The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $333.5 million and $42.1 million, respectively, at December 31, 2000 and $325.7 million and $36.3 million, respectively, at December 31, 1999.

        Prior to 1987, the qualified plan funded participants' benefits through the purchase of non-participating annuity contracts from Equitable Life. Benefit payments under these contracts were approximately $28.7 million, $30.2 million and $31.8 million for 2000, 1999 and 1998, respectively.

        The Company provides certain medical and life insurance benefits (collectively, "postretirement benefits") for qualifying employees, managers and agents retiring from the Company (i) on or after attaining age 55 who have at least 10 years of service or (ii) on or after attaining age 65 or (iii) whose jobs have been abolished and who have attained age 50 with 20 years of service. The life insurance benefits are related to age and salary at retirement. The costs of postretirement benefits are recognized in accordance with the provisions of SFAS No.
        106. The Company continues to fund postretirement benefits costs on a pay-as-you-go basis and, for 2000, 1999 and 1998, the Company made estimated postretirement benefits payments of $.9 million, $29.5 million and $28.4 million, respectively.

        The following table sets forth the postretirement benefits plan's status, reconciled to amounts recognized in the Company's consolidated financial statements:

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $         -         $        4.7       $        4.6
        Interest cost on accumulated postretirement
          benefits obligation..............................             .7               34.4               33.6
        Unrecognized prior service costs...................            -                 (7.0)               -
        Net amortization and deferrals.....................            (.2)               8.4                 .5
                                                            -----------------   ----------------   -----------------
        Net Periodic Postretirement Benefits Costs.........  $          .5       $       40.5       $       38.7
                                                            =================   ================   =================


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     2000                1999
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Accumulated postretirement benefits obligation, beginning
          of year..............................................................  $       17.8       $      490.4
        Service cost...........................................................           -                  4.7
        Interest cost..........................................................            .5               34.4
        Contributions and benefits paid........................................           (.9)             (29.5)
        Actuarial gains........................................................           -                (29.0)
                                                                                ----------------   -----------------
        Accumulated postretirement benefits obligation, end of year............          17.4              471.0
        Unrecognized prior service cost........................................           -                 26.9
        Unrecognized net gain from past experience different
          from that assumed and from changes in assumptions....................           -                (86.0)
                                                                                ----------------   -----------------
        Subtotal before transfer...............................................          17.4              411.9
        Transfer to the Holding Company........................................           -               (394.1)
                                                                                ----------------   -----------------
        Accrued Postretirement Benefits Cost...................................  $       17.4       $       17.8
                                                                                ================   =================

        Since January 1, 1994, costs to the Company for providing these medical benefits available to retirees under age 65 are the same as those offered to active employees and medical benefits will be limited to 200% of 1993 costs for all participants.

        The assumed health care cost trend rate used in measuring the accumulated postretirement benefits obligation was 7.0% in 2000, gradually declining to 4.25% in the year 2010, and in 1999 was 7.5%, gradually declining to 4.75% in the year 2009. The discount rate used in determining the accumulated postretirement benefits obligation was 7.75% and 8.0% at December 31, 2000 and 1999, respectively.

        If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefits obligation as of December 31, 2000 would be increased 3.5%. The effect of this change on the sum of the service cost and interest cost would be an increase of 3.5%. If the health care cost trend rate assumptions were decreased by 1% the accumulated postretirement benefits obligation as of December 31, 2000 would be decreased by 4.4%. The effect of this change on the sum of the service cost and interest cost would be a decrease of 4.4%.

13)     DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Insurance Group primarily uses derivatives for asset/liability risk management and for hedging individual securities. Derivatives mainly are utilized to reduce the Insurance Group's exposure to interest rate fluctuations. Accounting for interest rate swap transactions is on an accrual basis. Gains and losses related to interest rate swap transactions are amortized as yield adjustments over the remaining life of the underlying hedged security. Income and expense resulting from interest rate swap activities are reflected in net investment income. There were no swaps outstanding as of December 31, 2000. The notional amount of matched interest rate swaps outstanding at December 31, 1999 was $797.3 million. Equitable Life maintains an interest rate cap program designed to offset crediting rate increases on interest-sensitive individual annuities contracts. The outstanding notional amounts at December 31, 2000 of contracts purchased and sold were $6,775.0 million and $375.0 million, respectively. The net premium paid by Equitable Life on these contracts was $46.7 million and is being amortized ratably over the contract periods ranging from 1 to 3 years. Income and expense resulting from this program are reflected as an adjustment to interest credited to policyholders' account balances.

        Fair Value of Financial Instruments
        -----------------------------------

        The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

        Certain financial instruments are excluded, particularly insurance liabilities other than financial guarantees and investment contracts. Fair market value of off-balance-sheet financial instruments of the Insurance Group was not material at December 31, 2000 and 1999.

        Fair values for mortgage loans on real estate are estimated by discounting future contractual cash flows using interest rates at which loans with similar characteristics and credit quality would be made. Fair values for foreclosed mortgage loans and problem mortgage loans are limited to the estimated fair value of the underlying collateral if lower.

        Fair values of policy loans are estimated by discounting the face value of the loans from the time of the next interest rate review to the present, at a rate equal to the excess of the current estimated market rates over the current interest rate charged on the loan.

        The estimated fair values for the Company's association plan contracts, supplementary contracts not involving life contingencies ("SCNILC") and annuities certain, which are included in policyholders' account balances, and guaranteed interest contracts are estimated using projected cash flows discounted at rates reflecting expected current offering rates.

        The estimated fair values for variable deferred annuities and single premium deferred annuities, which are included in policyholders' account balances, are estimated by discounting the account value back from the time of the next crediting rate review to the present, at a rate equal to the excess of current estimated market rates offered on new policies over the current crediting rates.

        Fair values for long-term debt are determined using published market values, where available, or contractual cash flows discounted at market interest rates. The estimated fair values for non-recourse mortgage debt are determined by discounting contractual cash flows at a rate which takes into account the level of current market interest rates and collateral risk. The estimated fair values for recourse mortgage debt are determined by discounting contractual cash flows at a rate based upon current interest rates of other companies with credit ratings similar to the Company. The Company's carrying value of short-term borrowings approximates their estimated fair value.

        The carrying value and estimated fair value for financial instruments not previously disclosed in Notes 3, 7 and 8:

                                                                           DECEMBER 31,
                                                --------------------------------------------------------------------
                                                              2000                               1999
                                                ---------------------------------  ---------------------------------
                                                   CARRYING         ESTIMATED         Carrying         Estimated
                                                    VALUE          FAIR VALUE          Value           Fair Value
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)

        Consolidated:
        ------------
        Mortgage loans on real estate..........  $    3,130.8     $     3,184.4     $     3,270.0     $    3,239.3
        Other limited partnership interests....         811.9             811.9             647.9            647.9
        Policy loans...........................       2,476.9           2,622.4           2,257.3          2,359.5
        Policyholders' account balances -
          investment contracts.................      11,468.6          11,643.7          12,740.4         12,800.5
        Long-term debt.........................         847.9             847.5             850.9            834.9

        Closed Block:
        ------------

        Mortgage loans on real estate..........  $    1,581.8     $     1,582.6     $     1,704.2     $    1,650.3
        Other equity investments...............          34.4              34.4              36.3             36.3
        Policy loans...........................       1,557.7           1,667.6           1,593.9          1,712.0
        SCNILC liability.......................          20.2              20.1              22.8             22.5

        Discontinued Operations:
        -----------------------
        Mortgage loans on real estate..........  $      330.9     $       347.7     $       454.6     $      467.0
        Fixed maturities.......................         336.5             336.5              85.5             85.5
        Other equity investments...............          43.1              43.1              55.8             55.8
        Guaranteed interest contracts..........          26.4              23.4              33.2             27.5
        Long-term debt.........................         101.8             101.7             101.9            101.9

14)     COMMITMENTS AND CONTINGENT LIABILITIES

        From time to time, the Company has provided certain guarantees or commitments to affiliates, investors and others. At December 31, 2000, these arrangements include commitments by the Company, under certain conditions: to make capital contributions of up to $9.3 million to affiliated real estate joint ventures; and to provide equity financing to certain limited partnerships of $303.1 million under existing loan or loan commitment agreements. Management believes the Company will not incur any material losses as a result of these commitments.

        Equitable Life is the obligor under certain structured settlement agreements which it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, Equitable Life owns single premium annuities issued by previously wholly owned life insurance subsidiaries. Equitable Life has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly owned subsidiaries be unable to meet their obligations. Management believes the need for Equitable Life to satisfy those obligations is remote.

        The Insurance Group had $14.9 million of letters of credit outstanding at December 31, 2000.

        The Holding Company has entered into continuity agreements with forty-three executives of the Company in connection with AXA's minority interest acquisition. The continuity agreements generally provide cash severance payments ranging from 1.5 times to 3 times an executive's base salary plus bonus and other benefits. Such cash severance payments will generally be made if an executive's employment is terminated at any time within two years from December 27, 2000 for any reason other than the executive's death, disability, retirement or for cause, or if the executive resigns for good reason as defined in the agreements.

15)     LITIGATION

        Life Insurance and Annuity Sales Cases

        A number of lawsuits are pending as individual claims and purported class actions against Equitable Life, its subsidiary insurance company and a former insurance subsidiary. These actions involve, among other things, sales of life and annuity products for varying periods from 1980 to the present, and allege, among other things, (i) sales practice misrepresentation primarily involving: the number of premium payments required; the propriety of a product as an investment vehicle; the propriety of a product as a replacement of an existing policy; and failure to disclose a product as life insurance; and (ii) the use of fraudulent and deceptive practices in connection with the marketing and sale of deferred annuity products to fund tax-qualified contributory retirement plans. Some actions are in state courts and others are in U.S. District Courts in different jurisdictions, and are in varying stages of discovery and motions for class certification.

        In general, the plaintiffs request an unspecified amount of damages, compensatory and punitive damages, recession of the contracts, enjoinment from the described practices, prohibition against cancellation of policies for non-payment of premium or other remedies, as well as attorneys' fees and expenses. Similar actions have been filed against other life and health insurers and have resulted in the award of substantial judgments, including material amounts of punitive damages, or in substantial settlements.

        Annuity Contract Case

        In October 2000, an action was commenced in the United States District Court for the Northern District of Illinois. The complaint alleges that the defendants (i) in connection with certain annuities issued by Equitable Life breached an agreement with the plaintiffs involving the execution of mutual fund transfers and (ii) wrongfully withheld withdrawal charges in connection with the termination of such annuities. Plaintiffs seek unspecified lost profits and injunctive relief, punitive damages and attorneys' fees. The plaintiffs also seek return of the withdrawal charges. In February 2001, the District Court granted in part and denied in part defendants' motion to dismiss the complaint, without prejudice to the plaintiffs to seek leave to file an amended complaint.

        Discrimination Case

        Equitable Life is a defendant in an action, certified as a class action in September 1997, in the United States District Court for the Northern District of Alabama, Southern Division, involving alleged discrimination on the basis of race against African-American applicants and potential applicants in hiring individuals as sales agents. Plaintiffs seek a declaratory judgment and affirmative and negative injunctive relief, including the payment of back-pay, pension and other compensation. The court referred the case to mediation, which has been successful. The parties have reached a tentative agreement for the settlement of this case as a nationwide class action. In connection with the proposed settlement, the case will be dismissed in the United States District Court for the Northern District of Alabama, Southern Division and will be refiled in the United States District Court for Georgia, Atlanta Division. The final settlement requires notice to class members and is subject to court approval. The Company's management believes that the settlement of this matter will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

        Agent Health Benefits Case

        Equitable Life is a defendant in an action, certified as a class action in March 1999, in the United States District Court for the Northern District of California, alleging, among other things, that Equitable Life violated ERISA by eliminating certain alternatives pursuant to which agents of Equitable Life could qualify for health care coverage. The class consists of "[a]ll current, former and retired Equitable agents, who while associated with Equitable satisfied [certain alternatives] to qualify for health coverage or contributions thereto under applicable plans." Plaintiffs allege various causes of action under ERISA, including claims for enforcement of alleged promises contained in plan documents and for enforcement of agent bulletins, breach of a unilateral contract, breach of fiduciary duty and promissory estoppel. The parties are currently engaged in discovery. In June 2000, plaintiffs appealed to the Court of Appeals for the Ninth Circuit contesting the District Court's award of legal fees to plaintiffs' counsel in connection with a previously settled count of the complaint unrelated to the health benefit claims. In that appeal, plaintiffs have challenged the District Court's subject matter jurisdiction over the health benefit claims. Briefing has been completed, but the appeal has not yet been decided.

        Prime Property Fund Case

        In January 2000, the California Supreme Court denied Equitable Life's petition for review of an October 1999 decision by the California Superior Court of Appeal. Such decision reversed the dismissal by the Supreme Court of Orange County, California of an action which was commenced in 1995 by a real estate developer in connection with a limited partnership formed in 1991 with Equitable Life on behalf of Prime Property Fund ("PPF"). Equitable Life serves as investment manager for PPF, an open-end, commingled real estate separate account of Equitable Life for pension clients. Plaintiff alleges breach of fiduciary duty and other claims principally in connection with PPF's 1995 purchase and subsequent foreclosure of the loan which financed the partnership's property. Plaintiff seeks compensatory and punitive damages. In reversing the Superior Court's dismissal of the plaintiff's claims, the Court of Appeal held that a general partner who acquires a partnership obligation breaches its fiduciary duty by foreclosing on partnership assets. The case was remanded to the Superior Court for further proceedings. In August 2000, Equitable Life filed a motion for summary adjudication on plaintiff's claims, based on the purchase and subsequent foreclosure of the loan which financed the partnership's property, for punitive damages. In November 2000, the Superior Court granted Equitable Life's motion as to one of plaintiff's claims, dismissing the claim for punitive damages sought in conjunction with plaintiff's claim for breach of the covenant of good faith and fair dealing. The Superior Court denied Equitable Life's motion with respect to plaintiff's claim for punitive damages sought in conjunction with its claim for breach of fiduciary duty. In December 2000, the Superior Court granted plaintiff's motion for leave to file a supplemental complaint to add allegations relating to the post-foreclosure transfer of certain funds from the partnership to Equitable Life. The supplemental complaint alleges, among other things, that such conduct constitutes self-dealing and breach of fiduciary duty, and seeks compensatory and punitive damages based on such conduct. A jury trial previously scheduled for February 2001 tentatively has been rescheduled for May 2001.

        Alliance Reorganization Case

        In September 1999, an action was brought on behalf of a purported class of owners of limited partnership units of Alliance Holding challenging the then-proposed reorganization of Alliance Holding. Named defendants include Alliance Holding, Alliance, four Alliance Holding executives and the general partner of Alliance Holding and Alliance. Equitable Life is obligated to indemnify the defendants for losses and expenses arising out of the litigation. Plaintiffs allege inadequate and misleading disclosures, breaches of fiduciary duties, and the improper adoption of an amended partnership agreement by Alliance Holding and seek payment of unspecified money damages and an accounting of all benefits alleged to have been improperly obtained by the defendants. In August 2000, plaintiffs filed a first amended and supplemental class action complaint. The amended complaint alleges in connection with the reorganization that the partnership agreement of Alliance Holding was not validly amended, the reorganization of Alliance Holding was not validly effected, the information disseminated to holders of units of limited partnership interests in Alliance Holding was materially false and misleading, and the defendants breached their fiduciary duties by structuring the reorganization in a manner that was grossly unfair to plaintiffs. Plaintiffs seek declaratory, monetary and injunctive relief relating to the allegations contained in the amended complaint. In September 2000, all defendants, except one Alliance Holding executive, filed an answer to the amended complaint denying the material allegations contained therein; in lieu of joining in the answer to the amended complaint, the Alliance Holding executive filed a motion to dismiss in September 2000. In November 2000, the remaining defendants filed a motion to dismiss the amended complaint. In December 2000, plaintiffs filed a motion for partial summary judgment on the claim that the Alliance Holding partnership agreement was not validly amended. Oral argument of the motions was held in January 2001.

        Disposal of DLJ

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, four putative class action lawsuits have been filed in the Delaware Court of Chancery naming AXA Financial as one of the defendants and challenging the sale of DLJ because the transaction did not include the sale of DLJdirect tracking stock. The plaintiffs in these cases purport to represent a class consisting of the holders of DLJdirect tracking stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. AXA Financial, DLJ and the DLJ directors are named as defendants. The complaints assert claims for breaches of fiduciary duties, and seek an unspecified amount of compensatory damages and costs and expenses, including attorneys' fees. The parties in these cases have agreed to extend the time for defendants to respond to the complaints.

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, a putative class action lawsuit was filed in New York challenging the sale of DLJ (for omitting the DLJdirect tracking stock) and also alleges Federal securities law claims relating to the initial public offering of the DLJdirect tracking stock. The complaint alleges claims for violations of the securities laws, breaches of the fiduciary duties of loyalty, good faith and due care, aiding and abetting such breaches, and breach of contract. The plaintiff purports to represent a class consisting of: all purchasers of DLJdirect tracking stock in the initial public offering and thereafter (with respect to the securities law claims); and all owners of DLJdirect tracking stock who allegedly have been or will be injured by the proposed sale of DLJ (with respect to all other claims). AXA Financial, Equitable Life, AXA, DLJ, Donaldson, Lufkin & Jenrette Securities Corporation, CSG, Diamond Acquisition Corp., and DLJ's directors are named as defendants. The complaint seeks declaratory and injunctive relief, an unspecified amount of damages, and costs and expenses, including attorney's fees. Defendants have until February 28, 2001 to respond to plaintiffs' complaint.

        AXA's Purchase of Holding Company Minority Interest

        Subsequent to the August 30, 2000 announcement of AXA's proposal to purchase the outstanding shares of Holding Company Common Stock that it did not already own, fourteen putative class action lawsuits were commenced in the Delaware Court of Chancery. The Holding Company, AXA, and directors and/or officers of the Holding Company are named as defendants in each of these lawsuits. The various plaintiffs each purport to represent a class consisting of owners of Holding Company Common Stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. They challenge the adequacy of the offer announced by AXA and allege that the defendants have engaged or will engage in unfair dealing, overreaching and/or have breached or will breach fiduciary duties owed to the minority shareholders of the Holding Company. The complaints seek declaratory and injunctive relief, an accounting, and unspecified compensatory damages, costs and expenses, including attorneys' fees. A similar lawsuit was filed in the Supreme Court of the State of New York, County of New York, after the filing of the first Delaware action. In December 2000, the parties to the Delaware suits reached a tentative agreement for settlement and executed a Memorandum of Understanding. Shortly thereafter, agreement was reached with the plaintiff in the New York suit to stay proceedings in New York and to participate in and be bound by the terms of the settlement of the Delaware suits. The settlement, which does not involve any payment by the Holding Company, is subject to a number of conditions, including confirmatory discovery, the preparation of definitive documentation and approval by the Delaware Court of Chancery after a hearing.

        Outcome of Litigation

        Although the outcome of litigation cannot be predicted with certainty, particularly in the early stages of an action, the Company's management believes that the ultimate resolution of the matters described above should not have a material adverse effect on the consolidated financial position of the Company. The Company's management cannot make an estimate of loss, if any, or predict whether or not any such litigation will have a material adverse effect on the Company's consolidated results of operations in any particular period.

        Other Matters

        In addition to the matters described above, the Company and its subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

16)     LEASES

        The Company has entered into operating leases for office space and certain other assets, principally information technology equipment and office furniture and equipment. Future minimum payments under noncancelable leases for 2001 and the four successive years are $123.9 million, $110.8 million, $101.6 million, $108.5 million, $97.4 million and $896.5 million thereafter. Minimum future sublease rental income on these noncancelable leases for 2001 and the four successive years is $5.2 million, $4.3 million, $5.1 million, $3.3 million, $2.9 million and $22.0 million thereafter.

        At December 31, 2000, the minimum future rental income on non-cancelable operating leases for wholly owned investments in real estate for 2001 and the four successive years is $95.2 million, $61.4 million, $72.9 million, $66.2 million, $59.2 million and $76.6 million thereafter.

17)     INSURANCE GROUP STATUTORY FINANCIAL INFORMATION

        Equitable Life is restricted as to the amounts it may pay as dividends to the Holding Company. Under the New York Insurance Law, the Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders. For 2000, 1999 and 1998, statutory net income (loss) totaled $1,068.6 million, $547.0 million and $384.4 million, respectively. Statutory surplus, capital stock and Asset Valuation Reserve ("AVR") totaled $6,226.5 million and $5,570.6 million at December 31, 2000 and 1999, respectively. In 2000 and 1999, respectively, $250.0 million and $150.0 million in dividends were paid to the Holding Company by Equitable Life.

        At December 31, 2000, the Insurance Group, in accordance with various government and state regulations, had $26.4 million of securities deposited with such government or state agencies.

        In 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification"). Codification provides regulators and insurers with uniform statutory guidance, addressing areas where statutory accounting was previously silent and changing certain existing statutory positions. The New York Insurance Department recently adopted Regulation 172 concerning Codification, effective January 1, 2001, but did not adopt several key provisions of Codification, including deferred income taxes and the establishment of goodwill as an asset. The application of the codification rules as adopted by New York currently is estimated to have no significant effect on Equitable Life. The Insurance Group expects that statutory surplus after adoption will continue to be in excess of the regulatory risk-based capital requirements.

        The differences between statutory surplus and capital stock determined in accordance with Statutory Accounting Principles ("SAP") and total shareholders' equity under GAAP are primarily: (a) the inclusion in SAP of an AVR intended to stabilize surplus from fluctuations in the value of the investment portfolio; (b) future policy benefits and policyholders' account balances under SAP differ from GAAP due to differences between actuarial assumptions and reserving methodologies;
        (c) certain policy acquisition costs are expensed under SAP but deferred under GAAP and amortized over future periods to achieve a matching of revenues and expenses; (d) external and certain internal costs incurred to obtain or develop internal use computer software during the application development stage is capitalized under GAAP but expensed under SAP; (e) Federal income taxes are generally accrued under SAP based upon revenues and expenses in the Federal income tax return while under GAAP deferred taxes provide for timing differences between recognition of revenues and expenses for financial reporting and income tax purposes; (f) the valuation of assets under SAP and GAAP differ due to different investment valuation and depreciation methodologies, as well as the deferral of interest-related realized capital gains and losses on fixed income investments; and (g) differences in the accrual methodologies for post-employment and retirement benefit plans.

        Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from GAAP. The following reconciles the Insurance Group's statutory change in surplus and capital stock and statutory surplus and capital stock determined in accordance with accounting practices prescribed by the New York Insurance Department with net earnings and equity on a GAAP basis.

                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Net change in statutory surplus and
          capital stock....................................  $     1,321.4       $      848.8       $      709.2
        Change in asset valuation reserves.................         (665.5)              (6.3)             111.8
                                                            -----------------   ----------------   -----------------
        Net change in statutory surplus, capital stock
          and asset valuation reserves.....................          655.9              842.5              821.0
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................          259.0              (85.0)            (189.9)
          DAC..............................................          483.6              263.6              316.5
          Deferred Federal income taxes....................         (128.3)            (161.4)             (67.6)
          Valuation of investments.........................         (126.2)              23.2               83.6
          Valuation of investment subsidiary...............          (29.2)            (133.6)            (419.5)
          Limited risk reinsurance.........................            -                128.4               83.7
          Dividends paid to the Holding
            Company........................................          250.0              150.0                -
          Capital contribution.............................            -               (470.8)               -
          Postretirement benefits..........................            -                  -                 54.8
          Stock option expense related to AXA's minority
            Interest acquisition...........................         (493.9)               -                  -
          Other, net.......................................          443.7              248.2              134.7
          GAAP adjustments of Closed Block.................          (13.4)             (49.8)             (27.1)
          GAAP adjustments of discontinued
            operations.....................................           54.3               51.3              (82.0)
                                                            -----------------   ----------------   -----------------
        Net Earnings of the Insurance Group................  $     1,355.5       $      806.6       $      708.2
                                                            =================   ================   =================


                                                                                 DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  2000               1999                1998
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Statutory surplus and capital stock................  $     5,341.9       $    4,020.5       $    3,171.7
        Asset valuation reserves...........................          884.6            1,550.1            1,556.4
                                                            -----------------   ----------------   -----------------
        Statutory surplus, capital stock and asset
          valuation reserves...............................        6,226.5            5,570.6            4,728.1
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................       (1,363.0)          (1,622.0)          (1,526.0)
          DAC..............................................        4,429.1            4,033.0            3,563.8
          Deferred Federal income taxes....................         (681.9)            (283.9)            (346.9)
          Valuation of investments.........................           99.7             (568.2)             626.9
          Valuation of investment subsidiary...............       (1,082.9)          (1,891.7)          (1,758.1)
          Limited risk reinsurance.........................            -                (39.6)            (168.0)
          Issuance of surplus notes........................         (539.1)            (539.1)            (539.1)
          Postretirement benefits..........................            -                  -               (262.7)
          Other, net.......................................          844.1              544.8              313.4
          GAAP adjustments of Closed Block.................          677.1              723.6              795.4
          GAAP adjustments of discontinued operations......         (164.3)            (160.0)             (14.2)
                                                            -----------------   ----------------   -----------------
        Equity of the Insurance Group......................  $     8,445.3       $    5,767.5       $    5,412.6
                                                            =================   ================   =================

        18)       BUSINESS SEGMENT INFORMATION

        The Company's operations consist of Insurance and Investment Services. The Company's management evaluates the performance of each of these segments independently and allocates resources based on current and future requirements of each segment. Management evaluates the performance of each segment based upon operating results adjusted to exclude the effect of unusual or non-recurring events and transactions and certain revenue and expense categories not related to the base operations of the particular business net of minority interest. AXA's acquisition of the Company's minority interest shares has resulted in a change in the measurement of the Company's reportable operating segments. Discontinued Operations, discontinued by the Company in 1991, are included in the Life Insurance segment results reported by AXA in their French GAAP financial statements. To more closely conform the Company's management reporting to that of its parent, Discontinued Operations is now reported together with continuing operations in measuring profits or losses for the Company's Insurance segment. Prior period amounts have been restated to conform to this presentation.

        The Insurance segment offers a variety of traditional, variable and interest-sensitive life insurance products, disability income, annuity products, mutual fund and other investment products to individuals and small groups. It also administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations. This segment includes Separate Accounts for individual insurance and annuity products.

        The Investment Services segment includes Alliance and the results of DLJ which are accounted for on an equity basis. In 1999, Alliance reorganized into Alliance Capital Management Holding L.P. ("Alliance Holding") and Alliance (the "Reorganization"). Alliance Holding's principal asset is its interest in Alliance and it functions as a holding entity through which holders of its publicly traded units own an indirect interest in the operating partnership. The Company exchanged substantially all of its Alliance Holding units for units in Alliance ("Alliance Units"). As a result of the reorganization, the Company was the beneficial owner of approximately 2% of Alliance Holding and 37% of Alliance. Alliance provides diversified investment fund management services to a variety of institutional clients, including pension funds, endowments, and foreign financial institutions, as well as to individual investors, principally through a broad line of mutual funds. This segment includes institutional Separate Accounts which provide various investment options for large group pension clients, primarily deferred benefit contribution plans, through pooled or single group accounts.

        Intersegment investment advisory and other fees of approximately $153.2 million, $75.6 million and $61.8 million for 2000, 1999 and 1998, respectively, are included in total revenues of the Investment Services segment.

        The following tables reconcile segment revenues and adjusted earnings to consolidated revenues and earnings from continuing operations before Federal income taxes as reported on the consolidated statements of earnings and the segments' assets to total assets on the consolidated balance sheets, respectively.

                                                         2000                  1999                   1998
                                                  --------------------  -------------------   ----------------------
                                                                          (IN MILLIONS)
        Segment revenues:
        Insurance...............................   $     5,662.4         $     5,488.8                5,330.2
        Investment Services.....................         2,667.7               2,052.7                1,438.4
        Consolidation/elimination...............          (113.1)                (23.8)                  (5.7)
                                                  --------------------  -------------------   ----------------------
        Total segment revenues..................         8,217.0               7,517.7                6,762.9
        Loss on CSG shares......................           (43.2)                  -                      -
        Investment (losses) gains, net of other
           charges..............................          (798.4)               (112.6)                 136.4
        Gain on sale of equity investee.........         1,962.0                   -                      -
        Closed Block............................        (1,044.9)             (1,095.6)              (1,144.8)
        Discontinued Operations.................           (96.3)                (85.5)                (191.8)
                                                  --------------------  -------------------   ----------------------
        Total Consolidated Revenues.............   $     8,196.2         $     6,224.0         $      5,562.7
                                                  ====================  ===================   ======================

        Pre-tax adjusted earnings:
        Insurance...............................   $     1,198.9         $       950.8         $        656.9
        Investment Services.....................           480.6                 430.2                  287.7
                                                  --------------------  -------------------   ----------------------
        Total pre-tax adjusted earnings.........         1,679.5               1,381.0                  944.6
        Loss on CSG shares......................           (43.2)                  -                      -
        Investment (losses) gains, net of
           related DAC and other charges........          (731.9)               (109.7)                 105.3
        Gain on sale of equity investee.........         1,962.0                   -                      -
        Amortization of acquisition related
           goodwill and intangible assets.......           (34.6)                 (3.2)                  (3.4)
        Minority purchase transaction
           related expenses.....................          (493.9)                  -                      -
        Discontinued Operations.................           (90.2)                (43.3)                  (4.2)
        Pre-tax subsidiary minority interest....           337.8                 216.8                  141.5
        Non-recurring DAC adjustments...........             -                  (131.7)                   -
                                                  --------------------  -------------------   ----------------------
        Earnings from Continuing
           Operations before Federal Income
            Taxes and Minority Interest.........   $     2,585.5         $     1,309.9         $      1,183.8
                                                  ====================  ===================   ======================
        Assets:
        Insurance...............................   $    88,576.4         $    86,842.7         $     75,626.0
        Investment Services.....................        16,807.2              12,961.7               12,379.2
        Consolidation/elimination...............           (57.1)                 (8.9)                 (64.4)
                                                  --------------------  -------------------   ----------------------
        Total Assets............................   $   105,326.5         $    99,795.5         $     87,940.8
                                                  ====================  ===================   ======================

19)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The quarterly results of operations for 2000 and 1999 are summarized below:

                                                                    THREE MONTHS ENDED
                                       ------------------------------------------------------------------------------
                                           MARCH 31           JUNE 30           SEPTEMBER 30          DECEMBER 31
                                       -----------------  -----------------   ------------------   ------------------
                                                                       (IN MILLIONS)

        2000
        Total Revenues................  $     1,622.5      $     1,684.7       $    1,728.3         $    3,160.7
                                       =================  =================   ==================   ==================

        Earnings from Continuing
          Operations..................  $       226.6      $       256.9       $       70.5         $      742.9
                                       =================  =================   ==================   ==================

        Net Earnings..................  $       221.7      $       255.4       $       70.5         $      807.9
                                       =================  =================   ==================   ==================

        1999
        Total Revenues................  $     1,489.0      $     1,615.6       $    1,512.1         $    1,607.3
                                       =================  =================   ==================   ==================

        Earnings from Continuing
          Operations..................  $       187.3      $       222.6       $      186.5         $      182.1
                                       =================  =================   ==================   ==================

        Net Earnings..................  $       182.0      $       221.3       $      183.1         $      220.2
                                       =================  =================   ==================   ==================


20)     ACCOUNTING FOR STOCK-BASED COMPENSATION

        The Holding Company sponsors a stock incentive plan for employees of Equitable Life. Alliance sponsors its own stock option plans for certain employees. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Had compensation expense for the Holding Company and Alliance Stock Option Incentive Plan options been determined based on SFAS No. 123's fair value based method, the Company's pro forma net earnings for 2000, 1999 and 1998 would have been $1,627.3 million, $757.1 million and $678.4 million, respectively.

        In conjunction with approval of the agreement for AXA's acquisition of the minority interest in the Holding Company's Common Stock, generally all outstanding options awarded under the 1997 and 1991 Stock Incentive Plans were amended to become immediately and fully exercisable pursuant to their terms upon expiration of the initial tender offer. In addition, the agreement provided that at the effective time of the merger, the terms of all outstanding options granted under those Plans would be further amended and converted into options of equivalent intrinsic value to acquire a number of AXA ordinary shares in the form of American Depository Shares (ADSs). Also pursuant to the agreement, holders of non-qualified options were provided with an alternative to elect cancellation of those options at the effective time of the merger in exchange for a cash payment from the Holding Company. For the year ended December 31, 2000, the Company recognized compensation expense of $493.9 million, representing the cost of these Plan amendments and modifications offset by an addition to capital in excess of par value.

        The fair values of options granted after December 31, 1994, used as a basis for the pro forma disclosures above, were estimated as of the grant dates using the Black-Scholes option pricing model. The option pricing assumptions for 2000, 1999 and 1998 follow:

                                       HOLDING COMPANY                           ALLIANCE
                           -----------------------------------------  -------------------------------
                               2000           1999         1998          2000      1999       1998
                           -------------  ------------- ------------  --------------------- ---------

        Dividend yield....        0.32%          0.31%        0.32%        7.20%     8.70%     6.50%

        Expected
          volatility......          28%            28%          28%          30%       29%       29%

        Risk-free interest
          rate............        6.24%          5.46%        5.48%        5.90%     5.70%     4.40%

        Expected life
          in years........          5              5            5           7.4         7       7.2

        Weighted average
          fair value per
          option at
          grant-date......     $11.08         $10.78        $11.32       $8.32      $3.88     $3.86

        A summary of the Holding Company and Alliance's option plans follows:

                                         HOLDING COMPANY                       ALLIANCE
                                   -----------------------------  -----------------------------------
                                                    Weighted                            Weighted
                                                     Average                            Average
                                                    Exercise                            Exercise
                                                    Price of                            Price of
                                       Shares        Options           Units            Options
                                   (In Millions)   Outstanding    (In Millions)       Outstanding
                                   -------------   -----------    -------------       -----------

        Balance as of
          January 1, 1998........       15.8          $14.53           10.6             $11.41
          Granted................        8.6          $33.13            2.8             $26.28
          Exercised..............       (2.2)         $10.59            (.9)            $ 8.91
          Forfeited..............        (.8)         $23.51            (.2)            $13.14
                                   ---------------                ----------------

        Balance as of
          December 31, 1998......       21.4          $22.00           12.3             $14.92
          Granted................        4.3          $31.70            2.0             $30.18
          Exercised..............       (2.4)         $13.26           (1.5)            $ 9.51
          Forfeited..............        (.6)         $24.29            (.3)            $17.79
                                   ---------------                ----------------

        Balance as of
          December 31, 1999......       22.7          $24.60           12.5             $17.95
          Granted................        6.5          $31.06            4.7             $50.93
          Exercised..............       (4.5)         $18.57           (1.7)            $10.90
          Forfeited..............       (1.2)         $26.15            (.1)            $26.62
                                   ---------------                ----------------

        Balance as of
          December 31, 2000......       23.5          $27.20           15.4             $17.95
                                   ===============                ================

        Information about options outstanding and exercisable at December 31, 2000 follows:

                                            OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                             ---------------------------------------------------   -------------------------------------
                                                   Weighted
                                                    Average         Weighted                               Weighted
              Range of             Number          Remaining        Average             Number              Average
              Exercise          Outstanding       Contractual       Exercise          Exercisable          Exercise
               Prices          (In Millions)     Life (Years)        Price           (In Millions)           Price
        --------------------------------------- ---------------- ---------------   ------------------   ----------------

               Holding
               Company

        ----------------------
        $ 9.06   -$13.88             3.4               3.3            $10.58             22.7                $27.14
        $14.25   -$22.63             3.9               6.7            $20.81              -                    -
        $25.32   -$34.59            13.0               8.4            $29.76              -                    -
        $40.97   -$41.28             3.2               7.6            $41.28              -                    -
        $52.25   -$52.25              .1               9.7            $52.25              -                    -
                              -----------------                                    ------------------
        $ 9.06   -$41.28            23.5               7.3            $27.20             22.7                $27.14
                              ================= ================ ===============   ==================   ================

              Alliance

        ----------------------
        $ 6.63    -$11.13            3.6               3.6            $ 9.60              3.6                $ 9.60
        $12.44    -$26.31            5.2               7.3            $21.29              2.6                $19.85
        $27.31    -$30.94            1.9               8.9            $30.24               .4                $30.24
        $48.50    -$53.75            2.5               9.5            $48.50              -                    -
        $48.50    -$53.75            2.2              10.0            $53.75              -                    -
                              -----------------                                    ------------------
        $ 6.63    -$53.75           15.4               7.4            $28.73              6.6                $14.87
                              ================= ================ ===============   ==================   ================

21)     RELATED PARTY TRANSACTIONS

        Beginning January 1, 2000, the Company reimbursed the Holding Company for expenses relating to the Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits. Such reimbursement was based on the cost to the Holding Company of the benefits provided which totaled $16.0 million for 2000. Also in 2000, the Company paid $678.9 million of commissions and fees to AXA Distribution and its subsidiaries for sales of insurance products in 2000. The Company charged AXA Distribution's subsidiaries $395.0 million for their applicable share of operating expenses in 2000 pursuant to the Agreements for Services.

22)     PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

        Assuming the Bernstein acquisition had occurred on January 1, 1999, revenues for the Company would have been $8.79 billion and $7.05 billion for 2000 and 1999, respectively, on a pro forma basis. The impact of the acquisition on net earnings on a pro-forma basis would not have been material.

        This pro forma financial information does not necessarily reflect the results of operations that would have resulted had the Bernstein acquisition actually occurred on January 1, 1999, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.











                                      F-42
`

                                     PART C

                                OTHER INFORMATION
                                -----------------

Item 24.   Financial Statements and Exhibits
           ---------------------------------

           (a)   Financial Statements included in Part B.

            1. Separate Account Nos. 3 (Pooled), 4 (Pooled), 10 (Pooled) and 13 (Pooled) (The Aggressive Equity, Common Stock, Balanced and Bond Funds):
                 -  Report of Independent Accountants -
                    PricewaterhouseCoopers LLP


            2.   Separate Account No. 3 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2000
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2000 and 1999
                 -  Portfolio of Investments, December 31, 2000

            3.   Separate Account No. 4 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2000
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2000 and 1999
                 -  Portfolio of Investments, December 31, 2000

            4.   Separate Account No. 10 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2000
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2000 and 1999
                 -  Portfolio of Investments, December 31, 2000

            5.   Separate Account No. 13 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2000
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2000 and 1999
                 -  Portfolio of Investments, December 31, 2000

            6.   Separate Account No. 51 (Pooled):
                 -  Report of Independent Accountants -
                    PricewaterhouseCoopers LLP
                 -  Statements of Assets and Liabilities, December 31, 2000
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2000 and 1999
                 -  Portfolio of Investments, December 31, 2000

            7.   Separate Account No. 66:
                 -  Report of Independent Accountants -
                    PricewaterhouseCoopers LLP
                 -  Statement of Assets and Liabilities, December 31, 2000
                 -  Statement of Operations for the Year Ended December 31,
                    2000
                 - Statement of Changes in Net Assets for the Years Ended December 31, 2000 and 1999
                 -  Notes to Financial Statements



            8. Separate Account Nos. 3 (Pooled), 4 (Pooled), 10 (Pooled), 13 (Pooled) and 51 (Pooled):
                 -  Notes to Financial Statements

            9.   The Equitable Life Assurance Society of the United
                 States:
                 -  Report of Independent Accountants -
                    PricewaterhouseCoopers LLP
                 -  Consolidated Balance Sheets, December 31, 2000 and 1999
                 - Consolidated Statements of Earnings for the Years Ended December 31, 2000, 1999 and 1998
                 - Consolidated Statements of Shareholder's Equity Years Ended December 31, 2000, 1999 and 1998
                 - Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998
                 -  Notes to Consolidated Financial Statements


           (b)   Exhibits.

           The following Exhibits are filed herewith:

           1. Resolutions of the Board of Directors of The Equitable Life Assurance Society of the United States ("Equitable") authorizing the establishment of Separate Account Nos. 3, 4 and 10 and additional similar separate accounts, incorporated herein by reference to Exhibit 1 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

           2.  Not Applicable.

           3.  (a)      Investment Advisory Agreement between Equitable and
                        Equitable Investment Management Corporation dated
                        October 31, 1983, incorporated herein by reference to
                        Exhibit 4 to Post-Effective Amendment No. 2 to
                        Registration No. 2-91983, filed on April 14, 1986.

               (b) Investment Advisory and Management Agreement by and between Alliance Capital Management L.P., Alliance Corporate Finance Group Incorporated, an indirect wholly owned subsidiary of Alliance, and The Equitable Life Assurance Society of the United States, incorporated by reference to Exhibit No. 3(b) to Registration Statement No. 33-76030, filed on March 3, 1994.

               (c) Participation Agreement among EQ Advisors Trust, The Equitable Life Assurance Society of the United States, Equitable Distributors, Inc. and EQ Financial Consultants, Inc. (now AXA Advisors, LLC), dated as of the 14th day of April 1997, incorporated by reference to the Registration Statement of EQ Advisors Trust (File No. 333-17217) on Form N-1A, filed August 28, 1997.

               (d) Sales Agreement, dated as of January 1, 1995, by and among Equico Securities, Inc. (now AXA Advisors, LLC), Equitable, Separate Account A, Separate Account No. 301 and Separate Account No. 51, incorporated by reference to Exhibit No. 3(d) to Registration Statement No. 33-76030, filed on April 24, 1995.

               (e) Distribution Agreement for services by The Equitable Life Assurance Society of the United States to AXA Network, LLC, and its subsidiaries dated January 1, 2000, incorporated by reference to Exhibit No. 3(d) to Registration Statement File No. 33-58950, filed on April 19, 2001.

               (f) Distribution Agreement for services by AXA Network, LLC and its subsidiaries to The Equitable Life Assurance Society of the United States dated January 1, 2000. Incorporated by reference to Exhibit No. 3(e) to Registration Statement File No. 33-58950 filed on
                        April 19, 2001.

           4.  (a)1     Group Annuity Contract AC 5000-83T (No. 15,740)
                        between Equitable and United States Trust Company of New
                        York as Trustee under Retirement Investment Account
                        Master Retirement Trust, incorporated herein by reference to Exhibit 6(a)1 to Post-Effective Amendment
                        No. 2 to Registration No. 2-91983 filed on April 14,
                        1986.

               (a)2 Riders 1, 2, 3, 4, 5, 6 and 7 to Group Annuity Contract AC 5000-83T (No. 15,740) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Master Retirement Trust, as executed, incorporated herein by reference to Exhibit 6(a)2 to Post-Effective Amendment No. 4 to Registration No. 2-91983 filed on April 28, 1988.

               (a)3 Form of Rider 8 to Group Annuity Contract AC 5000-83T (No. 15,740) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Master Retirement Trust, incorporated herein by reference to Exhibit 6(a)3 to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on February 25, 1992.

               (a)4 Form of Rider 9 to Group Annuity Contract AC 5000-83T between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Master Retirement Trust, incorporated by reference to Exhibit No. 4(a)4 to Registration Statement
                        No. 33-76030, filed on March 3, 1994.

               (b)1 Group Annuity Contract AC 5000-83E (No. 15,739) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Retirement Trust, incorporated herein by reference to Exhibit 6(b)1 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (b)2 Riders l, 2, 3, 4, 5, 6 and 7 to Group Annuity Contract AC 5000-83E (No. 15,739) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Retirement Trust, as executed, incorporated herein by reference to Exhibit 6(b)2 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (b)3 Form of Rider 8 to Group Annuity Contract AC 5000-83E (No. 15,739) between Equitable and United States Trust Company of New York, as Trustee under Retirement Investment Account Master Retirement Trust, incorporated herein by reference to Exhibit 6(b)3 to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on February 25, 1992.

               (b)4 Form of Rider 9 to Group Annuity Contract AC 5000-83E between Equitable and United States Trust Company of New York, as Trustee under Retirement Investment Account Master Retirement Trust, incorporated by reference to Exhibit No. 4(b)4 to Registration Statement
                        No. 33-76030, filed on March 3, 1994.

               (c)1 Retirement Investment Account Master Retirement Trust effective as of January 1, 1979, incorporated herein by reference to Exhibit 6(c)1 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (c)2 Amendment to the Retirement Investment Account Master Retirement Trust effective July 1, 1984, incorporated herein by reference to Exhibit 6(c)3 to Post-Effective Amendment No. 2 to Registration No. 2-9983, filed on April 14, 1986.

               (c)3 Revised Retirement Investment Account Master Retirement Trust effective as of March 1, 1990, incorporated herein by reference to Exhibit 6(c)3 to Post-Effective Amendment No. 6 to Registration No. 2-91983, filed on April 27, 1990.

               (c)4 Form of Restated Retirement Investment Account Master Retirement Trust as submitted to the Internal Revenue Service, incorporated herein by reference to Exhibit 6(c)4 to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on February 25, 1992.

           5.  Not applicable.

           6.  (a)      Copy of the Restated Charter of Equitable, as amended
                        January 1, 1997, incorporated by reference to Exhibit No. 6(a) to Registration Statement
                        No. 33-76030 on April 28, 1997.

               (b) By-Laws of Equitable, as amended November 21, 1996, as amended January 1, 1997, incorporated by reference to Exhibit No. 6(b) to Registration Statement
                        No. 33-76030 on April 28, 1997.

           7.  Not applicable.

           8.  (a)      Retirement Investment Account Enrollment Forms -
                        Including Participation and Enrollment Agreements, incorporated herein by reference to Exhibit 7(a) to Post-Effective Amendment No. 2 to Registration No.
                        2-91983, filed on April 14, 1986.

               (b)(1) Supplementary Agreement to Master Retirement Trust Participation Agreement, incorporated herein by reference to Exhibit 7(b)(1) to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (b)(2) Supplementary Agreement B to Master Retirement Trust Participation Agreement (RIA Loans), incorporated herein by reference to Exhibit 7(b)(2) to Post-Effective Amendment No. 4 to Registration No. 2-91983, filed on April 28, 1988.

               (b)(3) Form of Supplementary Agreement A to Master Retirement Trust Participation Agreement (RIA Partial Funding), as amended, incorporated herein by reference to Exhibit 7(b)(3) to Post-Effective Amendment No. 4 to Registration No. 2-91983, filed on April 30, 1991.

               (b)(4) Form of Supplementary Agreement to Master Retirement Trust Participation Agreement (The Bond Account), incorporated herein by reference to Exhibit 7(b)(4) to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on April 14, 1986.

               (c) Basic Installation Information Form, dated May, 1989, incorporated herein by reference to Exhibit 7(c) to Post-Effective Amendment No. 9 to Registration Statement No. 2-91983, filed on April 24, 1992.

               (d) RIA Installation Agreement, dated May, 1989, incorporated herein by reference to Exhibit 7(d) to Post-Effective Amendment No. 9 to Registration No. 2-91983, filed on April 24, 1992.

           9.  (a)      Opinion and consent of Herbert P. Shyer,  Executive
                        Vice President and General Counsel of Equitable Life, dated August 28, 1984, incorporated herein by reference to Exhibit 12(a) to Pre-Effective Amendment No. l to
                        Registration No. 2-91983, filed on August 28, 1984.

               (b) Opinion and consent of Herbert P. Shyer, Executive Vice President and General Counsel of Equitable, dated April 14, 1986, incorporated herein by reference to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (c) Opinion and consent of Melvin S. Altman, Esq., Vice President and Associate General Counsel of Equitable, incorporated herein by reference to Post-Effective Amendment No. 9 to Registration No. 2-91983, filed on April 24, 1992.

               (d) Opinion and consent of Hope E. Rosenbaum, Esq., Vice President and Counsel of Equitable, incorporated by reference to Exhibit No. 9(d) to Registration Statement No. 33-76030, filed on March 3, 1994.

               (e) Opinion and Consent of Robin Wagner, Esq., Vice President and Counsel.

          10.  (a)      Consent of PricewaterhouseCoopers LLP.

               (b) Powers of Attorney incorporated by reference to Exhibit No. 10(b) to Registration Statement, File No. 33-76030, filed on April 24, 2000.

               (c)      Power of Attorney for Claus-Michael Dill.

          11.  Not applicable.

          12.  Not applicable.

          13.  Not applicable.

Item 25: Directors and Officers of Equitable.

         Set forth below is information regarding the directors and principal officers of Equitable. Equitable's address is 1290 Avenue of Americas, New York, New York 10104. The business address of the persons whose names are preceded by an asterisk is that of Equitable.

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

DIRECTORS



Francoise Colloc'h                          Director
AXA
25, Avenue Matignon
75008 Paris, France

Henri de Castries                           Director
AXA
25, Avenue Matignon
75008 Paris, France

Claus-Michael Dill                          Director
Gereonsdriesch 9-11
50670 Cologne

Joseph L. Dionne                            Director
198 North Wilton Rd.
New Canaan, Ct 06840

Denis Duverne                               Director
AXA
25, Avenue Matignon
75008 Paris, France

Jean-Rene Fourtou                           Director
Aventis
46 quai de la Rapee
75601 Paris Cedex 12
France

Norman C. Francis                           Director
Xavier University of Louisiana
7325 Palmetto Street
New Orleans, LA 70125

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

Donald J. Greene                            Director
LeBouef, Lamb, Greene & MacRae
125 West 55th Street
New York, NY 10019-4513

John T. Hartley                             Director
Harris Corporation
1025 NASA Boulevard
Melbourne, FL 32919


John H.F. Haskell, Jr.                      Director
SBC Warburg Dillon Read LLC
299 Park Ave 40th Floor
New York, NY 10171

Mary R. (Nina) Henderson                    Director
425 East 86th Street
Apt 12-C
New York, NY 10028


W. Edwin Jarmain                            Director
Jarmain Group Inc.
77 King Street West
Toronto, M5K 1K2
Canada

George T. Lowy                              Director
Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY 10019

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------


Didier Pineau-Valencienne                   Director
Credit Suisse First Boston
64, rue de Miromesmil
75008 Paris, France


George J. Sella, Jr.                        Director
P.O. Box 397
Newton, NJ 07860

Peter J. Tobin                              Director
St. John's University
8000 Utopia Parkway
Jamaica, NY  11439

Dave H. Williams                            Director
Alliance Capital Management Corporation
1345 Avenue of the Americas
New York, NY 10105

OFFICER-DIRECTORS
-----------------

*Michael Hegarty                            President, Chief Operating
                                            Officer and Director

*Edward D. Miller                           Chairman of the Board,
                                            Chief Executive Officer
                                            and Director

*Stanley B. Tulin                           Vice Chairman of the Board,
                                            Chief Financial Officer and Director

OTHER OFFICERS
--------------

*Leon Billis                                Executive Vice President
                                            and AXA Group Deputy Chief
                                            Information Officer

*Derry Bishop                               Executive Vice President and
                                            Managing Director, Retail
                                            Distribution

*Harvey Blitz                               Senior Vice President

*Kevin R. Byrne                             Senior Vice President and Treasurer

*John A. Caroselli                          Executive Vice President

*Selig Ehrlich                              Senior Vice President and
                                            Deputy General Manager

*Stuart L. Faust                            Senior Vice President and Deputy
                                            General Counsel

*Alvin H. Fenichel                          Senior Vice President and
                                            Controller

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

*Paul J. Flora                              Senior Vice President and Auditor

*Robert E. Garber                           Executive Vice President and
                                            Chief Legal Officer
*James D. Goodwin                           Vice President

*Edward J. Hayes                            Senior Vice President

*Craig Junkins                              Senior Vice President

*Donald R. Kaplan                           Senior Vice President and Chief
                                            Compliance Officer and Associate
                                            General Counsel

*William Levine                             Executive Vice President and Chief
                                            Information Officer

*Michael S. Martin                          Executive Vice President and
                                            Managing Director, Retail
                                            Distribution

*Richard J. Matteis                         Executive Vice President

*Peter D. Noris                             Executive Vice President and Chief
                                            Investment Officer

*Brian S. O'Neil                            Executive Vice President

*Anthony C. Pasquale                        Senior Vice President

*Pauline Sherman                            Senior Vice President, Secretary
                                            and Associate General Counsel

*Richard V. Silver                          Senior Vice President and
                                            General Counsel

*Jose Suquet                                Senior Executive Vice President and
                                            Chief Distribution Officer

*Naomi J. Weinstein                         Vice President

*Gregory Wilcox                             Executive Vice President

*R. Lee Wilson                              Executive Vice President

*Maureen K. Wolfson                         Vice President

Item 26.   Persons Controlled by or under Common Control with Equitable or
           ----------------------------------------------------------------
           Registrant
           ----------


          Separate Account Nos. 3, 4, 10, 13 and 66 of The Equitable Life Assurance Society of the United States (the "Separate Account") are each separate accounts of Equitable. Equitable, a New York stock life insurance company, is a wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company") (formerly "The Equitable Companies, Incorporated").


          AXA owns 100% of the outstanding common stock of the Holding Company (assuming conversion of the convertible preferred stock held by AXA). AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable Life. AXA, a French company, is the holding company for an international group of insurance and related financial services companies.

                  ORGANIZATION CHART OF EQUITABLE'S AFFILIATES


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED             NAME OF COMPANY                         CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                  DE           AXA Financial, Inc.                             The Axa Group
                  ND           Frontier Trust Company, FSB                     AXA Financial, Inc.                       100.00%
                  DE           AXA Client Solutions, LLC                       AXA Financial, Inc.                       100.00%
                  DE           AXA Distribution Holding Corporation            AXA Client Solutions, LLC                 100.00%
                  DE           AXA Advisors, LLC                               AXA Distribution Holding Corporation      100.00%
Operating         DE           AXA Network, LLC                                AXA Distribution Holding Corporation      100.00%
Operating         AL           AXA Network of Alabama, LLC                     AXA Network, LLC                          100.00%
Operating         DE           AXA Network of Connecticut, Maine               AXA Network, LLC                          100.00%
                                 and New York, LLC
Operating         MA           AXA Network Insurance Agency of                 AXA Network, LLC                          100.00%
                                 Massachusetts, LLC
Operating         NV           AXA Network of Nevada, Inc.                     AXA Network, LLC                             -
Operating         P.R.         AXA Network of Puerto Rico, Inc.                AXA Network, LLC                             -
Operating         TX           AXA Network Insurance Agency of of Texas, Inc.  AXA Network, LLC                             -
Insurance         NY           The Equitable Life Assurance Society            AXAeClient Solutions, LLC                 100.00%
                                 of the United States
Insurance         CO           The Equitable of Colorado, Inc.                 The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           Equitable Deal Flow Fund, L.P.                  The Equitable Life Assurance Society         -
                                                                                 of the United States
Investment        DE           Equitable Managed Assets, L.P.                  Equitable Deal Flow Fund, L.P.               -
Investment        **           Real Estate Partnership Equities (various)      The Equitable Life Assurance Society         -
                                                                                 of the United States
HCO               NY           Equitable Holdings, LLC                         The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Real Estate       NY           EREIM LP Associates (L.P.)                      The Equitable Life Assurance Society         -
                                                                                 of the United States
Investment        NY           EML Associates, L.P.                            EREIM LP Associates (L.P.)                   -
                               ACMC, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        PA           Wil-Gro, Inc.                                   The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           STCS, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MA           Fox Run, Inc.                                   The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MD           FTM Corp.                                       The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           EVSA, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        CA           Equitable BJVS, Inc.                            The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MA           Equitable Rowes Wharf, Inc.                     The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        TX           GP/EQ Southwest, Inc.                           The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Operating         DE           Equitable Structured Settlement Corp.           The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        DE           ELAS Realty, Inc.                               The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Real Estate       DE           Prime Property Funding II, Inc.                 The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        FL           Sarasota Prime Hotels, LLC                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States
Investment        MI           ECLL, Inc.                                      The Equitable Life Assurance Society      100.00%
                                                                                 of the United States

                      LISTING A -- EQUITABLE HOLDINGS, LLC


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED             NAME OF COMPANY                         CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                               AXA Financial, Inc.                             The AXA Group                                -
                               AXA Client Solutions, LLC                       AXA Financial, Inc.                          -
                               The Equitable Life Assurance Society            AXA Client Solutions, LLC                    -
                                 of the United States
                               Equitable Holdings, LLC                         The Equitable Life Assurance Society         -
                                                                                 of the United States
Operating           DE         ELAS Securities Acquisition Corporation         Equitable Holdings, LLC                   100.00%
Operating           MA         100 Federal Street Realty Corporation           Equitable Holdings, LLC                   100.00%
Operating           MA         100 Federal Street Funding Corporation          Equitable Holdings, LLC                   100.00%
Operating           VT         Equitable Casualty Insurance Company *          Equitable Holdings, LLC                   100.00%
Operating           DE         EREIM LP Corporation                            Equitable Holdings, LLC                   100.00%
Operating           NY         EREIM LP Associates (L.P.)                      EREIM LP Corporation                         -
Investment          NY         EML Associates, L.P.                            EREIM LP Associates (L.P.)                   -
Operating           DE         ECMC, LLC                                       Equitable Holdings, LLC                   100.00%
Investment          DE         Equitable Capital Private Income &              EMC, LLC                                     -
                                 Equity Partnership II, L.P.
Operating           DE         Alliance Capital Management Corporation         Equitable Holdings, LLC                   100.00%
Operating           DE         Equitable JV Holding Corp.                      Equitable Holdings, LLC                   100.00%
Operating           DE         EQ Services, Inc.                               Equitable Holdings, LLC                   100.00%
Operating           DE         EREIM Managers Corporation                      Equitable Holdings, LLC                   100.00%
Investment          DE         ML/EQ Real Estate Portfolio, L.P.               EREIM Managers Corporation                   -
Investment          NY         EML Associates, L.P.                            ML/EQ Real Estate Portfolio                  -
Investment          DE         Equitable JVS, Inc.                             Equitable Holdings, LLC                   100.00%
Investment          NY         Astor Times Square Corp.                        Equitable JVS, Inc.                       100.00%
Investment          NY         Astor/Broadway Acquisition Corp.                Equitable JVS, Inc.                       100.00%
Investment          TX         PC Landmark, Inc.                               Equitable JVS, Inc.                       100.00%
Investment          DE         EJSVS, Inc.                                     Equitable JVS, Inc.                       100.00%
Investment          MD         Equitable JVS II, Inc.                          Equitable Holdings, LLC                   100.00%
Investment          GA         Six-Pac G.P., Inc.                              Equitable Holdings, LLC                   100.00%
Operating           DE         Equitable Distributors, Inc.                    Equitable Holdings, LLC                   100.00%
Operating           DE         Equitable Distributors, LLC                     Equitable Holdings, LLC                   100.00%
Operating           AL         Equitable Distributors Insurance                Equitable Distributors, LLC               100.00%
                                 Agency of Alabama, LLC
Operating           DE         Equitable Distriburors Insurance Agency of      Equitable Distributors, LLC               100.00%
                                 Connecticut, Maine and New York, LLC
Operating           DE         J.M.R. Realty Services, Inc.                    Equitable Holdings, LLC                   100.00%


                      LISTING B -- ALLIANCE CAPITAL MANAGEMENT CORP.


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED             NAME OF COMPANY                         CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                               AXA Financial, Inc.                             The AXA Group                                 -
                               AXA Client Solutions, LLC                       AXA Financial, Inc.                           -
                               The Equitable Life Assurance Society            AXA Client Solutions, LLC                     -
                                 of the United States
                               Equitable Holdings, LLC                         The Equitable Life Assurance Society          -
                                                                                  of the United States
                               Alliance Capital Management Corporation         Equitable Holdings, LLC                       -
Operating       DE             Alliance Capital Management Holding L.P.        Alliance Capital Management                   -
Operating       DE             Alliance Capital Management L.P.                Alliance Capital Management                   -
Operating       DE             Albion Alliance LLC                             Alliance Capital Management, L.P.           37.60%
HCO             DE             Cursitor Alliance LLC                           Alliance Capital Management, L.P.           93.00%
Operating       U.K.           Cursitor Alliance Holdings Ltd.                 Cursitor Alliance LLC                      100.00%
Operating       MA             Draycott Partners. Ltd.                         Cursitor Alliance Holdings, Ltd.           100.00%
Operating       U.K.           Cursitor Alliance Services Ltd.                 Cursitor Alliance Holdings, Ltd.           100.00%
Operating       Lux.           Cursitor Management Co. S.A.                    Cursitor Alliance Holdings, Ltd.           100.00%
Operating       U.K.           Alliance Asset Allocation Ltd.                  Cursitor Alliance Holdings, Ltd.           100.00%
Operating       NY             Cursitor Eaton Asset Management Co.             Alliance Asset Allocation, Ltd.             50.00%
Operating       France         Alliance Cecogest                               Alliance Asset Allocation, Ltd.             75.00%
HCO             DE             Alliance Capital Management LLC                 Alliance Capital Management, L.P.          100.00%
HCO             DE             Sanford C. Bernstein & Co., LLC                 Alliance Capital Management, LLC           100.00%
HCO             DE             Alliance Capital Management Corp. of Delaware   Alliance Capital Management, L.P.          100.00%
Operating       U.K.           Sanford C. Bernstein Ltd.                       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Aust.          Sanford C. Bernstein Proprietary Ltd.           Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Fund Services, Inc.                    Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Fund Distributors, Inc.                Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Capital Oceanic Corp.                  Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Brazil         Alliance Capital Management (Brazil) Ltd.       Alliance Capital Management Corp.           99.00%
                                                                                 of Delaware
Operating       Aust.          Alliance Capital Management Australia Limited   Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Meiji - Alliance Capital Corp.                  Alliance Capital Management Corp.           50.00%
                                                                                 of Delaware
Operating       Lux.           Alliance Capital (Luxembourg) S.A.              Alliance Capital Management Corp.           99.98%
                                                                                 of Delaware
Operating       DE             Alliance Barra Research Institute, Inc.         Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Capital Management Canada, Inc.        Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       DE             Alliance Capital Global Derivatives Corp.       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Lux.           ACM Global Investor Services S.A.               Alliance Capital Management Corp.           99.00%
                                                                                 of Delaware
Operating       Spain          ACM Fund Services (Espana) S.L.                 ACM Global Investor Services S.A.          100.00%
Operating       Singapore      Alliance Capital Management (Singapore) Ltd.    Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating       Cayman Isl.    ACM CIIC Investment Management Ltd.             Alliance Capital Management Corp.           54.00%
                                                                                 of Delaware
Operating       DE             ACM Software Services Ltd.                      Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware


                      LISTING B -- ALLIANCE CAPITAL MANAGEMENT CORP.


                 SOVEREIGN                                                                                           % OF VOTING
 PRINCIPAL      POWER UNDER                                                             NAME OF                       SECURITIES
 BUSINESS     WHICH ORGANIZED              NAME OF COMPANY                        CONTROLLING ENTITY                    OWNED
-----------------------------------------------------------------------------------------------------------------------------------
                               AXA Financial, Inc.                             The AXA Group                                 -
                               AXA Client Solutions, LLC                       AXA Financial, Inc.                        100.00%
                               The Equitable Life Assurance Society            AXA Client Solutions, LLC                     -
                                 of the United States
                               Equitable Holdings, LLC                         The Equitable Life Assurance Society          -
                                                                                 of the United States
                               Alliance Capital Management Corporation         Equitable Holdings, LLC                       -
                               Alliance Capital Management L.P.                Alliance Capital Management                   -
                                                                                 Corporation
                               Alliance Capital Management Corp.               Alliance Capital Management L.P.              -
                                 of Delaware (Cont'd)
Operating      Austria         East Fund Managementberatung GmbH.              Alliance Capital Management Corp. of        51.00%
                                                                                 of Delaware
Operating      Czech           Albion Alliance EFM                             East Fund Managementberatung GmbH           49.00%
Operating      Cyprus          East Fund Management (Cyprus) Ltd.              East Fund Managementberatung GmbH          100.00%
Operating      Romania         EFM Consultanta Financiara Bucuresti SRL        East Fund Management (Cyprus) Ltd.         100.00%
Operating      Mauritius       Alliance Capital (Mauritius) Private Ltd.       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      India           Alliance Capital Asset Management               Alliance Capital (Mauritius)                75.00%
                                (India) Private Ltd.                             Private Ltd.
Operating      India           ACSYS Software India Private Ltd.               Alliance Capital (Mauritius)                51.00%
                                                                                 Private Ltd.
Operating      India           ACAM Trust Company Private Ltd.                 Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      DE              Alliance Eastern Europe, Inc.                   Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      DE              Alliance Capital Management (Asia) Ltd.         Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      Turkey          Alliance Capital Management (Turkey) Ltd.       Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      Japan           Alliance Capital Asset Management (Japan) Ltd.  Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      U.K.            Alliance Capital Limited                        Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      U.K.            Alliance Capital Services Ltd.                  Alliance Capital Limited                   100.00%
Operating      U.K.            Dimensional Trust Management Ltd.               Alliance Capital Services Ltd.             100.00%
Operating      DE              Alliance Corporate Finance Group Inc.           Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      Brazil          BCN Alliance Capital Management SA              Alliance Capital Management Corp.           50.00%
                                                                                 of Delaware
Operating      Poland          Przymierze Trust Fund Co.                       Alliance Capital Management Corp.           49.00%
                                                                                 of Delaware
Operating      Russia          Alliance SBS-AGRO Capital Management Co.        Alliance Capital Management Corp.           49.00%
                                                                                 of Delaware
Operating      Poland          Pekao/Alliance PTE S.A.                         Alliance Capital Management Corp.           49.00%
                                                                                 of Delaware
Operating      U.K.            Whittingdale Holdings Ltd.                      Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      U.K.            Alliance Capital Whittingdale Ltd.              Whittingdale Holdings Ltd.                 100.00%
Operating      U.K.            ACM Investments Ltd.                            Whittingdale Holdings Ltd.                 100.00%
Operating      U.K.            Whittingdale Nominees Ltd.                      Whittingdale Holdings Ltd.                 100.00%
Operating      So Korea        Hanwha Investment Trust Mgmt. Co., Ltd          Alliance Capital Management Corp.           20.00%
                                                                                 of Delaware
Operating      H.K.            New Alliance Asset Management (Asia) Ltd        Alliance Capital Management Corp.           50.00%
                                                                                 of Delaware
Operating      Lux.            ACM New-Alliance (Luxembourg) S.A.              Alliance Capital Management Corp.          100.00%
                                                                                 of Delaware
Operating      So Africa       Alliance Capital Mgmt. (Proprietary) Ltd.       Alliance Capital Management Corp.           80.00%
                                                                                 of Delaware
Operating      Zimbabwe        Alliance-MBCA Capital (Private) Ltd.            Alliance Capital Mgmt.                      50.00%
                                                                                 (Proprietary) Ltd.
Operating      Namibia         Alliance Odyssey Capital Mgmt. (Nambia)         Alliance Capital Mgmt.                     100.00%
                                 (Proprietary) Ltd.                              (Proprietary) Ltd.



                                AXA GROUP CHART

                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL SERVICES & REAL ESTATE       AUSTRALIA         NATIONAL MUTUAL FUND MANAGEMENT AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS              100.00
                                                           BRUXELLES
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           AXA BANK BELGIUM                AXA HOLDINGS BELGIUM                 100.00
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           IPPA VASTGOED                   AXA HOLDINGS BELGIUM                 100.00
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           ROYALE BELGE INVESTISSEMENT     AXA ROYALE BELGE                      33.03
FINANCIAL SERVICES & REAL ESTATE       BELGIUM           ROYALE BELGE INVESTISSEMENT     AXA ROYALE BELGE                      66.97
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA ROYALE BELGE                       1.89
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA ROYALE BELGE                       2.32
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA                                   45.04
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA CORPORATE SOLUTIONS                0.81
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA ASSURANCES IARD                   15.11
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA COLONIA KONZERN AG                 5.93
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         DIRECT ASSURANCES IARD                 0.20
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA LEVEN NV                           2.10
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         NATIONAL MUTUAL FUND MANAGEMENT        4.07
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA UK PLC                            18.40
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA COURTAGE IARD                      1.62
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA GRANDE ARMEE                AXA INVESTMENT MANAGERS               99.99
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA GESTION FCP                 AXA INVESTMENT MANAGERS PARIS         99.99
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS PRIVATE      100.00
                                                           PRIVATE EQUITY EUROPE SA        EQUITY
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS              100.00
                                                           PRIVATE EQUITY
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS PARIS   AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA CREDIT                      COMPAGNIE FINANCIERE DE PARIS         65.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  AXA                                   10.10
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  AXA CORPORATE SOLUTIONS               11.95
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  SOCIETE BEAUJON                        7.26
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA MILLESIMES                  JOUR FINANCE                           6.87
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                AXA ASSURANCES IARD                   21.19
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                SOCIETE BEAUJON                        0.92
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                COMPAGNIE FINANCIERE DE PARIS         51.07
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                JOUR FINANCE                          20.63
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE SURESNES                AXA COURTAGE IARD                      2.53
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA BANQUE                      COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE DE MARCHES ET            AXA                                   19.51
                                                           D'ARBITRAGE
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE DE MARCHES ET            AXA COURTAGE IARD                      8.20
                                                           D'ARBITRAGE
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COMPAGNIE FINANCIERE DE PARIS   AXA                                  100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE 21 MATIGNON             AXA                                    0.55
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE 21 MATIGNON             SGCI                                  99.44
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COLISEE VICTOIRE                SGCI                                  99.74
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA ASSET MANAG CONSULTANT      AXA INVESTMENT MANAGERS               99.95
FINANCIAL SERVICES & REAL ESTATE       FRANCE            COMPAGNIE PARISIENNE DE         SOFINAD                              100.00
                                                           PARTICIPATIONS
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA GESTION INTERESSEMENT       AXA INVESTMENT MANAGERS PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE DES TUILERIES            COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS FUNDS   AXA INVESTMENT MANAGERS               98.84
                                                           MANAGEMENT
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA INVESTMENT MANAGERS FUNDS   AXA INVESTMENT MANAGERS PARIS          1.16
                                                           MANAGEMENT
FINANCIAL SERVICES & REAL ESTATE       FRANCE            AXA ASSET MANAGEMENT            AXA INVESTMENT MANAGERS               50.48
                                                           PRIVATE EQUITY EUROPE SA        PRIVATE EQUITY


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SERVICES & REAL ESTATE       FRANCE            MONTE SCOPETO                   COMPAGNIE PARISIENNE DE               99.99
                                                                                           PARTICIPATIONS
FINANCIAL SERVICES & REAL ESTATE       FRANCE            SGCI                            AXA                                  100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            SOFAPI                          COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            HOLDING SOFFIM                  COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            SOFINAD                         COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       FRANCE            TRANSAXIM                       COMPAGNIE PARISIENNE DE              100.00
                                                                                           PARTICIPATIONS
FINANCIAL SERVICES & REAL ESTATE       FRANCE            BANQUE WORMS                    COMPAGNIE FINANCIERE DE PARIS        100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA ASSET MANAGEMENT    AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA KAG                 AXA INVESTMENT MANAGERS               85.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA FUNDS GMBH                  AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA VORSORGEBANK                AXA COLONIA KONZERN AG               100.00
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA BAUSPARKASSE AG     AXA COLONIA KONZERN AG                66.67
FINANCIAL SERVICES & REAL ESTATE       GERMANY           AXA COLONIA BAUSPARKASSE AG     AXA COLONIA LEBEN                     32.98
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA ASSET MANAGEMENT LTD        AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS GS      AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS LIMITED AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA MULTIMANAGER LIMITED        AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS UK      AXA INVESTMENT MANAGERS               66.67
FINANCIAL SERVICES & REAL ESTATE       GREAT BRITAIN     AXA INVESTMENT MANAGERS UK      AXA ASSET MANAGEMENT LTD              33.33
FINANCIAL SERVICES & REAL ESTATE       HONG KONG         AXA INVESTMENT MANAGERS HK SAR  AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       HONG KONG         AXA INVESTMENT MANAGERS HONG    AXA INVESTMENT MANAGERS              100.00
                                                           KONG
FINANCIAL SERVICES & REAL ESTATE       ITALY             AXA INVESTMENT MANAGERS MILAN   AXA INVESTMENT MANAGERS               99.00
FINANCIAL SERVICES & REAL ESTATE       ITALY             AXA INVESTMENT MANAGERS MILAN   AXA ASSICURAZIONI (VIE)                1.00
FINANCIAL SERVICES & REAL ESTATE       JAPAN             AXA INVESTMENT MANAGERS TOKYO   AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       THE NETHERLANDS   AXA INVESTMENT MANAGERS DEN     AXA INVESTMENT MANAGERS              100.00
                                                           HAAG
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA GLOBAL STRUCTURED PRODUCT   AXA INVESTMENT MANAGERS              100.00
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS              100.00
                                                           HOLDING INC.
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS NEW     AXA INVESTMENT MANAGERS              100.00
                                                           YORK
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS         AXA INVESTMENT MANAGERS PRIVATE      100.00
                                                           PRIVATE EQUITY FUND             EQUITY
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS ROSE    AXA INVESTMENT MANAGERS               90.00
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA INVESTMENT MANAGERS ROSE    AXA INVESTMENT MANAGERS HOLDING       10.00
                                                                                           INC.
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     AXA ROSENBERG LLC               AXA INVESTMENT MANAGERS ROSE          50.00
FINANCIAL SERVICES & REAL ESTATE       UNITED STATES     ALLIANCE CAPITAL MANGEMENT      THE EQUITABLE LIFE ASSURANCE         100.00
                                                           CORP.                           SOCIETY
HOLDINGS & MISC. BUSINESSES            AUSTRALIA         AXA ASIA PACIFIC HOLDINGS       AXA EQUITY & LAW LIFE ASSURANCE        8.90
                                                           LIMITED                         SOCIETY
HOLDINGS & MISC. BUSINESSES            AUSTRALIA         AXA ASIA PACIFIC HOLDINGS       AXA                                   42.10
                                                           LIMITED
HOLDINGS & MISC. BUSINESSES            BELGIUM           FINAXA BELGIUM                  AXA                                   99.99
HOLDINGS & MISC. BUSINESSES            BELGIUM           ROYALE BELGE INTERNATIONAL      ROYALE BELGE INVESTISSEMENT          100.00
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            AXA CORPORATE SOLUTIONS ASSURANCE      3.02
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            AXA                                   43.75
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            AXA PARTICIPATONS BELGIUM             49.10
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA HOLDINGS BELGIUM            VINCI BV                               4.11
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA PARTICIPATONS BELGIUM       AXA CORPORATE SOLUTIONS ASSURANCE     12.63
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA PARTICIPATONS BELGIUM       AXA                                   79.57
HOLDINGS & MISC. BUSINESSES            BELGIUM           AXA PARTICIPATONS BELGIUM       AXA COURTAGE IARD                      7.79
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA CHINA                       AXA CHINA REGION LIMITED              49.00
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA CHINA                       AXA                                   51.00
HOLDINGS & MISC. BUSINESSES            FRANCE            SOCIETE BEAUJON                 AXA                                   99.78


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

HOLDINGS & MISC. BUSINESSES            FRANCE            SOCIETE BEAUJON                 AXA ASSURANCES IARD                    0.22
HOLDINGS & MISC. BUSINESSES            FRANCE            COLISEE EXCELLENCE              FINANCIERE MERMOZ                    100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA DIRECT                      AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            FINANCIERE 45                   AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            JOUR FINANCE                    AXA CONSEIL VIE                       60.47
HOLDINGS & MISC. BUSINESSES            FRANCE            JOUR FINANCE                    AXA ASSURANCES IARD                   39.53
HOLDINGS & MISC. BUSINESSES            FRANCE            LOR FINANCE                     AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            MOFIPAR                         AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            FINANCIERE MERMOZ               AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            FRANCE            AXA FRANCE ASSURANCE            AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            GERMANY           AXA COLONIA KONZERN AG          AXA                                   25.49
HOLDINGS & MISC. BUSINESSES            GERMANY           AXA COLONIA KONZERN AG          KOLNISCHE VERWALTUNGS                 25.63
HOLDINGS & MISC. BUSINESSES            GERMANY           AXA COLONIA KONZERN AG          VINCI BV                              39.73
HOLDINGS & MISC. BUSINESSES            GERMANY           GRE CONTINENTAL EUROPE HOLDING  AXA COLONIA KONZERN AG               100.00
                                                           GMBH
HOLDINGS & MISC. BUSINESSES            GERMANY           KOLNISCHE VERWALTUNGS           AXA                                    8.83
HOLDINGS & MISC. BUSINESSES            GERMANY           KOLNISCHE VERWALTUNGS           AXA COLONIA KONZERN AG                23.02
HOLDINGS & MISC. BUSINESSES            GERMANY           KOLNISCHE VERWALTUNGS           VINCI BV                              67.72
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     AXA EQUITY & LAW PLC            AXA                                   99.94
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     GUARDIAN ROYAL EXCHANGE PLC     AXA UK PLC                           100.00
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     AXA UK PLC                      AXA EQUITY & LAW PLC                  21.74
HOLDINGS & MISC. BUSINESSES            GREAT BRITAIN     AXA UK PLC                      AXA                                   78.26
HOLDINGS & MISC. BUSINESSES            ITALY             AXA ITALIA S.P.A                AXA                                   96.99
HOLDINGS & MISC. BUSINESSES            ITALY             AXA ITALIA S.P.A                AXA COLLECTIVES                        3.01
HOLDINGS & MISC. BUSINESSES            JAPAN             AXA NICHIDAN INSURANCE HOLDING  AXA                                   96.39
HOLDINGS & MISC. BUSINESSES            LUXEMBOURG        AXA LUXEMBOURG SA               AXA HOLDINGS BELGIUM                 100.00
HOLDINGS & MISC. BUSINESSES            MOROCCO           AXA ONA                         AXA                                   51.00
HOLDINGS & MISC. BUSINESSES            SINGAPORE         AXA INSURANCE INVESTMENT        AXA                                  100.00
                                                           HOLDING
HOLDINGS & MISC. BUSINESSES            SPAIN             AXA AURORA                      AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   GELDERLAND                      AXA HOLDINGS BELGIUM                 100.00
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                AXA ROYALE BELGE NON VIE              17.29
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                AXA ROYALE BELGE                      21.24
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                GELDERLAND                            38.94
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                ROYALE BELGE INTERNATIONAL            12.77
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA NEDERLAND BV                AXA HOLDINGS BELGIUM                   4.11
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   AXA VERZEKERINGEN               AXA NEDERLAND BV                     100.00
HOLDINGS & MISC. BUSINESSES            THE NETHERLANDS   VINCI BV                        AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            TURKEY            AXA OYAK HOLDING AS             AXA                                   50.00
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA MERGER                      AXA                                  100.00
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA EQUITY & LAW LIFE ASSURANCE        4.09
                                                                                           SOCIETY
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA                                   70.62
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA MERGER                            12.24
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA CORPORATE SOLUTIONS                2.95
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              SOCIETE BEAUJON                        0.44
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              FINANCIERE 45                          3.20
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              LOR FINANCE                            6.42
HOLDINGS & MISC. BUSINESSES            UNITED STATES     AXA FINANCIAL INC.              AXA CORPORATE SOLUTIONS                0.03
                                                                                           REINSURANCE CY
INSURANCE & REINSURANCE                AUSTRALIA         AUSTRALIAN CASUALTY INSUR PTY   AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
                                                           LTD


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

INSURANCE & REINSURANCE                AUSTRALIA         NATIONAL MUTUAL HEALTH INSUR    AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
                                                           PY LIMITED
INSURANCE & REINSURANCE                AUSTRALIA         NATIONAL MUTUAL INTERNATIONAL   NATIONAL MUTUAL FINANCIAL SERVICES   100.00
INSURANCE & REINSURANCE                AUSTRALIA         NATIONAL MUTUAL FINANCIAL       AXA ASIA PACIFIC HOLDINGS LIMITED    100.00
                                                           SERVICES
INSURANCE & REINSURANCE                AUSTRIA           AXA NORDSTERN COLONIA           AXA COLONIA LEBEN                     10.05
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                AUSTRIA           AXA NORDSTERN COLONIA           AXA COLONIA VERSICHERUNG              89.95
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                AUSTRIA           AXA NORDSTERN COLONIA LEBEN     AXA NORDSTERN COLONIA VERSICHERUNG   100.00
INSURANCE & REINSURANCE                BELGIUM           AXA ROYALE BELGE                AXA HOLDINGS BELGIUM                  99.58
INSURANCE & REINSURANCE                BELGIUM           AXA ROYALE BELGE                UAB NON VIE                            0.04
INSURANCE & REINSURANCE                BELGIUM           AXA ROYALE BELGE                UAB                                    0.38
INSURANCE & REINSURANCE                BELGIUM           ARDENNE PREVOYANTE              AXA HOLDINGS BELGIUM                 100.00
INSURANCE & REINSURANCE                BELGIUM           ASSURANCES LA POSTE             AXA HOLDINGS BELGIUM                  50.00
INSURANCE & REINSURANCE                BELGIUM           ASSURANCES LA POSTE VIE         AXA HOLDINGS BELGIUM                  50.00
INSURANCE & REINSURANCE                BELGIUM           UAB NON VIE                     AXA HOLDINGS BELGIUM                 100.00
INSURANCE & REINSURANCE                CANADA            AXA CANADA                      AXA                                  100.00
INSURANCE & REINSURANCE                CANADA            AXA CANADA ADP                  AXA CANADA                           100.00
INSURANCE & REINSURANCE                CHINA             AXA MINMETALS ASSURANCE CO LTD  AXA CHINA                             51.00
INSURANCE & REINSURANCE                FRANCE            CORPORATE SOLUTIONS ASSURANCE   AXA CORPORATE SOLUTIONS               98.49
INSURANCE & REINSURANCE                FRANCE            AXA CONSEIL VIE                 AXA FRANCE ASSURANCE                 100.00
INSURANCE & REINSURANCE                FRANCE            ARGOVIE                         AXA COLLECTIVES                       94.03
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA CORPORATE SOLUTIONS ASSURANCE      1.54
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA                                   89.98
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA ASSURANCES IARD                    6.03
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA COURTAGE IARD                      2.17
INSURANCE & REINSURANCE                FRANCE            AXA CORPORATE SOLUTIONS         AXA COLLECTIVES                        0.02
INSURANCE & REINSURANCE                FRANCE            AXA ASSURANCES IARD             AXA FRANCE ASSURANCE                 100.00
INSURANCE & REINSURANCE                FRANCE            AXA RE FINANCE                  AXA CORPORATE SOLUTIONS               65.83
INSURANCE & REINSURANCE                FRANCE            AXA RE FINANCE                  AXA CESSIONS                          13.17
INSURANCE & REINSURANCE                FRANCE            AXA ASSURANCES VIE              AXA FRANCE ASSURANCE                  88.87
INSURANCE & REINSURANCE                FRANCE            AXA ASSURANCES VIE              AXA COLLECTIVES                       11.13
INSURANCE & REINSURANCE                FRANCE            C.G.R.M. MONTE-CARLO            AXA CORPORATE SOLUTIONS               99.99
INSURANCE & REINSURANCE                FRANCE            JURIDICA                        AXA FRANCE ASSURANCE                  98.51
INSURANCE & REINSURANCE                FRANCE            DIRECT ASSURANCES IARD          AXA DIRECT                           100.00
INSURANCE & REINSURANCE                FRANCE            DIRECT ASSURANCES VIE           AXA DIRECT                           100.00
INSURANCE & REINSURANCE                FRANCE            NATIO ASSURANCES                AXA ASSURANCES IARD                   50.00
INSURANCE & REINSURANCE                FRANCE            NSM VIE                         AXA FRANCE ASSURANCE                  35.64
INSURANCE & REINSURANCE                FRANCE            NSM VIE                         AXA COLLECTIVES                        4.46
INSURANCE & REINSURANCE                FRANCE            AXA ASSISTANCE                  AXA                                  100.00
INSURANCE & REINSURANCE                FRANCE            SPS RE                          AXA CORPORATE SOLUTIONS               69.94
INSURANCE & REINSURANCE                FRANCE            AXA CESSIONS                    AXA CORPORATE SOLUTIONS              100.00
INSURANCE & REINSURANCE                FRANCE            SAINT GEORGES RE                AXA                                   99.40
INSURANCE & REINSURANCE                FRANCE            SAINT GEORGES RE                AXA FRANCE ASSURANCE                   0.60
INSURANCE & REINSURANCE                FRANCE            AXA CONSEIL IARD                AXA FRANCE ASSURANCE                 100.00
INSURANCE & REINSURANCE                FRANCE            AXA COURTAGE IARD               AXA FRANCE ASSURANCE                  99.65
INSURANCE & REINSURANCE                FRANCE            AXA COLLECTIVES                 AXA ASSURANCES IARD                    3.69
INSURANCE & REINSURANCE                FRANCE            AXA COLLECTIVES                 AXA FRANCE ASSURANCE                  95.71
INSURANCE & REINSURANCE                GERMANY           SICHER DIRECT                   AXA COLONIA VERSICHERUNG             100.00
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA LEBEN               AXA COLONIA KONZERN AG                47.81


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

INSURANCE & REINSURANCE                GERMANY           AXA COLONIA LEBEN               AXA COLONIA VERSICHERUNG              52.19
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA VERSICHERUNG        AXA COLONIA KONZERN AG                74.41
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA VERSICHERUNG        GRE CONTINENTAL EUROPE HOLDING GMBH   25.59
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA KRANKEN             AXA COLONIA KONZERN AG                51.00
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                GERMANY           AXA COLONIA KRANKEN             AXA COLONIA LEBEN                     48.36
                                                           VERSICHERUNG
INSURANCE & REINSURANCE                GERMANY           AXA NORDSTERN ART               AXA COLONIA KONZERN AG               100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA EQUITY & LAW LIFE           AXA SUN LIFE                         100.00
                                                           ASSURANCE SOCIETY
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA INSURANCE UK                GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA SUN LIFE                    AXA UK PLC                           100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA UK HOLDING PLC              AXA CORPORATE SOLUTIONS              100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA INSURANCE PLC               GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA GLOBAL RISKS (U.K.) LTD     AXA CORPORATE SOLUTIONS              100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA UK                          AXA                                  100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     PPP GROUP PLC                   GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     PPP HEALTHCARE LTD              AXA INSURANCE UK                     100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     PPP LIFETIMECARE                GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     AXA REINSURANCE UK PLC          AXA UK HOLDING PLC                   100.00
INSURANCE & REINSURANCE                GREAT BRITAIN     ENGLISH & SCOTTISH              AXA UK                               100.00
INSURANCE & REINSURANCE                HONG KONG         AXA CHINA REGION LIMITED        NATIONAL MUTUAL FINANCIAL SERVICES   100.00
INSURANCE & REINSURANCE                HONG KONG         AXA INSURANCE HONG-KONG         AXA                                   17.50
INSURANCE & REINSURANCE                HONG KONG         AXA INSURANCE HONG-KONG         AXA INSURANCE INVESTMENT HOLDING      82.50
INSURANCE & REINSURANCE                HONG KONG         AXA GENERAL INSURANCE HK        AXA                                  100.00
INSURANCE & REINSURANCE                HUNGARY           AXA COLONIA BIZTOSITO DOMMAGES  AXA NORDSTERN COLONIA VERSICHERUNG   100.00
INSURANCE & REINSURANCE                HUNGARY           AXA COLONIA BIZTOSITO VIE       AXA NORDSTERN COLONIA VERSICHERUNG   100.00
INSURANCE & REINSURANCE                IRELAND           GUARDIAN DUBLIN DOCKS           GUARDIAN PMPA GROUP LTD              100.00
INSURANCE & REINSURANCE                IRELAND           GUARDIAN PMPA GROUP LTD         GUARDIAN ROYAL EXCHANGE PLC          100.00
INSURANCE & REINSURANCE                ITALY             AXA INTERLIFE                   AXA                                  100.00
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA CONSEIL VIE                        1.84
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA                                   85.87
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA ITALIA S.P.A                      10.40
INSURANCE & REINSURANCE                ITALY             AXA ASSICURAZIONI               AXA COLLECTIVES                        1.88
INSURANCE & REINSURANCE                ITALY             UAP VITA                        AXA CONSEIL VIE                       18.70
INSURANCE & REINSURANCE                ITALY             UAP VITA                        AXA                                   62.21
INSURANCE & REINSURANCE                ITALY             UAP VITA                        AXA COLLECTIVES                       19.08
INSURANCE & REINSURANCE                JAPAN             AXA NICHIDAN LIFE               AXA NICHIDAN INSURANCE HOLDING       100.00
INSURANCE & REINSURANCE                JAPAN             AXA NON LIFE INSURANCE CO LTD   AXA                                  100.00
INSURANCE & REINSURANCE                JAPAN             NICHIDAN LIFE                   AXA NICHIDAN INSURANCE HOLDING       100.00
INSURANCE & REINSURANCE                LUXEMBOURG        AXA ASSURANCES LUXEMBOURG       AXA LUXEMBOURG SA                    100.00
INSURANCE & REINSURANCE                LUXEMBOURG        AXA ASSUR. VIE LUXEMBOURG       AXA LUXEMBOURG SA                    100.00
INSURANCE & REINSURANCE                LUXEMBOURG        CREALUX                         AXA HOLDINGS BELGIUM                 100.00
INSURANCE & REINSURANCE                LUXEMBOURG        FUTUR RE                        CORPORATE SOLUTIONS ASSURANCE        100.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA INSURANCE UK                      20.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA PORTUGAL COMPANHIA DE SEGUROS      5.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA COLONIA VERSICHERUNG              20.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AXA ASSICURAZIONI                      5.00
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       AURORA IBERICA SA DE SEGUROS Y        10.00
                                                                                           REAS.
INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       ROYALE BELGE INVESTISSEMENT           20.00


                                    SOVEREIGN POWER                                                                      % OF VOTING
                                      UNDER WHICH                                                                         SECURITIES
PRINCIPAL BUSINESS                     ORGANIZED               NAME OF COMPANY             NAME OF CONTROLLING ENTITY       OWNED
------------------------------------------------------------------------------------------------------------------------------------

INSURANCE & REINSURANCE                LUXEMBOURG        PANEURORE                       SAINT GEORGES RE                      20.00
INSURANCE & REINSURANCE                MOROCCO           AXA ASSURANCE MAROC             AXA ONA                               99.99
INSURANCE & REINSURANCE                MOROCCO           EPARGNE CROISSANCE              AXA ASSURANCE MAROC                   99.59
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA CORPORATE SOLUTIONS ASSURANCE      9.07
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA PORTUGAL SEGUROS VIDA              2.15
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA CONSEIL VIE                        5.37
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL COMPANHIA DE       AXA                                   82.98
                                                           SEGUROS
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL SEGUROS VIDA       AXA CONSEIL VIE                       87.63
INSURANCE & REINSURANCE                PORTUGAL          AXA PORTUGAL SEGUROS VIDA       AXA                                    7.46
INSURANCE & REINSURANCE                SINGAPORE         AXA INSURANCE SINGAPORE         AXA                                   25.77
INSURANCE & REINSURANCE                SINGAPORE         AXA INSURANCE SINGAPORE         AXA INSURANCE INVESTMENT HOLDING      74.23
INSURANCE & REINSURANCE                SINGAPORE         AXA LIFE SINGAPOUR              NATIONAL MUTUAL INTERNATIONAL        100.00
INSURANCE & REINSURANCE                SINGAPORE         AXA CORPORATE SOLUTIONS ASIA    AXA CORPORATE SOLUTIONS              100.00
                                                           PACIFIC PRIVATE LTD
INSURANCE & REINSURANCE                SPAIN             AXA AURORA IBERICA              AXA AURORA                            99.68
INSURANCE & REINSURANCE                SPAIN             AXA AURORA VIDA DE SEGUROS Y    AXA                                    1.45
                                                           REASEGUROS
INSURANCE & REINSURANCE                SPAIN             AXA AURORA VIDA DE SEGUROS Y    AURORA IBERICA SA DE SEGUROS Y        98.51
                                                           REASEGUROS                      REAS.
INSURANCE & REINSURANCE                SPAIN             AYUDA LEGAL SA DE SEGUROS Y     AXA AURORA VIDA DE SEGUROS Y          12.00
                                                           REASEGUROS                      REASEGUROS
INSURANCE & REINSURANCE                SPAIN             AYUDA LEGAL SA DE SEGUROS Y     AURORA IBERICA SA DE SEGUROS Y        88.00
                                                           REASEGUROS                      REAS.
INSURANCE & REINSURANCE                SPAIN             HILO DIRECT SA DE SEGUROS Y     AXA AURORA                            50.00
                                                           REASEGUROS
INSURANCE & REINSURANCE                SPAIN             AURORA IBERICA SA DE SEGUROS Y  AXA AURORA                            99.68
                                                           REAS.
INSURANCE & REINSURANCE                SWITZERLAND       AXA COMPAGNIE D'ASSURANCES      AXA                                   99.95
INSURANCE & REINSURANCE                SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR   AXA                                   94.99
                                                           LA VIE
INSURANCE & REINSURANCE                SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR   AXA COMPAGNIE D'ASSURANCES             5.00
                                                           LA VIE
INSURANCE & REINSURANCE                THE NETHERLANDS   AXA LEVEN NV                    AXA VERZEKERINGEN                    100.00
INSURANCE & REINSURANCE                THE NETHERLANDS   UNIROBE GROEP                   AXA NEDERLAND BV                     100.00
INSURANCE & REINSURANCE                THE NETHERLANDS   AXA SCHADE                      AXA VERZEKERINGEN                    100.00
INSURANCE & REINSURANCE                THE NETHERLANDS   AXA ZORG NV                     AXA VERZEKERINGEN                    100.00
INSURANCE & REINSURANCE                TURKEY            AXA OYAK HAYAT SIGORTA          AXA OYAK HOLDING AS                  100.00
INSURANCE & REINSURANCE                TURKEY            AXA OYAK SIGORTA                AXA OYAK HAYAT SIGORTA                 0.70
INSURANCE & REINSURANCE                TURKEY            AXA OYAK SIGORTA                AXA OYAK HOLDING AS                   70.32
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS         AXA CORPORATE SOLUTIONS              100.00
                                                           INSURANCE CO
INSURANCE & REINSURANCE                UNITED STATES     AXA AMERICA CORPORATE           AXA CORPORATE SOLUTIONS              100.00
                                                           SOLUTIONS, INC
INSURANCE & REINSURANCE                UNITED STATES     THE EQUITABLE LIFE ASSURANCE    AXA FINANCIAL INC.                   100.00
                                                           SOCIETY
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS         AXA AMERICA CORPORATE SOLUTIONS,     100.00
                                                           REINSURANCE CY                  INC
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS         AXA CORPORATE SOLUTIONS              100.00
                                                           AMERICA INS. CY                 REINSURANCE CY
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS LIFE    AXA AMERICA CORPORATE SOLUTIONS,       0.21
                                                           REINSURANCE COMPANY             INC
INSURANCE & REINSURANCE                UNITED STATES     AXA CORPORATE SOLUTIONS LIFE    AXA CORPORATE SOLUTIONS               99.79
                                                           REINSURANCE COMPANY             REINSURANCE CY

Item 27.   Number of Contractowners
           ------------------------


          As of February 28, 2001, there were 1,211 owners of qualified and non-qualified RIA Contracts offered by the registrant.



Item 28. Indemnification

     (a) Indemnification of Directors and Officers

         The By-Laws of The Equitable Life Assurance Society of the United States ("Equitable Life") provide, in Article VII, as follows:

          7.4 Indemnification of Directors, Officers and Employees. (a) To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

                 (i) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of the Company shall be indemnified by the Company;

                (ii) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

               (iii) the related expenses of any such person in any of said categories may be advanced by the Company.

                      (b) To the extent permitted by the law of the State of New
                          York, the Company may provide for further indemnification or advancement of expenses by resolution of shareholders of the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. (Business Corporation Law ss. 721-726; Insurance Law ss. 1216)

          The directors and officers of Equitable Life are insured under policies issued by Lloyd's of London, X.L. Insurance Company and ACE Insurance Company. The annual limit on such policies is $150 million, and the policies insure that officers and directors against certain liabilities arising out of their conduct in such capacities.

     (b) Indemnification of Principal Underwriter

         To the extent permitted by law of the State of New York and subject to all applicable requirements thereof, AXA Advisors, LLC has undertaken to indemnify each of its directors and officers who is made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact the director or officer, or his or her testator or intestate, is or was a director or officer of AXA Advisors, LLC.

     (c) Undertaking

         Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 29.   Principal Underwriters
           ----------------------

           (a) AXA Advisors, LLC (formerly EQ Financial Consultants, Inc.), an affiliate of Equitable, is the principal underwriter for its Separate Account A, Separate Account No. 301, Separate Account No. 45, Separate Account I, Separate Account FP and EQ Advisors Trust. AXA Advisors's principal business address is 1290 Avenue of the Americas, NY, NY 10104.


           (b) Set forth below is certain information regarding the directors and principal officers of AXA Advisors, LLC. The business address of the persons whose names are preceded by an asterisk is that of AXA Advisors, LLC.


NAME AND PRINCIPAL                    POSITIONS AND OFFICES WITH UNDERWRITER
BUSINESS ADDRESS                      (AXA ADVISORS LLC)
----------------                      --------------------------------------
*Michael S. Martin                    Chairman of the Board and Chief
                                      Executive Officer, and Director

*Derry E. Bishop                      Executive Vice President and Director

*Harvey E. Blitz                      Executive Vice President and Director

 G. Patrick McGunagle                 Executive Vice President and Director

*Richard V. Silver                    Director

*Mark R. Wutt                         Director

 Richard Davies                       Director

 Edward J. Hayes                      Executive Vice President
 200 Plaza Drive
 Secaucus, NJ  07096

*Craig A. Junkins                     Executive Vice President

*Peter D. Noris                       Executive Vice President

 Nik Malvania                         Executive Vice President

*James Bodowitz                       Senior Vice President and General Counsel

 Mark A. Silberman                    Senior Vice President and Chief
                                      Financial Officer

 Stephen T. Burnthall                 Senior Vice President
 6435 Shiloh Road
 Suite A
 Alpharetta, GA  30005

 Catherine P. Earl                    Senior Vice President

 Richard Magaldi                      Senior Vice President
 6435 Shiloh Road
 Suite A
 Alpharetta, GA  30005

 Robert Schmidt                       Senior Vice President

 Cindy Schreiner                      Senior Vice President

 Jill Cooley                          Senior Vice President

*Donna M. Dazzo                       First Vice President

 Amy Franceschini                     First Vice President

 Anne Nussbaum                        First Vice President

 Philomena Scamardella                First Vice President

 John Bratten                         First Vice President

*Michael Brzozowski                   Vice President

*Mark D. Godolsky                     Vice President and Controller

*David Mahler                         Vice President and Compliance Officer

*Linda J. Galasso                     Secretary

*Francesca Divore                     Assistant Secretary


           (c)   Not applicable.


Item 30.   Location of Accounts and Records
           --------------------------------

           The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 thereunder are maintained by The Equitable Life Assurance Society of the United States, at: 135 West 50th Street New York, New York 10020; 1290 Avenue of the Americas, New York, New York 10104; and 200 Plaza Drive, Secaucus, New Jersey 07094.


Item 31.   Management Services
           -------------------

           Not applicable.


Item 32.   Undertakings
           ------------

           The Registrant hereby undertakes:

           (a) to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

           (b) to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or
                 (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

           (c) to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

           The Registrant hereby represents that it is relying on the November 28, 1988 no-action letter (Ref. No. IP-6-88) relating to variable annuity contracts offered as funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code. Registrant further represents that it complies with the provisions of paragraph (1)-(4) of that letter.

                                   SIGNATURES




          As required by the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf, in the City and State of New York, on this 23rd day of April, 2001.




                             EQUITABLE LIFE ASSURANCE
                             SOCIETY OF THE UNITED STATES
                                       (Registrant)

                             By:  The Equitable Life Assurance
                                      Society of the United States

                             By:      /s/ Maureen K. Wolfson
                                   --------------------------------
                                          Maureen K. Wolfson
                                            Vice President

                                   SIGNATURES



          As required by the Securities Act of 1933, the Depositor certifies that it has caused this Registration Statement to be signed on its behalf, in the City and State of New York, on the 23rd day of April, 2001.




                             THE EQUITABLE LIFE ASSURANCE
                                 SOCIETY OF THE UNITED STATES
                                       (Depositor)

                             By:  /s/ Maureen K. Wolfson
                                 ---------------------------
                                      Maureen K. Wolfson
                                        Vice President





          As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


PRINCIPAL EXECUTIVE OFFICERS:

*Edward D. Miller                        Chairman of the Board, Chief Executive
                                         Officer and Director

*Michael Hegarty                         President, Chief Operating Officer
                                         and Director

PRINCIPAL FINANCIAL OFFICER:

*Stanley B. Tulin                        Chairman of the Board, Chief Financial
                                         Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

*Alvin H. Fenichel                       Senior Vice President and Controller

*DIRECTORS:

Francoise Colloc'h        Donald J. Greene            Edward D. Miller
Henri de Castries         John T. Hartley             Didier Pineau-Valencienne
Claus-Michael Dill        John H.F. Haskell, Jr.      George J. Sella, Jr.
Joseph L. Dionne          Michael Hegarty             Peter J. Tobin
Denis Duverne             Mary R. (Nina) Henderson    Stanley B. Tulin
Jean-Rene Fourtou         W. Edwin Jarmain            Dave H. Williams
Norman C. Francis         George T. Lowy

*By: /s/ Maureen K. Wolfson
    --------------------------
        Maureen K. Wolfson
        Attorney-in-Fact
        April 23, 2001

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.                                                   TAG VALUE
-----------                                                   ----------

9(e)       Opinion and Consent of Counsel                     EX-99.9e

10(a)      Consent of PricewaterhouseCoopers LLP.             EX-99.10a

10(c)      Power of Attorney for Claus-Michael Dill.          EX-99.10c